Exhibit 10.2
Execution Version
UNITED NATURAL FOODS, INC.
and certain other Subsidiaries from time to time,
as U.S. Borrowers
and
UNFI CANADA, INC.,
as Canadian Borrower

LOAN AGREEMENT
Dated as of June 3, 2022
U.S. $2,600,000,000.00

CERTAIN FINANCIAL INSTITUTIONS,
as Lenders
and
WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Administrative Agent
BANK OF AMERICA, N.A., JPMORGAN CHASE BANK, N.A. and U.S. BANK NATIONAL ASSOCIATION,
as Co-Syndication Agents
CAPITAL ONE, NATIONAL ASSOCIATION, TD BANK, N.A. and TRUIST BANK,
as Co-Documentation Agents
and
WELLS FARGO BANK, NATIONAL ASSOCIATION, BANK OF AMERICA, N.A., JPMORGAN CHASE BANK, N.A. and U.S. BANK NATIONAL ASSOCIATION,
as Joint Lead Arrangers and Joint Bookrunners
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LIST OF EXHIBITS AND SCHEDULES

Exhibit A	U.S. Revolver Note
Exhibit B	Canadian Note
Exhibit C	Assignment and Acceptance
Exhibit D	Assignment Notice
Exhibit E	[Reserved]
Exhibit F	Credit Card Notification
Exhibit G	Secured Bank Product Notification
Exhibit H	Applicable Offered Rate Notice

Schedule 1.1(a)	U.S. Revolver Commitments and Canadian Commitments of Lenders
Schedule 1.1(b)	Fiscal Periods; Fiscal Quarters
Schedule 1.1(c)	Letter of Credit Commitments
Schedule 1.1(d)	Authorized Person
Schedule 1.1(e)	Existing Letters of Credit
Schedule 9.1.4	Names and Capital Structure
Schedule 9.1.14	Environmental Matters
Schedule 9.1.16	Litigation
Schedule 9.1.18	Pension Plans
Schedule 9.1.20	Labor Contracts
Schedule 10.1.11	Post-Closing Deliverables
Schedule 10.2.2	Existing Liens
Schedule 10.2.5	Existing Investments
Schedule 10.2.16	Existing Affiliate Transactions
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LOAN AGREEMENT
THIS LOAN AGREEMENT is dated as of June 3, 2022, by and among UNITED NATURAL FOODS, INC., a Delaware corporation (“UNFI”) and certain Subsidiaries of UNFI party hereto from time to time that become borrowers pursuant to Section 10.1.9 (each such Subsidiary, together with UNFI, collectively, “U.S. Borrowers”), UNFI CANADA, INC., a corporation organized under the Canada Business Corporations Act (“Canadian Borrower” and, together with U.S. Borrowers, collectively, “Borrowers”), the financial institutions party to this Agreement from time to time as lenders (collectively, “Lenders”), WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as administrative agent for the Lenders (“Administrative Agent”), the Co-Syndication Agents and Co-Documentation Agents set forth on the cover page hereof, and WELLS FARGO BANK, NATIONAL ASSOCIATION, BANK OF AMERICA, N.A., JPMORGAN CHASE BANK, N.A. and U.S. BANK NATIONAL ASSOCIATION, as Joint Lead Arrangers and Joint Bookrunners.
R E C I T A L S:
WHEREAS, the Borrowers have requested the Lenders make available to the Borrowers an asset based revolving credit facility in an initial aggregate principal amount of U.S.$2,600,000,000, which facility will initially consist of U.S. Revolver Commitments of U.S.$2,600,000,000 and a sublimit of Canadian Commitments of the U.S. Dollar Equivalent of U.S.$100,000,000, the proceeds under which will be used for the purposes set forth in Section 2.1.3.
WHEREAS, in connection with the foregoing, on the Closing Date, the Borrowers shall use the proceeds of (x) cash on hand and (y) Loans made on the Closing Date to fund (i) the repayment in full (or the termination, discharge or defeasance) of, and termination of commitments under, all outstanding indebtedness (and the release of guarantees and liens securing such indebtedness) of the Borrowers and their Subsidiaries under the Loan Agreement, dated as of August 30, 2018, by and among the Borrowers, the lenders party thereto, Bank of America, N.A., as administrative agent, and the other parties party thereto (as amended and in effect on the date hereof, the “Existing UNFI ABL Credit Agreement”) (the repayment, termination, discharge, defeasance, arrangement and release of all such indebtedness and liens in this clause (i), collectively, the “Closing Date Refinancing”), (ii) fees and expenses incurred in connection with the foregoing and transactions related thereto and (iii) working capital and general corporate purposes.
WHEREAS, the Lenders have indicated their willingness to make Loans, and the Issuing Banks have indicated their willingness to issue Letters of Credit, in each case, on the terms and subject to the conditions set forth herein.
NOW, THEREFORE, for valuable consideration hereby acknowledged, the parties agree as follows:
SECTION 1.    DEFINITIONS; RULES OF CONSTRUCTION
1.1    Definitions. As used herein, the following terms have the meanings set forth below:
ABL Priority Collateral: as defined in the Intercreditor Agreement.
Account: as defined in the UCC or PPSA, as applicable, and all “claims” (for purposes of the Civil Code of Québec), including all rights to payment for goods sold or leased, or for services rendered.
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Account Debtor: a Person who is obligated under an Account, Chattel Paper or General Intangible, including, without limitation, a Credit Card Issuer, a Credit Card Processor, a Fiscal Intermediary or another Third Party Payor.
Accounts Formula Amount: 90% of the Value of Eligible Accounts of each Obligor; provided, however, that such percentage shall be reduced by 1.0% for each percentage point of Dilution.
Acquired EBITDA: with respect to any Acquired Entity or Business for any period or any Converted Restricted Subsidiary, the amount for such period of Consolidated EBITDA of such Acquired Entity or Business or Converted Restricted Subsidiary, as applicable, all as determined on a consolidated basis for such Acquired Entity or Business or Converted Restricted Subsidiary, as applicable.
Acquired Entity or Business: the meaning specified in the definition of the term “Consolidated EBITDA.”
Adjusted Availability: the sum of (a) Availability, plus (b) the amount, if a positive number, by which (i) the Borrowing Base exceeds (ii) the Aggregate Commitments; provided, that the amount in this clause (b) shall not exceed an amount equal to 5.00% of the Aggregate Commitments as of the applicable date of determination.
Adjusted Term SOFR: for purposes of any calculation, the rate per annum equal to (a) Term SOFR for such calculation plus (b) the Term SOFR Adjustment; provided that if Adjusted Term SOFR as so determined shall ever be less than the Floor, then Adjusted Term SOFR shall be deemed to be the Floor.
Administrative Agent: as defined in the preamble to this Agreement.
Affected Financial Institution: (a) any EEA Financial Institution or (b) any UK Financial Institution.
Affiliate: with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have correlative meanings.
Agent Indemnitees: the Administrative Agent and its Affiliates and their respective officers, directors, employees, agents and attorneys.
Agent Professionals: attorneys, accountants, appraisers, auditors, business valuation experts, environmental engineers or consultants, turnaround consultants, and other professionals and experts retained by the Administrative Agent.
Aggregate Canadian Commitments: the aggregate amount of Canadian Commitments of all Canadian Lenders.
Aggregate Commitments: the Aggregate U.S. Revolver Commitments and the Aggregate Canadian Commitments; provided that the Aggregate Canadian Commitments are a subfacility under, and not in addition to, the Aggregate U.S. Revolver Commitments.
Aggregate U.S. Revolver Commitments: the aggregate amount of U.S. Revolver Commitments of all U.S. Revolver Lenders.

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Agreement: this Loan Agreement, as may be amended, supplemented, modified, restated, renewed or replaced (whether upon or after termination or otherwise) in whole or in part from time to time.
Allocable Amount: as defined in Section 5.11.3.
Anti-Corruption Laws: the Foreign Corrupt Practices Act of 1977, as amended (and the rules and regulations thereunder), the U.K. Bribery Act of 2010, as amended, and all other Applicable Laws concerning or relating to bribery or corruption in any jurisdiction in which any Obligor or any of its Subsidiaries or Unrestricted Subsidiaries is located or is doing business.
Anti-Money Laundering Laws: the Applicable Laws in any jurisdiction in which any Obligor or any of its Subsidiaries is located or is doing business that relates to money laundering, any predicate crime to money laundering, or any financial record keeping and reporting requirements related thereto.
Applicable Floating Rate: the U.S. Base Rate or the Canadian Base Rate, as the context requires.
Applicable Floating Rate Loans: U.S. Base Rate Loans or Canadian Base Rate Loans, as the context requires.
Applicable Law: all laws, rules, regulations and governmental guidelines applicable to the Person, conduct, transaction, agreement or matter in question, including all applicable statutory law, common law and equitable principles, and all provisions of constitutions, treaties, statutes, rules, regulations, orders and decrees of Governmental Authorities.
Applicable Lenders: with respect to (a) U.S. Revolver Loans and Letters of Credit issued for the account or benefit of the Borrowers or their Subsidiaries in US. Dollars, the U.S. Revolver Lenders, and (b) Canadian Loans and Letters of Credit issued for the account or benefit of UNFI or its Subsidiaries in Canadian Dollars, the Canadian Lenders.
Applicable Margin: with respect to any Type of Loan, the margin set forth below, as determined by the daily average Availability for the last Fiscal Quarter:

Level	Availability (Daily Average)	Applicable Floating Rate Loans	Applicable Offered Rate Loans
I	≥ 50.00%	0.00%	1.00%
II	< 50.00%	0.25%	1.25%
From and after the Closing Date until the last day of the first full Fiscal Quarter ending after the Closing Date, margins shall be determined as if Level I were applicable. Thereafter, the margins shall be subject to increase or decrease based upon daily average Availability for the most recently ended Fiscal Quarter upon receipt by Administrative Agent pursuant to Section 10.1.2 of the Availability Certificate for the most recently ended Fiscal Quarter, which change shall be effective on the first day of the calendar month following receipt. If, by the first day of a month, any Availability Certificate due in the preceding Fiscal Quarter has not been received, then, at the option of Administrative Agent or Required Lenders, the margins shall be determined as if Level II were applicable, from such day until the first day of the calendar month following actual receipt.
Applicable Offered Rate: Adjusted Term SOFR or the CDOR Rate, as the context requires.

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Applicable Offered Rate Deadline: as defined in Section 3.6(b)(i).
Applicable Offered Rate Loans: SOFR Loans or CDOR Rate Loans, as the context requires.
Applicable Offered Rate Notice: a written notice in the form of Exhibit H to this Agreement.
Applicable Offered Rate Option: the meaning specified therefor in Section 3.6(a) of this Agreement.
Approved Fund: any Person (other than a natural person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in its ordinary course of activities, and is administered or managed by a Lender, an entity that administers or manages a Lender, or an Affiliate of either.
Arranger Fee Letters: the meaning specified therefor in the definition of “Fee Letters”.
Asset Disposition: a sale, lease, license, consignment, transfer or other disposition of Property of UNFI or any Subsidiary thereof, including a disposition of Property in connection with a sale-leaseback transaction or synthetic lease.
Assignment and Acceptance: an assignment agreement between a Lender and Eligible Assignee, in the form of Exhibit C or otherwise satisfactory to the Administrative Agent.
Attributable Debt: on any date, in respect of any Finance Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP.
Authorized Person: any one of the individuals identified as an officer or other authorized person of a Borrower on Schedule 1.1(d) to this Agreement, or any other individual identified by UNFI as an authorized person and authenticated through Administrative Agent’s electronic platform or portal in accordance with its procedures for such authentication.
Availability: the Borrowing Base minus the Total Outstandings.
Availability Certificate: a certificate, in form reasonably satisfactory to Administrative Agent in its Permitted Discretion, by which Borrowers certify as to the daily average Availability (a) for purposes of determining the termination date of a Trigger Event, for the thirty (30) consecutive days prior to such termination date, and (b) for all other purposes herein, for the most recently ended Fiscal Quarter.
Availability Reserve: the sum (without duplication) of (a) the Inventory Reserve; (b) the Rent and Charges Reserve; (c) the Qualified Secured Bank Product Reserve; (d) the Secured Bank Product Reserve; (e) the aggregate amount of liabilities secured by Liens upon ABL Priority Collateral that are senior to Administrative Agent’s Liens (but imposition of any such reserve shall not waive an Event of Default arising therefrom), but not in excess of the Value of the affected ABL Priority Collateral; and (f) such additional reserves (including, without limitation, a reserve equal to the amount outstanding under all Seller Notes), in such amounts and with respect to such matters, as the Administrative Agent in its Permitted Discretion elects to impose from time to time, including reserves with respect to amounts owing by any Obligor to any Person to the extent secured by a Lien on, or trust over, any ABL Priority Collateral including pursuant to PACA and/or PSA, or the rights of suppliers under Section 81.1 of the Bankruptcy and Insolvency Act (Canada) or of farmers, fishermen and aquaculturists under Section 81.2 of the Bankruptcy and Insolvency Act (Canada) and Prior Claims.

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Available Equity Amount: at any time (the “Available Equity Amount Reference Time”), an amount equal to, without duplication, (a) the amount of any capital contributions or other equity issuances (or issuances of Debt or Disqualified Equity Interests, in each case after the Closing Date, that have been converted into or exchanged for Qualified Equity Interests) received as cash equity by any Borrower (including to the extent issued by a direct or indirect parent company of any Borrower and subsequently contributed to any Borrower as Qualified Equity Interests) during the thirty (30)-day period immediately preceding the Available Equity Amount Reference Time, but excluding all proceeds from the issuance of Disqualified Equity Interests, plus (b) the aggregate amount of all dividends, returns, interests, profits, distributions, income and similar amounts (in each case, to the extent made in cash or Cash Equivalents) received by any Borrower or any Subsidiary on Investments made using the Available Equity Amount during the period from and including the Business Day immediately following the Closing Date through and including the Available Equity Amount Reference Time minus (c) the sum, without duplication, and, without taking into account the proposed portion of the Available Equity Amount calculated above to be used at the applicable Available Equity Amount Reference Time, of:
(a)    the aggregate amount of any Investments made by any Borrower or any Subsidiary using the Available Equity Amount after the Closing Date and prior to the Available Equity Amount Reference Time;
(b)    the aggregate amount of Distributions made by any Borrower or any Subsidiary using the Available Equity Amount pursuant to Section 10.2.4(h) after the Closing Date and prior to the Available Equity Amount Reference Time; and
(c)    the aggregate amount expended on prepayments, repurchases, redemptions, defeasements and acquisitions, in each case of Junior Debt, made by any Borrower or any Subsidiary using the Available Equity Amount after the Closing Date and prior to the Available Equity Amount Reference Time.
Available Tenor: as of any date of determination and with respect to the then-current Benchmark, as applicable, (a) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement or (b) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark pursuant to this Agreement, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 3.6(d)(iii)(D).
Bail-In Action: the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.
Bail-In Legislation: (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time that is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).
Bank Product: any of the following products, services or facilities extended to any Borrower or Subsidiary by a Lender or any of its Affiliates: (a) Cash Management Services; (b) products under Hedging

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Agreements; (c) commercial credit card and merchant card services (including so-called “purchase cards”, “procurement cards” or “p-cards”, payment card processing services, debit cards, and stored value cards); and (d) other banking products or services as may be requested by any Borrower or Subsidiary, other than Letters of Credit.
Bankruptcy Code: Title 11 of the United States Code.
Base Rate: the Canadian Base Rate or the U.S. Base Rate, as the context requires.
Base Rate Loan: each portion of the Loans that bears interest at a rate determined by reference to the applicable Base Rate.
Benchmark: initially, with respect to any (a) Obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to, Dollars, the Term SOFR Reference Rate; provided that if a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 3.6(d)(iii)(A); and (b) Obligations denominated in, or calculated with respect to, Canadian Dollars, the CDOR Rate, provided that if a Benchmark Transition Event has occurred with respect to the CDOR Rate or the then-current Benchmark for Canadian Dollars, then “Benchmark” means, with respect to such Obligations, interest, fees, commissions or other amounts, the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 3.6(d)(iii)(A).
Benchmark Replacement: with respect to any Benchmark Transition Event, the sum of: (a) the alternate benchmark rate that has been selected by Administrative Agent and UNFI giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for Dollar-denominated or Canadian Dollar-denominated syndicated credit facilities and (b) the related Benchmark Replacement Adjustment; provided that if such Benchmark Replacement as so determined would be less than the Floor, such Benchmark Replacement shall be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.
Benchmark Replacement Adjustment: with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Available Tenor, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by Administrative Agent and UNFI giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated or Canadian-dollar syndicated credit facilities at such time.
Benchmark Replacement Date: the earliest to occur of the following events with respect to the then-current Benchmark:
(a)    in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof)

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permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or
(b)    in the case of clause (c) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.
For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).
Benchmark Transition Event: the occurrence of one or more of the following events with respect to the then-current Benchmark:
(a)    a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);
(b)    a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Board of Governors, the Federal Reserve Bank of New York, the central bank for the currency applicable to such Benchmark an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or
(c)    a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.
For the avoidance of doubt, if the then-current Benchmark has any Available Tenors, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).
Benchmark Transition Start Date: in the case of a Benchmark Transition Event, the earlier of (a) the applicable Benchmark Replacement Date and (b) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such

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prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication).
Benchmark Unavailability Period: the period (if any) (x) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 3.6(d)(iii) and (y) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 3.6(d)(iii).
Beneficial Ownership Certification: a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.
Beneficial Ownership Regulation: 31 C.F.R. § 1010.230.
Benefits Plan: (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.
BHC Act Affiliate: of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.
Board of Governors: the Board of Governors of the Federal Reserve System (or any successor).
Borrowed Money: with respect to any Obligor, without duplication, its (a) Debt that (i) arises from the lending of money by any Person to such Obligor, (ii) is evidenced by notes, drafts, bonds, debentures, credit agreements or similar instruments or (iii) accrues interest in the absence of default or is a type upon which interest charges are customarily paid (excluding trade payables owing in the Ordinary Course of Business); (b) Finance Leases; (c) noncontingent reimbursement obligations with respect to standby letters of credit; and (d) guaranties of any Debt of the foregoing types owing by another Person.
Borrower Materials: Borrowing Base information, Compliance Certificates, Availability Certificates, reports, financial statements and other written materials delivered by Borrowers hereunder, as well as other Reports and written information provided by Administrative Agent to Lenders.
Borrowers: as defined in the preamble to this Agreement.
Borrowing: a group of Loans of one Type that are made on the same day or are converted into Loans of one Type on the same day.
Borrowing Base: on any date of determination, an amount equal to the lesser of (a) the Aggregate Commitments and (b) the sum of the Accounts Formula Amount, plus the U.S. Credit Card Receivables Formula Amount, plus the Inventory Formula Amount, plus the U.S. Pharmacy Receivables Formula, plus U.S. Pharmacy Scripts Availability, plus Qualified Cash of each Obligor minus the Availability Reserves.
Borrowing Base Certificate: a certificate, in form satisfactory to Administrative Agent in its Permitted Discretion, prepared by Borrowers, by which a Senior Officer of UNFI certifies the calculation of the Borrowing Base.

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Business Day: any day other than (a) a Saturday, Sunday or other day on which the Federal Reserve Bank of New York is closed, and (b) when used with reference to a Canadian Loan, any other day on which banks are permitted or required to be closed in Toronto, Ontario, Canada or Montreal, Quebec, Canada.
California Producer’s Lien Law: §55631, et seq. of the California Food and Agricultural Code.
Canadian Base Rate: on any day, the rate per annum equal to the greatest of (a) the Floor, (b) the CDOR Rate in effect on such day for an Interest Period of one month, plus one percentage point, and (c) the “prime rate” for Canadian Dollar commercial loans made in Canada as reported by Thomson Reuters under Reuters Instrument Code <CAPRIME=> on the “CA Prime Rate (Domestic Interest Rate) – Composite Display” page (or any successor page or such other commercially available service or source (including the Canadian Dollar “prime rate” announced by a Schedule I bank under the Bank Act (Canada) as Administrative Agent may designate from time to time)). Any change in the Canadian Base Rate due to a change in the “prime rate” for a period of one month shall be effective as of the opening of business on the effective day of such change in the “prime rate”.
Canadian Base Rate Loan: any Loan in Canadian Dollars bearing interest at a rate determined by reference to the Canadian Base Rate. All Canadian Base Rate Loans shall be denominated in Canadian Dollars.
Canadian Borrower: as defined in the preamble to this Agreement.
Canadian Commitment: for any Canadian Lender, its obligation to make Canadian Loans and to participate in Canadian LC Obligations up to the maximum principal U.S. Dollar Equivalent shown on Schedule 1.1(a), as hereafter modified pursuant to Section 2.1.7 or an Assignment and Acceptance to which it is a party. For the avoidance of doubt, the Canadian Commitments shall be a subset of, and not in addition to, the Aggregate Commitments.
Canadian Debtor Relief Laws: the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada), the Winding-up Act (Canada) and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, dissolution, corporate statutes where such statute is used by a Person to propose an arrangement involving the compromise of claims of creditors or similar provincial, territorial, federal or other applicable jurisdictional debtor relief laws of Canada.
Canadian Deed of Hypothec: any deed of hypothec creating a hypothec in favor of the Administrative Agent, as hypothecary representative for the benefit of the Secured Parties, pursuant to the laws of the Province of Quebec on the assets of any Obligor existing under the laws of the Province of Quebec, having its domicile (within the meaning of the Civil Code of Quebec) in the Province of Quebec or having a place of business or tangible property situated in the Province of Quebec.
Canadian Dollar Equivalent: of any amount means, at the time of determination thereof, (a) if such amount is expressed in Canadian Dollars, such amount and (b) if such amount is denominated in any other currency, the equivalent of such amount in Canadian Dollars as determined by the Administrative Agent using the Spot Rate.
Canadian Dollars or CD$: the lawful currency of Canada.
Canadian Guarantor: any Guarantor that is a Canadian Subsidiary.

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Canadian Intellectual Property Security Agreements: any agreement executed on or after the Closing Date confirming or effecting the grant of any Lien on Intellectual Property owned by the Canadian Borrower (or any other Obligor, as applicable) to the Administrative Agent, for the benefit of the Secured Parties, in accordance with this Agreement and the Canadian Security Agreement.
Canadian LC Conditions: the following conditions are necessary for issuance of a Canadian Letter of Credit issued in Canadian Dollars for the account or benefit of the Borrowers or any of their Subsidiaries: (a) each of the conditions set forth in Section 6 shall have been satisfied (or, solely with respect to any such Canadian Letter of Credit issued on the Closing Date, the conditions set forth in Section 6.2 only); (b) immediately after giving effect to such issuance, the U.S. Dollar Equivalent of Canadian LC Obligations does not exceed U.S.$25,000,000 (subject to any applicable increases in the LC Sublimit), Total LC Obligations do not exceed U.S.$300,000,000 (subject to any applicable increases in the LC Sublimit), no Overadvance exists, Total Canadian Outstandings do not exceed the Canadian Commitments, and Total Outstandings do not exceed the Borrowing Base; (c) the expiration date of such Canadian Letter of Credit and related Canadian Reimbursement Undertaking, if any, is (i) no more than one year from issuance (or such longer period of time as may be agreed by the applicable Issuing Bank in its discretion) in the case of standby Letters of Credit, and (ii) no more than 120 days from issuance (or such longer period of time as may be agreed by the applicable Issuing Bank in its discretion) in the case of commercial Letters of Credit, (d) the Canadian Letter of Credit and payments thereunder are denominated in Canadian Dollars, (e) the form of the proposed Canadian Letter of Credit is reasonably satisfactory to the Administrative Agent, the applicable Issuing Bank and Canadian Underlying Issuer and (f) the Total LC Obligations with respect to Letters of Credit issued by the applicable Issuing Bank or Canadian Underlying Issuer and related Canadian Reimbursement Undertaking, if any, would not exceed such Issuing Bank’s LC Commitment with respect to the issuance of Letters of Credit for the account or benefit of the Canadian Borrower or any of its Subsidiaries.
Canadian LC Obligations: the sum (without duplication) of (a) all amounts owing by the Borrowers for any drawings under Letters of Credit (including pursuant to Canadian Reimbursement Undertakings) issued in Canadian Dollars for the account or on behalf of the Borrowers or any of its Subsidiaries; and (b) the amount available to be drawn under outstanding Canadian Letters of Credit issued for the account or on behalf of the Borrowers or any of its Subsidiaries, except to the extent Cash Collateralized.
Canadian Lenders: the Lenders indicated on Schedule 1.1(a) as the Lenders of Canadian Loans, the Canadian Swingline Lenders, any Issuing Bank that issues a Letter of Credit or Canadian Reimbursement Undertaking in Canadian Dollars for the account or on behalf of the Borrowers and any other Person who hereafter becomes a “Canadian Lender” pursuant to the terms hereof.
Canadian Letter of Credit: a letter of credit (as that term is defined in the UCC) issued by an Issuing Bank or Canadian Underlying Issuer for the account of any Canadian Borrower pursuant to the terms of this Agreement to be issued in Canadian Dollars.
Canadian Loan: (a) a loan made to the Borrowers in Canadian Dollars pursuant to Section 2.1.1(b).
Canadian Obligor: each Obligor that is organized or formed under the laws of Canada or any province or territory thereof.
Canadian MEPP: any Canadian Plan that constitutes a multi-employer pension plan within the meaning of the Pension Benefits Act (Ontario) or under applicable pension standards legislation of another Canadian jurisdiction.

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Canadian Note: a promissory note executed by the Borrowers in favor of a Canadian Lender in the form of Exhibit B, in the amount of such Canadian Lender’s Canadian Commitment.
Canadian Pension Event: an event which gives rise to a Lien (other than a Permitted Lien) in respect of a Canadian Plan that is a registered pension plan or pension plan (within the meaning of the Pension Benefits Act (Ontario) or under applicable pension standards legislation of another Canadian jurisdiction) or an event which would entitle a Person (with or without the consent of any Borrower or any of its Subsidiaries) to trigger or request a wind-up or termination, in full or in part, of such a Canadian Plan, or the institution of any procedure or other steps by any Person to trigger the termination of or obtain an order to terminate or wind-up, in full or in part, any such plan, or the receipt by any Borrower or any of its Subsidiaries of material correspondence from a Governmental Authority or any other Person relating to any circumstance or event that could lead to or trigger a potential or actual, partial or full, termination or wind-up of any such plan, or any other event in relation to any such plan which could otherwise reasonably be expected to adversely affect the registered or tax status of any such plan maintained by, sponsored by, or in which participates, any Borrower, or to which any of its Subsidiaries makes contributions.
Canadian Plan: any pension or other employee benefit plan (other than any provincial or territorial medical or drug program to which the Canadian Borrower or any of its Subsidiaries is obliged to directly or indirectly contribute but which is administered by a Governmental Authority) and which is: (a) a plan maintained by the Canadian Borrower or any of its Subsidiaries; (b) a plan to which the Canadian Borrower or any of its Subsidiaries contributes or is required to contribute; (c) a plan to which the Canadian Borrower or any of its Subsidiaries was required to make contributions at any time during the five (5) calendar years preceding the date of this Agreement; or (d) any other plan with respect to which the Canadian Borrower or any of its Subsidiaries or Affiliates has incurred or may incur liability, including contingent liability either to such plan or to any Person, administration or Governmental Authority. For purposes of this provision, “pension plan” means a plan that is subject to registration under the Pension Benefits Act (Ontario) or applicable pension standards legislation of another Canadian jurisdiction.
Canadian Reimbursement Undertaking: as defined in Section 2.3.1.
Canadian Security Agreement: the Canadian ABL Security Agreement, dated as of the Closing Date, by the Canadian Borrower in favor of the Administrative Agent, as amended and in effect from time to time.
Canadian Security Documents: the Closing Date Canadian Security Documents and all other security agreements, deeds of hypothec, pledge agreements, or other collateral security agreements, instruments or documents entered into or to be entered into by a Canadian Obligor pursuant to which such Canadian Obligor grants or perfects a security interest in certain of its assets to the Administrative Agent to secure the Obligations, including PPSA financing statements and financing change statements, as applicable, required to be executed or delivered pursuant to any Closing Date Canadian Security Document, and in each case any applicable joinder agreement to any of the foregoing.
Canadian Subsidiary: a Subsidiary that is organized or formed under the laws of Canada or any province or territory thereof.
Canadian Swingline Lender: Wells Fargo Capital Finance Corporation Canada in its capacity as provider of Swingline Loans (subject to its right to resign under Section 4.1.3), or any successor swing line lender hereunder that becomes a party hereto pursuant to documentation reasonably agreed between such Canadian Swingline Lender, the Administrative Agent and UNFI.

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Canadian Underlying Issuer: The Toronto-Dominion Bank or one of its Affiliates or such other Person that is acceptable to Administrative Agent in its Permitted Discretion.
Canadian Underlying Letter of Credit: a Canadian Letter of Credit that has been issued by a Canadian Underlying Issuer.
Capital Expenditures: all liabilities incurred or expenditures made by a Borrower or Subsidiary for the acquisition of fixed assets, or any improvements, replacements, substitutions or additions thereto with a useful life of more than one year.
Cash Collateral: cash, and any interest or other income earned thereon, that is delivered to the Administrative Agent to Cash Collateralize any Obligations.
Cash Collateralize: the delivery of cash to the Administrative Agent, as security for the payment of the applicable Obligations, in an amount equal to (a) with respect to the applicable LC Obligations, the Letter of Credit Collateralization, and (b) with respect to any inchoate, contingent or other Obligations (including Secured Bank Product Obligations), the Administrative Agent’s good faith estimate of the amount that is due or could reasonably be expected to become due, including all fees and other amounts relating to such Obligations. “Cash Collateralization” has a correlative meaning.
Cash Equivalents: (a) marketable obligations issued or unconditionally guaranteed by, and backed by the full faith and credit of, the United States government, maturing within 12 months of the date of acquisition; (b) certificates of deposit, time deposits and bankers’ acceptances maturing within 12 months of the date of acquisition, and overnight bank deposits, in each case which are issued by Wells Fargo or a commercial bank organized under the laws of the United States or any state or district thereof, rated A-2 (or better) by S&P or P-2 (or better) by Moody’s at the time of acquisition, and (unless issued by a Lender) not subject to offset rights; (c) repurchase obligations with a term of not more than 120 days for underlying investments of the types described in clauses (a) and (b) entered into with any bank described in clause (b); (d) commercial paper issued by Wells Fargo or rated A-2 (or better) by S&P or P-2 (or better) by Moody’s, and maturing within twelve months of the date of acquisition; and (e) shares of any money market fund that has substantially all of its assets invested continuously in the types of investments referred to above, has net assets of at least U.S. $500,000,000 and has the highest rating obtainable from either Moody’s or S&P.
Cash Management Services: any services provided from time to time to any Borrower or Subsidiary in connection with operating, collections, payroll, trust, or other depository or disbursement accounts, including automated clearinghouse (including the Automated Clearing House processing of electronic funds transfers through the direct Federal Reserve Fedline system), e-payable, return items, electronic funds transfer, wire transfer, controlled disbursement, overdraft, depository, information reporting, lockbox and stop payment services.
Cash Receipts: (i) all proceeds of collections of Accounts, Credit Card Receivables and Pharmacy Receivables, (ii) all available cash receipts from the sale of ABL Priority Collateral (including Inventory) and (iii) all casualty insurance proceeds arising from any of the foregoing.
Casualty Event: any event that gives rise to the receipt by UNFI or any Restricted Subsidiary of any insurance proceeds or condemnation awards in respect of any equipment, fixed assets or real property (including any improvements thereon) to replace or repair such equipment, fixed assets or real property.
CDOR Rate: the average rate per annum as reported on the Canadian Dollar Offered Rate (“CDOR”) Page of Refinitiv Benchmark Services (UK) (or any successor page or such other page or commercially available service displaying Canadian interbank bid rates for Canadian Dollar bankers’

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acceptances as the Administrative Agent may designate from time to time, or if no such substitute service is available, the rate quoted by a Schedule I bank under the Bank Act (Canada) selected by the Administrative Agent at which such bank is offering to purchase Canadian Dollar bankers’ acceptances) as of 10:00 a.m. Eastern (Toronto) time on the date of commencement of the requested Interest Period, for a term, and in an amount, comparable to the Interest Period and the amount of the CDOR Rate Loan requested (whether as an initial CDOR Rate Loan or as a continuation of a CDOR Rate Loan or as a conversion of a Canadian Base Rate Loan to a CDOR Rate Loan) by Borrower in accordance with this Agreement (and, if any such reported rate is below zero, then the rate determined pursuant to this clause (b) shall be deemed to be zero).
CDOR Rate Loan: any Loan in Canadian Dollars bearing interest at a rate determined by the CDOR Rate. All CDOR Rate Loans shall be denominated in Canadian Dollars.
CERCLA: the Comprehensive Environmental Response Compensation and Liability Act (42 U.S.C. § 9601 et seq.).
Certified Medicaid Provider: any provider or supplier, including without limitation a pharmacy, that has in effect an agreement with a Governmental Authority of a state to participate in Medicaid.
Certified Medicare Provider: a provider or supplier, including without limitation a pharmacy, that has in effect an agreement with the Centers for Medicare and Medicaid Services to participate in Medicare.
CFC: a Subsidiary that is a “controlled foreign corporation” within the meaning of Section 957 of the Code (other than any Canadian Subsidiary).
Change in Law: the occurrence after the date of this Agreement of: (a) the adoption or effectiveness of any law, rule, regulation, judicial ruling, judgment or treaty, (b) any change in any law, rule, regulation, judicial ruling, judgment or treaty or in the administration, interpretation, implementation or application by any Governmental Authority of any law, rule, regulation, guideline or treaty, (c) any new, or adjustment to, requirements prescribed by the Board of Governors for “Eurocurrency Liabilities” (as defined in Regulation D of the Board of Governors), requirements imposed by the Federal Deposit Insurance Corporation, or similar requirements imposed by any domestic or foreign governmental authority or resulting from compliance by Administrative Agent or any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority and related in any manner to SOFR, the Term SOFR Reference Rate, Adjusted Term SOFR, Term SOFR, the CDOR Rate or any other then current Benchmark, or (d) the making or issuance by any Governmental Authority of any request, rule, guideline or directive, whether or not having the force of law; provided, that notwithstanding anything in this Agreement to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith, and (ii) all requests, rules, guidelines or directives concerning capital adequacy promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities shall, in each case, be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.
Change of Control: (a) a “person” or “group” (within the meaning of Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934 (the “Exchange Act”)), becoming the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of Voting Stock of UNFI entitled to exercise more than 50% of the total voting power of all outstanding Voting Stock of UNFI (including any right to acquire Voting Stock that is not then outstanding of which such person or group is deemed the beneficial owner); (b) during any period of 12 consecutive months, a majority of the members of the board of directors of UNFI cease to be composed of individuals (i) who were members of that board on the first day of such period, (ii) whose

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election or nomination to that board was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or (iii) whose election or nomination to that board was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board; (c) UNFI shall cease to own, directly or indirectly, 100% of the issued and outstanding Voting Stock of any Borrower (other than UNFI) or other Obligor (except pursuant to a dissolution or transaction permitted under this Agreement); (d) all or substantially all of an Obligor’s assets are sold or transferred, other than (i) sale or transfer to another Obligor or (ii) pursuant to a transaction permitted under this Agreement or (e) the occurrence of a “Change of Control” (or similar event, however denominated), as defined in the Term Loan Agreement.
Claims: all claims, liabilities, obligations, losses, damages, penalties, judgments, proceedings, interest, costs and expenses of any kind (including remedial response costs, reasonable attorneys’ fees and Extraordinary Expenses) at any time (including after Full Payment of the Obligations or replacement of Administrative Agent or any Lender) incurred by any Indemnitee or asserted against any Indemnitee by any Obligor or other Person, in any way relating to (a) any Loans, Letters of Credit, Loan Documents, Borrower Materials, or the use thereof or transactions relating thereto, (b) any action taken or omitted in connection with any Loan Documents, (c) the existence or perfection of any Liens, or realization upon any Collateral, (d) exercise of any rights or remedies under any Loan Documents or Applicable Law, or (e) failure by any Obligor to perform or observe any terms of any Loan Document, in each case including all costs and expenses relating to any investigation, litigation, arbitration or other proceeding (including an Insolvency Proceeding or appellate proceedings), whether or not the applicable Indemnitee is a party thereto.
Closing Date: the first date on which the conditions set forth in Section 6.2 have been satisfied or waived in accordance with the terms hereof.
Closing Date Canadian Security Documents: the Canadian Security Agreement, the Canadian Intellectual Property Security Agreements and the Canadian Deed of Hypothec.
Closing Date Guaranty Agreement: that certain Continuing Guaranty Agreement dated as of the Closing Date by and among the Borrowers and the Guarantors party thereto and the Administrative Agent.
Closing Date Loan Documents: the Closing Date Guaranty Agreement, the Closing Date Security Documents, the Intercreditor Agreement, and each Note to the extent requested in writing by a Lender at least three (3) Business Days prior to the Closing Date.
Closing Date Refinancing: as defined in the recitals to this Agreement.
Closing Date Security Documents: the Closing Date Canadian Security Documents, the Closing Date U.S. Security Agreement, the U.S. Intellectual Property Security Agreements and the Closing Date Guaranty Agreement.
Closing Date Solvency Certificate: as defined in Section 6.2.11.
Closing Date U.S. Security Agreement: that certain U.S. ABL Security Agreement dated as of the Closing Date by and among the Obligors party thereto in favor of the Administrative Agent.
Code: the Internal Revenue Code of 1986.
COLI Loans: borrowings against cash surrender value of corporate-owned life insurance policies.

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Collateral: all the “Collateral” as defined in the Security Documents, which shall include substantially all personal property of the Obligors and all other property of whatever kind and nature pledged or charged as collateral under any Security Document; provided, that, the Collateral shall not in any event include (i) any Excluded Property or (ii) any property excluded as Collateral pursuant to any Security Document to the extent such exclusion is consistent with the Guarantee and Collateral Requirement.
Commitment Termination Date: the earliest to occur of (a) the Termination Date; (b) the date on which Borrowers terminate the Aggregate Commitments pursuant to Section 2.1.4; or (c) the date on which the Aggregate Commitments are terminated pursuant to Section 11.2.
Commodity Exchange Act: the Commodity Exchange Act (7 U.S.C. § 1 et seq.).
Company Competitor: any Person that is a bona fide competitor of a Borrower or any of their respective Subsidiaries.
Compliance Certificate: a certificate, in form reasonably satisfactory to Administrative Agent in its Permitted Discretion, by which UNFI certifies as to (a) the Fixed Charge Coverage Ratio for the most recently ended Test Period, (b) the calculations attached thereto demonstrating the Fixed Charge Coverage Ratio for such period, (c) the daily average Availability for the most recently ended Fiscal Quarter, and (d) to the extent the Borrowers’ compliance with Section 10.3.1 is required at the time such Compliance Certificate is required to be delivered, the Borrowers’ compliance with such Section.
Conforming Changes: with respect to either the use or administration of Term SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of Section 3.6(b)(ii) and other technical, administrative or operational matters) that Administrative Agent decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by Administrative Agent in a manner substantially consistent with market practice (or, if Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if Administrative Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).
Connection Income Taxes: Other Connection Taxes that are imposed on or measured by net income (however denominated), or are franchise or branch profits Taxes.
Consolidated Cash Interest Charges: as of any date for the applicable period ending on such date with respect to the Borrowers and their Subsidiaries on a consolidated basis, the Consolidated Interest Expense determined on a cash basis only and, with respect to clauses (a) and (b) of that definition, solely in respect of Debt of the type described in clause (a) of the definition thereof and so excluding, for the avoidance of doubt, (i) amortization of deferred financing costs, debt issuance costs, commissions, fees and expenses, (ii) any expenses resulting from discounting of indebtedness in connection with the application of recapitalization accounting or purchase accounting, (iii) penalties or interest related to taxes and any other amounts of noncash interest resulting from the effects of acquisition method accounting or pushdown accounting, (iv) the accretion or accrual of, or accrued interest on, discounted liabilities during such period,

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(v) any one-time cash costs associated with breakage in respect of Hedging Agreements for interest rates, (vi) all non-recurring interest expense consisting of liquidated damages for failure to timely comply with registration rights obligations, all as calculated on a consolidated basis in accordance with GAAP and (vii) expensing of bridge, arrangement, structuring, commitment or other financing fees.
Consolidated Depreciation and Amortization Expense: with respect to any Person for any period, the total amount of depreciation and amortization expense, capitalized expenditures, customer acquisition costs and incentive payments, conversion costs and contract acquisition costs, and amortization of favorable or unfavorable lease assets or liabilities, of such Person and its Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.
Consolidated EBITDA: for any period, for UNFI and its Restricted Subsidiaries on a consolidated basis, an amount equal to, without duplication:
(a)    Consolidated Net Income for such period; plus
(b)    other than with respect to clause (iv) below, an amount which, in the determination of Consolidated Net Income for such period, has been deducted for, without duplication:
(i)    provision for Taxes based on income or profits or capital of UNFI and its Restricted Subsidiaries, including, without limitation, state franchise, excise and similar Taxes and foreign withholding Taxes of such Person paid or accrued during such period, including any penalties and interest relating to any tax examinations;
(ii)    Consolidated Interest Expense;
(iii)    Consolidated Depreciation and Amortization Expense;
(iv)    (A) pro forma costs savings permitted to be reflected in pro forma financial statements prepared in accordance with Regulation S-X of the Securities Exchange Act of 1934 and (B) the amount of pro forma cost savings, operating expense reductions and synergies (clauses (A) and (B) collectively, “Cost Savings”) that are reasonably expected by UNFI to result over the next succeeding Test Period (calculated as though such Cost Savings had been realized on the first day of such period) as a result of, or in connection with, actions (including Permitted Acquisitions or Asset Dispositions outside the ordinary course of business) consummated during such period or expected to be taken within twelve (12) months; provided that a Senior Officer of UNFI shall have certified to the Administrative Agent that (1) such Cost Savings are reasonably identifiable, quantifiable and factually supportable, (2) the aggregate amount of such Cost Savings added pursuant to subclause (A) of this clause (iv) in respect of adjustments permitted under Regulation S-X as “Managements Adjustments” solely by virtue of the amendments adopted on May 21, 2020 by the SEC (“Management Addbacks”) and subclause (B) of this clause (iv) during such period shall not, in the aggregate, exceed an amount equal to 25% of Consolidated EBITDA for such period (calculated without giving effect to any amounts added back pursuant to Management Addbacks, this clause (iv)(B) or clause (b) of the definition of “Pro Forma Adjustment”) and (3) such pro forma Cost Savings shall only be added

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back for Fiscal Quarters ending on or prior to the last day of the Test Period following the applicable action, and in each case described in this clause (iv), no Cost Savings shall be added pursuant to this clause (iv) to the extent duplicative of any expenses or charges otherwise added to Consolidated EBITDA, whether through a pro forma adjustment or otherwise, for such period;
(v)    any contingent or deferred payments (including earn-out payments, non-compete payments and consulting payments but excluding ongoing royalty payments) made in connection with any Permitted Acquisition;
(vi)    the amount of write-offs or amortization of fees and expenses related to Permitted Receivables Financings;
(vii)    losses from foreign exchange translation adjustments or Hedging Agreements during such period;
(viii)    any other non-cash charges, write-downs, expenses, losses or items reducing Consolidated Net Income for such period including any impairment charges, the impact of purchase accounting and all reserves during such period on account of contingent cash payments that may be required in a future period (provided, that if any such non-cash charges represent an accrual or reserve for potential cash items in any future period, (A) UNFI may elect not to add back such non-cash charge in the current period and (B) to the extent UNFI elects to add back such non-cash charge, the subsequent cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA for such period to such extent) or other items classified by UNFI as special items;
(ix)    acquisition integration costs and fees, including cash severance payments made in connection with acquisitions;
(x)    the fees and expenses paid to third parties during such period that directly arise out of and are incurred in connection with any Permitted Acquisition, investment, asset disposition, issuance or repayment of debt, issuance of equity securities, refinancing transaction or amendment or other modification of any debt instrument (in each case, including any such transaction consummated prior to the Closing Date and any such transaction undertaken but not completed, and including transaction expenses incurred in connection therewith) or early extinguishment of Debt to the extent such items were subject to capitalization prior to the effectiveness of Accounting Standards Codification Topic 805 Business Combinations but are required under such statement to be expensed currently; and
(xi)    any costs or expenses incurred pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or stockholders agreement to the extent that such costs or expenses are funded with cash proceeds contributed to the capital of UNFI or net cash proceeds of issuance of

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Equity Interests of UNFI (provided that such net cash proceeds shall not increase the Available Amount);
minus
(c)    to the extent included in the determination of Consolidated Net Income for such period, non-cash items increasing Consolidated Net Income of UNFI and its Restricted Subsidiaries for such period (but excluding any such items (A) in respect of which cash was received in a prior period or will be received in a future period or (B) which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges that reduced Consolidated EBITDA in any prior period).
There shall be included in determining Consolidated EBITDA for any period, without duplication, (A) the Acquired EBITDA of any Person, property, business or asset acquired by any Borrower or any Subsidiary during such period (but not the Acquired EBITDA of any related Person, property, business or assets to the extent not so acquired), to the extent not subsequently sold, transferred or otherwise disposed of by such Borrower or such Restricted Subsidiary during such period (each such Person, property, business or asset acquired and not subsequently so disposed of, an “Acquired Entity or Business”), and the Acquired EBITDA of any Unrestricted Subsidiary that is converted into a Restricted Subsidiary during such period (each, a “Converted Restricted Subsidiary”), based on the actual Acquired EBITDA of such Acquired Entity or Business or Converted Restricted Subsidiary for such period (including the portion thereof occurring prior to such acquisition) and (B) an adjustment in respect of each Acquired Entity or Business equal to the amount of the Pro Forma Adjustment with respect to such Acquired Entity or Business for such period (including the portion thereof occurring prior to such acquisition) as specified in a certificate executed by a Senior Officer and delivered to the Lenders and the Administrative Agent. For purposes of determining the Consolidated EBITDA for any period, there shall be excluded in determining Consolidated EBITDA for any period the Disposed EBITDA of any Person, property, business or asset (other than any Unrestricted Subsidiary) sold, transferred or otherwise disposed of, closed or classified as discontinued operations by any Borrower or any Subsidiary during such period (each such Person, property, business or asset so sold or disposed of, a “Sold Entity or Business”) and the Disposed EBITDA of any Restricted Subsidiary that is converted into an Unrestricted Subsidiary during such period (each, a “Converted Unrestricted Subsidiary”), based on the actual Disposed EBITDA of such Sold Entity or Business or Converted Unrestricted Subsidiary for such period (including the portion thereof occurring prior to such sale, transfer or disposition).
Consolidated First Lien Net Leverage Ratio: with respect to any most recently ended Test Period calculated on a pro forma basis, the ratio of (a) Consolidated Total Debt (i) that is secured by a Lien on the Collateral on a pari passu or senior priority basis with the Liens securing the Term Loan Facility (but without regard to the control of remedies) or (ii) that constitutes Finance Lease obligations of UNFI or any of its Restricted Subsidiaries, plus, the principal amount of Obligations, as of the last day of such most recently ended Test Period calculated on a pro forma basis to (b) Consolidated EBITDA of the Borrowers and the Restricted Subsidiaries for such most recently ended Test Period calculated on a pro forma basis.
Consolidated Interest Expense: with respect to any Person for any period (and with respect to the Borrowers and Subsidiaries, such Persons on a consolidated basis), without duplication, the sum of:
(a)    consolidated interest expense of such Person for such period, to the extent such expense was deducted (and not added back) in computing Consolidated Net Income (including (i) amortization of original issue discount or premium resulting from the issuance of Debt at less than par, (ii) amortization of deferred financing costs, debt issuance costs, commissions, fees and expenses, (iii) all commissions, discounts and other fees and charges owed with respect to letters

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of credit or bankers acceptances, (iv) non-cash interest payments, (v) the interest component of Finance Lease obligations and (vi) net payments, if any, pursuant to interest rate obligations under any Hedging Agreements with respect to Debt); plus
(b)    consolidated capitalized interest of such Person for such period, whether paid or accrued; less
(c)    interest income for such period.
For purposes of this definition, interest on a Finance Lease obligation shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Finance Lease obligation in accordance with GAAP.
Consolidated Net Income: for any period, the consolidated net income (loss) attributable to UNFI for such period determined on a consolidated basis in accordance with GAAP; provided, however, that there will not be included in such Consolidated Net Income (to the extent otherwise included therein), without duplication (net of the related tax effects according to GAAP):
(a)    the net income (or loss) of any Person that is not a Restricted Subsidiary, except to the extent such income has actually been distributed in cash to UNFI or any Restricted Subsidiary during such period;
(b)    any extraordinary, exceptional, unusual or nonrecurring gain, loss, charge or expense, or any charges, expenses or reserves in respect of any restructuring, relocation, redundancy or severance expense, new product introductions or one-time compensation charges;
(c)    the cumulative effect of any change in accounting principles;
(d)    any amount included in Consolidated Net Income attributable to noncontrolling interests pursuant to the application of Accounting Standards Codification Topic 810-10-45; or
(e)    gains and losses from dispositions of assets outside the ordinary course of business or upon early retirement of Indebtedness.
Consolidated Secured Net Leverage Ratio: with respect to any most recently ended Test Period calculated on a pro forma basis, the ratio of (a) Consolidated Total Debt that is secured by a Lien on the property of UNFI or any of its Restricted Subsidiaries and (b) Consolidated EBITDA of the Borrowers and the Restricted Subsidiaries for such most recently ended Test Period calculated on a pro forma basis.
Consolidated Total Debt: as of any date of determination, (a) the aggregate principal amount of Debt of UNFI and its Restricted Subsidiaries outstanding on such date, determined on a consolidated basis in accordance with GAAP (but excluding the effects of any discounting of Debt resulting from the application of purchase accounting in connection with any Permitted Acquisition), consisting of Debt for borrowed money (including obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments), Finance Lease obligations, Purchase Money Debt and letters of credit (but only to the extent any letter of credit has been drawn but not reimbursed) minus (b) the aggregate amount of unrestricted cash and Cash Equivalents (in each case, free and clear of all Liens other than any nonconsensual Lien that is permitted under the Loan Documents, Liens of the Administrative Agent, Liens in favor of the Term Loan Facility Agent under the Term Loan Facility Documents and any Liens securing other Debt permitted hereunder to be secured by a Lien on the Collateral along with the Obligations), which aggregate amount of cash and Cash Equivalents shall be determined without giving pro forma effect to the

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proceeds of Debt incurred on such date; provided that Consolidated Total Debt shall not include obligations under Hedging Agreements entered into in the ordinary course of business and not for speculative purposes or Permitted Receivables Financings.
Consolidated Total Net Leverage Ratio: with respect to any most recently ended Test Period calculated on a pro forma basis, the ratio of (a) Consolidated Total Debt as of the last day of such any most recently ended Test Period calculated on a pro forma basis to (b) Consolidated EBITDA of the Borrowers and the Restricted Subsidiaries for such most recently ended Test Period calculated on a pro forma basis.
Contingent Obligation: any obligation of a Person arising from a guaranty, indemnity or other assurance of payment or performance of any Debt or dividend (“primary obligations”) of another obligor (“primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person under any (a) guaranty, endorsement, co-making or sale with recourse of an obligation of a primary obligor; (b) obligation to make take-or-pay or similar payments regardless of nonperformance by any other party to an agreement; and (c) arrangement (i) to purchase any primary obligation or security therefor, (ii) to supply funds for the purchase or payment of any primary obligation, (iii) to maintain or assure working capital, equity capital, net worth or solvency of the primary obligor, (iv) to purchase Property or services for the purpose of assuring the ability of the primary obligor to perform a primary obligation, or (v) otherwise to assure or hold harmless the holder of any primary obligation against loss in respect thereof. The amount of any Contingent Obligation shall be deemed to be the stated or determinable amount of the primary obligation (or, if less, the maximum amount for which such Person may be liable under the instrument evidencing the Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability with respect thereto as estimated by UNFI in good faith.
Contribution Debt: unsecured Debt of any Borrower or any Subsidiary in an amount equal to the aggregate amount of cash contributions made after the Closing Date to any Borrower in exchange for Qualified Equity Interests of any Borrower, except to the extent utilized in connection with any other transaction permitted by Section 10.2.8 and Section 10.2.9 and except to the extent such amount increases the Available Equity Amount.
Converted Restricted Subsidiary: as defined in the definition of “Consolidated EBITDA”.
Converted Unrestricted Subsidiary: as defined in the definition of “Consolidated EBITDA”.
Covered Entity: any of the following: (a) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (b) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).
Covered Party: as defined in Section 14.23.
Credit Card Agreements: all agreements now or hereafter entered into by any U.S. Obligor or for the benefit of any U.S. Obligor, in each case with any Credit Card Issuer or any Credit Card Processor with respect to sales transactions involving credit card or debit card purchases.
Credit Card Issuer: any Person (other than an Obligor) who issues or whose members issue credit cards, including, without limitation, MasterCard or VISA bank credit or debit cards or other bank credit or debit cards issued through World Financial Network National Bank, MasterCard International, Inc., Visa, U.S.A., Inc. or Visa International and American Express, Discover, Diners Club, Carte Blanche and other non-bank credit or debit cards, including, without limitation, credit or debit cards issued by or through

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American Express Travel Related Services Company, Inc., Novus Services, Inc., PayPal and other issuers reasonably acceptable to the Administrative Agent in its Permitted Discretion.
Credit Card Notifications: notifications substantially in the form attached hereto as Exhibit F.
Credit Card Processor: any servicing or processing agent or any factor or financial intermediary who facilitates, services, processes or manages the credit authorization, billing transfer and/or payment procedures with respect to any U.S. Obligor’s sales transactions involving credit card or debit card purchases by customers using credit cards or debit cards issued by any Credit Card Issuer.
Credit Card Receivables: amounts, together with all income, payments and proceeds thereof, owed by a Credit Card Issuer or Credit Card Processor to a U.S. Obligor resulting from charges by a customer of a U.S. Obligor on credit or debit cards issued by such Credit Card Issuer or processed by such Credit Card Processor (including, without limitation, electronic benefits transfers) in connection with the sale of goods by a U.S. Obligor, or services performed by a U.S. Obligor, in each case in the ordinary course of its business.
Credit Card Receivables Dilution: the percent, determined for the Borrowers’ most recent Fiscal Quarter, equal to (a) bad debt write-downs or write-offs, discounts, returns, promotions, credits, credit memos and other dilutive items with respect to Credit Card Receivables, divided by (b) gross sales.
CST Exposure: the sum (without duplication) of (x) the aggregate fair market value (reasonably determined by UNFI in good faith) of all Property disposed of by UNFI and its Subsidiaries in reliance of clause (s) of Section 10.2.6, plus (y) the aggregate amount of Investments made by UNFI and its Subsidiaries in reliance of clause (w) of the definition of “Permitted Investment” (in an amount equal to the amount actually invested, giving effect to returns on capital but without giving effect to increases or decreases in value or any cancellation of such investment), plus (z) the aggregate principal amount of Debt of UNFI and its Subsidiaries (including the aggregate principal amount of Debt guaranteed by UNFI and its Subsidiaries) entered into in reliance of clause (y) of Section 10.2.1.
Customer Support Transaction: any one of the following transactions entered into in the ordinary course of business of the Obligors and that is consistent with current practice of the Obligors as of the Closing Date: (a) any sublease by an Obligor to a customer of any Obligor of leased real property or leased equipment of such Obligor that constitutes a Finance Lease, (b) any lease by an Obligor to a customer of any Obligor of owned real property or equipment of such Obligor that constitutes a Finance Lease, (c) any assignment of a lease of real property or equipment by any Obligor that constitutes a Finance Lease to a customer of any Obligor in connection with which the assigning Obligor is not released from liability under such lease, (d) any guarantee by an Obligor for the benefit of a third party of Debt or operating lease obligations of a customer of any Obligor, (e) any loan of money or property (other than ABL Priority Collateral) by an Obligor to a customer, (f) any other transfer of equipment or Real Estate not otherwise permitted pursuant to this Agreement by an Obligor to a customer and (g) cash payments to new or existing customers to secure, maintain or expand business; provided, that, the foregoing clauses (a) through (g) shall not be construed to apply to the sale of inventory on credit by any Obligor to a customer in the ordinary course of business.
CWA: the Clean Water Act (33 U.S.C. §§ 1251 et seq.).
Debt: as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

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(a)    all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;
(b)    the maximum amount (after giving effect to any prior drawings or reductions which may have been reimbursed) of all letters of credit (including standby and commercial), banker’s acceptances, bank guaranties, surety bonds, performance bonds and similar instruments issued or created by or for the account of such Person;
(c)    net obligations of such Person under any Hedging Agreement;
(d)    all obligations of such Person to pay the deferred purchase price of property or services (other than (i) trade accounts payable in the ordinary course of business and (ii) any earn-out obligation until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP and is not paid within thirty (30) days after becoming due and payable);
(e)    indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements and mortgage, industrial revenue bond, industrial development bond and similar financings), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;
(f)    all Attributable Debt;
(g)    all obligations of such Person in respect of Disqualified Equity Interests; and
(h)    all Contingent Obligations of such Person in respect of any of the foregoing.
For all purposes hereof, the Debt of any Person shall (A) include the Debt of any partnership or joint venture (other than a joint venture that is itself a corporation, company, or limited liability company) in which such Person is a general partner or a joint venturer, except to the extent such Person’s liability for such Debt is otherwise limited and (B) in the case of the Borrowers and the Subsidiaries, exclude (x) all intercompany Debt having a term not exceeding 364 days (inclusive of any roll-over or extensions of terms) and made in the ordinary course of business consistent with past practice, (y) all COLI Loans and (z) Debt or Contingent Obligations in connection with any transaction described in clauses (a), (c) or (d) of the definition of “Customer Support Transactions” that is (i) with any customer having a corporate credit rating, family rating or long term debt rating of BBB- or higher by S&P and Baa3 or higher by Moody’s or (ii) in an amount not exceeding at any one time $35,000,000. The amount of any net obligation under any Hedging Agreement on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of Debt of any Person for purposes of clause (e) shall be deemed to be equal to the lesser of (i) the aggregate unpaid amount of such Debt and (ii) the fair market value of the property encumbered thereby as determined by such Person in good faith.
Debt Fund Affiliate: an Affiliate of a Company Competitor that is a bona fide debt fund or an investment vehicle that is primarily engaged in making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course of its business and with respect to which neither such Company Competitor nor any other Affiliate of such Company Competitor (other than other Debt Fund Affiliates) makes investment decisions or has the power, directly or indirectly, to direct or cause the direction of such Debt Fund Affiliate’s investment decisions.
Default: an event or condition that, with the lapse of time or giving of notice, would constitute an Event of Default.

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Default Rate: for any Obligation (including, to the extent permitted by law, interest not paid when due), 2% plus the interest rate otherwise applicable thereto.
Default Right: has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.
Defaulting Lender: any Lender that (a) has failed to comply with its funding obligations hereunder, and such failure is not cured within two (2) Business Days; (b) has notified Administrative Agent or any Borrower that such Lender does not intend to comply with its funding obligations hereunder or has made a public statement to that effect; (c) has failed, within three (3) Business Days following request by Administrative Agent or any Borrower, to confirm in a manner satisfactory to Administrative Agent and Borrowers that such Lender will comply with its funding obligations hereunder; (d) has, or has a direct or indirect parent company that has, become the subject of an Insolvency Proceeding (including reorganization, liquidation, or appointment of a receiver, interim receiver, receiver manager, custodian, administrator or similar Person by the Federal Deposit Insurance Corporation or any other regulatory authority) or (e) become the subject of a Bail-in Action; provided, however, that a Lender shall not be a Defaulting Lender solely by virtue of a Governmental Authority’s ownership of an equity interest in such Lender or parent company unless the ownership provides immunity for such Lender from jurisdiction of courts within the United States or from enforcement of judgments or writs of attachment on its assets, or permits such Lender or Governmental Authority to repudiate or otherwise to reject such Lender’s agreements.
Defaulting Lender Rate: (a) for the first three (3) days from and after the date the relevant payment is due, the Base Rate, and (b) thereafter, the interest rate then applicable to U.S. Revolver Loans that are Base Rate Loans (inclusive of the Applicable Margin).
Deposit Account Control Agreements: the deposit account control agreements to be executed by any institution maintaining a Deposit Account (that does not constitute Excluded Property) for an Obligor, in favor of the Administrative Agent, for the benefit of the Secured Parties, as security for the Obligations.
Designated Non-Cash Consideration: the fair market value of non-cash consideration received by any Borrower or any Subsidiary in connection with an Asset Disposition pursuant to Section 10.2.6(m) that is designated as Designated Non-Cash Consideration pursuant to a certificate of a Senior Officer of UNFI setting forth the basis of such valuation.
Dilution: the percent, determined for Borrowers’ most recent Fiscal Quarter, equal to (a) bad debt write-downs or write-offs, discounts, returns, promotions, credits, credit memos and other dilutive items with respect to Accounts, divided by (b) gross sales.
Disposed EBITDA: with respect to any Sold Entity or Business or any Converted Unrestricted Subsidiary for any period, the amount for such period of Consolidated EBITDA of such Sold Entity or Business or such Converted Unrestricted Subsidiary, all as determined (which determination shall be made, or estimated, by UNFI in good faith in a manner substantially consistent with this Agreement) on a consolidated basis for such Sold Entity or Business or such Converted Unrestricted Subsidiary.
Disqualified Equity Interests: any Equity Interest that, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of an initial public offering, change of control or asset sale so long as any rights of the holders thereof upon the occurrence of an initial public offering, change of control or asset sale event shall be subject to the prior repayment in full of the

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Loans and all other Obligations (other than contingent indemnification and expense reimbursement obligations as to which no claim has been made and Secured Bank Product Obligations) that are accrued and payable and the termination of the U.S. Revolver Commitments, the Canadian Commitments and all outstanding Letters of Credit (unless Cash Collateralized or backstopped in a manner reasonably acceptable to the applicable Issuing Bank), (b) is redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests), in whole or in part, (c) provides for the scheduled payments of dividends in cash, or (d) is or becomes convertible into or exchangeable for Debt or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is ninety-one (91) days after the latest Termination Date at the time such Equity Interests are issued.
Disqualified Institution: unless otherwise consented to by UNFI in writing, (a) those banks, financial institutions or other Persons separately identified in writing by UNFI prior to the date of the Closing Date, (b) Company Competitors identified by UNFI to the Administrative Agent by name in writing from time to time after the Closing Date or (c) any affiliates of the foregoing that are readily identifiable by virtue of their names or that are identified in writing by UNFI to the Administrative Agent from time to time, but excluding Debt Fund Affiliates. Notwithstanding anything in the Loan Documents to the contrary, the Administrative Agent shall not be responsible (or have any liability) for, or have any duty to ascertain, inquire into, monitor or enforce compliance with the provisions thereof relating to Disqualified Institutions. Without limiting the generality of the foregoing, the Administrative Agent shall not (1) be obligated to ascertain, monitor or inquire as to whether any Lender or participant or prospective Lender or participant is a Disqualified Institution or (2) have any liability with respect to or arising out of any assignment or participation of Loans or commitments, or disclosure of confidential information, to any Disqualified Institution; provided, that (i) any permitted updates to the list of Disqualified Institutions will not become effective until one (1) Business Day after such update has been provided to the Administrative Agent and (ii) no updates to the list of Disqualified Institutions shall be deemed to retroactively disqualify any parties that have previously acquired an assignment or participation interest in respect of the U.S. Revolver Commitments, the Canadian Commitments and Loans from continuing to hold or vote such previously acquired assignments and participations on the terms set forth herein for Lenders that are not Disqualified Institutions.
Distribution: any declaration or payment of a distribution, interest or dividend on any Equity Interest (other than payment-in-kind); or any purchase, redemption, or other acquisition or retirement for value of any Equity Interest; or any payment or repurchase permitted under Section 10.2.4(b).
Distributions Payment Conditions: as defined in the final paragraph of Section 10.2.4.
Domestic Guarantor: any Guarantor that is a Domestic Subsidiary.
Domestic Subsidiary: any Subsidiary that is organized under the laws of any political subdivision of the United States other than any FSHCO.
Dominion Account: a special account established by any Obligor at Wells Fargo or another bank acceptable to Administrative Agent, over which the Administrative Agent has exclusive control for withdrawal purposes.
Drawing Document: any Letter of Credit or other document presented for purposes of drawing under any Letter of Credit, including by electronic transmission such as SWIFT, electronic mail, facsimile or computer generated communication.
EEA Financial Institution: (a) any credit institution or investment firm established in any EEA Member Country that is subject to the supervision of an EEA Resolution Authority, (b) any entity

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established in an EEA Member Country that is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country that is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
EEA Member Country: any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
EEA Resolution Authority: any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
Eligible Account: an Account owing to an Obligor that arises in the Ordinary Course of Business from the sale of goods or rendition of services, is payable in U.S. Dollars (or U.S. Dollars or Canadian Dollars in respect of Accounts owing to the Canadian Borrower or any other Canadian Obligor) and is deemed by Administrative Agent, in its Permitted Discretion to be an Eligible Account. Without limiting the foregoing, no Account shall be an Eligible Account if:
(a)    it is unpaid for more than sixty (60) days after the original due date, or more than ninety (90) days after the original invoice date;
(b)    50% or more of the Accounts owing by the Account Debtor are not Eligible Accounts under the foregoing clause (a);
(c)    when aggregated with other Accounts owing by the Account Debtor, it exceeds 25% of the aggregate Eligible Accounts (or such higher percentage as Administrative Agent may establish for the Account Debtor from time to time), to the extent of such excess;
(d)    it does not conform with a covenant or representation herein;
(e)    it is owing by a creditor or supplier, or is otherwise subject to a potential offset, counterclaim, dispute, deduction, discount, recoupment, reserve, defense, chargeback, credit or allowance (but ineligibility shall be limited to the amount thereof); provided, that no Account that otherwise constitutes an Eligible Account shall be rendered ineligible by virtue of this clause (e) to the extent, but only to the extent, that the Account Debtor’s right to set-off is limited by an enforceable agreement that is reasonably satisfactory to the Administrative Agent;
(f)    an Insolvency Proceeding has been commenced by or against the Account Debtor; or the Account Debtor has failed, has suspended or ceased doing business, is liquidating, dissolving or winding up its affairs, is not Solvent, or is the subject of any Sanctions, including but not limited to being a Sanctioned Person or Sanctioned Entity; or the applicable Obligor is not able to bring suit or enforce remedies against the Account Debtor through judicial process;
(g)    the Account Debtor is organized or has its principal offices or assets outside the United States or Canada, unless the Account is supported by a letter of credit (delivered to and directly drawable by the Administrative Agent) or credit insurance satisfactory in all respects to the Administrative Agent;
(h)    it is owing by a Governmental Authority, unless (i) with respect to an Account owing to any U.S. Obligor, the Account Debtor is the United States or any department, agency or instrumentality thereof and the Account has been assigned to Administrative Agent in compliance

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with the federal Assignment of Claims Act or (ii) with respect to an Account owing to the Canadian Borrower, the Account Debtor is the Canadian government (Her Majesty The Queen in Right of Canada) or a political subdivision thereof, or any province or territory, or any department, agency or instrumentality thereof and the Account has been assigned to the Administrative Agent in compliance with the Financial Administration Act (Canada);
(i)    it is not subject to a duly perfected, first priority Lien in favor of the Administrative Agent, or is subject to any other Lien (other than a Permitted Lien in favor of the Term Loan Facility Agent that is subject to the Intercreditor Agreement);
(j)    the goods giving rise to it have not been delivered to the Account Debtor, the services giving rise to it have not been accepted by the Account Debtor, or it otherwise does not represent a final sale;
(k)    (i) it is evidenced by Chattel Paper or an Instrument of any kind, unless such Chattel Paper or Instrument is in the possession of the Administrative Agent, and to the extent necessary or appropriate, endorsed to the Administrative Agent or (ii) has been reduced to judgment;
(l)    (A) its payment has been extended except to the extent granted in the ordinary course of business or (B) the Account Debtor has made a partial payment;
(m)    it arises from a sale to an Affiliate that is a Subsidiary or in which any Obligor has a direct or indirect controlling interest, from a sale on a cash-on-delivery, bill-and-hold, sale-or-return, sale-on-approval, consignment, or other repurchase or return basis, or from a sale for personal, family or household purposes;
(n)    it represents a progress billing or retainage, or relates to services for which a performance, surety or completion bond or similar assurance has been issued;
(o)    the portion, if any, that it includes a billing for interest, fees or late charges, but ineligibility shall be limited to the extent thereof;
(p)    the Account is owed by an Account Debtor that has a pending PACA Claim or PSA Claim being asserted against a Borrower or any Subsidiary at the time that the Eligible Accounts are being determined;
(q)    the Account constitutes a Credit Card Receivable or a Pharmacy Receivable;
(r)    [reserved];
(s)    the Account is subject to any factoring arrangement;
(t)    the Account is owed to an Obligor by an Account Debtor that is a party to a Permitted Receivables Financing with such Obligor (irrespective of whether such Account is subject to a Permitted Receivables Financing); or
(u)    if acquired in a Permitted Acquisition or which is not of the type in the ordinary course of a Borrower’s business, until the Administrative Agent has completed or received such due diligence as the Administrative Agent may reasonably require in its Permitted Discretion (including a field examination with respect thereto, which will not be considered for purposes of

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any of the limitations in Section 10.1.1), all of the results of the foregoing to be reasonably satisfactory to the Administrative Agent in its Permitted Discretion.
In calculating delinquent portions of Accounts under clauses (a) and (b) above, credit balances more than ninety (90) days old will be excluded.
Eligible Assignee: a Person that is (a) a Lender, Affiliate of a Lender or Approved Fund; or (b) any other financial institution approved by UNFI (which approval shall not be unreasonably withheld or delayed, and shall be deemed given if no objection is made within ten (10) Business Days after UNFI’s receipt of notice of the proposed assignment), the Administrative Agent and each Issuing Bank (such consent not to be unreasonably withheld or delayed) that extends revolving credit facilities of this type in its ordinary course of business; provided that UNFI’s consent shall not be required during any Event of Default pursuant to Section 11.1(a), (i) or (j); provided, further, that in no event shall a Defaulting Lender or a Disqualified Institution be an Eligible Assignee.
Eligible Credit Card Receivables: at the time of any determination thereof, each Credit Card Receivable that at all times satisfies the criteria set forth below and which has been earned by performance and represents the bona fide amounts due to a U.S. Obligor from a Credit Card Processor and/or Credit Card Issuer, and in each case originated in the ordinary course of business of such U.S. Obligor and which, in the Permitted Discretion of the Administrative Agent, is deemed an Eligible Credit Card Receivable. Without limiting the foregoing, in order to be an Eligible Credit Card Receivable, an Account shall indicate no Person other than a U.S. Obligor as payee or remittance party. In determining the amount to be so included, the face amount of an Account shall be reduced by, without duplication, to the extent not reflected in such face amount, (i) the amount of all accrued and actual fees, discounts, claims or credits pending, promotional program allowances, price adjustments, finance charges or other allowances (including any amount that a U.S. Obligor may be obligated to rebate to a customer, a Credit Card Processor or Credit Card Issuer pursuant to the terms of any agreement or understanding (written or oral)) and (ii) the aggregate amount of all cash received in respect of such Account but not yet applied by the Obligors to reduce the amount of such Credit Card Receivable. Eligible Credit Card Receivables shall not include any Credit Card Receivable:
(a)    which is unpaid more than five (5) Business Days after the date of determination of eligibility thereof;
(b)    where such Credit Card Receivable or the underlying contract contravenes any laws, rules or regulations applicable thereto, including, rules and regulations relating to truth-in-lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy or any party to the underlying contract is in violation of any such laws, rules or regulations;
(c)    which is not a valid, legally enforceable obligation of the applicable Credit Card Issuer or Credit Card Processor with respect thereto;
(d)    which is disputed, is with recourse due to the creditworthiness of the cardholder, or with respect to which a claim, chargeback, offset, deduction or counterclaim, dispute or other defense has been asserted (to the extent of such claim, chargeback, offset, deduction or counterclaim, dispute or other defense);
(e)    that is not subject to a perfected, first priority security interest in favor of the Administrative Agent senior in right of security to all other security interests thereon, or with respect to which a Borrower does not have good, valid and marketable title thereto, free and clear

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of any Lien, other than Liens granted to the Administrative Agent pursuant to the Security Documents and Liens permitted under clauses (c), (d) or (p) of Section 10.2.2 or a Permitted Lien in favor of the Term Loan Facility Agent that is subject to the Intercreditor Agreement;

(f)    which does not conform to all representations, warranties or other provisions in the Loan Documents relating to Credit Card Receivables;
(g)    which does not constitute an “Account” or “Payment Intangible” (as each such term is defined in the UCC);
(h)    as to which the Credit Card Issuer or Credit Card Processor has asserted the right to require any U.S. Obligor to repurchase such Credit Card Receivable from such Credit Card Issuer or Credit Card Processor;
(i)    which is due from a Credit Card Issuer or Credit Card Processor which is the subject of an Insolvency Proceeding;
(j)    which is evidenced by “chattel paper” or an “instrument” of any kind unless such “chattel paper” or “instrument” is in the possession of the Administrative Agent, and to the extent necessary or appropriate, endorsed to the Administrative Agent;
(k)    which is a Pharmacy Receivable or an Eligible Account;
(l)    which arise from the “Purchase Advantage” private label credit card of any U.S. Obligor or any other proprietary credit card of any U.S. Obligor where such any U.S. Obligor has liability for the failure of the card holder to make payment thereunder as a result of the financial condition of such card holder;
(m)    which is payable in any currency other than U.S. Dollars;
(n)    which the Administrative Agent determines in its Permitted Discretion to be uncertain of collection;
(o)    [reserved];
(p)    which is subject to any factoring arrangement;
(q)    which Credit Card Receivable is owed to an Obligor by a Credit Card Issuer or Credit Card Processor that is a party to a Permitted Receivables Financing with such Obligor (irrespective of whether such Credit Card Receivable is subject to a Permitted Receivables Financing); or
(r)    if acquired in a Permitted Acquisition or which is not of the type in the ordinary course of a Borrower’s business, until the Administrative Agent has completed or received such due diligence as the Administrative Agent may reasonably require in its Permitted Discretion (including a field examination with respect thereto, which will not be considered for purposes of any of the limitations in Section 10.1.1), all of the results of the foregoing to be reasonably satisfactory to the Administrative Agent in its Permitted Discretion.

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Eligible Inventory: Inventory owned by an Obligor that Administrative Agent, in its Permitted Discretion, deems to be Eligible Inventory. Without limiting the foregoing, no Inventory shall be Eligible Inventory unless it:
(a)    is finished goods or raw materials, and not work-in-process, packaging or shipping materials, labels, samples, display items, bags, replacement parts or manufacturing supplies;
(b)    is not held on consignment unless by an Obligor, nor subject to any deposit or down payment;
(c)    is in new and saleable condition and is not damaged, defective, shopworn or otherwise unmerchantable for sale;
(d)    is not slow-moving, obsolete or unmerchantable, and does not constitute returned or repossessed goods;
(e)    is not perishable (with perishable Inventory including perishable agricultural or farming products such as fruits, vegetables or meat); provided that any Inventory that is perishable (including perishable agricultural or farming products such as fruits, vegetables or meat) may constitute Eligible Inventory to the extent that the Value thereof does not exceed twenty-five percent (25%) of the Borrowing Base;
(f)    meets all applicable standards imposed by any Governmental Authority having regulatory authority over such Inventory, and does not constitute Hazardous Materials;
(g)    conforms with the covenants and representations herein;
(h)    is subject to the Administrative Agent’s duly perfected, first priority Lien, and no other Lien (other than a Permitted Lien in favor of the Term Loan Facility Agent that is subject to the Intercreditor Agreement);
(i)    is within the continental United States or Canada, is not in transit except between locations of Obligors and is not consigned to any Person;
(j)    is not subject to any warehouse receipt or negotiable document;
(k)    is not subject to any License or other arrangement that restricts such Obligor’s or Administrative Agent’s right to dispose of such Inventory, unless the Administrative Agent has received an appropriate Lien Waiver;
(l)    is not located on leased premises or in the possession of a warehouseman, processor, repairman, mechanic, shipper, freight forwarder or other Person, unless the lessor or such Person has delivered a Lien Waiver or an appropriate Rent and Charges Reserve has been established; and
(m)    [reserved]; and
(n)    if acquired in a Permitted Acquisition or which is not of the type usually sold in the ordinary course of a Borrower’s business, until the Administrative Agent has completed or received (A) an appraisal of such Inventory from appraisers reasonably satisfactory to the Administrative Agent and establishes an Inventory advance rate and Availability Reserves (if

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applicable) therefor, and otherwise agrees that such Inventory shall be deemed Eligible Inventory, and (B) such other due diligence as the Administrative Agent may reasonably require (including a field examination with respect thereto, which will not be considered for purposes of any of the limitations in Section 10.1.1), all of the results of the foregoing to be reasonably satisfactory to the Administrative Agent.
Eligible Pharmacy Receivables: at the time of any determination thereof, each Pharmacy Receivable that at all times satisfies the criteria set forth below and which has been earned by performance, and in each case originated in the ordinary course of business of any U.S. Obligor and which, in the Permitted Discretion of the Administrative Agent, is deemed to be an Eligible Pharmacy Receivable. In determining the amount to be so included, the face amount of a Pharmacy Receivable shall be reduced by, without duplication, to the extent not reflected in such face amount, (1) any and all returns, accrued rebates, discounts (which may, at the Administrative Agent’s option, be calculated on shortest terms), credits, allowances or sales or excise taxes of any nature at any time issued, owing, claimed by Account Debtors, granted, outstanding or payable in connection with such Pharmacy Receivables at such time, and (2) the aggregate amount of all customer deposits, unapplied cash, bonding subrogation rights to the extent not cash collateralized. Eligible Pharmacy Receivables shall not include any Pharmacy Receivable:
(a)    which is unpaid within the earlier of thirty (30) days following its original due date or sixty (60) days following its original invoice date;
(b)    that is the obligation of an Account Debtor (or its Affiliates) if fifty percent (50%) or more of the dollar amount of all Pharmacy Receivables owing by that Account Debtor (or its Affiliates) are ineligible under the other criteria listed in clause (a) above;
(c)    where such Pharmacy Receivable or the underlying contract contravenes any laws, rules or regulations applicable thereto, including, rules and regulations relating to truth-in-lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy or any party to the underlying contract is in violation of any such laws, rules or regulations;
(d)    which is not a valid, legally enforceable obligation of the applicable Account Debtor with respect thereto;
(e)    which is disputed, or with respect to which a claim, chargeback, offset, deduction or counterclaim, dispute or other defense has been asserted (to the extent of such claim, chargeback, offset, deduction or counterclaim, dispute or other defense);
(f)    that is not subject to a perfected, first priority security interest in favor of the Administrative Agent, or with respect to which a U.S. Obligor does not have good, valid and marketable title thereto, free and clear of any Lien, other than Liens granted to the Administrative Agent pursuant to the Security Documents and Liens permitted under clauses (c), (d) or (p) of Section 10.2.2 or a Permitted Lien in favor of the Term Loan Facility Agent that is subject to the Intercreditor Agreement;
(g)    which does not conform to all representations, warranties or other provisions in the Loan Documents relating to Pharmacy Receivables;
(h)    which does not constitute an “Account” or “Payment Intangible” (as each such term is defined in the UCC);

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(i)    which is due from an Account Debtor which is the subject of an Insolvency Proceeding; or which is due from an Account Debtor which is subject to any Sanctions, including but not limited to being a Sanctioned Person or Sanctioned Entity;
(j)    where the Account Debtor obligated upon such Pharmacy Receivable suspends business, makes a general assignment for the benefit of creditors or fails to pay its debts generally as they come due;
(k)    which is evidenced by “chattel paper” or an “instrument” of any kind unless such “chattel paper” or “instrument” is in the possession of the Administrative Agent, and to the extent necessary or appropriate, endorsed to the Administrative Agent;
(l)    which is a Credit Card Receivable or an Eligible Account;
(m)    which do not direct payment thereof to be sent to a Dominion Account;
(n)    which is payable in any currency other than U.S. Dollars;
(o)    for which the Account Debtor is (i) any Governmental Authority (including, without limitation, Medicare, Medicaid and food assistance programs) or (ii) a Credit Card Issuer or Credit Card Processor;
(p)    for which the Account Debtor is not a (i) retail customer or (ii) Third Party Payor;
(q)    that does not arise from the sale of medication, medical equipment or other medical items by such U.S. Obligor in the ordinary course of its business;
(r)    with respect to an Account Debtor whose total obligations owing to U.S. Obligor exceed fifteen percent (15%) (or, in the case of an Investment Grade Account Debtor, 25%) (such percentage, as applied to a particular Account Debtor, being subject to reduction by Administrative Agent in its Permitted Discretion if the creditworthiness of such Account Debtor deteriorates or otherwise, in any event, as applied to a particular Account Debtor being subject to increase as to such Account Debtor by Administrative Agent in its Permitted Discretion) of all Eligible Pharmacy Receivables, to the extent of the obligations owing by such Account Debtor in excess of such percentage; provided, that, in each case, the amount of Eligible Pharmacy Receivables that are excluded because they exceed the foregoing percentage shall be determined by Administrative Agent based on all of the otherwise Eligible Pharmacy Receivables prior to giving effect to any eliminations based upon the foregoing concentration limit;
(s)    (i) upon which such U.S. Obligor’s right to receive payment is not absolute or is contingent upon the fulfillment of any condition whatsoever, (ii) as to which Pharmacy Receivable the Account Debtor is located in a state requiring the filing of a Notice of Business Activities Report or similar report in order to permit such U.S. Obligor to use the courts of such state or to otherwise seek judicial enforcement of payment of such Pharmacy Receivable, in each case unless such U.S. Obligor has qualified to do business in such state or has filed a Notice of Business Activities Report (or equivalent report, as applicable) for the most recent year for which such qualification or report is required (in each case to the extent that the Administrative Agent has determined to render such Pharmacy Receivable ineligible), or (iii) if the Pharmacy Receivable represents a progress billing consisting of an invoice for goods sold or used or services rendered pursuant to a contract under which the Account Debtor’s obligation to pay that invoice is subject to such U.S. Obligor’s

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completion of further performance under such contract or is subject to the equitable lien of a surety bond issuer;

(t)    to the extent any U.S. Obligor or any Subsidiary thereof is (i) liable for goods sold or services rendered by the applicable Account Debtor to any U.S. Obligor or any Subsidiary thereof, or (ii) liable for accrued and actual discounts, claims, unpaid fees, credit or credits pending, promotional program allowances, price adjustment, finance charges or other allowances (including any amount that any U.S. Obligor or any Subsidiary thereof, as applicable, may be obligated to rebate to a customer pursuant to the terms of any agreement or understanding (whether written or oral)), but in each case only to the extent of the potential offset resulting therefrom;
(u)    that is the obligation of an Account Debtor located in a foreign country unless payment thereof is supported by an irrevocable letter of credit reasonably satisfactory to the Administrative Agent as to form, substance and issuer or domestic confirming bank (provided, that, at any time an Event of Default exists, in addition, any such letter of credit shall have been delivered to Administrative Agent and shall be directly drawable by Administrative Agent) or is covered by credit insurance in form, substance and amount, and by an insurer, reasonably satisfactory to Administrative Agent;
(v)    with respect to which an invoice, reasonably acceptable to the Administrative Agent in form, has not been sent to the applicable Account Debtor or such invoice does not include a true and correct statement of the bona fide payment obligation incurred in the amount of the Pharmacy Receivable for medication, medical equipment or other medical items sold to and accepted by the applicable Account Debtor;
(w)    in a transaction wherein goods are placed on consignment or are sold pursuant to a guaranteed sale, a sale or return, a sale on approval, a bill and hold, or any other terms by reason of which the payment by an Account Debtor may be conditional;
(x)    as to which any check, draft or other items of payment has previously been received which has been returned unpaid or otherwise dishonored;
(y)    to the extent such Pharmacy Receivable consists of finance charges as compared to obligations to such U.S. Obligor for goods sold;
(z)    to the extent such Pharmacy Receivable exceeds any credit limit established by the Administrative Agent in its Permitted Discretion, but only after a determination made by the Administrative Agent in its Permitted Discretion that the creditworthiness of such applicable Account Debtor has declined in such a manner that the prospects for payment on such Pharmacy Receivable have or may become materially impaired;
(aa)    which the Administrative Agent determines in its Permitted Discretion to be uncertain of collection;
(bb)    [reserved];
(cc)    which is subject to any factoring arrangement;
(dd)    which Pharmacy Receivable is owed to an Obligor by an Account Debtor that is a party to a Permitted Receivables Financing with such Obligor (irrespective of whether such Pharmacy Receivable is subject to a Permitted Receivables Financing); or

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(ee)    if acquired in a Permitted Acquisition or which is not of the type in the ordinary course of a Borrower’s business, until the Administrative Agent has completed or received such due diligence as the Administrative Agent may reasonably require in its Permitted Discretion (including a field examination with respect thereto, which will not be considered for purposes of any of the limitations in Section 10.1.1), all of the results of the foregoing to be reasonably satisfactory to the Administrative Agent in its Permitted Discretion.
Any Pharmacy Receivables that are not Eligible Pharmacy Receivables shall nevertheless be part of the ABL Priority Collateral.
Eligible Prescription Files: at the time of any determination thereof, each Prescription File that at all times satisfies the criteria set forth below and which arises and is maintained in the ordinary course of the business of any U.S. Obligor and which is of a type included in an appraisal of Prescription Files received by the Administrative Agent in accordance with the requirements of the Administrative Agent (including Prescription Files acquired by such U.S. Obligor after the date of such appraisal) and which, in the Permitted Discretion of the Administrative Agent, is deemed to be an Eligible Prescription File. Eligible Prescription Files shall not include any Prescription Files: (a) at premises other than those owned, leased or licensed and in each case controlled by a U.S. Obligor; (b) subject to a Lien in favor of any Person other than Administrative Agent or a Permitted Lien in favor of the Term Loan Facility Agent that is subject to the Intercreditor Agreement; or (c) that are not in a form that may be sold or otherwise transferred or are subject to regulatory restrictions on the transfer thereof that are not acceptable to the Administrative Agent in its Permitted Discretion. The criteria for Eligible Prescription Files set forth above may only be changed and any new criteria for Eligible Prescription Files may be established by the Administrative Agent in the exercise of its Permitted Discretion based solely on either: (i) an event, condition or other circumstance arising after the Closing Date, or (ii) an event, condition or other circumstance existing on the Closing Date to the extent that such event, condition or circumstance has not been identified by a Borrower to the field examiners of Administrative Agent prior to the Closing Date (except to the extent that it may have been identified but the Administrative Agent has elected not to establish eligibility criteria with respect thereto as of the Closing Date), in either case under clause (i) or (ii) which adversely affects or would reasonably be expected to adversely affect the Prescription Files or the Administrative Agent’s ability to realize upon the Prescription Files in any material respect, in each case, as determined by Administrative Agent in its Permitted Discretion. Any Prescription Files that are not Eligible Prescription Files shall nevertheless be part of the ABL Priority Collateral.
Enforcement Action: any action to enforce any Obligations (other than Secured Bank Product Obligations) or Loan Documents or to exercise any rights or remedies relating to any Collateral (whether by judicial action, self-help, notification of Account Debtors, exercise of setoff or recoupment, exercise of any right to act in an Obligor’s Insolvency Proceeding or to credit bid Obligations, or otherwise).
Environmental Laws: all Applicable Laws (including all programs, permits and guidance promulgated by regulatory agencies), relating to pollution, the protection of the environment or human health and safety, including CERCLA, RCRA and CWA.
Environmental Notice: a written notice from any Governmental Authority or other Person of any possible noncompliance with, investigation of a possible violation of, litigation relating to, or potential fine or liability under any Environmental Law, or with respect to any Environmental Release, environmental pollution or hazardous materials, including any complaint, summons, citation, order, claim, demand or request for correction, remediation or otherwise.
Environmental Release: a release as defined in CERCLA or under any other Environmental Law.

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Equity Interest: equity securities, ordinary shares, preference shares, deferred shares, other similar shares, shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other similar rights entitling the holder thereof to purchase or acquire any of the foregoing; provided that “Equity Interests” shall not include Debt that is convertible into Equity Interests.
ERISA: the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.
ERISA Affiliate: any trade or business (whether or not incorporated) under common control with an Obligor within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code solely for purposes of provisions relating to Section 412 of the Code).
ERISA Event: (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by any Obligor or ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by any Obligor or ERISA Affiliate from a Multiemployer Plan or receipt by an Obligor of notification that a Multiemployer Plan is or is expected to be insolvent (within the meaning of Section 4245 of ERISA) or in critical status (within the meaning of Section 432 of the Internal Revenue Code or Section 305 of ERISA); (d) the filing of a notice of intent to terminate, the treatment of a plan amendment as a termination of a Pension Plan under Section 4041(c) of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) the determination that any Pension Plan is or is expected to be in “at risk” status (within the meaning of Section 430 of the Code or Section 303 of ERISA); (f) an event or condition which constitutes or might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (g) the failure of an Obligor to satisfy the minimum funding standards with respect to a Pension Plan within the meaning of Section 412 or 430 of the Code or Section 302 or 303 of ERISA, whether or not waived; (h) the imposition of a lien upon any Obligor in favor of the PBGC under Title IV of ERISA; or (i) the imposition of any material liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Obligor.
Erroneous Payment: as defined in Section 14.25.
Erroneous Payment Deficiency Assignment: as defined in Section 14.25.
Erroneous Payment Impacted Loans: as defined in Section 14.25.
Erroneous Payment Return Deficiency: as defined in Section 14.25.
ESG: as defined in Section 2.2.
ESG Amendment: as defined in Section 2.2.
ESG Pricing Provisions: as defined in Section 2.2.
ESG Ratings: as defined in Section 2.2.
EU Bail-In Legislation Schedule: the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

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Event of Default: as defined in Section 11.
Excluded Equity: Equity Interests (a) of any Subsidiary acquired pursuant to a Permitted Acquisition financed with Debt permitted pursuant to Section 10.2.1 if such Equity Interests are pledged and/or mortgaged as security for such Debt and if and for so long as the terms of such Debt prohibit the creation of any other Lien on such Equity Interests (and which prohibition was not created in contemplation of such Permitted Acquisition), (b) of any CFC or FSHCO in excess of 65% of the issued and outstanding voting Equity Interests and 100% of the nonvoting Equity Interests of each such first-tier CFC or FSHCO; provided, that nothing in this clause (b) shall limit the pledge of the Equity Interests of the Canadian Borrower or any Canadian Subsidiary, in each case, to secure Obligations, (c) of any Subsidiary with respect to which the Administrative Agent and UNFI have determined in their reasonable judgment and agreed in writing that the costs of providing a pledge of such Equity Interests or perfection thereof is excessive in view of the benefits to be obtained by the Secured Parties therefrom, (d) of any captive insurance companies, not-for-profit Subsidiaries, special purpose entities, (e) of any non-wholly-owned Subsidiary; (f) of any Subsidiary outside the United States (other than any Guarantor designated as such pursuant to the definition of “Guarantor”) the pledge of which is prohibited by applicable Laws or which would reasonably be expected to result in a violation or breach of, or conflict with, fiduciary duties of such Subsidiary’s officers, directors or managers and (g) of any Unrestricted Subsidiary.
Excluded Obligor: (a) any Subsidiary that is prohibited by applicable Law or by any contractual obligation existing on the Closing Date (or, if later, the date such Subsidiary first becomes a Subsidiary) from guaranteeing the Obligations (and in the case of such contractual obligation, not entered into in contemplation of the acquisition of such Subsidiary) or which would require governmental (including regulatory) consent, approval, license or authorization to provide a guarantee unless such consent, approval, license or authorization has been received, (b) any Subsidiary acquired pursuant to a Permitted Acquisition that, at the time of such Permitted Acquisition, has assumed secured Debt not incurred in contemplation of such Permitted Acquisition and each Subsidiary that is a Subsidiary thereof that guarantees such Debt to the extent such secured Debt prohibits such Subsidiary from becoming a Guarantor (provided, that each such Subsidiary shall cease to be an Excluded Obligor under this clause (b) if such secured Debt is repaid or becomes unsecured, if such Subsidiary ceases to be an obligor with respect to such secured Debt or such prohibition no longer exists, as applicable), (c) any Immaterial Subsidiary, (d) captive insurance companies, (e) not-for-profit Subsidiaries, (f) special purpose entities, (g) any non-wholly-owned Subsidiary, (h) any Unrestricted Subsidiary, (i) [reserved] and (j) any other Subsidiary with respect to which, in the reasonable judgment of the Administrative Agent, the cost or other consequences (including any adverse tax consequences) of providing a guarantee shall be excessive in view of the benefits to be obtained by the Lenders therefrom; in each case of clauses (c), (f), (h), and (j) of this definition, unless such Subsidiary is designated by UNFI as a Guarantor pursuant to the definition of “Guarantors”.
Excluded Property: (a) any fee-owned real property and any leasehold interests in real property (it being understood that no action shall be required with respect to creation or perfection of security interests with respect to such leases, including to obtain landlord waivers, estoppels or collateral access letters), (b) [reserved]; (c) assets for so long as a pledge thereof or a security interest therein is prohibited by Applicable Law or any permitted contractual obligation binding on such assets on the Closing Date (or, if later, the date such asset or right was acquired by UNFI or the applicable Guarantor (or the date the owner of such asset or right became a Subsidiary) to the extent not entered into in contemplation of such acquisition), or the pledge or creation of a security interest in which would require governmental consent, approval, license or authorization, other than to the extent such prohibition or restriction is rendered ineffective under the UCC, the PPSA or other Applicable Law, (d) margin stock, (e) [reserved], (f) any lease, license or other agreements, or any property subject to a purchase money security interest, Finance Lease or similar arrangements, in each case to the extent permitted under the Loan Documents, to the extent that a pledge thereof or a security interest therein would violate or invalidate such lease, license or agreement, purchase

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money, Finance Lease or similar arrangement, or create a right of termination in favor of any other party thereto (other than the Borrowers or a Guarantor) after giving effect to the applicable anti-assignment clauses of the Uniform Commercial Code, the PPSA and applicable Laws, other than the proceeds and receivables thereof the assignment of which is expressly deemed effective under applicable Laws notwithstanding such prohibition, (g) any assets (including Equity Interests) owned by any CFC or any FSHCO; provided, that nothing in this clause (g) shall limit the pledge of assets by the Canadian Borrower or any other CFC or FSHCO that is designated a Guarantor pursuant to the definition of “Guarantor” to secure Obligations, (h) any assets not of the type eligible to be included in the Borrowing Base not otherwise excluded by this definition (other than assets of the Canadian Borrower or any other CFC or FSHCO that is designated a Guarantor pursuant to the definition of “Guarantor” to secure Obligations) if a pledge thereof or granting a security interest therein would result in a material adverse tax consequence as reasonably determined by UNFI in consultation with the Administrative Agent, (i) assets for which the Administrative Agent and UNFI have determined in their reasonable judgment and agree in writing that the cost of creating such pledges or security interests therein would be excessive in view of the benefits to be obtained by the Lenders therefrom, (j) any intent-to-use trademark application in the United States prior to the filing of a “Statement of Use” or “Amendment to Allege Use” with respect thereto, to the extent, if any, that, and solely during the period, if any, in which, the grant, attachment, or enforcement of a security interest therein would impair the validity or enforceability of such intent-to-use trademark application under applicable Federal law and (k) Excluded Equity; provided, however, if any of the foregoing assets (other than those described in clause (a) above) shall constitute collateral or security for the Term Loan Facility, such asset shall not constitute Excluded Property hereunder. Notwithstanding anything to the contrary contained herein, the Obligors shall not be required to take any steps beyond filing a UCC or PPSA financing statement to perfect the Administrative Agent’s Liens on the following: (i) motor vehicles and other assets subject to certificates of title to the extent a Lien thereon cannot be perfected by the filing of a UCC or PPSA financing statement, (ii) letter of credit rights to the extent a Lien thereon cannot be perfected by the filing of a UCC or PPSA financing statement, (iii) commercial tort claims expected to result in a recovery of less than an amount to be set forth in the applicable Security Documents, (iv) any cash, deposit accounts and securities accounts (including securities entitlements and related assets) (it being understood that this exclusion shall not affect the grant of the Lien on proceeds of Collateral and all proceeds of Collateral shall be Collateral), unless the foregoing constitutes ABL Priority Collateral, and (v) assets for which the Administrative Agent and UNFI have determined in their reasonable judgment and agree in writing that the cost of perfecting such pledges or security interests therein would be excessive in view of the benefits to be obtained by the Lenders therefrom; provided, however, if the Obligors shall have taken any additional perfection steps with respect to the Term Loan Facility with respect to any of the foregoing assets, the Obligors shall be obligated to take the same perfection steps under the Loan Documents with respect to such asset.
Excluded Swap Obligation: with respect to an Obligor, each Swap Obligation as to which, and only to the extent that, such Obligor’s guaranty of or grant of a Lien as security for such Swap Obligation is or becomes illegal under the Commodity Exchange Act because the Obligor does not constitute an “eligible contract participant” as defined in the act (determined after giving effect to any keepwell, support or other agreement for the benefit of such Obligor and all guarantees of Swap Obligations by other Obligors) when such guaranty or grant of Lien becomes effective with respect to the Swap Obligation. If a Hedging Agreement governs more than one Swap Obligation, only the Swap Obligation(s) or portions thereof described in the foregoing sentence shall be Excluded Swap Obligation(s) for the applicable Obligor.
Excluded Taxes: any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision

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thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal or Canadian withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by UNFI under Section 13.4) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 5.9, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 5.10, and (d) any withholding Taxes imposed under FATCA.

Existing Letters of Credit: those letters of credit issued by any Issuing Banks under the Existing UNFI ABL Credit Agreement that are outstanding on the Closing Date, and listed on Schedule 1.1(e) attached hereto.
Existing UNFI ABL Credit Agreement: as defined in the recitals to this Agreement.
Extraordinary Expenses: all costs, expenses or advances that (i) Administrative Agent may incur during a Default or Event of Default, or during the pendency of an Insolvency Proceeding of an Obligor, or (ii) any Lender may incur at any time after the acceleration of the Obligations hereunder or during the pendency of an Insolvency Proceeding of an Obligor, including, in each case, those relating to (a) any audit, inspection, repossession, storage, repair, appraisal, insurance, manufacture, preparation or advertising for sale, sale, collection, or other preservation of or realization upon any Collateral; (b) any action, arbitration or other proceeding (whether instituted by or against Administrative Agent, any Lender, any Obligor, any representative of creditors of an Obligor or any other Person) in any way relating to any Collateral (including the validity, perfection, priority or avoidability of Administrative Agent’s Liens with respect to any Collateral), Loan Documents, Letters of Credit or Obligations, including any lender liability or other Claims; (c) the exercise, protection or enforcement of any rights or remedies of Administrative Agent in, or the monitoring of, any Insolvency Proceeding; (d) settlement or satisfaction of any taxes, charges or Liens with respect to any Collateral; (e) any Enforcement Action; (f) negotiation and documentation of any modification, waiver, workout, restructuring or forbearance with respect to any Loan Documents or Obligations; and (g) Protective Advances. Such costs, expenses and advances include transfer fees, Other Taxes, storage fees, insurance costs, permit fees, utility reservation and standby fees, legal fees, appraisal fees, brokers’ fees and commissions, auctioneers’ fees and commissions, accountants’ fees, environmental study fees, wages and salaries paid to employees of any Obligor or independent contractors in liquidating any Collateral, and travel expenses.
FATCA: Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Code, and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.
Federal Funds Rate: for any period, a fluctuating interest rate per annum equal to, for each day during such period, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by Administrative Agent from three Federal funds brokers of recognized standing selected by it (and, if any such rate is below zero, then the rate determined pursuant to this definition shall be deemed to be zero).

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Fee Letters: (a) each Fee Letter, dated as of the Closing Date, among the Borrowers and a Joint Lead Arranger party thereto (each an “Arranger Fee Letter”), and (b) the Fee Letter, dated as of the Closing Date, among the Borrowers and the Administrative Agent, in all cases, as amended and in effect from time to time.
FILO Tranche: the meaning specified therefor in Section 2.1.7(b) of this Agreement.
Finance Lease: any lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.
Fiscal Intermediary: any qualified insurance company or other Person that has entered into an ongoing relationship with any Governmental Authority to make payments to payees under Medicare, Medicaid or any other federal, state or local public health care or medical assistance program pursuant to any of the Health Care Laws.
Fiscal Period: each of the twelve (12) periods of either four weeks or five weeks (as applicable) in each Fiscal Year, as further described on Schedule 1.1(b) attached hereto.
Fiscal Quarter: any fiscal quarter described on Schedule 1.1(b) attached hereto.
Fiscal Year: the fiscal year of Borrowers and Subsidiaries for accounting and tax purposes, ending on the Saturday closest to July 31 of each year.
Fixed Charge Coverage Ratio: the ratio, determined on a consolidated basis for Borrowers and Subsidiaries as of any date of determination for the Test Period then most recently ended, of (a) Consolidated EBITDA minus Capital Expenditures (except those financed with Borrowed Money other than Loans) and cash taxes paid (net of cash tax refunds received), to (b) Fixed Charges.
Fixed Charges: the sum of the following, to the extent paid or required to be paid in cash: by UNFI or any of its Restricted Subsidiaries (in each case to a Person other than UNFI or a Restricted Subsidiary): Consolidated Cash Interest Charges and scheduled principal payments made on Borrowed Money.
Floor: a per annum rate of zero.
FLSA: the Fair Labor Standards Act of 1938.
Foreign Lender: any Lender that is not a U.S. Person.
Foreign Plan: any employee benefit plan or arrangement (a) maintained or contributed to by any Obligor or Subsidiary that is not subject to the laws of the United States or any jurisdiction in Canada; or (b) mandated by a government other than the United States (including any local or state government) or Canada (or any Canadian provincial or territorial government) for employees of any Obligor or Subsidiary.
Foreign Subsidiary: any Subsidiary that is organized under the laws of any political subdivision of any jurisdiction other than the United States.
Fronting Exposure: a Defaulting Lender’s interest in LC Obligations, Swingline Loans and Protective Advances, except to the extent Cash Collateralized by the Defaulting Lender or allocated to other Lenders hereunder.

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FSHCO: any Subsidiary that is not a Canadian Subsidiary that owns no material assets (directly or through one or more entities treated as flow-through entities for U.S. federal income tax purposes) other than Equity Interests (or Equity Interests and Debt) of one or more CFCs and cash or Cash Equivalents incidental thereto.
Full Payment: with respect to any Obligations (other than (i) Secured Bank Product Obligations with respect to Bank Products consisting of Hedging Agreements, as to which, in the case of this clause (i), payment of any termination amount is then applicable (or which would or could become applicable as a result of the repayment of the other Obligations) under Hedging Agreements may be required by the applicable Secured Bank Product Provider, and (ii) any other Secured Bank Product Obligations as to which, in the case of this clause (ii) only, arrangements satisfactory to the applicable Secured Bank Product Provider have been made): (a) the full cash payment in U.S. Dollars thereof, including any interest, fees and other charges accruing during an Insolvency Proceeding (whether or not allowed in the proceeding but excluding any contingent indemnification obligations for which no claim has been made); and (b) if such Obligations are LC Obligations or inchoate or contingent in nature (other than any contingent indemnification obligations for which no claim has been made), Cash Collateralization thereof (or delivery of a standby letter of credit acceptable to the Administrative Agent in its discretion, in the amount of required Cash Collateral). No U.S. Revolver Loans or Canadian Loans shall be deemed to have been paid in full until all U.S. Revolver Commitments or Canadian Commitments, as the case may be, have expired or been terminated.
GAAP: generally accepted accounting principles in effect in the United States from time to time.
Governmental Approvals: all authorizations, consents, approvals, licenses and exemptions of, registrations and filings with, and required reports to, all Governmental Authorities.
Governmental Authority: any federal, state, provincial, territorial, local, foreign or other agency, authority, body, commission, court, instrumentality, political subdivision, central bank, or other entity or officer exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions for any governmental, judicial, investigative, regulatory or self-regulatory authority (including the Financial Conduct Authority, the Prudential Regulation Authority and any supra-national bodies such as the European Union or European Central Bank).
Guarantee and Collateral Requirement: the requirement that:
(a)    all payment Obligations of the Borrowers and the Guarantors shall have been unconditionally guaranteed, jointly and severally, solely by each wholly-owned Subsidiary of UNFI, in each case, other than any Excluded Obligor; provided, that each Borrower shall, in addition to becoming a party to the Closing Date Guaranty Agreement, accede to this Agreement and be bound by the provisions herein, including Section 5.11;
(b)    [reserved];
(c)    (i) the Administrative Agent shall have received each Security Document required to be delivered on the Closing Date pursuant to Section 6.2.2(b) (in each case, in a form approved by the Administrative Agent and UNFI in their reasonable discretion without the further consent of any other party hereto so long as the form thereof is consistent with the requirements in this Guarantee and Collateral Requirement), in each case duly executed by each applicable Borrower and each applicable Subsidiary of UNFI that is required to be a Guarantor pursuant to clause (a) above from time to time and such Security Documents, taken as a whole and together with the other documents, instruments and actions described in this Guarantee and Collateral Requirement but

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subject to the limitations set forth herein (including limitations with respect to Excluded Property), shall grant Liens in favor of the Administrative Agent on all Collateral in order to secure the Obligations and (ii) to the extent the Term Loan Agreement is outstanding, the Administrative Agent and the Term Loan Facility Agent shall have entered into, and each Obligor (other than any Canadian Obligor) shall have entered into or acknowledged, the Intercreditor Agreement;
(d)    (i) the Obligors shall have taken all actions reasonably necessary (including, without limitation, entering into and delivering Credit Card Notifications) and delivered to the Administrative Agent or such other applicable Person all documents, UCC financing statements, PPSA financing statements, filings with the United States Copyright Office, the United States Patent and Trademark Office and the Canadian Intellectual Property Office covering Collateral that consists of Intellectual Property, other filings, instruments, Equity Interests and related transfer powers (as more fully set forth herein), in each case, pursuant to the terms of the applicable Security Document that are necessary to perfect the Liens described in the Collateral and (ii)(x) in the case of any such Liens granted by the Canadian Obligors, such Liens shall be perfected on a first-priority basis, (y) in the case of any such Liens granted by the U.S. Obligors over Collateral constituting ABL Priority Collateral, such Liens shall be perfected on a first-priority basis and (z) in the case of any such Liens granted by the U.S. Obligors over Collateral constituting Term Priority Collateral, such Liens shall be perfected on a second-priority basis to the extent the first-priority Lien with respect to such Collateral is granted in favor of the Term Loan Facility Agent, in each case subject to Permitted Liens; provided, that Term Priority Collateral that is required to be delivered to the Administrative Agent hereunder or under any Security Document shall be delivered to the Term Loan Facility Agent instead to the extent required under the Intercreditor Agreement and, to the extent so delivered, shall be held by the Term Loan Facility Agent as gratuitous bailee for the applicable Secured Parties solely for the purpose of perfecting the security interest granted to the Administrative Agent under the applicable Security Documents; provided, further, that no filings shall be required to be made other than, for the purposes of perfection, pursuant to the UCC with the office of the secretary of state (or similar filing office) of the relevant State(s), the PPSA or, solely with respect to intellectual property constituting Collateral, with the applicable United States governmental offices and the Canadian Intellectual Property Office; and
(e)    in furtherance of and not in limitation of clauses (c) and (d) above but subject to the proviso in clause (d) above, all outstanding Equity Interests, in each case, directly owned by the Obligors and all intercompany Debt owing to any Obligor, in each case constituting Collateral and other than property excluded from the Guarantee and Collateral Requirement pursuant to the second full paragraph of this clause (e) of this Guarantee and Collateral Requirement definition, shall have been pledged in favor of the Administrative Agent pursuant to and to the extent required under the applicable Security Document and, to the extent required by the applicable Security Document, the Administrative Agent shall have received certificates or other instruments (if any) representing such Equity Interests and any such notes or other instruments, together with stock powers, note powers or other instruments of transfer (if applicable) with respect thereto endorsed in blank (collectively, the “Pledged Collateral”).
Notwithstanding the foregoing provisions of this definition or anything in this Agreement or any other Loan Document to the contrary:
(i)    Liens required to be granted from time to time pursuant to the Guarantee and Collateral Requirement (including perfection actions applicable thereto) and guarantees required to be provided pursuant to the Guarantee and Collateral Requirement shall, in each case, be subject to exceptions

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and limitations (including materiality thresholds and qualifiers) set forth in the Security Documents.

(ii)    The Guarantee and Collateral Requirement shall not apply to any Excluded Property.
(iii)    The execution and delivery of deposit account control agreement, securities account control agreement or other control agreements shall not be required with respect to any deposit account, securities account, commodities account or other asset specifically requiring perfection through control agreements or any other means of perfection by “control” (as such term is used under the UCC or the PPSA, as applicable) except to the extent set forth in Section 8.
(iv)    No actions in any jurisdiction other than the United States of America (including any state thereof and the District of Columbia) or Canada (including any province or territory thereof) shall be required in order to create any security interests in assets located, titled, registered or filed outside of the United States of America or Canada or to perfect such security interests including, in each case, intellectual property (it being understood that there shall be in no security agreements, pledge agreements or other security instruments governed by the laws of a non-U.S. jurisdiction other than the Canadian Security Documents).
(v)    The Administrative Agent may grant extensions of time for the granting and perfection of security interests where it reasonably determines, in consultation with UNFI, that such grant or perfection cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required by this Agreement or the Security Documents.
(vi)    (A) All Obligations shall be secured by the Collateral of all of the Obligors; and (B) in no event shall any CFC or FSHCO be required to become an Obligor.
(vii)    In no event shall the Collateral consist of Real Estate.
(viii)    The Security Documents shall include customary provisions relating to Excluded Swap Obligations.
Guarantor Payment: as defined in Section 5.11.3.
Guarantors: (a) as of the Closing Date, (1) Albert’s Organics, Inc., a California corporation, (2) Arden Hills 2003 LLC, a Delaware limited liability company, (3) Associated Grocers of Florida, Inc., a Florida corporation, (4) Blue Marble Brands, LLC, a Delaware limited liability company, (5) Cambridge 2006 L.L.C., a Delaware limited liability company, (6) Centralia Holdings, LLC, a Delaware limited liability company, (7) Champlin 2005 L.L.C., a Delaware limited liability company, (8) Cub Stores, LLC, a Delaware limited liability company, (9) Cub Stores Holdings, LLC, a Delaware limited liability company, (10) DS & DJ Realty, LLC, a Florida limited liability company, (11) FF Acquisition, L.L.C., a Virginia limited liability company, (12) Foodarama LLC, a Delaware limited liability company, (13) Hazelwood Distribution Company, Inc., a Delaware corporation, (14) Hazelwood Distribution Holdings, Inc., a

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Delaware corporation, (15) Hopkins Distribution Company, LLC, a Delaware limited liability company, (16) Hornbacher’s, Inc., a Delaware corporation, (17) Inver Grove Heights 2001 L.L.C., a Delaware limited liability company, (18) Maplewood East 1996 L.L.C., a Delaware limited liability company, (19) Monticello 1998 L.L.C., a Delaware limited liability company, (20) Natural Retail Group, Inc., a Delaware corporation, (21) Nor-Cal Produce, Inc., a California corporation, (22) SFW Holding Corp., a Delaware corporation, (23) Shop ‘N Save East, LLC, a Delaware limited liability company, (24) Shop ‘N Save St. Louis, Inc., a Missouri corporation, (25) Shop ‘N Save Warehouse Foods, Inc., a Missouri corporation, (26) Shoppers Food Warehouse Corp., an Ohio corporation, (27) SUPERVALU INC., a Delaware corporation, (28) SUPERVALU Licensing, LLC, a Delaware limited liability company, (29) SUPERVALU Pharmacies, Inc. , a Minnesota corporation, (30) SUPERVALU Transportation, Inc., a Minnesota corporation, (31) Tony’s Fine Foods, a California corporation, (32) UNFI Distribution Company, LLC, a Delaware limited liability company, (33) UNFI Grocers Distribution, Inc., a California corporation, (34) UNFI Wholesale, Inc., a Delaware corporation, (35) United Natural Foods West, Inc., a California corporation, (36) United Natural Trading, LLC, a Delaware limited liability company, (37) W. Newell & Co., LLC, a Delaware limited liability company, (b) after the Closing Date, each other Person who becomes a Canadian Subsidiary or a Domestic Subsidiary and guarantees payment or performance of any Obligations and (c) subject to the prior written consent of the Administrative Agent with respect to any Person that is not a Canadian Subsidiary or a Domestic Subsidiary, each other Person who guarantees payment or performance of any Obligations.
Guaranty: (a) the Closing Date Guaranty Agreement and (b) each other guaranty agreement executed by a Guarantor in favor of the Administrative Agent.
Hazardous Materials: all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants including petroleum or petroleum distillates, natural gas, natural gas liquids, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, toxic mold, infectious wastes and all other substances, wastes, chemicals, pollutants, contaminants or compounds of any nature in any form regulated pursuant to any Environmental Law.
Health Care Laws: all federal, state and local laws, rules, and regulations, governing health care providers and suppliers (including pharmacies), primarily relating to patient healthcare, any health care provider, medical assistance and cost reimbursement including health care provided under State Medicaid and the Federal Medicare programs, as now or at any time hereafter in effect, applicable to the business of an Obligor as conducted from time to time.
Hedging Agreement: any “swap agreement” as defined in Section 101(53B)(A) of the Bankruptcy Code.
Hedging Agreements MTM Value: an amount equal to the then aggregate outstanding mark-to-market (“MTM”) exposure of all Obligors to the relevant Secured Bank Product Providers for all Qualified Secured Bank Product Obligations or Secured Bank Product Obligations (as applicable and calculated separately) as provided by the applicable Secured Bank Product Provider to the Administrative Agent from time to time in accordance with the succeeding requirements. Such exposure shall be the sum of the positive aggregate MTM values of all Qualified Secured Bank Product Obligations or Secured Bank Product Obligations (as applicable and calculated separately) owing to such Secured Bank Product Provider at the time of the relevant calculation. The aggregate MTM value of all Qualified Secured Bank Product Obligations or Secured Bank Product Obligations, as applicable, owing to such Secured Bank Product Provider shall be calculated by such Secured Bank Product Provider in its reasonable discretion; provided that UNFI and the relevant Secured Bank Product Provider shall provide any supporting documentation for such value as may be reasonably requested from such person by the Administrative Agent. For the avoidance of doubt, if the MTM value of all Qualified Secured Bank Product Obligations or Secured Bank

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Product Obligations (as applicable and calculated separately) owing to a Secured Bank Product Provider is a negative amount owing to such Secured Bank Product Provider (i.e., if all such Hedging Agreements with such Secured Bank Product Provider are in-the-money to the relevant Obligor on a net basis), such MTM value shall be treated as zero in calculating the Qualified Secured Bank Product Reserve or Secured Bank Product Reserve, as applicable. The MTM value for this purpose shall be calculated by the relevant Secured Bank Product Provider and provided to the Administrative Agent, the relevant Obligor and UNFI together with the supporting calculations and documentation therefor (i) on or prior to the date on which obligations are designated as Qualified Secured Bank Product Obligations or Secured Bank Product Obligations, as applicable and (ii) thereafter (x) from time to time as reasonably determined by the applicable Secured Bank Product Provider and (y) on any other dates on which a request is made by the Administrative Agent, the relevant Obligor or UNFI, as applicable, for such MTM value. The Administrative Agent shall use such MTM value in calculating the relevant portion of the Qualified Secured Bank Product Reserve or Secured Bank Product Reserve, as applicable. Prior to any Secured Bank Product Provider providing the MTM value, obligations will not be designated as Qualified Secured Bank Product Obligations or Secured Bank Product Obligations, as applicable, for the purposes of this Agreement, until such time as a MTM value is provided by such Secured Bank Product Provider; provided, however, no such notice shall be required to be given by Wells Fargo or its Affiliates in order for such obligations to constitute Secured Bank Product Obligations.
HIPAA: the Health Insurance Portability and Accountability Act of 1996, as the same now exists or may hereafter from time to time be amended, modified, recodified or supplemented, together with all rules and regulations thereunder.
HIPAA Compliance Date: as defined in Section 9.1.29.(b).
HIPAA Compliance Plan: as defined in Section 9.1.29.(a).
Immaterial Subsidiary: any Subsidiary of a Borrower that, together with its Subsidiaries, (a) generated less than 5% of gross revenues for the Fiscal Year most recently ended or (b) had total assets (including Equity Interests in other Subsidiaries and excluding investments that are eliminated in consolidation) of less than 5% of the total assets of the Borrowers and their Subsidiaries, on a consolidated basis, as of the end of the Fiscal Year most recently ended; provided, however, that if at any time there are Subsidiaries that are classified as “Immaterial Subsidiaries” but that collectively (i) generated more than 5% of gross revenues for the Fiscal Year most recently ended or (ii) had total assets (including Equity Interests in other Subsidiaries and excluding investments that are eliminated in consolidation) of equal to or greater than 5% of the total assets of the Borrowers and their Subsidiaries on a consolidated basis, as of the end of the Fiscal Year most recently ended, then the Borrowers shall cause such Subsidiaries to comply with the provisions of Section 10.1.9 such that, after such Subsidiaries become Guarantors hereunder, the Subsidiaries that are not Guarantors shall (A) have generated less than 5% of gross revenues for the Fiscal Year most recently ended and (B) have had total assets of less than 5% of the total assets of the Borrowers and their Subsidiaries on a consolidated basis as of the end of the Fiscal Year most recently ended. To the extent any of such Subsidiaries are acquired or formed during the relevant Fiscal Year, the percentages set forth above shall be calculated on a pro forma basis after giving effect to such acquisition or formation as if such acquisition or formation had occurred on the first day of such Fiscal Year.
Incremental Equivalent Debt: Debt of any Borrower or any Subsidiary in an aggregate principal amount not to exceed the Maximum Incremental Facilities Amount so long as (A) such Debt shall not mature prior to the date that is ninety-one (91) days after the latest Termination Date (or prior to the latest Termination Date in the case of any such Debt that is secured with a Lien on the Term Loan Priority Collateral ranking pari passu with the Liens securing the Term Loan Facility); provided, that the foregoing requirements of this clause (A) shall not apply to the extent such Debt constitutes a customary bridge

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facility, so long as the long-term Debt into which such customary bridge facility is to be converted or exchanged satisfies the requirements of this clause (A), (B) such Debt shall not have mandatory prepayment, redemption or offer to purchase events more onerous than those applicable to the initial term loans under the Term Loan Facility; provided, that the foregoing requirements of this clause (2) shall not apply to the extent such Debt constitutes a customary bridge facility, so long as the long-term Debt into which such customary bridge facility is to be converted or exchanged satisfies the requirements of this clause (B), (C) in the case of any secured Incremental Equivalent Debt, shall be subject to customary intercreditor terms (including those in the Intercreditor Agreement and/or any other lien subordination and intercreditor arrangement reasonably satisfactory to UNFI and the Administrative Agent, as applicable), (D) such Debt is not guaranteed by any Person other than any Obligor, (E) if such Debt is secured, it is not secured by any assets other than the Collateral and (F) such Debt shall be incurred by a U.S. Obligor.
Incremental Fixed Dollar Basket: an amount equal to $750,000,000.
Indemnified Taxes: (a) Taxes other than Excluded Taxes imposed on or with respect to any payment made by or on account of any Obligation of any Borrower or Guarantor under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.
Indemnitees: Agent Indemnitees, Lender Indemnitees, Issuing Bank Indemnitees, Sustainability Structuring Agent Indemnitees and Wells Fargo Indemnitees.
Individual Letter of Credit Commitment: as to any Issuing Bank, its commitment to issue or cause to be issued Letters of Credit or Canadian Reimbursement Undertakings in support of the issuance of Canadian Letters of Credit in support of the issuances of Canadian Letters of Credit, and to amend, increase or extend Letters of Credit or Canadian Reimbursement Undertakings previously issued by it, pursuant to Section 2.3, in an aggregate face amount at any time outstanding not to exceed (a) in the case of any Issuing Bank party hereto as of the Closing Date, the amount set forth opposite such Issuing Bank’s name on Schedule 1.1(c) and (b) in the case of any Lender that becomes an Issuing Bank hereunder thereafter, the amount which shall be set forth in the written agreement by which such Lender shall become an Issuing Bank hereunder, in each case as such commitment may be changed from time to time pursuant to the terms hereof or with the agreement in writing of such Issuing Bank, UNFI and the Administrative Agent. The aggregate Individual Letter of Credit Commitments of all the Issuing Banks shall be less than or equal to the LC Sublimit at all times.
Insolvency Proceeding: any case or proceeding commenced by or against a Person under any state, provincial, territorial, federal or foreign law for, or any agreement of such Person to, (a) the entry of an order for relief under the Bankruptcy Code, any Canadian Debtor Relief Law, or any other insolvency, debtor relief or debt adjustment law; (b) the appointment of a receiver, interim receiver, receiver manager, trustee, liquidator, administrator, conservator or other custodian for such Person or any part of its Property; (c) an assignment or trust mortgage for the benefit of creditors; or (d) in the case of the Canadian Borrower or any Canadian Subsidiary, the filing of a notice of intention to make a proposal or the filing of a proposal under the Bankruptcy and Insolvency Act (Canada).
Intellectual Property: all intellectual property rights and similar Property of a Person, including inventions, designs, patents, copyrights, trademarks, service marks, trade names, trade secrets, confidential or proprietary information, customer lists, know-how, software and databases; all goodwill associated therewith or symbolized by the foregoing; all embodiments or fixations thereof and all related documentation, applications, registrations and franchises; all extensions or renewals thereof; all licenses or other rights to use any of the foregoing; and all books and records relating to the foregoing; and all rights to sue for past, present and future infringements of any of the foregoing.

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Intellectual Property Claim: any claim or assertion (whether in writing, by suit or otherwise) that a Borrower’s or Subsidiary’s ownership, use, marketing, sale or distribution of any Inventory, Equipment, Intellectual Property or other Property or service violates another Person’s Intellectual Property.
Intercreditor Agreement: the Intercreditor Agreement dated as of August 30, 2018, by and between the Administrative Agent and the Term Loan Facility Agent, and acknowledged by the Obligors (other than the Canadian Borrower), as modified by that certain Lien Sharing and Priority Confirmation Joinder (as defined therein), dated as of the Closing Date, as such agreement may be amended, supplemented, modified, restated, renewed or replaced (whether upon or after termination or otherwise) in whole or in part from time to time.
Interest Period: with respect to any Applicable Offered Rate Loan, a period commencing on the date of the making of such Applicable Offered Rate Loan (or the continuation of an Applicable Offered Rate Loan or the conversion of a Base Rate Loan to an Applicable Offered Rate Loan in the same currency) and ending (X) 1, 3 or 6 months thereafter in the case of a SOFR Loan (Y) 1, 2 or 3 months thereafter in the case of a CDOR Rate Loan; provided, that (a) interest shall accrue at the applicable rate based upon Applicable Offered Rate from and including the first day of each Interest Period to, but excluding, the day on which any Interest Period expires, (b) any Interest Period that would end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day, (c) with respect to an Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period), the Interest Period shall end on the last Business Day of the calendar month that is (X) in the case of a SOFR Loan, 1, 3 or 6 months and (Y) in the case of a CDOR Rate Loan, in each case after the date on which the Interest Period began, as applicable, (d) Borrowers may not elect an Interest Period which will end after the Termination Date and (e) no tenor that has been removed from this definition pursuant to Section 3.6(d)(iii)(D) shall be available for specification in any Applicable Offered Rate Notice or conversion or continuation notice.
Inventory: as defined in the UCC or PPSA, as applicable, including all goods intended for sale, lease, display or demonstration; all work in process; and all raw materials, and other materials and supplies of any kind that are or could be used in connection with the manufacture, printing, packing, shipping, advertising, sale, lease or furnishing of such goods, or otherwise used or consumed in a Borrower’s business (but excluding Equipment).
Inventory Formula Amount: 90% (or, for a ninety-one (91) day period between August 25th of any calendar year and January 15th of the immediately following calendar year, 92.5% (each such period, a “Seasonal Advance Period”)) of the NOLV Percentage of the Value of Eligible Inventory of each Obligor; provided that the Seasonal Advance Period shall be subject to the proviso in Section 2.1.7(b)(g). Prior to any Seasonal Advance Period, the Borrowers shall be required to provide the Administrative Agent with prior written notice of the election of any such ninety-one (91)-day period for a given year.
Inventory Reserve: reserves established by Administrative Agent in its Permitted Discretion to reflect factors that may negatively impact the Value of Inventory, including change in salability, obsolescence, seasonality, theft, shrinkage, imbalance, change in composition or mix, markdowns and vendor chargebacks.
Investment: any acquisition of all or substantially all assets of a Person; any acquisition of record or beneficial ownership of any Equity Interests of a Person; or any advance or capital contribution to or other investment (in the form of equity or other assets) in a Person. The amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such

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Investment but giving effect to any returns or distributions of capital or repayment of principal actually received in cash by such other Person with respect thereto (but only to the extent that the aggregate amount of all such returns, distributions and repayments with respect to such Investment does not exceed the principal amount of such Investment and less any such amount which increases the Available Equity Amount; it being understood that any returns of capital or sale proceeds actually received by any Borrower or Restricted Subsidiary in cash in respect of any Investments in excess of the amount of such Investment valued at cost at the time such Investment was made shall increase the Available Equity Amount (to the extent such excess amount of returns or proceeds would otherwise increase the Available Equity Amount pursuant to the definition thereof)).
Investment Grade Account Debtor: an Account Debtor that, at the time of determination, has a corporate credit rating, family rating or long term debt rating of BBB- or higher by S&P and Baa3 or higher by Moody’s.
IRS: the United States Internal Revenue Service.
ISP: with respect to any Letter of Credit, the International Standby Practices 1998 (International Chamber of Commerce Publication No. 590) and any version or revision thereof accepted by the Issuing Bank for use.
Issuer Document: with respect to any Letter of Credit, a letter of credit application, a letter of credit agreement, or any other document, agreement or instrument entered into (or to be entered into) by a Borrower in favor of Issuing Bank or Canadian Underlying Issuer and relating to such Letter of Credit.
Issuing Bank: each of (i) Wells Fargo Bank, National Association and any Affiliate of Wells Fargo Bank, National Association, (ii) each other Lender listed on Schedule 1.1(c) (and, in each case, any Affiliate of any such Lender selected by such Lender to issue Letters of Credit on its behalf) and (iii) any replacement Letter of Credit issuer appointed pursuant to Section 2.3.4 and any other Lender designated as an Issuing Bank by UNFI and (iv) any other Canadian Lender who agrees to issue Canadian Reimbursement Undertakings for the purpose of issuing or facilitating the issuance of Canadian Letters of Credit.
Issuing Bank Indemnitees: each Issuing Bank and its Affiliates and their respective officers, directors, employees, agents and attorneys.
ITA: the Income Tax Act (Canada).
Junior Debt: Debt incurred by an Obligor that is (w) in excess of the Threshold Amount and contractually subordinated in right of payment to the prior payment of all Obligations of such Obligor under the Loan Documents, (x) in excess of the Threshold Amount and contractually junior in priority to the Liens securing the Obligations or (z) in excess of the Threshold Amount and is unsecured, to the extent, in the case of this clause (z), any prepayment, redemption, purchase, defeasance or other satisfaction prior to the scheduled maturity thereof is funded by a Borrowing.
KPIs: as defined in Section 2.2.
LC Documents: all documents, instruments and agreements (including LC Requests, LC Applications) delivered by the applicable Borrowers or any other Person to the applicable Issuing Bank, the Canadian Underlying Issuer or the Administrative Agent in connection with any Canadian Letter of Credit.
LC Obligations: U.S. LC Obligations and/or Canadian LC Obligations, as the context requires.

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LC Request: a request for issuance of a Letter of Credit, to be provided by UNFI or the Canadian Borrower, as the case may be, to the Administrative Agent and applicable Issuing Bank, in form satisfactory to the Administrative Agent and the applicable Issuing Bank.
LC Sublimit: an amount equal to the U.S. Dollar Equivalent of $300,000,000; provided, that only up to $25,000,000 of such amount shall be available for the issuance of Canadian Letters of Credit.
Lead Arrangers: collectively, Wells Fargo Bank, National Association, Bank of America, N.A., JPMorgan Chase Bank, N.A. and U.S. Bank National Association in their capacities as lead arrangers and bookrunners with respect to this Agreement.
Lender Indemnitees: Lenders and Secured Bank Product Providers, and their Affiliates and their respective officers, directors, employees, agents and attorneys.
Lenders: as defined in the preamble to this Agreement, including the U.S. Revolver Lenders, the Canadian Lenders, each Swingline Lender and any other Person who hereafter becomes a “U.S. Revolver Lender” and/or a “Canadian Lender” pursuant to an Assignment and Acceptance.
Lending Office: the office designated as such by the applicable Lender at the time it becomes party to this Agreement or thereafter by notice to (a) with respect to a U.S. Revolver Lender, Administrative Agent and UNFI and (b) with respect to a Canadian Lender, Administrative Agent and UNFI.
Letter of Credit: any standby or commercial letter of credit (including the Existing Letters of Credit) issued by the applicable Issuing Bank or by a Canadian Underlying Issuer at the request of an Issuing Bank, as the context requires, for the account of a Borrower or a Subsidiary, or any indemnity, guarantee, exposure transmittal memorandum or similar form of credit support issued by Administrative Agent, Canadian Underlying Issuer or the applicable Issuing Bank for the benefit of a Borrower or a Subsidiary. Subject to the LC Sublimit, Letters of Credit issued for the account or benefit of a Borrower or a Subsidiary shall be issued in Canadian Dollars or U.S. Dollars.
Letter of Credit Collateralization: either (a) providing cash collateral (pursuant to documentation reasonably satisfactory to Administrative Agent (including that Administrative Agent has a first priority perfected Lien in such cash collateral), including provisions that specify that the Letter of Credit Fees and all commissions, fees, charges and expenses provided for in Section 2.3(k) of this Agreement (including any fronting fees) will continue to accrue while the Letters of Credit and Canadian Reimbursement Undertakings are outstanding) to be held by Administrative Agent for the benefit of the U.S. Revolver Lenders in an amount equal to 105% of the then existing Letter of Credit Usage, (b) delivering to Administrative Agent documentation executed by all beneficiaries under the Letters of Credit, in form and substance reasonably satisfactory to Administrative Agent and Issuing Bank, terminating all of such beneficiaries’ rights under the Letters of Credit, or (c) providing Administrative Agent with a standby letter of credit, in form and substance reasonably satisfactory to Administrative Agent, from a commercial bank acceptable to Administrative Agent (in its sole discretion) in an amount equal to 105% of the then existing Letter of Credit Usage (it being understood that the Letter of Credit Fee and all fronting fees set forth in this Agreement will continue to accrue while the Letters of Credit or Canadian Reimbursement Undertakings are outstanding and that any such fees that accrue must be an amount that can be drawn under any such standby letter of credit).
Letter of Credit Disbursement: a payment made by Issuing Bank pursuant to a Letter of Credit or Canadian Reimbursement Undertaking.

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Letter of Credit Exposure: as of any date of determination with respect to any Lender, such Lender’s participation in the Letter of Credit Usage pursuant to Section 2.3(e) on such date.
Letter of Credit Fee: as defined in Section 3.2.2.
Letter of Credit Indemnified Costs: as defined in Section 2.3(f).
Letter of Credit Related Person: as defined in Section 2.3(f).
Letter of Credit Usage: as of any date of determination, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit, plus (b) the aggregate amount of outstanding reimbursement obligations (including pursuant to Canadian Reimbursement Undertakings) with respect to Letters of Credit which remain unreimbursed or which have not been paid through a U.S. Revolver Loan and/or Canadian Loan.
License: any license or agreement under which an Obligor is authorized to use Intellectual Property in connection with any manufacture, marketing, distribution or disposition of Collateral, any use of Property or any other conduct of its business.
Licensor: any Person from whom an Obligor obtains the right to use any Intellectual Property.
Lien: any Person’s interest in Property securing an obligation owed to, or a claim by, such Person, whether such interest is based on common law, statute or contract, including liens, security interests, pledges, Licenses, hypothecations, statutory trusts, reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases, and other title exceptions and encumbrances affecting Property. For avoidance of doubt, the interest of a landlord or lessor under a lease or license that is not a Finance Lease shall not in and of itself be regarded to be a Lien on the property interest of the tenant or lessee pursuant to the subject lease.
Lien Waiver: an agreement, in form and substance reasonably satisfactory to the Administrative Agent, by which (a) for any material Collateral located on leased premises, the lessor waives or subordinates any Lien it may have on the Collateral, and agrees to permit the Administrative Agent to enter upon the premises and remove the Collateral or to use the premises to store or dispose of the Collateral; (b) for any Collateral held by a warehouseman, processor, shipper, carrier, customs broker or freight forwarder, such Person waives or subordinates any Lien it may have on the Collateral, agrees to hold any Documents in its possession relating to the Collateral as agent for the Administrative Agent, and agrees to deliver the Collateral to the Administrative Agent upon request; (c) for any Collateral held by a repairman, mechanic or bailee, such Person acknowledges the Administrative Agent’s Lien, waives or subordinates any Lien it may have on the Collateral, and agrees to deliver the Collateral to the Administrative Agent upon request; and (d) for any Collateral subject to a Licensor’s Intellectual Property rights, the Licensor grants to Administrative Agent the right, vis-à-vis such Licensor, to enforce Administrative Agent’s Liens with respect to the Collateral, including the right to dispose of it with the benefit of the Intellectual Property, whether or not a default exists under any applicable License.
Limited Condition Transaction: (x) any Permitted Acquisition or other similar investment, including by way of merger, by any Borrower or one or more of their Subsidiaries permitted pursuant to this Agreement whose consummation is not conditioned upon the availability of, or on obtaining, third party financing and (y) any redemption, repurchase, defeasance, satisfaction and discharge or repayment of indebtedness requiring irrevocable notice in advance of such redemption, repurchase, satisfaction and discharge or repayment.

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Loan: a U.S. Revolver Loan and/or a Canadian Loan, as the context requires.
Loan Account: the loan account established by each Lender on its books pursuant to Section 5.8.
Loan Documents: this Agreement, the Other Agreements, the Intercreditor Agreement and the Security Documents.
Loan Year: each 12 month period commencing on the Closing Date and on each anniversary of the Closing Date.
Management Addbacks: as defined in the definition of “Consolidated EBITDA”.
Margin Stock: as defined in Regulation U of the Board of Governors as in effect from time to time.
Material Adverse Effect: the effect of any event or circumstance that, taken alone or in conjunction with other events or circumstances, (a) has or could be reasonably expected to have a material adverse effect on the business, operations, Properties or condition (financial or otherwise) of the Obligors, taken as a whole, on the value of any material portion of the Collateral, on the enforceability of any Loan Documents, or on the validity or priority of Administrative Agent’s Liens on a material portion of the Collateral; (b) impairs the ability of the Obligors, taken as a whole, to perform their obligations under the Loan Documents; (c) otherwise results in a material adverse effect on the ability of Administrative Agent or any Lender to enforce or collect any material Obligations or to realize upon a material portion of the Collateral; or (d) any event or circumstance that constitutes a “Material Adverse Effect” (or similar term) under, and as defined in, the Term Loan Agreement.
Material Contract: any agreement or arrangement to which a Borrower or Subsidiary is party (other than the Loan Documents) for which breach, termination, nonperformance or failure to renew could reasonably be expected to have a Material Adverse Effect.
Maximum Incremental Facilities Amount: at any date of determination, an aggregate principal amount of up to (i) the Incremental Fixed Dollar Basket, plus (ii) the aggregate amount of voluntary prepayments of loans under (A) the Term Loan Facility (including purchases of such loans by the Borrowers or any of their Subsidiaries at or below par, in which case the amount of voluntary prepayments of such Loans shall be deemed not to exceed the actual purchase price of such Loans below par), other than from proceeds of long term Debt (other than revolving Debt) and (B) Incremental Equivalent Debt and other Debt permitted by Section 10.2.1(l), in each case secured on a pari passu basis with the Term Loan Facility and, in the case of any such Debt that is revolving in nature, to the extent such prepayments are accompanied by permanent commitment reductions, plus (iii) an unlimited amount, so long as in the case of this clause (iii) only, such amount at such date of determination can be incurred without causing (w) in the case of incremental Loans under the Term Loan Facility and Incremental Equivalent Debt, in each case, secured with a Lien on the Term Priority Collateral ranking pari passu with the Liens securing the obligations under the Term Loan Facility, the Consolidated First Lien Net Leverage Ratio to exceed 3.75 to 1.00, (x) in the case of incremental loans under the Term Loan Facility and Incremental Equivalent Debt, in each case that is secured by a Lien on the Term Priority Collateral ranking junior to the Lien securing the obligations under the Term Loan Facility or the Consolidated Secured Net Leverage Ratio to exceed 3.75 to 1.00 and (y) in the case of unsecured incremental loans under the Term Loan Facility and unsecured Incremental Equivalent Debt, the Consolidated Total Net Leverage Ratio to exceed 4.50 to 1.00, in each case on a pro forma basis, and after giving effect to any other transactions consummated in connection therewith and assuming for purposes of this calculation that (1) any cash proceeds of any incremental loans under the Term Loan Facility then being incurred shall not be netted from the numerator in the Consolidated First Lien Net Leverage

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Ratio, Consolidated Secured Net Leverage Ratio or Consolidated Total Net Leverage Ratio, as applicable, for purposes of calculating the Consolidated First Lien Net Leverage Ratio, Consolidated Secured Net Leverage Ratio or Consolidated Total Net Leverage Ratio, as applicable, under this clause (iii) for purposes of determining whether such incremental loans under the Term Loan Facility can be incurred and (2) in the case of any incremental revolving facility or any incremental term loan facility with delayed draw commitments, that the commitments thereunder are fully drawn on the date of incurrence (provided, however, that if amounts incurred under this clause (iii) are incurred concurrently with the incurrence of incremental loans under the Term Loan Facility (in each case, including any unused commitments obtained) in reliance on clause (i) and/or clause (ii) above, the Consolidated First Lien Net Leverage Ratio, Consolidated Secured Net Leverage Ratio or the Consolidated Total Net Leverage Ratio shall be calculated without giving effect to such amounts incurred (or commitments obtained) in reliance on the foregoing clause (i) and/or clause (ii)); provided, further, for the avoidance of doubt, to the extent the proceeds of any incremental loans under the Term Loan Facility are being utilized to repay Debt, such calculations shall give pro forma effect to such repayments. The Borrowers may elect to use clause (iii) above regardless of whether the Borrowers have capacity under clause (i) or clause (ii) above. Further, the Borrowers may elect to use clause (iii) above prior to using clause (i) or clause (ii) above, and if both clause (iii) and clause (i) and/or clause (ii) are available and the Borrowers do not make an election, then the Borrowers will be deemed to have elected to use clause (iii) above.
Medicaid: the health care financial assistance program jointly financed and administered by the Federal and State governments under Title XIX of the Social Security Act.
Medicare: the health care financial assistance program under Title XVIII of the Social Security Act.
Moody’s: Moody’s Investors Service, Inc., and its successors.
Multiemployer Plan: any employee benefit plan of the type defined in Section 4001(a)(3) of ERISA, to which any Obligor or ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.
Net Proceeds: (a) with respect to an Asset Disposition by UNFI or any Restricted Subsidiary or any Casualty Event, an amount equal to the excess, if any, of (i) the sum of cash and Cash Equivalents received in connection with such Asset Disposition or Casualty Event (including any cash or Cash Equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received and, with respect to any Casualty Event, any insurance proceeds or condemnation awards in respect of such Casualty Event actually received by or paid to or for the account of UNFI or any Restricted Subsidiary) over (ii) the sum of (A) the principal amount, premium or penalty, if any, interest and other amounts on any Debt that is secured by the asset subject to such Asset Disposition or Casualty Event and that is required to be repaid (and is timely repaid) in connection with such Asset Disposition or Casualty Event (other than Debt under the Loan Documents and Debt that is secured by Liens ranking junior to or pari passu with the Liens securing Obligations under the Loan Documents), (B) the out-of-pocket fees and expenses (including attorneys’ fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, other customary expenses, and brokerage, consultant and other customary fees) actually incurred by UNFI or such Restricted Subsidiary in connection with such Asset Disposition or Casualty Event, (C) Taxes paid or reasonably estimated to be actually payable in connection therewith (including, for the avoidance of doubt, any income, withholding and other Taxes payable as a result of the distribution of such proceeds to UNFI), and (D) any reserve for adjustment in respect of (x) the sale price of such asset or assets or purchase price adjustment established in accordance with GAAP and (y) any liabilities associated with such asset or assets and retained by UNFI or any Restricted Subsidiary after such sale or other disposition thereof, including pension and other post-employment benefit liabilities and liabilities related to environmental

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matters or with respect to any indemnification obligations associated with such transaction, it being understood that “Net Proceeds” shall include (i) any cash or Cash Equivalents received upon the disposition of any non-cash consideration by UNFI or any Restricted Subsidiary in any such Asset Disposition and (ii) upon the reversal (without the satisfaction of any applicable liabilities in cash in a corresponding amount) of any reserve described in clause (D) above or if such liabilities have not been satisfied in cash and such reserve is not reversed within 365 days after such Asset Disposition or Casualty Event, the amount of such reserve; and (b) (i) with respect to the incurrence or issuance of any Debt by UNFI or any Restricted Subsidiary, the excess, if any, of (x) the sum of the cash received in connection with such incurrence or issuance over (y) the investment banking fees, underwriting discounts, commissions, Taxes, costs and other out-of-pocket expenses and other customary expenses incurred by UNFI or such Restricted Subsidiary in connection with such incurrence or issuance and (ii) with respect to any issuance of Qualified Equity Interests of UNFI or any Restricted Subsidiary, the amount of cash from such Qualified Equity Issuance contributed to the capital of UNFI or such Restricted Subsidiary.
NOLV Percentage: one or more net orderly liquidation values of Inventory, each expressed as a percentage, expected to be realized at an orderly, negotiated sale held within a reasonable period of time, net of all liquidation expenses, as determined from the most recent appraisal of Borrowers’ Inventory performed by an appraiser and on terms reasonably satisfactory to Administrative Agent in its Permitted Discretion.
Non-Consenting Lender: any Lender (other than the Administrative Agent) that does not approve any consent, waiver or amendment that (a) requires the approval of all Lenders or all affected Lenders in accordance with the terms of Section 14.1 and (b) has been approved by the Required Lenders.
Non-Defaulting Lender: any Lender that is not a Defaulting Lender.
Notes: each U.S. Revolver Note, Canadian Note or other promissory note executed by a Borrower to evidence any Obligations.
Notice of Borrowing: a Notice of Borrowing to be provided by UNFI to request a Borrowing of Loans in a form reasonably satisfactory to Administrative Agent.
Notice of Conversion/Continuation: a Notice of Conversion/Continuation to be provided by UNFI to request a conversion or continuation of any Loans as Applicable Offered Rate Loans, in form satisfactory to the Administrative Agent.
Obligations: all (a) principal of and premium, if any, on the Loans, (b) LC Obligations and other obligations of Obligors with respect to Letters of Credit, including Canadian Reimbursement Undertakings (irrespective of whether contingent), (c) interest, expenses, fees, indemnification obligations, Extraordinary Expenses and other amounts payable by Obligors under Loan Documents, (d) Secured Bank Product Obligations, (e) all debts, liabilities, or obligations (including reimbursement obligations, irrespective of whether contingent) owing by any Obligor to a Canadian Underlying Issuer now or hereafter arising from or in respect of Canadian Underlying Letters of Credit and (f) other Debts, obligations and liabilities of any kind owing by Obligors pursuant to the Loan Documents, whether now existing or hereafter arising, whether evidenced by a note or other writing, whether allowed in any Insolvency Proceeding, whether arising from an extension of credit, issuance of a letter of credit, acceptance, loan, guaranty, indemnification or otherwise, and whether direct or indirect, absolute or contingent, due or to become due, primary or secondary, or joint or several; provided, that Obligations of an Obligor shall not include its Excluded Swap Obligations.
Obligor: each Borrower and Guarantor.

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OFAC: Office of Foreign Assets Control of the U.S. Treasury Department.
Ordinary Course of Business: the ordinary course of business of any Borrower or Subsidiary undertaken in good faith.
Organic Documents: with respect to any Person, its charter, certificate or articles of incorporation, bylaws, articles of organization, limited liability company agreement, operating agreement, members’ agreement, shareholders agreement, partnership agreement, certificate of partnership, certificate of formation, voting trust agreement, or similar agreement or instrument governing the formation or governance of such Person.
OSHA: the Occupational Safety and Hazard Act of 1970.
Other Agreement: each Note; Fee Letter; LC Document; Lien Waiver; Borrowing Base Certificate, Availability Certificate, Compliance Certificate or Perfection Certificate.
Other Connection Taxes: with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a Lien under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).
Other Taxes: all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a Lien under, or otherwise with respect to, any Loan Document, except such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 13.4).
Overadvance: as defined in Section 2.1.5.
Overadvance Loan: a Base Rate Loan made when an Overadvance exists or is caused by the funding thereof.
PACA: the Perishable Agricultural Commodities Act (7 USC §§ 499a et seq.).
PACA Claim: with respect to any Person, any right or claim of or for the benefit of such Person under PACA or any similar law enacted by any other state or jurisdiction including any right, title or interest in or to any claims, remedies or trust assets or other benefits or any proceeds thereof.
Participant: as defined in Section 13.2.1.
Patriot Act: the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. No. 107-56, 115 Stat. 272 (2001).
Payment Item: each check, draft or other item of payment payable to a Borrower, including those constituting proceeds of any Collateral.
PBGC: the Pension Benefit Guaranty Corporation.
Pension Plan: any employee pension benefit plan (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or

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maintained by any Obligor or ERISA Affiliate or to which the Obligor or ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the preceding five plan years, or, if such plan were terminated, would under Section 4062 or 4069 of ERISA be deemed to be an “employer” as defined in Section 3(5) of ERISA.
Perfection Certificate: a customary perfection certificate for a secured asset-based credit facility with an “all assets” grant of security that is subject to a crossing-lien intercreditor agreement, in form and substance reasonably acceptable to the Administrative Agent.
Permitted Acquisition: the acquisition, whether through a single transaction or a series of related transactions (including by way of merger, amalgamation or consolidation), of (a) all or substantially all of the Properties of any Person or of a business unit or line of business of any Person, or (b) Equity Interests of any Person, in each case that is a type of business (or assets used in a type of business) that is a Permitted Business, in each case so long as:
(i)    (1) (x) daily average Adjusted Availability for the thirty (30) consecutive days immediately before consummating the proposed Permitted Acquisition, calculated on a pro forma basis after giving effect to such Permitted Acquisition as if such Permitted Acquisition had been consummated at the beginning of such thirty (30) day period shall be at least 10% of the Borrowing Base and (y) Borrowers shall have a Fixed Charge Coverage Ratio of at least 1.00:1.00 for the most recently completed Test Period, calculated on a pro forma basis after giving effect to such Permitted Acquisition as if such Permitted Acquisition had been made at the beginning of such Test Period; provided, that to the extent daily average Adjusted Availability for the thirty (30) consecutive days immediately before consummating the proposed Permitted Acquisition, calculated on a pro forma basis after giving effect to such Permitted Acquisition as if such Permitted Acquisition had been consummated at the beginning of such thirty (30)-day period, is at least 15% of the Borrowing Base, this clause (y) shall not be applicable and (2) with respect to any Permitted Acquisition with consideration exceeding $250,000,000, UNFI shall have delivered to the Administrative Agent on or prior to (or such later date as agreed to by the Administrative Agent in its discretion) the earlier of (x) the execution of a definitive or binding agreement to enter into the proposed Permitted Acquisition and (y) the consummation of such proposed Permitted Acquisition (or such later date as agreed to by the Administrative Agent in its discretion), a statement, certified by a Senior Officer of UNFI, setting forth, in reasonable detail, computations (determined in a manner reasonably acceptable to the Administrative Agent) evidencing satisfaction of the requirements set forth in clause (1) above;
(ii)    no Event of Default shall exist immediately before or after giving effect to the consummation of the proposed Permitted Acquisition;
(iii)    if Obligors wish to have the Accounts and Inventory (and, where applicable, such Credit Card Receivables, Pharmacy Receivables and/or Prescription Files) of the entity to be acquired or invested in be included in the Borrowing Base (x) Borrowers shall arrange for Administrative

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Agent and its representatives to have reasonable access to financial information and the assets and Properties to be acquired that will, upon consummation of the acquisition, become ABL Priority Collateral for the Obligations and (y) the Administrative Agent may conduct, in its reasonable discretion, a field examination and appraisal with respect to such Accounts and Inventory (and, where applicable, such Credit Card Receivables, Pharmacy Receivables and/or Prescription Files), with results reasonably satisfactory to the Administrative Agent in its Permitted Discretion, prior to including such Accounts and Inventory in the Borrowing Base; and
(iv)    in the case of a proposed Permitted Acquisition of the Equity Interests of another Person, the board of directors (or comparable governing body of such Person) shall not have disapproved the proposed Permitted Acquisition.
Permitted AR Factoring Transaction: the factoring or sale at a discount (or any such arrangement similar to the foregoing) of accounts receivable and related rights and property of UNFI or any of its Restricted Subsidiaries on a non-recourse basis in the Ordinary Course of Business.
Permitted Business: the business of the Borrowers and the Subsidiaries as conducted on the Closing Date and businesses and business activities that are reasonably related or complementary thereto or ancillary or incidental thereto or that the Borrowers have determined, in their reasonable business judgment, would enhance the business, operations and condition (financial or otherwise) of the Borrowers and the Subsidiaries.
Permitted Discretion: as used herein, with reference to the Administrative Agent, a determination made in the exercise, in good faith, of reasonable business judgment from the perspective of a secured, asset-based lender for comparable asset-based lending transactions.
Permitted Investments:
(a)    (i) Investments existing on the Closing Date and identified on Schedule 10.2.5, and any extension, modification, renewal or replacement of any such Investment to the extent not increasing the amount of such Investment when extended, modified, renewed or replaced, and (ii) Investments in Subsidiaries existing on the Closing Date;
(b)    Investments in UNFI, Domestic Subsidiaries or Canadian Subsidiaries; provided, that (i) any acquisition of Equity Interests in a Person that was not, immediately prior to such acquisition, a Subsidiary shall be subject to compliance with the requirements set forth in the definition of “Permitted Acquisition” and (ii) Investments pursuant to this clause (b) in Subsidiaries that are not Guarantors, together with Investments by Obligors pursuant to clause (d) of this definition, shall not at any one time exceed the greater of (x) U.S. $75,000,000 and (y) 9.00% of Consolidated EBITDA of UNFI and its Subsidiaries for the most recently ended Test Period calculated on a pro forma basis;
(c)    Investments by Subsidiaries that are not Obligors in other Subsidiaries that are not Obligors;
(d)    Investments in Foreign Subsidiaries; provided, that Investments pursuant to this clause (d), together with (x) Investments by Obligors pursuant to clause (b) of this definition in

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Domestic Subsidiaries or Canadian Subsidiaries that are not Guarantors, shall not at any one time exceed the greater of (x) U.S. $75,000,000 and (y) 9.00% of Consolidated EBITDA of UNFI and its Subsidiaries for the most recently ended Test Period calculated on a pro forma basis;
(e)    (i) loans or advances to an officer, director or employee (A) for relocation expenses, travel and other business related expenses, commissions and similar items in the Ordinary Course of Business, (B) in connection with such Person’s purchase of Equity Interests of UNFI (provided that such loans or advances are on a non-cash basis or the proceeds thereof shall be contributed to UNFI in cash as common equity) and (C) for purposes not described in the foregoing clauses (A) and (B), in an aggregate principal amount outstanding not to exceed the greater of (x) $10,000,000 and (y) 1.50% of Consolidated EBITDA of UNFI and its Restricted Subsidiaries for the most recently ended Test Period calculated on a pro forma basis; (ii) prepaid expenses and extensions of trade credit made in the Ordinary Course of Business; and (iii) deposits with financial institutions permitted hereunder;
(f)    Investments constituting or to effectuate a Tax Credit Investment in an amount not to exceed 90% of the Obligors’ reasonably anticipated Federal tax liabilities (without taking into account such Tax Credit Investments) for the tax period during which the Obligors claim the Tax Credit related to such Tax Credit Investment; provided that solely for purposes of determining the amount of Investments permitted pursuant to this clause (f) in respect of any Tax Credit Investment, such tax period may be no later than the tax year immediately following the tax year in which such Investment is made;
(g)    (i) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the Ordinary Course of Business, and (ii) Investments received in connection with the settlement of debts, the satisfaction of judgments, settlements, compromises or resolutions of litigation, arbitration or other disputes, upon foreclosure or pursuant to any plan of reorganization or liquidation or similar arrangement upon the bankruptcy or insolvency of trade creditors or customers;
(h)    Investments in assets that were Cash Equivalents when made;
(i)    Permitted Acquisitions;
(j)    Investments (i) not otherwise described in the preceding clauses and (ii) with respect to the types of Investments described under clauses (b), (d), (e), (f), (w) or (y) of this definition, but, in all cases, subject to the final proviso of this clause (j); provided, that (i) (A) no Event of Default exists immediately before or after giving effect to the proposed Investment, (B) daily average Adjusted Availability for the thirty (30) consecutive days immediately before consummating the proposed Investment, calculated on a pro forma basis giving effect to such Investment as if such Investment had been consummated at the beginning of such thirty (30)-day period, shall be at least 10% of the Borrowing Base and (C) UNFI shall have a Fixed Charge Coverage Ratio of at least 1.00:1.00 for the most recently completed Test Period, calculated on a pro forma basis giving effect to such Investment as if such Investment had been made at the beginning of such Test Period; provided, that to the extent daily average Adjusted Availability for the thirty (30) consecutive days immediately before consummating the proposed Investment, calculated on a pro forma basis giving effect to such Investment as if such Investment had been consummated at the beginning of such thirty (30)-day period, is at least 15% of the Borrowing Base, this clause (C) shall not be applicable, and (ii) for any such Investment equal to or greater than U.S.$250,000,000, UNFI shall have delivered to the Administrative Agent not less than two (2) Business Days prior to (or by such later date, if any, as is acceptable to the Administrative

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Agent) the earlier of (x) the execution of a definitive or binding agreement to consummate the proposed Investment and (y) the consummation of such proposed Investment, a statement, certified by a Senior Officer of UNFI, setting forth, in reasonable detail, computations (determined in a manner reasonably acceptable to the Administrative Agent) evidencing satisfaction of the requirements set forth in clause (i) above; provided, further, that any acquisition of Equity Interests in a Person that was not, immediately prior to such acquisition, a Subsidiary shall be subject to compliance with the requirements set forth in the definition of “Permitted Acquisition”;
(k)    other Investments in an aggregate amount outstanding at any one time not to exceed the greater of (x) U.S. $150,000,000 and (y) 20.00% of Consolidated EBITDA of UNFI and its Subsidiaries for the most recently ended Test Period calculated on a pro forma basis;
(l)    [Reserved];
(m)    [Reserved];
(n)    asset purchases (including purchases of inventory, supplies and materials) and the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons, in each case in the ordinary course of business;
(o)    Investments consisting of Debt, Liens, Distributions, Asset Dispositions and fundamental changes permitted under Sections 10.2.1, 10.2.2, 10.2.4, 10.2.6 and Section 10.2.9, respectively;
(p)    Investments in Hedging Agreements permitted under Section 10.2.1(d);
(q)    promissory notes and other noncash consideration received in connection with Asset Dispositions permitted by Section 10.2.6;
(r)    Investments in the ordinary course of business consisting of endorsements for collection or deposit and customary trade arrangements with customers consistent with past practices;
(s)    Investments (including debt obligations and Equity Interests) received in connection with the bankruptcy or reorganization of suppliers and customers or in settlement of delinquent obligations of, or other disputes with, customers and suppliers arising in the ordinary course of business or upon the foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment;
(t)    Investments as valued at cost at the time each such Investment is made and including all related commitments for future Investments, in an amount not exceeding the Available Equity Amount;
(u)    Investments held by a Subsidiary acquired after the Closing Date or of a corporation or company merged into any Borrower or merged or consolidated with any Subsidiary in accordance with Section 10.2.9 after the Closing Date to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation;

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(v)    Contingent Obligations of any Borrower or any Subsidiary in respect of leases (other than Finance Leases) or of other obligations that do not constitute Debt, in each case entered into in the ordinary course of business;
(w)    Investments constituting Customer Support Transactions; provided, that, (i) the aggregate amount of outstanding CST Exposure immediately after giving effect to such Investment shall not exceed U.S.$325,000,000, (ii) the aggregate amount of Specified CST Exposure immediately after giving effect to such Investment shall not exceed U.S.$250,000,000, and (iii) no Event of Default shall exist or have occurred and be continuing immediately after giving effect to such Investment;
(x)    Investments to the extent that payment for such Investments is made solely with Qualified Equity Interests;
(y)    Investments in joint ventures, Unrestricted Subsidiaries or any other Person that is not a wholly owned Subsidiary in an aggregate amount, as valued at cost at the time each such Investment is made and including all related commitments for future Investments, not exceeding the greater of (x) $50,000,000 and (y) 7.00% of Consolidated EBITDA of UNFI for the most recently ended Test Period calculated on a pro forma basis;
(z)    Investments by an Unrestricted Subsidiary entered into prior to the day such Unrestricted Subsidiary is redesignated as a Restricted Subsidiary pursuant to the definition of “Unrestricted Subsidiary”; provided that such Investments were not incurred in contemplation of such redesignation; and
(aa)    Transactions entered into in order to consummate a Permitted Tax Restructuring; provided that (i) immediately after giving effect to such disposition and any substantially contemporaneous repayment of Loans the Total Outstandings would not exceed the Borrowing Base, and (ii) UNFI shall deliver an updated Borrowing Base Certificate within ten (10) Business Days following the disposition if such disposition (or such longer period as is acceptable to the Administrative Agent) is to a Person that is not an Obligor and of more than 5.00% of the assets included in the most recent calculation of the Borrowing Base;
provided that no Investments in the form of any Relevant Intellectual Property made by any Obligor to any Person (other than an Obligor) shall be deemed to be a “Permitted Investment” hereunder unless such investment is subject to a non-exclusive royalty-free license of such Relevant Intellectual Property in favor of the Administrative Agent for use in connection with the exercise of rights and remedies of the Secured Parties under the Loan Documents in respect of the ABL Priority Collateral, which license shall be substantially similar to the license described in Section 11.3 (or otherwise reasonably satisfactory to the Administrative Agent in its Permitted Discretion).
For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested (with respect to any Investment made other than in the form of cash or Cash Equivalents, valued at the fair market value thereof at the time of the making thereof), without adjustment for subsequent increases or decreases in the value of such Investment, less any amount repaid, returned, distributed or otherwise received in respect of any Investment, in each case, in cash, and the amount of any Investment constituting a Contingent Obligation shall be determined as stated in the definition of “Contingent Obligation.”
Any Investment in any Person other than a Obligor that is otherwise permitted by Section 10.2.5 may be made through intermediate Investments in Restricted Subsidiaries that are not Obligors and such

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intermediate Investments shall be disregarded for purposes of determining the outstanding amount of Investments pursuant to any clause set forth above.
Permitted Lien: as defined in Section 10.2.2.
Permitted Purchase Money Debt: Purchase Money Debt in an aggregate principal amount not exceeding (x) the greater of (i) U.S.$300,000,000 and (ii) 35.00% of Consolidated EBITDA of UNFI and its Subsidiaries for the most recently ended Test Period calculated on a pro forma basis or (y) in any Fiscal Year the greater of (i) U.S.$100,000,000 and (ii) 12.00% of Consolidated EBITDA of UNFI and its Subsidiaries for the most recently ended Test Period calculated on a pro forma basis.
Permitted Receivables Financing: a receivables or securitization facility or arrangement pursuant to which an Obligor sells on a non-recourse basis (other than with respect to customary indemnification or breach of warranty provisions) accounts receivable, payables or securitization assets (including royalty and other revenue streams or other rights to payment and the proceeds thereof) or assets related thereto, to a Person that is not an Obligor or an Affiliate thereof (including any Excluded Obligors); provided, however, that the Obligors may be party to arrangements of this type with no more than twelve (12) unaffiliated account debtors at any one time.
Permitted Sale Leaseback: any Sale Leaseback consummated by any Borrower or any of the Subsidiaries after the Closing Date; provided, that any such Sale Leaseback that is not between (a) an Obligor and another Obligor or (b) a Subsidiary that is not an Obligor and another Subsidiary that is not an Obligor must be, in each case, consummated for fair value as determined at the time of consummation in good faith by (i) such Borrower or such Subsidiary and (ii) in the case of any Sale Leaseback (or series of related Sales Leasebacks) the aggregate proceeds of which exceed $100,000,000, the board of managers or directors, as applicable, of such Borrower or such Subsidiary (which such determination may take into account any retained interest or other Investment of such Borrower or such Subsidiary in connection with, and any other material economic terms of, such Sale Leaseback).
Permitted Tax Restructuring: any reorganizations and other activities related to tax planning and tax reorganization (as determined by UNFI in good faith) entered into on or after the date hereof so long as such Permitted Tax Restructuring does not materially impair the guarantees or the security interests of the Lenders in the aggregate and is otherwise not materially adverse to the Lenders and after giving effect to such Permitted Tax Restructuring (as determined by the Administrative Agent in good faith), and the Borrowers and the Subsidiaries otherwise comply with the Guarantee and Collateral Requirement.
Person: any individual, corporation, limited liability company, partnership, joint venture, joint stock company, land trust, business trust, unincorporated organization, Governmental Authority or other entity.
Pharmacy Receivables: as to each U.S. Obligor, all present and future rights of such U.S. Obligor to payment from a Third Party Payor arising from the sale of prescription drugs by such Borrower (it being understood that the portion of the purchase price for such prescription drugs payable by the purchaser of such prescription drugs or any Person other than a Third Party Payor shall not be deemed to be a Pharmacy Receivable).
Pharmacy Receivables Dilution: the percent, determined for Borrowers’ most recent Fiscal Quarter, equal to (a) bad debt write-downs or write-offs, discounts, returns, promotions, credits, credit memos and other dilutive items with respect to Pharmacy Receivables, divided by (b) gross sales.

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Plan: any employee benefit plan (as defined in Section 3(3) of ERISA) subject to ERISA established, maintained or contributed to by an Obligor or, with respect to any Pension Plan, an ERISA Affiliate.
Platform: as defined in Section 14.3.3.
Pledged Collateral: as defined in the definition of “Guarantee and Collateral Requirement.”
Post-Acquisition Period: with respect to any Permitted Acquisition or the conversion of any Unrestricted Subsidiary into a Restricted Subsidiary, the period beginning on the date such Permitted Acquisition or conversion is consummated and ending on the last day of the fourth full consecutive fiscal quarter immediately following the date on which such Permitted Acquisition or conversion is consummated.
PPSA: the Personal Property Security Act of Ontario (or any successor statute), as amended, or similar legislation of any other Canadian jurisdiction, including the Civil Code of Québec, the laws of which are required by such legislation to be applied in connection with the issue, perfection, enforcement, opposability, enforceability, validity or effect of security interests or hypothecs.
Prescription Files: as to each U.S. Obligor, all of such U.S. Obligor’s now owned or hereafter existing or acquired retail customer files with respect to prescriptions for retail customers and other medical information related thereto, maintained by the retail pharmacies of such U.S. Obligor, wherever located.
Prior Claims: all Liens created by Applicable Law (in contrast with Liens voluntarily granted) which rank or are capable of ranking prior or pari passu with Administrative Agent’s security interests (or interests similar thereto under Applicable Law) against all or part of the ABL Priority Collateral, including for amounts owing for employee source deductions, goods and services taxes, sales taxes, harmonized sales taxes, municipal taxes, workers’ compensation, Québec corporate taxes, pension fund obligations, Wage Earner Protection Program Act obligations and overdue rents.
Pro Forma Adjustment: for the most recently ended Test Period that includes all or any part of a fiscal quarter included in any Post-Acquisition Period, with respect to the Acquired EBITDA of the applicable Acquired Entity or Business or Converted Restricted Subsidiary or the Consolidated EBITDA of the Borrowers and the Subsidiaries, (a) the pro forma increase or decrease in such Acquired EBITDA or such Consolidated EBITDA, as the case may be, that is factually supportable and is expected to have a continuing impact, in each case as determined on a basis consistent with Article 11 of Regulation S-X of the Securities Act, as interpreted by the Securities and Exchange Commission, and (b) additional good faith pro forma adjustments arising out of cost savings initiatives attributable to such transaction and additional costs associated with the combination of the operations of such Acquired Entity or Business or Converted Restricted Subsidiary with the operations of the Borrowers and the Subsidiaries, in each case being given pro forma effect, that (i) have been realized or (ii) subject to the limitations set forth in clause (b)(iv) of the definition of Consolidated EBITDA, are expected to be implemented following such transaction and are supportable and quantifiable and expected to be realized within the succeeding eighteen (18) months and, in each case, including, but not limited to, (w) reduction of costs related to administrative, selling or production related activities, (x) incremental earnings from selling or production-related activities, (y) reductions of costs related to leased or owned properties and (z) reductions from the consolidation of operations and streamlining of corporate overhead taking into account, for purposes of determining such compliance, the historical financial statements of the Acquired Entity or Business or Converted Restricted Subsidiary and the Consolidated financial statements of the Borrowers and the other Subsidiaries, assuming such Permitted Acquisition or conversion, and all other Permitted Acquisitions or conversions that have been consummated during the period, and any Debt or other liabilities repaid in connection therewith had

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been consummated and incurred or repaid at the beginning of such period (and assuming that such Debt to be incurred bears interest during any portion of the applicable measurement period prior to the relevant acquisition at the interest rate which is or would be in effect with respect to such Debt as at the relevant date of determination); provided, that, so long as such actions are initiated during such Post-Acquisition Period or such costs are incurred during such Post-Acquisition Period, as applicable, for purposes of projecting such pro forma increase or decrease to such Acquired EBITDA or such Consolidated EBITDA, as the case may be, it may be assumed that such cost savings will be realizable during the entirety of the most recently ended Test Period, or such additional costs, as applicable, will be incurred during the entirety of the most recently ended Test Period; and provided, further, that any amounts added to Consolidated EBITDA pursuant to clause (a) in respect of adjustments permitted under Regulation S-X as “Management Adjustments” solely by virtue of the amendments adopted on May 21, 2020 by the SEC or this clause (b) during any such period shall not, in the aggregate, exceed an amount equal to 25% of Consolidated EBITDA for such period (calculated without giving effect to any amounts added back pursuant to this clause (b), the Management Addbacks, and clause (b)(iv)(B) of the definition of “Consolidated EBITDA”).
Pro Rata: (a) with respect to any U.S. Revolver Lender, a percentage (rounded to the ninth decimal place) determined (i) while the U.S. Revolver Commitments are outstanding, by dividing the amount of such U.S. Revolver Lender’s U.S. Revolver Commitment by the Aggregate U.S. Revolver Commitments; and (ii) at any other time, by dividing the amount of such U.S. Revolver Lender’s U.S. Revolver Loans and U.S. LC Obligations by the aggregate amount of Total U.S. Revolver Outstandings, and (b) with respect to any Canadian Lender, a percentage (rounded to the ninth decimal place) determined (i) while the Canadian Commitments are outstanding, by dividing the amount of such Canadian Lender’s Canadian Commitment by the Aggregate Canadian Commitments; and (ii) at any other time, by dividing the amount of such Canadian Lender’s Canadian Loans and Canadian LC Obligations by the aggregate amount of Total Canadian Outstandings.
Properly Contested: with respect to any obligation of an Obligor, (a) the obligation is being properly contested in good faith by appropriate proceedings promptly instituted and diligently pursued and (b) appropriate reserves have been established in accordance with GAAP.
Property: any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.
Protective Advances: as defined in Section 2.1.6.
PSA: the Packers and Stockyards Act (7 USC § 196 et seq.).
PSA Claim: with respect to any Person, any right or claim of or for the benefit of such Person under PSA or any similar law enacted by any other state or jurisdiction including any right, title or interest in or to any claims, remedies or trust assets or other benefits or any proceeds thereof.
PTE: a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.
Purchase Money Debt: (a) Debt (other than the Obligations) for payment of any of the purchase price of fixed or capital assets; (b) Debt (other than the Obligations) incurred at the time of or within 270 days after acquisition, construction, repair, replacement or improvement of any fixed or capital assets, for the purpose of financing any of the price thereof; (c) Debt (other than the Obligations) incurred for the construction or acquisition or improvement of, or to finance or to refinance the construction, acquisition or improvement of, any Real Estate owned by any Obligor (excluding any Debt incurred in connection with

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Sale Leaseback transactions permitted hereunder); and (d) any renewals, extensions or refinancings (but not increases) thereof.
Purchase Money Lien: a Lien that secures (a) Finance Leases or any Refinancing Debt with respect thereto or (b) Purchase Money Debt or any Refinancing Debt with respect thereto, in each case, encumbering only the fixed or capital assets acquired with such Debt (and additions and accessions to such assets and the proceeds and the products thereof and customary security deposits) and constituting a purchase money security interest under the UCC, in the case of clause (b), the PPSA or other Applicable Law.
QFC: has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).
QFC Credit Support: as defined in Section 14.23.
Qualified Cash: as of any date of determination, as to any Person, the aggregate amount of unrestricted cash and Cash Equivalents of such Person and its Subsidiaries as of such date that is (a) held in a segregated Deposit Account, investment account, or securities account or such other account, in each case, with the Administrative Agent, (b) subject to the Administrative Agent’s first priority perfected Lien (and which account shall be under the sole dominion of the Administrative Agent) and (c) not subject to any other Lien, other than nonconsensual Liens permitted under Section 10.2.2 having priority by operation of applicable Law, without limiting the ability of the Administrative Agent to change, establish or eliminate any Availability Reserves in its Permitted Discretion on account of any such nonconsensual Liens; provided that UNFI shall promptly notify the Administrative Agent of any such nonconsensual Lien after obtaining knowledge thereof.
Qualified ECP: an Obligor with total assets exceeding $10,000,000, or that constitutes an “eligible contract participant” under the Commodity Exchange Act and can cause another Person to qualify as an “eligible contract participant” under Section 1a(18)(A)(v)(II) of such act.
Qualified Equity Interests: any Equity Interests of UNFI that are not Disqualified Equity Interests.
Qualified Secured Bank Product Obligations: Debt, obligations and other liabilities with respect to Hedging Agreements owing by a Borrower or Subsidiary to a Secured Bank Product Provider, as long as no Overadvance would result from establishment of a Qualified Secured Bank Product Reserve for such amount. The reasonably anticipated liabilities in respect of such obligations with respect to Hedging Agreements owed to Wells Fargo and its Affiliates or branches shall constitute Qualified Secured Bank Product Obligations unless otherwise agreed by Wells Fargo or such Affiliate or branch. Notwithstanding the foregoing, in no event shall Qualified Secured Bank Product Obligations of an Obligor include its Excluded Swap Obligations.
Qualified Secured Bank Product Reserve: reserves in an amount equal to the then aggregate outstanding Hedging Agreements MTM Value of all Qualified Secured Bank Product Obligations.
RCRA: the Resource Conservation and Recovery Act (42 U.S.C. §§ 6991-6991i).
Real Estate: all right, title and interest (whether as owner, lessor or lessee) in any real Property or any buildings, structures, parking areas or other improvements thereon.
Recipient: Administrative Agent, Issuing Bank, any Lender or any other recipient of a payment to be made by an Obligor under a Loan Document or on account of an Obligation.

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Refinancing Conditions: the following conditions for Refinancing Debt: (a) it is in an aggregate principal amount that does not exceed the principal amount of the Debt being extended, renewed or refinanced except by an amount equal to unpaid accrued interest and premium thereon, plus amounts that would otherwise be permitted under Section 10.2.1 (with such amounts being deemed utilization of the applicable basket or exception under Section 10.2.1), plus other reasonable fees and expenses reasonably incurred in connection with such refinancing, renewal or extension and by an amount equal to any existing commitments unutilized thereunder; (b) other than with respect to Refinancing Debt in respect of Debt incurred in reliance on Section 10.2.1(b), it has a final maturity no sooner than, and a weighted average life no less than the then remaining weighted average life, of the Debt being extended, renewed or refinanced; (c) if in respect of Debt contractually subordinated to the Obligations, it is contractually subordinated to the Obligations on terms, taken as a whole, at least as favorable to the Lenders as those contained in the documentation governing the Debt being extended, renewed or refinanced; (d) solely with respect to Debt permitted under Section 10.2.1(c), the representations, covenants and defaults applicable to it, taken as a whole, are not materially less favorable to the applicable Borrower or Subsidiary than those applicable to the Debt being extended, renewed or refinanced; (e) if such Debt is subject to the Intercreditor Agreement, such refinancing Debt shall also be subject to the Intercreditor Agreement, (f) no additional Lien is granted to secure it; and (g) no additional Person is obligated on such Debt that is not an Obligor.
Refinancing Debt: Debt that is the result of an extension, renewal or refinancing Debt or Debt otherwise permitted under Section 10.2.1.
Register: as defined in Section 13.3.4.
Relevant Governmental Body: (a) with respect to Dollars, the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto and (b) with respect to a Benchmark Replacement in respect of Obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to, an amount other than Dollars, (i) the central bank for the currency in which such Obligations, interest, fees, commissions or other amounts are denominated, or calculated with respect to, or any central bank or other supervisor which is responsible for supervising either (A) such Benchmark Replacement or (B) the administrator of such Benchmark Replacement or (ii) any working group or committee officially endorsed or convened by (A) the central bank for the currency in which such Obligations, interest, fees, commissions or other amounts are denominated, or calculated with respect to, (B) any central bank or other supervisor that is responsible for supervising either (1) such Benchmark Replacement or (2) the administrator of such Benchmark Replacement, (C) a group of those central banks or other supervisors or (D) the Financial Stability Board or any part thereof.
Relevant Intellectual Property: such rights with respect to the Intellectual Property of the Obligors as are reasonably necessary to permit the Administrative Agent to enforce its rights and remedies under the Loan Documents with respect to ABL Priority Collateral, or the disposition of which would otherwise materially adversely affect the NOLV Percentage of the ABL Priority Collateral.
Rent and Charges Reserve: the aggregate of (a) all past due rent and other amounts owing by an Obligor to any landlord, warehouseman, processor, repairman, mechanic, shipper, freight forwarder, broker or other Person who possesses any ABL Priority Collateral or could assert a Lien on any ABL Priority Collateral; and (b) a reserve at least equal to two (2) months’ rent and other charges that could be payable to any such Person, unless it has executed a Lien Waiver.
Report: as defined in Section 12.2.3.

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Reportable Event: with respect to any Pension Plan, any of the events set forth in Section 4043(c) of ERISA, other than events for which the thirty (30)-day notice period has been waived.
Required Lenders: as of any date of determination, Lenders having more than 50.0% of the sum of the (a) Total Outstandings (with the aggregate outstanding amount of each Lender’s risk participation and funded participation in LC Obligations and Swingline Loans being deemed “held” by such Lender for purposes of this definition) and (b) aggregate unused U.S. Revolver Commitments and Canadian Commitments; provided that the unused U.S. Revolver Commitments and Canadian Commitments of, and the portion of the Total Outstandings held or deemed held by any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.
Rescindable Amount: has the meaning set forth in Section 5.3.
Resolution Authority: an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.
Restricted Investment: any Investment by a Borrower or Subsidiary other than a Permitted Investment; provided that any contribution, sale, assignment, transfer or other disposition or investment of any Intellectual Property to or in any Unrestricted Subsidiary shall constitute a Restricted Investment, notwithstanding any basket or other exception in the definition of “Permitted Investment” that would otherwise permit any such contribution, sale, assignment, transfer, disposition or investment, except for any contribution, sale, assignment, transfer, disposal or investment of any Intellectual Property to or in any Unrestricted Subsidiary that is otherwise permitted under the definition of “Permitted Investment” and in the reasonable business judgment of UNFI is immaterial to, or no longer used in or necessary for, the conduct of the business of UNFI or any Restricted Subsidiary.
Restricted Subsidiary: any Subsidiary of UNFI (other than a Borrower) other than an Unrestricted Subsidiary.
Restrictive Agreement: an agreement (other than a Loan Document) that conditions or restricts the right of (i) any Borrower, Subsidiary or other Obligor to grant Liens on any assets for the benefit of the Secured Parties with respect to the Obligations or (ii) any Borrower (other than UNFI), Subsidiary or other Obligor to declare or make Distributions or to repay any intercompany Debt, or (iii) of any Borrower or other Obligor to guarantee the Obligations.
Revolver Availability: the Borrowing Base minus the Total Outstandings.
Royalties: all royalties, fees, expense reimbursement and other amounts payable by a Borrower under a License.
S&P: Standard & Poor’s Financial Services LLC, a subsidiary of S&P Global, Inc., and any successor thereto.
Sale Leaseback: any transaction or series of related transactions pursuant to which any Borrower or any of the Subsidiaries (a) sells, transfers or otherwise disposes of any property, real or personal, whether now owned or hereafter acquired, and (b) as part of such transaction, thereafter rents or leases such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold, transferred or disposed.
Sanctioned Entity: (a) a country or territory or a government of a country or territory, (b) an agency of the government of a country or territory, (c) an organization directly or indirectly controlled by a country

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or territory or its government, or (d) a Person resident in or determined to be resident in a country or territory, in each case of clauses (a) through (d) that is a target of Sanctions, including a target of any country sanctions program administered and enforced by OFAC or any other Governmental Authority with jurisdiction over any Lender or any Obligor or any of their respective Affiliates.
Sanctioned Person: at any time (a) any Person named on the list of Specially Designated Nationals and Blocked Persons maintained by OFAC, OFAC’s consolidated Non-SDN list or any other Sanctions-related list maintained by any Governmental Authority, (b) a Person or legal entity that is a target of Sanctions, (c) any Person operating, organized or resident in a Sanctioned Entity, or (d) any Person directly or indirectly owned or controlled (individually or in the aggregate) by or acting on behalf of any such Person or Persons described in clauses (a) through (c) above.
Sanctions: individually and collectively, respectively, any and all economic sanctions, trade sanctions, financial sanctions, sectoral sanctions, secondary sanctions, trade embargoes anti-terrorism laws and other sanctions laws, regulations or embargoes, including those imposed, administered or enforced from time to time by: (a) the United States of America, including those administered by OFAC, the U.S. Department of State, the U.S. Department of Commerce, or through any existing or future executive order, (b) the United Nations Security Council, (c) the European Union or any European Union member state, (d) Her Majesty’s Treasury of the United Kingdom, (e) the Government of Canada, or (f) any other Governmental Authority with jurisdiction over any member of the Secured Parties or any Obligor or any of their respective Subsidiaries or Affiliates.
Seasonal Advance Period: as defined in the definition of “Inventory Formula Amount.”
SEC: U.S. Securities and Exchange Commission (or any successor thereto).
Secured Bank Product Obligations: Debt, obligations and other liabilities with respect to Bank Products owing by a Borrower or Subsidiary to a Secured Bank Product Provider, as long as no Default or Event of Default exists and no Overadvance would result from establishment of a Secured Bank Product Reserve for such amount; provided, that Secured Bank Product Obligations of an Obligor shall not include its Excluded Swap Obligations.
Secured Bank Product Provider: (a) Wells Fargo or any of its Affiliates or branches; and (b) any other Person that is a Lender or Affiliate or branch of a Lender (x) on the Closing Date with respect to any Bank Product existing on the Closing Date or (y) at the time it enters into an agreement to provide a Bank Product (even though, at a later time of determination, such Person or such Person’s Affiliate no longer holds any commitments or Loans hereunder), provided such provider delivers written notice to Administrative Agent, in the form attached hereto as Exhibit G or in such other form as agreed by the Administrative Agent, in each case, as acknowledged by UNFI, within ten (10) days (or such later date as the Administrative Agent may agree) following the later of the Closing Date or the creation of the Bank Product, (i) describing the Bank Product and setting forth the amount of the obligations in respect of such Bank Product to be secured by the Collateral (and, if the Bank Product is not a Hedging Agreement, setting forth the maximum amount of the related maximum amount of the related Secured Bank Product Obligations), which amount may be established and increased or decreased by further written notice from such provider to the Administrative Agent from time to time, and the methodology to be used in calculating such amount, and (ii) agreeing to be bound by Section 12.13.
Secured Bank Product Reserve: (a) with respect to any Secured Bank Product Obligations arising from Hedging Agreements, the Hedging Agreements MTM Value of such Secured Bank Product Obligations and (b) with respect to any other Secured Bank Product Obligations, the aggregate amount of reserves established by the Administrative Agent from time to time in its Permitted Discretion to reflect the

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reasonably anticipated monetary obligations of the Obligors under any Secured Bank Product Obligations owing to any Secured Bank Product Providers.
Secured Parties: Administrative Agent, Issuing Banks, Lenders and Secured Bank Product Providers.
Security Agreements: (a) the Closing Date U.S. Security Agreement and (b) any other security agreement or joinder agreement that may be entered into after the Closing Date with respect to a Subsidiary of the Borrowers formed or acquired after the Closing Date, in each case, in form and substance reasonably satisfactory to the Administrative Agent.
Security Documents: the Guaranties, Security Agreements, Closing Date Canadian Security Documents, Deposit Account Control Agreements, Credit Card Notifications and all other security agreements, deeds of hypothec, pledge agreements, or other collateral security agreements, instruments or documents entered into or to be entered into by an Obligor pursuant to which such Obligor grants or perfects a security interest in certain of its assets to the Administrative Agent, including PPSA and UCC financing statements and financing change statements, as applicable, required to be executed or delivered pursuant to any Security Document, and in each case any applicable joinder agreement to any of the foregoing.
Seller Note: any unsecured promissory note (and any guarantee thereof) issued by one or more Obligors (or any Subsidiary of an Obligor organized for purposes of the corresponding Permitted Acquisition, which as a part of such Permitted Acquisition will contemporaneously be merged with or into an Obligor or otherwise will become an Obligor promptly thereafter in accordance with this Agreement) in favor of a seller in connection with a Permitted Acquisition in an aggregate principal amount not to exceed the purchase price in respect of such Permitted Acquisition.
Senior Officer: each of the chairman of the board, president, chief executive officer, chief financial officer, chief accounting officer and any senior vice president of a Borrower or, if the context requires, any other Obligor.
Settlement Report: a report summarizing (a) U.S. Revolver Loans and participations in U.S. LC Obligations outstanding as of a given settlement date, allocated to U.S. Revolver Lenders on a Pro Rata basis in accordance with their U.S. Revolver Commitments and (b) Canadian Loans and participations in Canadian LC Obligations outstanding as of a given settlement date, allocated to Canadian Lenders on a Pro Rata basis in accordance with their Canadian Commitments.
SOFR: a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.
SOFR Administrator: the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).
SOFR Loan: each portion of a U.S. Revolver Loan that bears interest at a rate determined by reference to Adjusted Term SOFR.
Sold Entity or Business: the meaning specified in the definition of the term “Consolidated EBITDA.”
Solvent: as to any Person, such Person (a) owns Property whose fair salable value is greater than the amount required to pay all of its debts (including contingent, subordinated, unmatured and unliquidated liabilities); (b) owns Property whose present fair salable value (as defined below) is greater than the

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probable total liabilities (including contingent, subordinated, unmatured and unliquidated liabilities) of such Person as they become absolute and matured; (c) is able to pay all of its debts as they mature; (d) has capital that is not unreasonably small for its business and is sufficient to carry on its business and transactions and all business and transactions in which it is about to engage; (e) is not “insolvent” within the meaning of Section 101(32) of the Bankruptcy Code or, in the case of the Canadian Borrower or any Canadian Subsidiary, “insolvent” within the meaning of the Bankruptcy and Insolvency Act (Canada); and (f) has not incurred (by way of assumption or otherwise) any obligations or liabilities (contingent or otherwise) under any Loan Documents, or made any conveyance in connection therewith, with actual intent to hinder, delay or defraud either present or future creditors of such Person or any of its Affiliates. “Fair salable value” means the amount that could be obtained for assets within a reasonable time, either through collection or through sale under ordinary selling conditions by a capable and diligent seller to an interested buyer who is willing (but under no compulsion) to purchase.
Specified CST Exposure: CST Exposure with respect to all Customer Support Transactions of the type described in clause (a), (b), (c), (e) or (g) of the definition thereof.
Specified Disposition: the disposition in whole or in part of (a) the retail and other non-wholesale business or (b) the tobacco business, in each case, of UNFI and its Subsidiaries.
Specified Obligor: an Obligor that is not then an “eligible contract participant” under the Commodity Exchange Act (determined prior to giving effect to Section 5.11).
Specified Transaction: any Permitted Acquisition or other similar Investment, Asset Disposition, incurrence or repayment of Debt, Distributions or any other event that by the terms of this Agreement requires pro forma compliance with a test or covenant hereunder or requires such test or covenant to be calculated on a pro forma basis.
Split Collateral Basis: an arrangement under an intercreditor arrangement whereby the Obligations are secured by U.S. ABL Priority Collateral on a senior priority basis relative to the obligations under the Term Loan Facility, and the Obligations are secured by all other U.S. Collateral on a junior priority basis relative to the obligations under the Term Loan Facility.
Spot Rate: as of any day, the exchange rate determined by the Administrative Agent to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two (2) Business Days prior to the date of such determination; provided that the Administrative Agent may obtain such spot rate from another financial institution designated by the Administrative Agent if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency.
SPTs: as defined in Section 2.2.
Standard Letter of Credit Practice: for any Issuing Bank or any Canadian Underlying Issuer, any domestic or foreign law or letter of credit practices applicable in the city in which Issuing Bank or Canadian Underlying Issuer issued the applicable Letter of Credit or, for its branch or correspondent, such laws and practices applicable in the city in which it has advised, confirmed or negotiated such Letter of Credit, as the case may be, in each case, (a) which letter of credit practices are of banks that regularly issue letters of credit in the particular city, and (b) which laws or letter of credit practices are required or permitted under ISP or UCP, as chosen in the applicable Letter of Credit.

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Subsidiary: any entity at least 50% of whose voting securities or Equity Interests is owned by a Borrower or any combination of Borrowers (including indirect ownership by a Borrower through other entities in which such Borrower directly or indirectly owns 50% of the voting securities or Equity Interests). Notwithstanding the foregoing (and except for purposes the definition of Unrestricted Subsidiary contained herein or as otherwise specified herein or in any other Loan Document), an Unrestricted Subsidiary shall be deemed not to be a Subsidiary of UNFI or any of its Subsidiaries for purposes of this Agreement.
Supermajority Lenders: as of any date of determination, Lenders having more than 66.7% of the sum of the (a) Total Outstandings (with the aggregate outstanding amount of each Lender’s risk participation and funded participation in LC Obligations and Swingline Loans being deemed “held” by such Lender for purposes of this definition) and (b) aggregate unused U.S. Revolver Commitments and Canadian Commitments; provided that the unused U.S. Revolver Commitments and Canadian Commitments of, and the portion of the Total Outstandings held or deemed held by any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.
Supported QFC: as defined in Section 14.23.
Sustainability Assurance Provider: means (a) a qualified external reviewer, independent of UNFI and its Affiliates, with relevant expertise with respect to evaluating KPIs with respect to ESG targets and ESG Ratings targets, such as an auditor, environmental consultant and/or independent ratings agency of recognized national standing, or (b) another Person designated by the Administrative Agent and approved by Required Lenders.
Sustainability Linked Loan Principles: the Sustainability Linked Loan Principles as most recently published by the Loan Market Association, the Asia Pacific Loan Market Association, and the Loan Syndications & Trading Association
Sustainability Structuring Agent: Wells Fargo Capital Finance, LLC, in its capacity as Sustainability Structuring Agent.
Sustainability Structuring Agent Indemnitees: the Sustainability Structuring Agent and its Affiliates and their respective officers, directors, employees, agents and attorneys.
Swap Obligations: with respect to an Obligor, its obligations under a Hedging Agreement that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.
Swap Termination Value: in respect of any one or more Hedging Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Hedging Agreements, (a) for any date on or after the date such Hedging Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark to market value(s) for such Hedging Agreements, as determined by the Secured Bank Product Provider (or UNFI, if no Secured Bank Product Provider is party to such Hedging Agreement) in accordance with the terms thereof and in accordance with customary methods for calculating mark-to-market values under similar arrangements by the Secured Bank Product Provider (or UNFI, if no Secured Bank Product Provider is party to such Hedging Agreement).
Swingline Lender: any Canadian Swingline Lender and/or U.S. Swingline Lender, as the context requires.
Swingline Loan: any Borrowing of Applicable Floating Rate Loans funded with the Administrative Agent’s funds, until such Borrowing is settled among the Applicable Lenders or repaid by the Borrowers.

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Tax Credit: (a) any investment tax credit under Section 48 of the Code (or any successor provision) or any production tax credit under Section 45 of the Code (or any successor provision), and (b) other tax credits available under federal, state or local tax law applicable to renewable energy investments.
Tax Credit Investment: any renewable energy project expected to generate, utilize or monetize any Tax Credits.
Taxes: all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto. For the avoidance of doubt, Taxes shall include all Taxes imposed pursuant to Part XIII of the ITA or any successor provisions thereto.
Term Loan Agreement: the Term Loan Agreement dated as of October 22, 2018, by and among, inter alios, UNFI, the lenders party thereto from time to time and the Term Loan Facility Agent, as such agreement may be amended, supplemented, modified, restated, renewed or replaced (whether upon or after termination or otherwise) in whole or in part from time to time.
Term Loan Facility: a senior secured term loan facility made available to UNFI under the Term Loan Agreement.
Term Loan Facility Agent: CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, in its capacity as administrative agent, its successors and assigns in such capacity or any other collateral agent or similar representative of the secured parties under the Term Loan Agreement.
Term Loan Facility Documents: the Term Loan Agreement and all other “Loan Documents” (or analogous term) as defined in the Term Loan Agreement.
Term Priority Collateral: as defined in the Intercreditor Agreement.
Term SOFR:
(a) for any calculation with respect to a SOFR Loan, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day, and
(b) for any calculation with respect to a Base Rate Loan on any day, the Term SOFR Reference Rate for a tenor of one month on the day (such day, the “Base Rate Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to such day, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Base Rate Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such

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tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Base Rate Term SOFR Determination Day;
provided, further, that if Term SOFR determined as provided above (including pursuant to the proviso under clause (a) or clause (b) above) shall ever be less than the Floor, then Term SOFR shall be deemed to be the Floor.
Term SOFR Adjustment: a percentage equal to 0.10% per annum.
Term SOFR Administrator: CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by Administrative Agent in its reasonable discretion).
Term SOFR Reference Rate: the forward-looking term rate based on SOFR.
Termination Date: the earlier of (a) June 3, 2027, and (b) the date that is ninety (90) days prior to the stated maturity of the obligations under the Term Loan Facility or of any Refinancing Debt that refinances the Term Loan Facility; provided that clause (b) shall not be applicable if UNFI has, on or prior to the ninetieth (90th) day prior to the maturity of the Term Loan Facility or any Refinancing Debt that refinances the Term Loan Facility, either (a) repaid or otherwise discharged all of the Term Loans or such Refinancing Debt (other than up to $100,000,000 in the aggregate) (in accordance with the terms of the Term Loan Documents or such applicable documentation with respect to any such Refinancing Debt) or (b) refinanced the obligations under the Term Loan Facility or any Refinancing Debt that refinances the Term Loan Facility (other than up to $100,000,000 in the aggregate) such that the maturity date of the obligations under the Term Loan Facility or any such Refinancing Debt that refinances the Term Loan Facility is at least ninety (90) days after June 3, 2027.
Test Period: at any date of determination, the most recently completed four consecutive Fiscal Quarters ending on or prior to such date for which financial statements have been or are required to be delivered pursuant to Section 6.01 or Section 10.1.2(a) or (b).
Third Party Payor: any Person, such as a Fiscal Intermediary, Blue Cross/Blue Shield, or private health insurance company, which is obligated to reimburse or otherwise make payments to health care providers who provide medical care or medical assistance or other goods or services for eligible patients under any private insurance contract.
Threshold Amount: U.S. $85,000,000.
Total Canadian Outstandings: an amount equal to the sum of (a) the principal balance of all Canadian Loans plus (b) the U.S. Dollar Equivalent of the Canadian LC Obligations.
Total LC Obligations: the sum of (a) U.S. LC Obligations and (b) the U.S. Dollar Equivalent of the Canadian LC Obligations.
Total Outstandings: an amount equal to the sum of (a) the Total Canadian Outstandings plus (b) the Total U.S. Revolver Outstandings.

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Total U.S. Revolver Outstandings: an amount equal to the sum of (a) the principal balance of all U.S. Revolver Loans plus (b) the U.S. LC Obligations.
Transaction: collectively, (a) the execution and delivery of the Loan Documents and the funding of the U.S. Revolver Loans and Canadian Loans and issuance of the Letters of Credit on the Closing Date, (b) the Closing Date Refinancing and (c) the payment of Transaction Expenses.
Transaction Expenses: any fees or expenses incurred or paid by the Borrowers or any Subsidiary in connection with the Transaction and the transactions contemplated in connection therewith.
Trigger Event:
(a)    for purposes of Section 10.3.1, the first date that Adjusted Availability is less than the greater of (i) U.S.$210,000,000 and (ii) 10% of the Borrowing Base;
(b)    for any other purpose hereunder, any of (i) the occurrence and continuance of an Event of Default, and (ii) the fifth (5th) consecutive Business Day that Adjusted Availability is less than the greater of (x) 10% of the Borrowing Base and (y) U.S.$210,000,000; and
(c)    for all purposes of this Agreement, (i) the Administrative Agent shall use its commercially reasonable efforts to notify UNFI of the occurrence of any of the events set forth in clauses (a) and (b)(ii) above (it being understood that the Administrative Agent’s failure to provide such notice shall not constitute a waiver of the Trigger Event), and (ii) the occurrence of a Trigger Event shall be deemed continuing (x) if the Trigger Event arises under clause (a)(i) or clause (b)(ii)(y) above, until Adjusted Availability equals or exceeds U.S.$210,000,000 for thirty (30) consecutive days, as certified by the Borrowers in an Availability Certificate delivered to the Administrative Agent, in which case such Trigger Event shall be deemed to be no longer continuing for purposes of this Agreement, (y) if the Trigger Event arises under clause (a)(ii) or clause (b)(ii)(x) above, until Adjusted Availability equals or exceeds 10% of the Borrowing Base for thirty (30) consecutive days, as certified by the Borrowers in an Availability Certificate delivered to the Administrative Agent, in which case such Trigger Event shall be deemed to be no longer continuing for purposes of this Agreement, and (z) if the Trigger Event arises under clause (b)(i) above, so long as such Event of Default is continuing; provided, that to the extent two Trigger Events have occurred and have been cured during any Test Period, any additional Trigger Event during such period shall be deemed continuing at all times during such period.
Trust Assets: as defined in Section 10.1.10.
Type: any type of Loan (i.e., Base Rate Loan or Applicable Offered Rate Loan) that has the same interest option and, in the case of Applicable Offered Rate Loans, the same Interest Period.
UCC: the Uniform Commercial Code as in effect in the State of New York or, when the laws of any other jurisdiction govern the perfection or enforcement of any Lien, the Uniform Commercial Code of such jurisdiction.
UCP: with respect to any Letter of Credit, the Uniform Customs and Practice for Documentary Credits 2007 Revision, International Chamber of Commerce Publication No. 600 and any version or revision thereof accepted by Issuing Bank or Canadian Underlying Issuer for use.
UK Financial Institution: any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or

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any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.
UK Resolution Authority: the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.
Unadjusted Benchmark Replacement: the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.
Unfunded Pension Liability: (a) with respect to a Pension Plan, the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to the Code, ERISA or the Pension Protection Act of 2006 for the applicable plan year and (b) with respect to a Canadian Plan that is a registered pension plan, the amount (if any) by which the present value of all vested and unvested accrued benefits under such a plan exceeds the fair market value of assets allocable to such benefits, all determined as of the then most recent valuation date for such plan using customary actuarial assumptions for such a plan.
Unintentional Overadvance: as defined in Section 2.1.5.
Unrestricted Subsidiary: (i) any Subsidiary of UNFI designated by UNFI as an Unrestricted Subsidiary pursuant to Section 10.1.12; provided that neither UNFI nor the Canadian Borrower may be designated as an Unrestricted Subsidiary and (ii) any Subsidiary of an Unrestricted Subsidiary.
Unused Line Fee Rate: a per annum rate equal to 0.200%.
Upstream Payment: a Distribution by a subsidiary to an Obligor or a wholly-owned subsidiary of an Obligor (or, in the case of a Distribution by a non-wholly-owned subsidiary, to each owner of Equity Interests of such subsidiary based on their relative ownership interests of the relevant class of Equity Interests).
U.S. ABL Priority Collateral: all ABL Priority Collateral of the U.S. Obligors.
U.S. Base Rate: for any day, the greatest of (a) the Floor, (b) the Federal Funds Rate in effect on such day plus ½%, (c) Adjusted Term SOFR for a one month tenor in effect on such day, plus 1%, provided that this clause (c) shall not be applicable during any period in which Term SOFR is unavailable or unascertainable, and (d) the rate of interest announced, from time to time, within Wells Fargo at its principal office in San Francisco as its “prime rate” in effect on such day, with the understanding that the “prime rate” is one of Wells Fargo’s base rates (not necessarily the lowest of such rates) and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto and is evidenced by the recording thereof after its announcement in such internal publications as Wells Fargo may designate.
U.S. Base Rate Loans: each portion of the Loans in U.S. Dollars that bears interest a rate determined by reference to the U.S. Base Rate.
U.S. Borrower: as defined in the preamble to this Agreement.
U.S. Collateral: all Collateral of the U.S. Obligors.

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U.S. Credit Card Receivables Formula Amount: 90% of the Value of Eligible Credit Card Receivables of each U.S. Obligor; provided, however, that such percentage shall be reduced by 1.0% for each percentage point of Credit Card Receivables Dilution.
U.S. Dollar Equivalent: of any amount means, at the time of determination thereof, (a) if such amount is expressed in U.S. Dollars, such amount and (b) if such amount is denominated in any other currency, the equivalent of such amount in U.S. Dollars as determined by the Administrative Agent using the Spot Rate.
U.S. Dollars or U.S.$: lawful money of the United States.
U.S. Government Securities Business Day: any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association, or any successor thereto, recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities; provided, that for purposes of notice requirements with respect to the making of any Loans or issuing of any Letters of Credit, in each case, such day is also a Business Day.
U.S. Intellectual Property Security Agreements: any agreement executed on or after the Closing Date confirming or effecting the grant of any Lien on Intellectual Property owned by any U.S. Obligor to the Administrative Agent, for the benefit of the Secured Parties, in accordance with this Agreement and the Closing Date U.S. Security Agreement.
U.S. LC Obligations: the sum (without duplication) of (a) all amounts owing by Borrowers for any drawings under Letters of Credit issued in U.S. Dollars for the account or on behalf of any Borrower or any of its Subsidiaries; and (b) the amount available to be drawn under outstanding Letters of Credit issued in U.S. Dollars for the account or on behalf of any Borrower or any of its Subsidiaries, except to the extent Cash Collateralized.
U.S. Obligors: UNFI and other Obligors that are Domestic Subsidiaries.
U.S. Person: “United States Person” as defined in Section 7701(a)(30) of the Code.
U.S. Pharmacy Receivables Formula: the lesser of (a) 90% of the Value of Eligible Pharmacy Receivables of each U.S. Obligor; provided, however, that such percentage shall be reduced by 1.0% for each percentage point of Pharmacy Receivables Dilution and (b) 10% of the Borrowing Base (determined without giving regard to the limitation in this clause (b)).
U.S. Pharmacy Scripts Availability: the lesser of: (a) eighty-five percent (85%) of the product of (i) the average per Prescription File “net orderly liquidation value” of Eligible Prescription Files based on the most recent acceptable appraisal thereof received by Administrative Agent in accordance with the requirements of this Agreement, net of operating expenses, liquidation expenses and commissions reasonably anticipated in the disposition of such assets, multiplied by (ii) the number of Eligible Prescription Files, and (b) the amount equal to twenty-five percent (25%) of the Borrowing Base (determined without regard to this limitation in this clause (b)).
U.S. Revolver Commitment: for any U.S. Revolver Lender, its obligation to make U.S. Revolver Loans and to participate in LC Obligations up to the maximum principal U.S. Dollar amount shown on Schedule 1.1(a), as hereafter modified pursuant to Section 2.1.7 or an Assignment and Acceptance to which it is a party.

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U.S. Revolver Lenders: the U.S. Revolver Lenders indicated on Schedule 1.1(a) as the Lenders of U.S. Revolver Loans, the U.S. Swingline Lenders, any Issuing Bank that issues a Letter of Credit for the account or on behalf of any Borrower and any other Person who hereafter becomes a “U.S. Revolver Lender” pursuant to the terms hereof.
U.S. Revolver Loan: (a) a loan made to Borrowers pursuant to Section 2.1.1(a), (b) any Swingline Loan for the account of a Borrower in U.S. Dollars, (c) any Overadvance Loan for the account of a Borrower deemed by the Administrative Agent to be a U.S. Revolver Loan and (d) any Protective Advance.
U.S. Revolver Note: a promissory note executed by the Borrowers in favor of a U.S. Revolver Lender in the form of Exhibit A, in the amount of such Lender’s U.S. Revolver Commitment.
U.S. Special Resolution Regimes: as defined in Section 14.23.
U.S. Swingline Lender: Wells Fargo, in its capacity as provider of Swingline Loans, or any successor swing line lender hereunder that becomes a party hereto pursuant to documentation reasonably agreed between such U.S. Swingline Lender, the Administrative Agent and UNFI.
U.S. Tax Compliance Certificate: as defined in Section 5.10.2(b)(iii).
Value: (a) for Inventory, its value determined on the basis of the lower of cost or market, calculated on a first-in, first-out basis, and excluding any portion of cost attributable to intercompany profit among Borrowers and their Affiliates; and (b) for an Account, Credit Card Receivable or Pharmacy Receivable, its face amount, net of any returns, rebates, discounts (calculated on the shortest terms), credits, allowances or Taxes (including sales, excise or other taxes) that have been or reasonably could be claimed by the Account Debtor or any other Person.
Voting Stock: Equity Interests of any class or classes of a corporation the holders of which are ordinarily, in the absence of contingencies, entitled to elect a majority of the corporate directors (or Persons performing similar functions).
Wage Earner Protection Program Act: the Wage Earner Protection Program Act (Canada).
Wells Fargo: Wells Fargo Bank, National Association, a national banking association.
Wells Fargo Indemnitees: Wells Fargo and its Affiliates and their respective officers, directors, employees, branches, agents, mandataries, and attorneys.
Withholding Agent: any Obligor and Administrative Agent.
Write-Down and Conversion Powers: (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or a part of that liability into shares, securities or obligations of that Person or any other Person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related or ancillary to any of those powers.

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1.2    Accounting Terms. Under the Loan Documents (except as otherwise specified herein), all accounting terms shall be interpreted, all accounting determinations shall be made, and all financial statements shall be prepared, in accordance with GAAP applied on a basis consistent with the most recent audited financial statements of UNFI delivered to Administrative Agent before the Closing Date and using the same inventory valuation method as used in such financial statements, except for any change required or permitted by GAAP if UNFI’s certified public accountants concur in such change, the change (if material) is disclosed to Administrative Agent (including by way of disclosure thereof in UNFI’s financial statements or other publicly-filed disclosure), and, if the calculation of any financial ratios or requirements herein would reasonably be expected to be materially affected by such change and at the request of UNFI, the Administrative Agent or Required Lenders, such financial ratios or requirements are amended in a manner satisfactory to Required Lenders to take into account the effects of the change; provided, that from the date of any such request until so amended, such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein.
1.3    Uniform Commercial Code. As used herein, the following terms are defined in accordance with the UCC in effect in the State of New York from time to time: “Certificated Security,” “Chattel Paper,” “Commercial Tort Claim,” “Deposit Account,” “Document,” “Equipment,” “General Intangibles,” “Goods,” “Instrument,” “Investment Property,” “Letter-of-Credit Right,” “Payment Intangibles,” “Security Entitlement,” “Supporting Obligation,” and “Uncertificated Security.”
1.4    Certain Matters of Construction. The terms “herein,” “hereof,” “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision. Any pronoun used shall be deemed to cover all genders. In the computation of periods of time from a specified date to a later specified date, “from” means “from and including,” and “to” and “until” each mean “to but excluding.” The terms “including” and “include” shall mean “including, without limitation” and, for purposes of each Loan Document, the parties agree that the rule of ejusdem generis shall not be applicable to limit any provision. Section titles appear as a matter of convenience only and shall not affect the interpretation of any Loan Document. All references to (a) laws or statutes include all related rules, regulations, interpretations, amendments and successor provisions; (b) any document, instrument, schedule or agreement (including this Agreement) include any amendments, restatements, waivers and other modifications, supplements, extensions or renewals (to the extent permitted by the Loan Documents); (c) any section mean, unless the context otherwise requires, a section of this Agreement; (d) any exhibits or schedules mean, unless the context otherwise requires, exhibits and schedules attached hereto, which are hereby incorporated by reference; (e) any Person include successors and assigns; (f) time of day means time of day at Administrative Agent’s notice address under Section 14.3.1; (g) discretion of Administrative Agent, any Issuing Bank or any Lender mean the sole and absolute discretion of such Person, (h) “province”, “provincial” or like terms shall be deemed to include “territory”, “territorial” and like terms, or (i) “fair market value” mean fair market value as reasonably determined in good faith by UNFI. All determinations (including calculations of the Borrowing Base and financial covenants) made from time to time under the Loan Documents shall be made in light of the circumstances existing at such time. Borrowing Base calculations shall be consistent with historical methods of valuation and calculation, and otherwise reasonably satisfactory to Administrative Agent (and not necessarily calculated in accordance with GAAP). Borrowers shall have the burden of establishing any alleged negligence, misconduct or lack of good faith by Administrative Agent, any Issuing Bank or any Lender under any Loan Documents. No provision of any Loan Documents shall be construed against any party by reason of such party having, or being deemed to have, drafted the provision. Any reference herein to a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a division of or by a limited liability company, or an allocation of assets to a series of a limited liability company (or the unwinding of such a division or allocation), as if it were a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale or transfer, or similar term, as applicable, to, of or with a separate Person. Any division of a limited liability company shall constitute a separate Person hereunder

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(and each division of any limited liability company that is a Subsidiary, Restricted Subsidiary, Unrestricted Subsidiary, joint venture or any other like term shall also constitute such a Person or entity).
1.5    Conversions of Canadian Dollars. The Administrative Agent in good faith shall determine the U.S. Dollar Equivalent and Canadian Dollar Equivalent of any amount as required hereby, and a determination thereof by the Administrative Agent shall be conclusive absent manifest error. The Administrative Agent may, but shall not be obligated to, rely on any determination made by any Obligor in any document delivered to Administrative Agent. The Administrative Agent may determine or redetermine the U.S. Dollar Equivalent and Canadian Dollar Equivalent of any amount on any date either in its own discretion or upon the request of any Lender or any Issuing Bank. The Administrative Agent may set up appropriate rounding off mechanisms or otherwise round-off amounts hereunder to the nearest higher or lower amount in whole U.S. Dollar, Canadian Dollar or whole cents to ensure amounts owing by any party hereunder or that otherwise need to be calculated or converted hereunder are expressed in whole U.S. Dollars, Canadian Dollars or in whole cents, as may be necessary or appropriate. Wherever in this Agreement in connection with (a) a Borrowing, conversion, continuation or prepayment of an Applicable Offered Rate Loan or Applicable Floating Rate Loan, (b) the issuance, amendment or extension of a Letter of Credit, or (c) an amount, such as a required minimum, maximum or multiple amount, is expressed in U.S. Dollars, but such Borrowing, Applicable Offered Rate Loan, Applicable Floating Rate Loan, Letter of Credit or amount is denominated in Canadian Dollars, such amount shall be the Canadian Dollar Equivalent of such U.S. Dollar amount (rounded to the nearest unit of Canadian Dollars, with 0.5 of a unit being rounded upward), as determined by the Administrative Agent or the applicable Issuing Bank, as the case may be. Borrowers shall report Value and other Borrowing Base components to the Administrative Agent in the currency invoiced by Borrowers or shown in Borrowers’ financial records, and unless expressly provided otherwise, shall deliver financial statements and calculate financial covenants in U.S. Dollars.
1.6    Collateral Located in the Province of Québec. For purposes of any Collateral located in the Province of Québec or charged by any deed of hypothec (or any other Loan Document) and for all other purposes pursuant to which the interpretation or construction of a Loan Document may be subject to the laws of the Province of Québec or a court or tribunal exercising jurisdiction in the Province of Québec, (a) “personal property” shall be deemed to include “movable property”, (b) “tangible property” shall be deemed to include “corporeal property”, (c) “intangible property” shall be deemed to include “incorporeal property”, (d) “security interest” and “mortgage” shall be deemed to include a “hypothec”, (e) all references to filing, registering or recording under the UCC or the PPSA shall be deemed to include publication under the Civil Code of Québec, (f) all references to “perfection” of or “perfected” Liens shall be deemed to include a reference to the “opposability” of such Liens to third parties, (g) any “right of offset”, “right of setoff” or similar expression shall be deemed to include a “right of compensation”, (h) an “agent” shall be deemed to include a “mandatary”, (i) “goods” shall be deemed to include “corporeal movable property” other than chattel paper, documents of title, instruments, money and securities, (j) “construction liens” shall be deemed to include “legal hypothecs in favor of persons having taken part in the construction or renovation of an immovable”; (k) “joint and several” shall be deemed to include solidary; (l) “gross negligence or willful misconduct” shall be deemed to be “intentional or gross fault”; (m) “beneficial ownership” shall be deemed to include “ownership”; (n) “easement” shall be deemed to include a servitude; (o) “priority” shall be deemed to include “rank” or “prior claim”, as applicable; (p) “survey” shall be deemed to include “certificate of location and plan”; (q) “state” shall be deemed to include “province”; (r) “fee simple title” shall be deemed to include “absolute ownership”; (s) “legal title” shall be deemed to include “holding title as mandatary or prête-nom on behalf of an owner” (t) “leasehold interest” shall be deemed to include “rights resulting from a lease”; and (u) “lease” shall be deemed to include a “contract of leasing (crédit-bail)”.
1.7    Certain Calculations and Tests.

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1.7.1    (a) Notwithstanding anything in this Agreement or any Loan Document to the contrary but subject to clause (b) of this Section 1.7.1, when calculating any applicable ratio or determining other compliance with this Agreement including the determination of compliance with any provision of this Agreement which requires that no Default or Event of Default has occurred, is continuing or would result therefrom) in connection with a Specified Transaction undertaken in connection with the consummation of a Limited Condition Transaction, the date of determination of such ratio or other applicable covenant and determination of whether any Default or Event of Default has occurred, is continuing or would result therefrom or other applicable covenant shall, at the option of UNFI (UNFI’s election to exercise such option in connection with any Limited Condition Transaction, an “LCA Election”), be deemed to be the date that the definitive agreements for such Limited Condition Transaction are entered into (in each case, the “LCA Test Date”) and if, after such ratios and other provisions are measured on a pro forma basis after giving effect to such Limited Condition Transaction and the other Specified Transactions to be entered into in connection therewith and the use of proceeds thereof as if they occurred at the beginning of the four consecutive fiscal quarter period being used to calculate such financial ratio ending prior to the LCA Test Date, the Borrowers could have taken such action on the relevant LCA Test Date in compliance with such ratios and provisions, such provisions shall be deemed to have been complied with. For the avoidance of doubt, (x) if any of such ratios are exceeded as a result of fluctuations in such ratio (including due to fluctuations in Consolidated EBITDA) at or prior to the consummation of the relevant Limited Condition Transaction, such ratios and other provisions will not be deemed to have been exceeded as a result of such fluctuations solely for purposes of determining whether the Limited Condition Transaction is permitted hereunder and (y) such ratios and other provisions shall not be tested at the time of consummation of such Limited Condition Transaction or related Specified Transactions. If UNFI has made an LCA Election for any Limited Condition Transaction, then in connection with any subsequent calculation of any ratio or basket availability with respect to any other Specified Transaction on or following the relevant LCA Test Date and prior to the earlier of the date on which such Limited Condition Transaction is consummated, such Limited Condition Transaction is terminated or expires without consummation of such Limited Condition Transaction, any such ratio or basket shall be calculated on a pro forma basis assuming such Limited Condition Transaction and other transactions in connection therewith (including any incurrence of Debt and the use of proceeds thereof) have been consummated.
(b)    Notwithstanding the foregoing, in no event shall Section 1.7.1(a) apply to any determination of compliance with (including the calculation of any ratio or testing the absence of any Default or Event of Default in connection with) clauses (i) or (ii) of the definition of Permitted Acquisition; clause (j) of the definition of Permitted Investment; Section 6.3; the final paragraph of Section 10.2.4; Section 10.2.8(f); or Section 10.3.
1.7.2    Notwithstanding anything to the contrary herein, with respect to any amounts incurred or transactions entered into (or consummated) in reliance on a provision of this Agreement that does not require compliance with a financial ratio or test (including, without limitation, pro forma compliance with any Fixed Charge Coverage Ratio, any Consolidated Total Net Leverage Ratio test, any Consolidated Secured Net Leverage Ratio test or Consolidated First Lien Net Leverage Ratio (any such amounts, the “Fixed Amounts”)) substantially concurrently with any amounts incurred or transactions entered into (or consummated) in reliance on a provision of this Agreement that requires compliance with any such financial ratio or test (any such amounts, the “Incurrence Based Amounts”), it is understood and agreed that (i) the Fixed Amounts (and any cash proceeds thereof) and (ii) any Debt resulting from borrowings under this Agreement which occur concurrently or substantially concurrently with the incurrence of the Incurrence Based Amounts shall, in each case, be disregarded in the calculation of the financial ratio or test applicable to the Incurrence Based Amounts in connection with such substantially concurrent incurrence, except that incurrences of Debt and Liens constituting Fixed Amounts shall be taken into account for purposes of Incurrence Based Amounts contained in Section 10.2.1 or Section 10.2.2.

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1.8    Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.
1.9    Rates. Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, (a) the continuation of, administration of, submission of, calculation of or any other matter related to the Term SOFR Reference Rate, Adjusted Term SOFR, Term SOFR or any other Benchmark, any component definition thereof or rates referred to in the definition thereof, or with respect to any alternative, successor or replacement rate thereto (including any then-current Benchmark or any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement), as it may or may not be adjusted pursuant to Section 3.6(d)(iii), will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, the Term SOFR Reference Rate, Adjusted Term SOFR, Term SOFR or any other Benchmark, prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes. Administrative Agent and its affiliates or other related entities may engage in transactions that affect the calculation of the Term SOFR Reference Rate, Adjusted Term SOFR, Term SOFR, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto and such transactions may be adverse to a Borrower. Administrative Agent may select information sources or services in its reasonable discretion to ascertain the Term SOFR Reference Rate, Adjusted Term SOFR or Term SOFR, or any other Benchmark, any component definition thereof or rates referred to in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to any Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.
SECTION 2.    CREDIT FACILITIES
2.1    Commitments.
2.1.1.    Loans.
(a)    U.S. Revolver Loans. Each U.S. Revolver Lender agrees, severally on a Pro Rata basis up to its U.S. Revolver Commitment, on the terms set forth herein, to make U.S. Revolver Loans in U.S. Dollars to the Borrowers from time to time from the Closing Date through the Commitment Termination Date. The U.S. Revolver Loans may be repaid and reborrowed as provided herein. In no event shall U.S. Revolver Lenders have any obligation to honor a request for a U.S. Revolver Loan if: (i) the Total Outstandings at such time (including the requested Loan) would exceed the Borrowing Base, or (ii) such Lender’s Pro Rata Share of the Total Outstandings at such time (including the requested Loan) would exceed such Lender’s U.S. Revolver Commitment.
(b)    Canadian Loans. Each Canadian Lender agrees, severally on a Pro Rata basis up to its Canadian Commitment, on the terms set forth herein, to make Canadian Loans in Canadian Dollars to the Borrowers from time to time from the Closing Date through the Commitment Termination Date. The Canadian

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Loans may be repaid and reborrowed as provided herein. In no event shall Canadian Lenders have any obligation to honor a request for a Canadian Loan if: (i) the Total Canadian Outstandings at such time (including the requested Loan) would exceed the aggregate Canadian Commitments, (ii) such Lender’s Pro Rata Share of the Total Canadian Outstandings at such time (including the requested Loan) would exceed such Lender’s Canadian Commitment, or (iii) the Total Outstandings at such time (including the requested Loan) would exceed the Borrowing Base.
2.1.2.    Notes. The Loans made by each Lender and interest accruing thereon shall be evidenced by the records of the Administrative Agent and such Lender. At the request of any Lender, the Borrowers shall deliver a U.S. Revolver Note or Canadian Note, as the case may be, to such Lender.
2.1.3.    Use of Proceeds. The proceeds of Loans shall be used by the applicable Borrowers solely (a) on the Closing Date, to repay all obligations due under the Existing UNFI ABL Credit Agreement, (b) on or after the Closing Date, to finance working capital and general corporate purposes, including Distribution and Upstream Payments permitted under Section 10.2.4 and Permitted Acquisitions permitted under Section 10.2.5, from time to time for UNFI and its Subsidiaries, and (c) on the Closing Date, to pay Transaction Expenses.
2.1.4.    Voluntary Reduction or Termination of Commitments.
(a)    Voluntary Reduction or Termination of U.S. Revolver Commitments and Aggregate Commitments.
(i)    The U.S. Revolver Commitments shall terminate on the Commitment Termination Date, unless sooner terminated in accordance with this Agreement.
(ii)    Upon prior written notice to Administrative Agent, Borrowers may, at their option, terminate the unused Aggregate Commitments and this credit facility; provided, that such notice must be received by the Administrative Agent not later than 11:00 a.m. three (3) Business Days prior to the date of termination. Any notice of termination given by Borrowers shall be irrevocable (provided, further, however, that the Borrowers may specify in any such notice that such termination is conditioned upon the consummation of another transaction and the Borrowers may rescind any notices of termination or reduction under this Section 2.1.4(a) if such other transaction shall not be consummated or shall be delayed). On the termination date, Borrowers shall make Full Payment of all Obligations.
(iii)    UNFI may permanently reduce the unused U.S. Revolver Commitments, on a Pro Rata basis for each U.S. Revolver Lender, upon prior written notice to Administrative Agent, which notice shall specify the amount of the reduction and shall be irrevocable once given; provided, that such notice must be received by the Administrative Agent not later than 11:00 a.m. three (3) Business Days prior to the date of reduction. Each reduction shall be in a minimum amount of U.S. $10,000,000, or an increment of U.S. $1,000,000 in excess thereof.

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(b)    Voluntary Reduction or Termination of Canadian Commitments.
(i)    The Canadian Commitments shall terminate on the Termination Date, unless sooner terminated in accordance with this Agreement. Upon prior written notice to the Administrative Agent, Borrowers may, at their option, terminate the Canadian Commitments; provided, that such notice must be received by the Administrative Agent not later than 11:00 a.m. three (3) Business Days prior to the date of termination. Any notice of termination given by Canadian Borrower shall be irrevocable (provided, further, however, that the Canadian Borrower may specify in any such notice that such termination is conditioned upon the consummation of another transaction and the Borrowers may rescind any notices of termination or reduction under this Section 2.1.4(b) if such other transaction shall not be consummated or shall be delayed). On the termination date, Borrowers shall make Full Payment of all Obligations which are denominated in Canadian Dollars.
(ii)    UNFI may permanently reduce the Canadian Commitments, on a Pro Rata basis for each Canadian Lender, upon prior written notice to the Administrative Agent, which notice shall specify the amount of the reduction and shall be irrevocable once given; provided, that such notice must be received by the Administrative Agent not later than 11:00 a.m. three (3) Business Days prior to the date of reduction. Each reduction shall be in a minimum amount of U.S.$ 5,000,000, or an increment of U.S. $1,000,000 in excess thereof.
(c)    Certifications.    In connection with any reduction in the Aggregate Commitments, U.S. Revolver Commitments or Canadian Commitments, in all cases, prior to the Termination Date, if any Obligor or any of its Subsidiaries owns any Margin Stock, Borrowers shall deliver to Administrative Agent an updated Form U-1 (with sufficient additional originals thereof for each Lender), duly executed and delivered by the Borrowers, together with such other documentation as Administrative Agent shall reasonably request, in order to enable Administrative Agent and the Lenders to comply with any of the requirements under Regulations T, U or X of the Board of Governors.
2.1.5.    Overadvances. If the Total Outstandings exceed the Borrowing Base (“Overadvance”) at any time, the excess amount shall be payable by Borrowers in U.S. Dollars on demand by Administrative Agent, but all such Revolver Loans shall nevertheless constitute Obligations secured by the Collateral and entitled to all benefits of the Loan Documents; provided, however, at any time that there are Total Canadian Outstandings, any such excess amount may be payable by Borrowers in Canadian Dollars up to the amount of Total Canadian Outstandings at such time. The Administrative Agent may require the Lenders to honor requests for Overadvance Loans and to forbear from requiring the applicable Borrowers to cure an Overadvance, (a) when the Borrowers have not notified Administrative Agent that any other Event of Default then exists, as long as (i) the Overadvance does not continue for more than thirty (30) consecutive days (and no Overadvance may exist for at least five consecutive days thereafter before further Overadvance Loans are required), and (ii) the Overadvance is not known by the Administrative Agent to exceed 10% of the Borrowing Base; and (b) regardless of whether an Event of Default exists, if the Administrative Agent discovers an Overadvance not previously known by it to exist (an “Unintentional Overadvance”), if (i) the sum of (x) the aggregate amount of the Unintentional Overadvance under the

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Borrowing Base and (y) the amount of the request for a Overadvance does not exceed 10% of the Borrowing Base, and (ii) such Overadvance does not continue for more than thirty (30) consecutive days. In no event shall Overadvance Loans be required that would cause the Total Outstandings to exceed the Aggregate Commitments. Any funding of an Overadvance Loan or sufferance of an Overadvance shall not constitute a waiver by the Administrative Agent or Applicable Lenders of the Event of Default caused thereby. In no event shall any Borrower or other Obligor be deemed a beneficiary of this Section nor authorized to enforce any of its terms. Required Lenders may at any time revoke the Administrative Agent’s authority to make further Overadvance Loans by written notice to Administrative Agent.
2.1.6.    Protective Advances.    The Administrative Agent shall be authorized, in its discretion, at any time that any conditions in Section 6 are not satisfied, to make U.S. Revolver Loans as U.S. Base Rate Loans (“Protective Advances”), (i) up to an aggregate amount not to exceed 7.50% of the Borrowing Base at the time such U.S. Revolver Loans are made, if the Administrative Agent deems such Loans necessary or desirable to preserve or protect Collateral, or to enhance the collectibility or repayment of Obligations, as long as such Loans do not cause the Total Outstandings to exceed the Aggregate Commitments; or (ii) to pay any other amounts chargeable to Obligors under any Loan Documents, including interest, costs, fees and expenses. Each U.S. Revolver Lender shall participate in each U.S. Revolver Protective Advance made to the Borrowers on a Pro Rata basis. Required Lenders may at any time revoke Administrative Agent’s authority to make further U.S. Revolver Protective Advances under clause (i) by written notice to Administrative Agent. Absent such revocation, the Administrative Agent’s determination that funding of a U.S. Revolver Protective Advance is appropriate shall be conclusive.
2.1.7.    Increase in U.S. Revolver Commitments or Canadian Commitments.
(a)    Borrowers may request an increase in U.S. Revolver Commitments or Canadian Commitments from time to time (or, solely to the extent set forth in Section 2.1.7(b) below, provide commitments under a new facility constituting a FILO Tranche) upon notice to Administrative Agent as long as (a) the requested increase is in a minimum amount of U.S. $10,000,000 and is offered on the same terms as existing U.S. Revolver Commitments or Canadian Commitments, except for a closing (or similar) fee agreed to among Administrative Agent, Borrowers and the Lenders providing such increase; provided that the Borrowers may request any such increase be in the form of a FILO Tranche solely to the extent set forth in Section 2.1.7(b), (b) subject to clause (e) below, increases to the U.S. Revolver Commitments under this Section do not exceed U.S. $750,000,000 in the aggregate, (c) to the extent any such increase is made to the Canadian Commitments (which, for the avoidance of doubt, are a sublimit of the U.S. Revolver Commitments), such increase shall not exceed the U.S. Dollar Equivalent of $100,000,000, (d) no Default or Event of Default exists at the time of any such increase, and (e) if such increase is in the form of a FILO Tranche, the Administrative Agent, the Borrowers and Required Lenders shall have entered into an amendment to this Agreement in accordance with clause (b) below. Administrative Agent shall promptly notify the Applicable Lenders of the requested increase and, within ten (10) Business Days thereafter (or such shorter period as agreed to by the Administrative Agent in its discretion), each Applicable Lender shall notify Administrative Agent if and to what extent such Lender commits to increase its U.S. Revolver Commitment and/or Canadian Commitment, as the case may be. Any Lender not responding within such period shall be deemed to have declined an increase. If Lenders fail to commit to the full requested increase, Eligible Assignees may issue additional U.S. Revolver Commitments or Canadian Commitments and become Lenders hereunder upon entering into joinder

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documentation reasonably acceptable to Administrative Agent. Administrative Agent may allocate, in its discretion, the increased U.S. Revolver Commitments or Canadian Commitments among committing Applicable Lenders and, if necessary, Eligible Assignees. Provided the conditions set forth in Section 6.2 are satisfied, total U.S. Revolver Commitments or Canadian Commitments shall be increased by the requested amount (or such lesser amount committed by Applicable Lenders and Eligible Assignees) on a date agreed upon by Administrative Agent and UNFI, but no later than forty-five (45) days following Borrowers’ increase request. Administrative Agent, Borrowers, and new and existing Applicable Lenders shall execute and deliver such documents and agreements (including legal opinions) as Administrative Agent deems appropriate to evidence or in connection with the increase in and allocations of U.S. Revolver Commitments or Canadian Commitments. On the effective date of an increase, (i) all outstanding applicable Loans, applicable LC Obligations and other exposures under the U.S. Revolver Commitments or Canadian Commitments shall be reallocated among Applicable Lenders, and settled by the Administrative Agent if necessary, in accordance with Applicable Lenders’ adjusted shares of such U.S. Revolver Commitments or Canadian Commitments and (ii) Borrowers shall pay all fees and expenses incurred in connection with such increase (including any breakage costs).
(b)    FILO Tranche. Any increases to the U.S. Revolver Commitments or Canadian Commitments may be in the form of a separate “first-in, last-out” or “last-out” tranche (which may take the form of a term loan borrowing) (the “FILO Tranche”) with, among other terms, interest rate margins, rate floors, upfront fees, funding discounts and original issue discounts, in each case to be agreed upon (which, for the avoidance of doubt, shall not require any adjustment to the Applicable Margin for other Loans) among the Borrowers, Administrative Agent and the Lenders providing the FILO Tranche so long as (a) any Loans and related Obligations in respect of the FILO Tranche are not to be guaranteed by any Person other than the Guarantors and are not secured by any assets other than Collateral; (b) as between (x) the Loans (other than the FILO Tranche) and (y) the FILO Tranche, all proceeds from the liquidation or other realization of the Collateral (including ABL Priority Collateral) or application of funds in accordance with Section 5.6.2 shall be applied, first to obligations owing under, or with respect to, the Loans (other than the FILO Tranche) and any Obligations owing to those Persons providing such Loans with respect thereto (other than the FILO Tranche), and, second, to the FILO Tranche and any Obligations owing to those Persons providing the FILO Tranche with respect thereto; (c) the Borrowers may not prepay Loans under the FILO Tranche or terminate or reduce the commitments in respect thereof at any time that other Loans (including Swing Line Loans) and/or other accrued and unpaid Obligations (unless cash collateralized or otherwise provided for in a manner reasonably satisfactory to the Administrative Agent) are outstanding; (d) the Required Lenders (calculated as including the FILO Tranche) shall, subject to the terms of the Intercreditor Agreement, control exercise of remedies in respect of the Collateral; (e) no changes affecting the priority status of the credit facility under this Agreement (other than the FILO Tranche) vis-à-vis the FILO Tranche may be made without the consent of each Lender adversely affected thereby, other than such changes which affect only the FILO Tranche; (f) the final maturity of any FILO Tranche shall not occur, and no FILO Tranche shall require mandatory

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commitment reductions prior to, the Termination Date at such time; (g) the advance rates with respect to the items included in the borrowing base for such FILO Tranche shall not exceed the advance rates for such corresponding items in the borrowing base for all other Loans by more than five percent (5%); provided, there may be no Seasonal Advance Period at any time a FILO Tranche is in effect the borrowing base for which includes inventory, and (h) except as otherwise set forth in this Section 2.1.7(b), the terms of any FILO Tranche, taken as a whole, are not materially less favorable to the Borrowers than those hereunder (including, without limitation, the inclusion of any additional financial or other material covenant) without the consent of the Required Lenders.
2.2    Sustainability Adjustments.
(a)    After the Closing Date, the Borrowers, in consultation with the Sustainability Structuring Agent, shall be entitled to (a) identify specified Environmental, Social and Governance (“ESG”) related Key Performance Indicators (“KPIs”) and establish associated annual Sustainability Performance Targets (“SPTs”) with respect to the ESG strategy and disclosure of the Borrowers and their Subsidiaries and/or (b) identify external ESG ratings (“ESG Ratings”) and establish associated annual SPTs. Any such KPIs and/or ESG Ratings and associated SPTs are to be mutually agreed between the Borrowers and the Sustainability Structuring Agent.
(i)    Notwithstanding anything in Section 14.1 to the contrary, the Borrowers, the Sustainability Structuring Agent, and the Required Lenders may amend this Agreement (such amendment, the “ESG Amendment”) solely for the purpose of incorporating the KPIs and/or ESG Ratings, associated SPTs, and other related provisions (the “ESG Pricing Provisions”) into this Agreement.
(ii)    If any such ESG Amendment does not obtain requisite consent of the Required Lenders, an alternative ESG Amendment may be effectuated with the consent of the Required Lenders, the Borrowers, the Sustainability Structuring Agent, and the Administrative Agent.
(iii)    Upon the effectiveness of any such ESG Amendment, based on the Obligors’ performance against the KPIs and/or ESG Ratings and associated SPTs, certain adjustments (an increase, a decrease, or no adjustment) to the Commitment Fee Rate and the Applicable Margin will be made; provided that the amount of any such adjustments made pursuant to an ESG Amendment shall not exceed (i) in the case of the Unused Line Fee Rate, an increase and/or decrease of 1.00 basis point and (ii) in the case of the Applicable Margin or Letter of Credit Fee, an increase and/or decrease of 5.00 basis points; provided, further, that in no event shall the Unused Fee Rate, Applicable Margin or Letter of Credit Fee be less than 0%.
(iv)    The pricing adjustments will require, among other things, annual reporting in a manner that is aligned with the Sustainability Linked Loan Principles in effect at the time of the ESG

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Amendment and is to be mutually agreed between the Borrowers, the Sustainability Structuring Agent, and the Administrative Agent (each acting reasonably). If KPIs are utilized, any proposed ESG Amendment shall also identify, and be reviewed by, a Sustainability Assurance Provider.
(v)    Following the effectiveness of the ESG Amendment, (A) any modification to the ESG Pricing Provisions which has the effect of reducing the Unused Line Fee Rate, the Applicable Margin and/or the Letter of Credit Fees to a level not otherwise permitted by this Section 2.2 shall be subject to the consent of all Lenders and (B) any other modification to the ESG Pricing Provisions (other than, for the avoidance of doubt, as provided for in the immediately preceding clause (A)) shall be subject only to the consent of the Required Lenders.
(b)    In connection with any proposed ESG Amendment, the Sustainability Structuring Agent may (i) assist the Borrowers in selecting the KPIs and/or ESG Ratings and setting the associated SPTs, (ii) determine the ESG Pricing Provisions in connection with the ESG Amendment, and (iii) assist the Borrowers in preparing informational materials focused on ESG to be used in connection with the ESG Amendment, in each case based upon the information provided by the Borrowers with respect to the applicable KPIs and/or ESG Ratings selected in accordance with this Section 2.2; provided that the Sustainability Structuring Agent (A) shall have no duty to ascertain, inquire into, or otherwise independently verify any such information and (B) shall have no responsibility for (and shall not be liable for) the completeness or accuracy of any such information.
2.3    Letter of Credit Facility.
2.3.1.    Issuance of Letters of Credit. Until thirty (30) days prior to the Commitment Termination Date, from time to time from the Closing Date (x) each Issuing Bank with a “U.S. Letter of Credit Commitment” on Schedule 1.1(c) shall issue Letters of Credit for the account of the Borrowers or their Subsidiaries denominated in U.S. Dollars and (y) each Issuing Bank with a “Canadian Letter of Credit Commitment” on Schedule 1.1(c) shall issue, or cause a Canadian Underlying Issuer (including as a Lender’s agent) to issue, Canadian Letters of Credit for the account of the Borrowers or their Subsidiaries provided if Issuing Bank, at its option, elects to cause a Canadian Underlying Issuer to issue a requested Canadian Letter of Credit, then Issuing Bank agrees that it will enter into arrangements relative to the reimbursement of such Canadian Underlying Issuer (which may include, among other means, by becoming an applicant with respect to such Letter of Credit or entering into undertakings or other arrangements that provide for reimbursement of such Canadian Underlying Issuer with respect to drawings under such Canadian Letter of Credit); each such obligation or undertaking irrespective of whether in writing (a “Canadian Reimbursement Undertaking”) with respect to Canadian Letters of Credit issued by such Canadian Underlying Issuer), in all cases, on the terms set forth herein, including the following:
(a)    Subject to the terms and conditions of this Agreement, upon the request of Borrowers made in accordance herewith, and prior to the Termination Date, each Issuing Bank agrees to issue, or cause to be issued, a requested standby Letter of Credit or a sight commercial Letter of Credit for the account of Borrowers. By submitting a request to Issuing Bank for the issuance of

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a Letter of Credit, Borrowers shall be deemed to have requested that (i) Issuing Bank issue the requested Letter of Credit or (ii) in the case of Canadian Letter of Credit, that the Issuing Bank cause Canadian Underlying Issuer to issue the requested Letter of Credit (and, in such case, to have requested the Issuing Bank to issue a Canadian Reimbursement Undertaking to the Canadian Underlying Issuer with respect to such requested Letter of Credit). Each request for the issuance of a Letter of Credit, or the amendment or extension of any outstanding Letter of Credit, shall be (i) irrevocable and made in writing by an Authorized Person, (ii) delivered to Administrative Agent and Issuing Bank via telefacsimile or other electronic method of transmission reasonably acceptable to Administrative Agent and Issuing Bank and reasonably in advance of the requested date of issuance, amendment, or extension, and (iii) subject to Issuing Bank’s authentication procedures with results satisfactory to Issuing Bank. Each such request shall be in form and substance reasonably satisfactory to Administrative Agent and Issuing Bank and (i) shall specify (A) the amount of such Letter of Credit, (B) the date of issuance, amendment, or extension of such Letter of Credit, (C) the proposed expiration date of such Letter of Credit, (D) the name and address of the beneficiary of the Letter of Credit, and (E) such other information (including, the conditions to drawing, and, in the case of an amendment or extension, identification of the Letter of Credit to be so amended or extended) as shall be necessary to prepare, amend, or extend such Letter of Credit, and (ii) shall be accompanied by such Issuer Documents as Administrative Agent, Issuing Bank or Canadian Underlying Issuer may request or require, to the extent that such requests or requirements are consistent with the Issuer Documents that Issuing Bank or Canadian Underlying Issuer generally requests for Letters of Credit in similar circumstances. Issuing Bank’s records of the content of any such request will be conclusive. Anything contained herein to the contrary notwithstanding, Issuing Bank may, but shall not be obligated to, issue or cause the issuance of a Letter of Credit that supports the obligations of an Obligor or one of its Subsidiaries in respect of (x) a lease of real property, or (y) an employment contract.
(b)    Issuing Bank shall have no obligation to issue a Letter of Credit or to issue a Canadian Reimbursement Undertaking in respect of a Canadian Underlying Letter of Credit if any of the following would result after giving effect to the requested issuance:
(i)    the Letter of Credit Usage would exceed the LC Sublimit, or
(ii)    the Letter of Credit Usage attributable to Letters of Credit and Canadian Reimbursement Undertaking issued by any Issuing Bank would exceed the Individual Letter of Credit Sublimit, or
(iii)    the Letter of Credit Usage would exceed the Aggregate Commitments less the outstanding amount of U.S. Revolver Loans (including Swingline Loans) and Canadian Loans, or
(iv)    the Letter of Credit Usage would exceed the Borrowing Base at such time less the outstanding principal balance of the U.S. Revolver Loans and Canadian Loans (inclusive of Swingline Loans) at such time.

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(c)    In the event there is a Defaulting Lender as of the date of any request for the issuance of a Letter of Credit, Issuing Bank shall not be required to issue or arrange for such Letter of Credit or Canadian Reimbursement Undertaking to the extent (i) the Defaulting Lender’s Letter of Credit Exposure with respect to such Letter of Credit or Canadian Reimbursement Undertaking may not be reallocated pursuant to Section 2.3.1(g)(ii), or (ii) Issuing Bank has not otherwise entered into arrangements reasonably satisfactory to it and Borrowers to eliminate Issuing Bank’s risk with respect to the participation in such Letter of Credit or Canadian Reimbursement Undertaking of the Defaulting Lender, which arrangements may include Borrowers cash collateralizing such Defaulting Lender’s Letter of Credit Exposure in accordance with Section 2.3.1(g)(ii). Additionally, Issuing Bank shall have no obligation to issue or extend a Letter of Credit or Canadian Reimbursement Undertaking if (A) any order, judgment, or decree of any Governmental Authority or arbitrator shall, by its terms, purport to enjoin or restrain Issuing Bank or Canadian Underlying Issuer from issuing such Letter of Credit or Canadian Reimbursement Undertaking, or any law applicable to Issuing Bank or Canadian Underlying Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over Issuing Bank or Canadian Underlying Issuer shall prohibit or request that Issuing Bank refrain from the issuance of letters of credit generally or such Letter of Credit or Canadian Reimbursement Undertaking in particular, or (B) the issuance of such Letter of Credit or Canadian Reimbursement Undertaking would violate one or more policies of Issuing Bank or Canadian Underlying Issuer, applicable to letters of credit generally, or any Applicable Laws, or (C) if amounts demanded to be paid under any Letter of Credit will not or may not be in United States Dollars or Canadian Dollars, as applicable.
(d)    Any Issuing Bank (other than Wells Fargo or any of its Affiliates) shall notify Administrative Agent in writing no later than the Business Day prior to the Business Day on which such Issuing Bank issues any Letter of Credit or Canadian Reimbursement Undertaking. In addition, each Issuing Bank (other than Wells Fargo or any of its Affiliates) shall, on the first Business Day of each week, submit to Administrative Agent a report detailing any changes from the previous week in the daily undrawn amount of each Letter of Credit and Canadian Reimbursement Undertaking issued by such Issuing Bank. Borrowers and the Secured Parties hereby acknowledge and agree that all Existing Letters of Credit shall constitute Letters of Credit under this Agreement on and after the Closing Date with the same effect as if such Existing Letters of Credit were issued by Issuing Bank at the request of Borrowers on the Closing Date. Each Letter of Credit shall be in form and substance reasonably acceptable to Issuing Bank, including the requirement that the amounts payable thereunder must be payable in Dollars or Canadian Dollars, as applicable. If Issuing Bank makes a payment under a Letter of Credit or Canadian Reimbursement Undertaking, Borrowers shall pay to Administrative Agent an amount equal to the applicable Letter of Credit Disbursement on the Business Day such Letter of Credit Disbursement is made and, in the absence of such payment, the amount of the Letter of Credit Disbursement immediately and automatically shall be deemed to be a U.S. Revolver Loan or Canadian Loan, as applicable, hereunder (notwithstanding any failure to satisfy any condition precedent set forth in Section 3) and, initially, shall bear interest at the rate then applicable to U.S. Revolver Loans or Canadian Loans, as applicable, that are Base Rate Loans. If a Letter of Credit Disbursement is

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deemed to be a U.S. Revolver Loan or Canadian Loan, as applicable, hereunder, Borrowers’ obligation to pay the amount of such Letter of Credit Disbursement to Issuing Bank shall be automatically converted into an obligation to pay the resulting U.S. Revolver Loan or Canadian Loan, as applicable. Promptly following receipt by Administrative Agent of any payment from Borrowers pursuant to this paragraph, Administrative Agent shall distribute such payment to Issuing Bank or, to the extent that U.S. Revolver Lenders or Canadian Lenders, as applicable, have made payments pursuant to Section 2.3(e) to reimburse Issuing Bank, then to such U.S. Revolver Lenders and Issuing Bank or Canadian Lenders, as applicable, as their interests may appear.

(e)    Promptly following receipt of a notice of a Letter of Credit Disbursement pursuant to Section 2.3.1(d), each U.S. Revolver Lender and Canadian Lender agrees to fund its Pro Rata Share of any U.S. Revolver Loan or Canadian Loan, as applicable, deemed made pursuant to Section 2.3.1(d) on the same terms and conditions as if Borrowers had requested the amount thereof as a U.S. Revolver Loan or Canadian Loan, as applicable, and Administrative Agent shall promptly pay to Issuing Bank the amounts so received by it from the U.S. Revolver Lenders or the Canadian Lenders, as applicable. By the issuance of a Letter of Credit (or an amendment or extension of a Letter of Credit) and without any further action on the part of Issuing Bank, the U.S. Revolver Lenders or Canadian Lenders, Issuing Bank shall be deemed to have granted to each U.S. Revolver Lender, and each U.S. Revolver Lender and Canadian Lender shall be deemed to have purchased, a participation in each Letter of Credit or Canadian Reimbursement Undertaking issued by Issuing Bank, in an amount equal to its Pro Rata Share of such Letter of Credit, Canadian Reimbursement Undertaking and each such U.S. Revolver Lender and Canadian Lender agrees to pay to Administrative Agent, for the account of Issuing Bank, such U.S. Revolver Lender’s and Canadian Lender’s Pro Rata Share of any Letter of Credit Disbursement made by Issuing Bank under the applicable Letter of Credit. In consideration and in furtherance of the foregoing, each U.S. Revolver Lender and Canadian Lender hereby absolutely and unconditionally agrees to pay to Administrative Agent, for the account of Issuing Bank, such U.S. Revolver Lender’s and Canadian Lender’s Pro Rata Share of each Letter of Credit Disbursement made by Issuing Bank and not reimbursed by Borrowers on the date due as provided in Section 2.3.1(d), or of any reimbursement payment that is required to be refunded (or that Administrative Agent or Issuing Bank elects, based upon the advice of counsel, to refund) to Borrowers for any reason. Each U.S. Revolver Lender and Canadian Lender acknowledges and agrees that its obligation to deliver to Administrative Agent, for the account of Issuing Bank, an amount equal to its respective Pro Rata Share of each Letter of Credit Disbursement pursuant to this Section 2.3(e) shall be absolute and unconditional and such remittance shall be made notwithstanding the occurrence or continuation of an Event of Default or Default or the failure to satisfy any condition set forth in Section 3. If any such U.S. Revolver Lender and Canadian Lender fails to make available to Administrative Agent the amount of such U.S. Revolver Lender’s and Canadian Lender’s Pro Rata Share of a Letter of Credit Disbursement as provided in this Section, such U.S. Revolver Lender and Canadian Lender shall be deemed to be a Defaulting Lender and Administrative Agent (for the account of Issuing Bank) shall be entitled to recover such amount on demand from such U.S. Revolver

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Lender and Canadian Lender together with interest thereon at the Defaulting Lender Rate until paid in full.
(f)    Each Borrower agrees to indemnify, defend and hold harmless each member of the Secured Parties (including Issuing Bank, Canadian Underlying Issuer and their respective branches, Affiliates, and correspondents) and each such Person’s respective directors, officers, employees, attorneys and agents (each, including Issuing Bank and Canadian Underlying Issuer, a “Letter of Credit Related Person”) (to the fullest extent permitted by law) from and against any and all claims, demands, suits, actions, investigations, proceedings, liabilities, fines, costs, penalties, and damages, and all reasonable fees and disbursements of attorneys, experts, or consultants and all other costs and expenses actually incurred in connection therewith or in connection with the enforcement of this indemnification (as and when they are incurred and irrespective of whether suit is brought), which may be incurred by or awarded against any such Letter of Credit Related Person (the “Letter of Credit Indemnified Costs”), and which arise out of or in connection with, or as a result of:
(i)    any Letter of Credit or any pre-advice of its issuance;
(ii)    any transfer, sale, delivery, surrender or endorsement (or lack thereof) of any Drawing Document at any time(s) held by any such Letter of Credit Related Person in connection with any Letter of Credit;
(iii)    any action or proceeding arising out of, or in connection with, any Letter of Credit (whether administrative, judicial or in connection with arbitration), including any action or proceeding to compel or restrain any presentation or payment under any Letter of Credit or Canadian Reimbursement Undertaking, or for the wrongful dishonor of, or honoring a presentation under, any Letter of Credit;
(iv)    any independent undertakings issued by the beneficiary of any Letter of Credit;
(v)    any unauthorized instruction or request made to Issuing Bank in connection with any Letter of Credit or requested Letter of Credit, or any error, omission, interruption or delay in such instruction or request, whether transmitted by mail, courier, electronic transmission, SWIFT, or any other telecommunication including communications through a correspondent;
(vi)    an adviser, confirmer or other nominated person seeking to be reimbursed, indemnified or compensated;
(vii)    any third party seeking to enforce the rights of an applicant, beneficiary, nominated person, transferee, assignee of Letter of Credit proceeds or holder of an instrument or document;

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(viii)    the fraud, forgery or illegal action of parties other than the Letter of Credit Related Person;
(ix)    any prohibition on payment or delay in payment of any amount payable by Issuing Bank to a beneficiary or transferee beneficiary of a Letter of Credit or Canadian Reimbursement Undertaking arising out of Anti-Corruption Laws, Anti-Money Laundering Laws, or Sanctions;
(x)    Issuing Bank’s or Canadian Underlying Issuer’s performance of the obligations of a confirming institution or entity that wrongfully dishonors a confirmation;
(xi)    any foreign language translation provided to Issuing Bank or Canadian Underlying Issuer in connection with any Letter of Credit;
(xii)    any foreign law or usage as it relates to Issuing Bank’s or Canadian Underlying Issuer’s issuance of a Letter of Credit in support of a foreign guaranty including without limitation the expiration of such guaranty after the related Letter of Credit expiration date and any resulting drawing paid by Issuing Bank or Canadian Underlying Issuer in connection therewith; or
(xiii)    the acts or omissions, whether rightful or wrongful, of any present or future de jure or de facto governmental or regulatory authority or cause or event beyond the control of the Letter of Credit Related Person;
(xiv)    provided, that such indemnity shall not be available to any Letter of Credit Related Person claiming indemnification under clauses (i) through (xiii) above to the extent that such Letter of Credit Indemnified Costs may be finally determined in a final, non-appealable judgment of a court of competent jurisdiction to have resulted directly from the gross negligence or willful misconduct of the Letter of Credit Related Person claiming indemnity. Borrowers hereby agree to pay the Letter of Credit Related Person claiming indemnity on demand from time to time all amounts owing under this Section 2.3(f). If and to the extent that the obligations of Borrowers under this Section 2.3(f) are unenforceable for any reason, Borrowers agree to make the maximum contribution to the Letter of Credit Indemnified Costs permissible under Applicable Law. This indemnification provision shall survive termination of this Agreement and all Letters of Credit.
(g)    The liability of Issuing Bank (or any other Letter of Credit Related Person) under, in connection with or arising out of any Letter of Credit or Canadian Reimbursement Undertaking (or pre-advice), regardless of the form or legal grounds of the action or proceeding, shall be limited to direct damages suffered by Borrowers that are caused directly by Issuing Bank’s or Canadian Underlying Issuer’s gross negligence or willful misconduct in (i) honoring a presentation under a Letter of Credit that on its face does not at least substantially

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comply with the terms and conditions of such Letter of Credit, (ii) failing to honor a presentation under a Letter of Credit that strictly complies with the terms and conditions of such Letter of Credit, or (iii) retaining Drawing Documents presented under a Letter of Credit. Borrowers’ aggregate remedies against Issuing Bank and any Letter of Credit Related Person for wrongfully honoring a presentation under any Letter of Credit or wrongfully retaining honored Drawing Documents shall in no event exceed the aggregate amount paid by Borrowers to Issuing Bank in respect of the honored presentation in connection with such Letter of Credit under Section 2.3.1(d), plus interest at the rate then applicable to Base Rate Loans hereunder. Borrowers shall take action to avoid and mitigate the amount of any damages claimed against Issuing Bank or any other Letter of Credit Related Person, including by enforcing its rights against the beneficiaries of the Letters of Credit. Any claim by Borrowers under or in connection with any Letter of Credit shall be reduced by an amount equal to the sum of (x) the amount (if any) saved by Borrowers as a result of the breach or alleged wrongful conduct complained of, and (y) the amount (if any) of the loss that would have been avoided had Borrowers taken all reasonable steps to mitigate any loss, and in case of a claim of wrongful dishonor, by specifically and timely authorizing Issuing Bank or Canadian Underlying Issuer to effect a cure.
(h)    Borrowers are responsible for the final text of the Letter of Credit as issued by Issuing Bank or Canadian Underlying Issuer, irrespective of any assistance Issuing Bank or Canadian Underlying Issuer may provide such as drafting or recommending text or by Issuing Bank’s or Canadian Underlying Issuer’s use or refusal to use text submitted by Borrowers. Borrowers understand that the final form of any Letter of Credit may be subject to such revisions and changes as are deemed necessary or appropriate by Issuing Bank or Canadian Underlying Issuer, and Borrowers hereby consent to such revisions and changes not materially different from the application executed in connection therewith. Borrowers are solely responsible for the suitability of the Letter of Credit for Borrowers’ purposes. If Borrowers request Issuing Bank to issue a Letter of Credit for an affiliated or unaffiliated third party (an “Account Party”), (i) such Account Party shall have no rights against Issuing Bank or Canadian Underlying Issuer; (ii) Borrowers shall be responsible for the application and obligations under this Agreement; and (iii) communications (including notices) related to the respective Letter of Credit shall be among Issuing Bank, Canadian Underlying Issuer (if applicable) and Borrowers. Borrowers will examine the copy of the Letter of Credit and any other documents sent by Issuing Bank in connection therewith and shall promptly notify Issuing Bank or Canadian Underlying Issuer, as applicable, (not later than three (3) Business Days following Borrowers’ receipt of documents from Issuing Bank or Canadian Underlying Issuer) of any non-compliance with Borrowers’ instructions and of any discrepancy in any document under any presentment or other irregularity. Borrowers understand and agree that Issuing Bank or Canadian Underlying Issuer is not required to extend the expiration date of any Letter of Credit for any reason. With respect to any Letter of Credit containing an “automatic amendment” to extend the expiration date of such Letter of Credit, Issuing Bank or Canadian Underlying Issuer in its sole and absolute discretion, may give notice of non-extension of such Letter of Credit and, if Borrowers do not at any time want the then current expiration date of such Letter of Credit to be extended, Borrowers will so notify Administrative Agent, Issuing Bank and Canadian Underlying Issuer at least thirty (30) calendar days before

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Issuing Bank and Canadian Underlying Issuer is required to notify the beneficiary of such Letter of Credit or any advising bank of such non-extension pursuant to the terms of such Letter of Credit.

(i)    Borrowers’ reimbursement and payment obligations under this Section 2.3 are absolute, unconditional and irrevocable and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever, including:
(i)    any lack of validity, enforceability or legal effect of any Letter of Credit, any Issuer Document, this Agreement, or any Loan Document, or any term or provision therein or herein;
(ii)    payment against presentation of any draft, demand or claim for payment under any Drawing Document that does not comply in whole or in part with the terms of the applicable Letter of Credit or which proves to be fraudulent, forged or invalid in any respect or any statement therein being untrue or inaccurate in any respect, or which is signed, issued or presented by a Person or a transferee of such Person purporting to be a successor or transferee of the beneficiary of such Letter of Credit;
(iii)    Issuing Bank, Canadian Underlying Issuer or any of their branches or Affiliates being the beneficiary of any Letter of Credit;
(iv)    Issuing Bank, Canadian Underlying Issuer or any correspondent honoring a drawing against a Drawing Document up to the amount available under any Letter of Credit even if such Drawing Document claims an amount in excess of the amount available under the Letter of Credit;
(v)    the existence of any claim, set-off, defense or other right that any Obligor or any of its Subsidiaries may have at any time against any beneficiary or transferee beneficiary, any assignee of proceeds, Issuing Bank, Canadian Underlying Issuer or any other Person;
(vi)    Issuing Bank, Canadian Underlying Issuer or any correspondent honoring a drawing upon receipt of an electronic presentation under a Letter of Credit requiring the same, regardless of whether the original Drawing Documents arrive at Issuing Bank’s Canadian Underlying Issuer’s counters or are different from the electronic presentation;
(vii)    any other event, circumstance or conduct whatsoever, whether or not similar to any of the foregoing that might, but for this Section 2.3.1(i), constitute a legal or equitable defense to or discharge of, or provide a right of set-off against, any Borrower’s or any of its Subsidiaries’ reimbursement and other payment obligations and liabilities, arising under, or in connection with, any Letter of Credit, whether against Issuing Bank, Canadian Underlying Issuer, the beneficiary or any other Person; or

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(viii)    the fact that any Default or Event of Default shall have occurred and be continuing;
provided, that subject to Section 2.3.1(g) above, the foregoing shall not release Issuing Bank or Canadian Underlying Issuer from such liability to Borrowers as may be finally determined in a final, non-appealable judgment of a court of competent jurisdiction against Issuing Bank or Canadian Underlying Issuer following reimbursement or payment of the obligations and liabilities, including reimbursement and other payment obligations, of Borrowers to Issuing Bank or Canadian Underlying Issuer arising under, or in connection with, this Section 2.3 or any Letter of Credit or Canadian Reimbursement Undertaking.
(j)    Without limiting any other provision of this Agreement, Issuing Bank and each other Letter of Credit Related Person (if applicable) shall not be responsible to Borrowers for, and Issuing Bank’s rights and remedies against Borrowers and the obligation of Borrowers to reimburse Issuing Bank for each drawing under each Letter of Credit and Canadian Reimbursement Undertaking shall not be impaired by:
(i)    honor of a presentation under any Letter of Credit that on its face substantially complies with the terms and conditions of such Letter of Credit, even if the Letter of Credit requires strict compliance by the beneficiary;
(ii)    honor of a presentation of any Drawing Document that appears on its face to have been signed, presented or issued (A) by any purported successor or transferee of any beneficiary or other Person required to sign, present or issue such Drawing Document or (B) under a new name of the beneficiary;
(iii)    acceptance as a draft of any written or electronic demand or request for payment under a Letter of Credit, even if nonnegotiable or not in the form of a draft or notwithstanding any requirement that such draft, demand or request bear any or adequate reference to the Letter of Credit;
(iv)    the identity or authority of any presenter or signer of any Drawing Document or the form, accuracy, genuineness or legal effect of any Drawing Document (other than Issuing Bank’s or Canadian Underlying Issuer’s determination that such Drawing Document appears on its face substantially to comply with the terms and conditions of the Letter of Credit);
(v)    acting upon any instruction or request relative to a Letter of Credit or requested Letter of Credit that Issuing Bank or Canadian Underlying Issuer in good faith believes to have been given by a Person authorized to give such instruction or request;
(vi)    any errors, omissions, interruptions or delays in transmission or delivery of any message, advice or document (regardless of how sent or transmitted) or for errors in interpretation of technical terms

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or in translation or any delay in giving or failing to give notice to any Borrower;
(vii)    any acts, omissions or fraud by, or the insolvency of, any beneficiary, any nominated person or entity or any other Person or any breach of contract between any beneficiary and any Borrower or any of the parties to the underlying transaction to which the Letter of Credit relates;
(viii)    assertion or waiver of any provision of the ISP or UCP that primarily benefits an issuer of a letter of credit, including any requirement that any Drawing Document be presented to it at a particular hour or place;
(ix)    payment to any presenting bank (designated or permitted by the terms of the applicable Letter of Credit) claiming that it rightfully honored or is entitled to reimbursement or indemnity under Standard Letter of Credit Practice applicable to it;
(x)    acting or failing to act as required or permitted under Standard Letter of Credit Practice applicable to where Issuing Bank or Canadian Underlying Issuer has issued, confirmed, advised or negotiated such Letter of Credit, as the case may be;
(xi)    honor of a presentation after the expiration date of any Letter of Credit notwithstanding that a presentation was made prior to such expiration date and dishonored by Issuing Bank or Canadian Underlying Issuer if subsequently Issuing Bank or Canadian Underlying Issuer or any court or other finder of fact determines such presentation should have been honored;
(xii)    dishonor of any presentation that does not strictly comply or that is fraudulent, forged or otherwise not entitled to honor; or
(xiii)    honor of a presentation that is subsequently determined by Issuing Bank or Canadian Underlying Issuer to have been made in violation of international, federal, state, provincial or local restrictions on the transaction of business with certain prohibited Persons.
(k)    Borrowers shall pay immediately upon demand to Administrative Agent for the account of Issuing Bank as non-refundable fees, commissions, and charges (it being acknowledged and agreed that any charging of such fees, commissions, and charges to the Loan Account pursuant to the provisions of Section 5.8 shall be deemed to constitute a demand for payment thereof for the purposes of this Section 2.3(k)): (i) a fronting fee which shall be imposed by Issuing Bank equal to 0.125% per annum times the average amount of the Letter of Credit Usage during the immediately preceding month plus (ii) any and all other customary commissions, fees and charges then in effect imposed by, and any and all expenses incurred by, Issuing Bank, Canadian Underlying Issuer or by any adviser, confirming institution or entity or other nominated person, relating to Letters of Credit, at the time of issuance of any Letter of Credit and

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upon the occurrence of any other activity with respect to any Letter of Credit (including transfers, assignments of proceeds, amendments, drawings, extensions or cancellations). Borrowers shall also pay directly to Canadian Underlying Issuer all of its fees, commissions and charges in respect of Letters of Credit issued by such Canadian Underlying Issuer upon written demand.
(l)    If by reason of (x) any Change in Law, or (y) compliance by Issuing Bank, Canadian Underlying Issuer or any other member of the Secured Parties with any direction, request, or requirement (irrespective of whether having the force of law) of any Governmental Authority or monetary authority including, Regulation D of the Board of Governors as from time to time in effect (and any successor thereto):
(i)    any reserve, deposit, or similar requirement is or shall be imposed or modified in respect of any Letter of Credit or Canadian Reimbursement Undertaking issued or caused to be issued hereunder or hereby, or any Loans or obligations to make Loans hereunder or hereby, or
(ii)    there shall be imposed on Issuing Bank, Canadian Underlying Issuer or any other member of the Secured Parties any other condition regarding any Letter of Credit, Canadian Reimbursement Undertaking, Loans, or obligations to make Loans hereunder, and the result of the foregoing is to increase, directly or indirectly, the cost to Issuing Bank, Canadian Underlying Issuer or any other member of the Secured Parties of issuing, making, participating in, or maintaining any Letter of Credit, Canadian Reimbursement Undertaking or to reduce the amount receivable in respect thereof, then, and in any such case, Administrative Agent may, at any time within a reasonable period after the additional cost is incurred or the amount received is reduced, notify Borrowers, and Borrowers shall pay within thirty (30) days after demand therefor, such amounts as Administrative Agent may specify to be necessary to compensate Issuing Bank, Canadian Underlying Issuer or any other member of the Secured Parties for such additional cost or reduced receipt, together with interest on such amount from the date of such demand until payment in full thereof at the rate then applicable to Base Rate Loans hereunder; provided, that (A) Borrowers shall not be required to provide any compensation pursuant to this Section 2.3.1(l) for any such amounts incurred more than 180 days prior to the date on which the demand for payment of such amounts is first made to Borrowers, and (B) if an event or circumstance giving rise to such amounts is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof. The determination by Administrative Agent of any amount due pursuant to this Section 2.3(l), as set forth in a certificate setting forth the calculation thereof in reasonable detail, shall, in the absence of manifest or demonstrable error, be final and conclusive and binding on all of the parties hereto.
(m)    Each standby Letter of Credit shall expire not later than the date that is 12 months after the date of the issuance of such Letter of Credit; provided, that any standby Letter of Credit may provide for the automatic extension thereof for any number of additional periods each of up to one year in duration; provided further, that with respect to any Letter of Credit which extends

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beyond the Termination Date, Letter of Credit Collateralization shall be provided therefor on or before the date that is five (5) Business Days prior to the Termination Date. Each commercial Letter of Credit shall expire on the earlier of (i) 120 days after the date of the issuance of such commercial Letter of Credit and (ii) five (5) Business Days prior to the Termination Date.
(n)    If (i) any Event of Default shall occur and be continuing, or (ii) Availability shall at any time be less than zero, or (iii) within (5) Business Days prior to the Termination Date, then on the Business Day following the date when UNFI receives notice from Administrative Agent or the Required Lenders demanding Letter of Credit Collateralization pursuant to this Section 2.3.1(n) upon such demand, Borrowers shall provide Letter of Credit Collateralization with respect to the then existing Letter of Credit Usage. If Borrowers fail to provide Letter of Credit Collateralization as required by this Section 2.3(n), the U.S. Revolver Lenders may (and, upon direction of Administrative Agent, shall) advance, as U.S. Revolver Loans the amount of the cash collateral required pursuant to the Letter of Credit Collateralization provision so that the then existing Letter of Credit Usage is cash collateralized in accordance with the Letter of Credit Collateralization provision (whether or not the U.S. Commitments have terminated, an Overadvance exists or the conditions in Section 6.2 are satisfied).
(o)    Unless otherwise expressly agreed by Issuing Bank and Borrowers when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), (i) the rules of the ISP shall apply to each standby Letter of Credit, and (ii) the rules of the UCP shall apply to each commercial Letter of Credit.
(p)    Issuing Bank shall be deemed to have acted with due diligence and reasonable care if Issuing Bank’s conduct is in accordance with Standard Letter of Credit Practice or in accordance with this Agreement.
(q)    In the event of a direct conflict between the provisions of this Section 2.3 and any provision contained in any Issuer Document, it is the intention of the parties hereto that such provisions be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of this Section 2.3 shall control and govern.
(r)    The provisions of this Section 2.3 shall survive the termination of this Agreement and the repayment in full of the Obligations with respect to any Letters of Credit that remain outstanding.
(s)    At Borrowers’ costs and expense, Borrowers shall execute and deliver to Issuing Bank such additional certificates, instruments or documents and take such additional action as may be reasonably requested by Issuing Bank to enable Issuing Bank to issue any Letter of Credit pursuant to this Agreement and related Issuer Document, to protect, exercise or enforce Issuing Banks’ rights and interests under this Agreement or to give effect to the terms and provisions of this Agreement or any Issuer Document. Each Borrower irrevocably appoints Issuing Bank as its attorney-in-fact and authorizes Issuing Bank, without notice to Borrowers, to execute and deliver ancillary documents and letters

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customary in the letter of credit business that may include but are not limited to advisements, indemnities, checks, bills of exchange and issuance documents. The power of attorney granted by the Borrowers is limited solely to such actions related to the issuance, confirmation or amendment of any Letter of Credit and to ancillary documents or letters customary in the letter of credit business. This appointment is coupled with an interest.
2.3.2.    Cash Collateral. If any LC Obligations, whether or not then due or payable, shall for any reason be outstanding at any time (a) that an Event of Default exists, (b) that Availability or is less than zero, (c) after the Commitment Termination Date, or (d) within five (5) Business Days prior to the Termination Date, then the applicable Borrower or Borrowers shall, at the applicable Issuing Bank’s or the Administrative Agent’s request, Cash Collateralize the stated amount of all outstanding Letters of Credit issued for the account or benefit of such Borrower or Borrowers and pay to each applicable Issuing Bank the amount of all other outstanding LC Obligations of such Borrower or Borrowers owed to such Issuing Bank. The applicable Borrower or Borrowers shall, on demand by the applicable Issuing Bank or the Administrative Agent from time to time, Cash Collateralize the Fronting Exposure of any Defaulting Lender that has not been Cash Collateralized by such Defaulting Lender.
2.3.3.    Resignation of Issuing Banks. Any Issuing Bank may resign at any time upon notice to the Administrative Agent and the applicable Borrower or Borrowers. On and after the effective date of such resignation, such Issuing Bank shall have no obligation to issue, amend, renew, extend or otherwise modify any Letter of Credit, but shall continue to have all rights and other obligations of an Issuing Bank hereunder relating to any Letter of Credit issued by such Issuing Bank prior to such date. To the extent requested by UNFI, the Administrative Agent shall use commercially reasonable efforts to promptly appoint a replacement Issuing Bank, which, as long as no Default or Event of Default exists, shall be reasonably acceptable to the applicable Borrower or Borrowers.
SECTION 3.    INTEREST, FEES AND CHARGES
3.1    Interest.
3.1.1.    Rates and Payment of Interest.
(a)    The Obligations shall bear interest (i) if a U.S. Base Rate Loan, at the U.S. Base Rate in effect from time to time, plus the Applicable Margin; (ii) if a Canadian Base Rate Loan, at the Canadian Base Rate in effect from time to time, plus the Applicable Margin; (iii) if a SOFR Loan, at Adjusted Term SOFR in effect from time to time plus the Applicable Margin; (iv) if a CDOR Rate Loan, at the CDOR Rate for the applicable Interest Period, plus the Applicable Margin; and (v) if any other Obligation (including, to the extent permitted by law, interest not paid when due), at the Applicable Floating Rate in effect from time to time, plus the Applicable Margin. Interest shall accrue from the date the Loan is advanced or the Obligation is incurred or payable, until paid by the applicable Borrower or Borrowers. If a Loan is repaid on the same day made, one day’s interest shall accrue.
(b)    During an Insolvency Proceeding with respect to any Obligor, or during any other Event of Default if Administrative Agent or Required Lenders in their discretion so elect, Obligations shall bear interest at the Default Rate (whether before or after any judgment). Each Borrower acknowledges that the cost and expense to Administrative Agent and Lenders due to an Event of

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Default are difficult to ascertain and that the Default Rate is fair and reasonable compensation for this.
(c)    Interest accrued on the Loans shall be due and payable in arrears, (i) (x) with respect to any Applicable Offered Rate Loan, the last day of the Interest Period applicable to such Loan; provided, however, that if any Interest Period for an Applicable Offered Rate Loan exceeds three (3) months, interest accrued on such Loan shall also be due and payable on the respective dates that fall every three (3) months after the beginning of such Interest Period and (y) with respect any Applicable Floating Rate Loan, on the first day of each month; (ii) on any date of prepayment, with respect to the principal amount of Loans being prepaid; and (iii) on the Commitment Termination Date. Interest accrued on any other Obligations shall be due and payable as provided in the Loan Documents and, if no payment date is specified, shall be due and payable quarterly. Notwithstanding the foregoing, interest accrued at the Default Rate shall be due and payable on demand.
3.1.2.    Application of Applicable Offered Rate to Outstanding Loans.
(a)    Borrowers may on any Business Day, subject to delivery of a Notice of Conversion/Continuation, elect to convert any portion of Base Rate Loans to, or to continue any Applicable Offered Rate Loan at the end of its Interest Period as, an Applicable Offered Rate Loan in the same currency. During any Default or Event of Default, the Administrative Agent may (and shall at the direction of Required Lenders) declare that no Loan may be made, converted or continued as an Applicable Offered Rate Loan.
(b)    Whenever Borrowers desire to convert or continue Loans as Applicable Offered Rate Loans, UNFI or the Canadian Borrower, as the case may be, shall give Administrative Agent a Notice of Conversion/Continuation, no later than 11:00 a.m. at least two (2) Business Days before the requested conversion or continuation date. Promptly after receiving any such notice, the Administrative Agent shall notify each Applicable Lender thereof. Each Notice of Conversion/Continuation shall be irrevocable, and shall specify the amount of Loans to be converted or continued, the conversion or continuation date (which shall be a Business Day), and the duration of the Interest Period (which shall be deemed to be thirty (30) days if not specified). If, upon the expiration of any Interest Period in respect of any Applicable Offered Rate Loans, (i) UNFI shall have failed to deliver a Notice of Conversion/Continuation, it shall be deemed to have elected to convert such Loans into U.S. Base Rate Loans and (ii) the Canadian Borrower shall have failed to deliver a Notice of Conversion/Continuation, it shall be deemed to have elected to continue such Loan as a Canadian Base Rate Loan with an Interest Period of one month. Administrative Agent does not warrant or accept responsibility for, nor shall it have any liability with respect to, administration, submission or any other matter related to any rate described in the definition (or any component definition) of Adjusted Term SOFR.
3.1.3.    Interest Rate Not Ascertainable. If the Administrative Agent shall determine that on any date for determining Adjusted Term SOFR or the CDOR Rate, adequate and fair means do not exist for ascertaining such rate on the basis provided herein, then the Administrative Agent shall immediately notify the applicable Borrower or Borrowers of such determination. Until the Administrative Agent notifies

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the applicable Borrower or Borrowers that such circumstance no longer exists, the obligation of the Applicable Lenders to make Applicable Offered Rate Loans shall be suspended, and no further Loans may be converted into or continued as Applicable Offered Rate Loans in the same currency.
3.2    Fees.
3.2.1.    Unused Line Fee. From and after the Closing Date, the Borrowers shall pay to Administrative Agent, for the Pro Rata benefit of U.S. Revolver Lenders, a fee equal to the Unused Line Fee Rate times the amount by which the Aggregate Commitments exceed the average daily Total Outstandings during any Fiscal Quarter. Such fee shall be payable in arrears, on the first day of each calendar quarter after the Closing Date and on the Commitment Termination Date. For the avoidance of doubt, the outstanding amount of Swingline Loans made to the Borrowers shall not be counted toward or considered usage of the Aggregate Commitments for purposes of determining the unused line fee.
3.2.2.    LC Facility Fees. The applicable Borrower or Borrowers shall pay (a) to the Administrative Agent, for the Pro Rata benefit of the Applicable Lenders, a Letter of Credit fee (the “Letter of Credit Fee”) equal to the Applicable Margin in effect for Applicable Offered Rate Loans times the average daily amount available to be drawn under Letters of Credit issued for the account or benefit of such Borrower or Borrowers, which fee shall be payable monthly in arrears, on the first Business Day of each month, which charges shall be paid as and when incurred. During an Insolvency Proceeding with respect to any Obligor, or during any other Event of Default if either Administrative Agent or Required Lenders in their discretion so elect, the fee payable under this Section 3.2.2 shall, subject to the Interest Act (Canada), be increased by 2% per annum.
3.2.3.    Administrative Agent Fees. Borrowers shall pay to the Administrative Agent and Joint Lead Arrangers, as applcible, the fees described in the Fee Letters.
3.3    Computation of Interest, Fees, Yield Protection.
3.3.1.    All computations of interest for SOFR Loans, as well as fees and other charges calculated on a per annum basis, shall be made on the basis of a year of 360 days and actual days elapsed. All other computations of interest shall be computed for the actual days elapsed, based on a year of 365 or 366 days, as applicable. For the purposes of the Interest Act (Canada), (a) whenever a rate of interest or fee rate hereunder is calculated on the basis of a year (the “deemed year”) that contains fewer days than the actual number of days in the calendar year of calculation, such rate of interest or fee rate shall be expressed as a yearly rate by multiplying such rate of interest or fee rate by the actual number of days in the calendar year of calculation (365 or 366) and dividing it by the number of days in the deemed year, (b) the principle of deemed reinvestment of interest shall not apply to any interest calculation hereunder and (c) the rates of interest stipulated herein are intended to be nominal rates and not effective rates or yields. Each determination by Administrative Agent of any interest, fees or interest rate hereunder shall be final, conclusive and binding for all purposes, absent manifest error. All fees shall be fully earned when due and shall not be subject to rebate, refund or proration. All fees payable under Section 3.2 are compensation for services and are not intended to be, and to the extent permitted by Applicable Law shall not be deemed to be, interest or any other charge for the use, forbearance or detention of money. A certificate as to amounts payable by Borrowers under Section 3.4, 3.6, 3.7, 3.9 or 5.9, submitted to UNFI or the Canadian Borrower, as the case may be, by the Administrative Agent or the affected Lender, as applicable, shall be final, conclusive and binding for all purposes, absent manifest error, and the applicable Borrower or Borrowers shall pay such amounts to the appropriate party within ten (10) days following receipt of the certificate.
3.3.2.    EACH OF THE OBLIGORS CONFIRMS THAT IT FULLY UNDERSTANDS AND IS ABLE TO CALCULATE THE RATE OF INTEREST APPLICABLE TO EACH OF THE

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LOANS BASED ON THE METHODOLOGY FOR CALCULATING PER ANNUM RATES PROVIDED FOR IN THIS AGREEMENT. Administrative Agent agrees that if requested in writing by UNFI, it will calculate the nominal and effective per annum rate of interest on any Loan outstanding at the time of such request and provide such information to UNFI promptly following such request; provided, that any error in any such calculation, or any failure to provide such information on request, shall not relieve the Borrowers or any other Obligors of any of its obligations under this Agreement or any other Loan Document, nor result in any liability to the Administrative Agent or any Lender. EACH OBLIGOR HEREBY IRREVOCABLY AGREES NOT TO PLEAD OR ASSERT, WHETHER BY WAY OF DEFENSE OR OTHERWISE, IN ANY PROCEEDING RELATING TO THE LOAN DOCUMENTS, THAT THE INTEREST PAYABLE UNDER THE LOAN DOCUMENTS AND THE CALCULATION THEREOF HAS NOT BEEN ADEQUATELY DISCLOSED TO THE OBLIGORS WHETHER PURSUANT TO SECTION 4 OF THE INTEREST ACT (CANADA) OR ANY OTHER APPLICABLE LAW OR LEGAL PRINCIPLE.
3.4    Reimbursement Obligations. Borrowers shall reimburse Administrative Agent and Lenders for all Extraordinary Expenses. Borrowers shall also reimburse Administrative Agent for all reasonable legal, accounting, appraisal, consulting, and other fees, costs and expenses incurred by them in connection with (a) negotiation and preparation of any Loan Documents, including any amendment or other modification thereof; (b) Administrative Agent’s reasonable and documented costs and expenses (including reasonable and documented attorneys’ fees and due diligence expenses) incurred in advising, structuring, drafting, reviewing, administering (including travel, meals, and lodging), syndicating (including reasonable costs and expenses relative to the ratings, CUSIP, DXSyndicate™, SyndTrak or other communication costs incurred in connection with a syndication of the loan facilities); (c) administration of and actions relating to any Collateral, Loan Documents and transactions contemplated thereby, including (i) any actions taken to perfect or maintain priority of Administrative Agent’s Liens on any Collateral, to maintain any insurance required hereunder or to verify Collateral, (ii) the Platform or any other dedicated agency web page on the internet to distribute to the Lenders and to other investors or potential investors any required documentation and financial information regarding the Loan Documents and the Loans, (iii) photocopying, notarization, couriers and messengers, telecommunication, public record searches, filing fees, recording fees, publication, real estate surveys, real estate title policies and endorsements, and environmental audits, (iv) Administrative Agent’s customary fees and charges imposed or incurred in connection with any background checks or OFAC/PEP searches related to any Obligor or its Subsidiaries, (v) Administrative Agent’s customary fees and charges (as adjusted from time to time) with respect to the disbursement of funds (or the receipt of funds) to or for the account of any Borrower (whether by wire transfer or otherwise), together with any out-of-pocket costs and expenses incurred in connection therewith, (vi) customary charges imposed or incurred by Administrative Agent resulting from the dishonor of checks payable by or to any Obligor; (d) Administrative Agent’s reasonable, documented costs and expenses (including reasonable and documented attorneys’ fees and expenses) relative to third party claims or any other lawsuit or adverse proceeding paid or incurred, whether in enforcing or defending the Loan Documents or otherwise in connection with the transactions contemplated by the Loan Documents, Administrative Agent’s Liens in and to the Collateral, or any Secured Party’s relationship with any Obligor or any of its Subsidiaries, (e) reasonable and documented costs and expenses (including reasonable and documented attorneys, accountants, consultants, and other advisors fees and expenses) incurred in terminating, enforcing (including attorneys, accountants, consultants, and other advisors fees and expenses incurred in connection with a “workout,” a “restructuring,” or an Insolvency Proceeding concerning any Obligor or any of its Subsidiaries or in exercising rights or remedies under the Loan Documents), or defending the Loan Documents, irrespective of whether a lawsuit or other adverse proceeding is brought, or in taking any enforcement action or any Remedial Action with respect to the Collateral, and (f) subject to the limits of Section 10.1.1(b), each inspection, audit or appraisal with respect to any Obligor or Collateral, whether prepared by Administrative Agent’s personnel or a third party; provided, however, such reimbursement obligation in respect of legal fees and expenses shall be limited to reasonable fees and expenses of a single external counsel (and, if necessary, the reasonable fees and expenses of one firm of local counsel in each

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relevant jurisdiction (which may include a single special counsel acting in multiple jurisdictions) and, in the case of an actual or perceived conflict of interest, where Administrative Agent or Lender affected by such conflict informs UNFI of such conflict and thereafter retains its own counsel, of another firm of counsel for Administrative Agent or Lender) to the Administrative Agent promptly invoiced in writing to UNFI. Legal, accounting and consulting fees may be charged to Borrowers by Administrative Agent’s professionals at their usual and customary hourly rates for similar services, regardless of any reduced or alternative fee billing arrangements that Administrative Agent, any Lender or any of their Affiliates may have with such professionals with respect to this or any other transaction. Borrowers acknowledge that counsel may provide the Administrative Agent with a benefit, such as a discount, credit or other accommodation, based on counsel’s overall relationship with the Administrative Agent, including fees paid hereunder. If, for any reason (including inaccurate reporting on financial statements or a Compliance Certificate), it is determined that a higher Applicable Margin should have applied to a period than was actually applied, then the proper margin shall be applied retroactively and Borrowers shall immediately pay to the Administrative Agent, for the Pro Rata benefit of the Applicable Lenders, an amount equal to the difference between the amount of interest and fees that would have accrued using the proper margin and the amount actually paid. All amounts payable by Borrowers under this Section 3.4 shall be due within thirty (30) days of written demand therefor. Each Obligor’s obligations under this Section 3.4 shall survive the termination of the U.S. Revolver Commitments, the Canadian Commitments and the repayment, satisfaction, discharge or Full Payment of any Obligations.
3.5    Illegality. If any Lender determines that any Applicable Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender to perform any of its obligations hereunder to make, maintain, fund or charge applicable interest or fees with respect to any Loans or Letters of Credit, or to determine or charge interest rates based upon any Applicable Offered Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, U.S. Dollars or Canadian Dollars in the London interbank market, any other relevant interbank market or the position of such Lender in such market then, on notice thereof by such Lender to the Administrative Agent, any obligation of such Lender to perform such obligations to make, maintain or fund such Loans or participate in such Letters of Credit (or to charge interest or fees with respect thereto), or to continue Applicable Offered Rate Loans or to convert Base Rate Loans to Loans based on the Applicable Offered Rate shall be suspended until such Lender notifies the Administrative Agent that the circumstances giving rise to such determination no longer exist. Upon delivery of such notice, Borrowers shall prepay the applicable Loans, Cash Collateralize the applicable LC Obligations or, convert all Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Base Rate Loans. Upon any such prepayment or conversion, Borrowers shall also pay accrued interest on the amount so prepaid or converted.
3.6    Applicable Offered Rate Option.
(a)    Interest and Interest Payment Dates. In lieu of having interest charged at the rate based upon the applicable Base Rate, Borrowers shall have the option, subject to Section 3.6(b) below (the “Applicable Offered Rate Option”) to have interest on all or a portion of the Applicable Offered Rate Loans be charged (whether at the time when made (unless otherwise provided herein), upon conversion from an Applicable Floating Rate Loan to an Applicable Offered Rate Loan, or upon continuation of an Applicable Offered Rate Loan as an Applicable Offered Rate Loan) at a rate of interest based upon the Applicable Offered Rate. Interest on Applicable Offered Rate Loans shall be payable on the earliest of (i) the last day of the Interest Period applicable thereto; provided, that subject to the following clauses (ii) and (iii), in the case of any Interest Period greater than three months in duration, interest shall be payable at three month intervals after the commencement of the applicable Interest Period and on the last day of such Interest Period, (ii) the date on which all or any portion of the Obligations are accelerated pursuant to the

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terms hereof, or (iii) the date on which this Agreement is terminated pursuant to the terms hereof. On the last day of each applicable Interest Period, unless Borrowers have properly exercised the Applicable Offered Rate Option with respect thereto, the interest rate applicable to such Applicable Offered Rate Loan automatically shall convert to the rate of interest then applicable to Applicable Floating Rate Loans of the same type hereunder. At any time that an Event of Default has occurred and is continuing, at the written election of Administrative Agent or the Required Lenders, Borrowers no longer shall have the option to request that Base Rate Loans bear interest at a rate based upon the Applicable Offered Rate.
(b)    Applicable Offered Rate Election.
(i)    Borrowers may, at any time and from time to time, so long as no Event of Default has occurred and is continuing, elect to exercise the Applicable Offered Rate Option (A) with respect to SOFR Loans, by notifying Administrative Agent prior to 11:00 a.m. at least three (3) U.S. Government Securities Business Days prior to the commencement of the proposed Interest Period; and (B) with respect to CDOR Loans, by notifying Administrative Agent prior to 11:00 a.m. at least three (3) Business Days prior to the commencement of the proposed Interest Period (the “Applicable Offered Rate Deadline”). Notice of Borrowers’ election of the Applicable Offered Rate Option for a permitted portion of the Loans and an Interest Period pursuant to this Section shall be made by delivery to Administrative Agent of an Applicable Offered Rate Notice received by Administrative Agent before the Applicable Offered Rate Deadline. Promptly upon its receipt of each such Applicable Offered Notice, Administrative Agent shall provide a notice thereof to each of the affected Lenders.
(ii)    Each Applicable Offered Rate Notice shall be irrevocable and binding on Borrowers. In connection with each Applicable Offered Rate Loan, each Borrower shall indemnify, defend, and hold Administrative Agent and the Lenders harmless against any loss, cost, or expense actually incurred by Administrative Agent or any Lender as a result of (A) the payment or required assignment of any principal of any Offered Rate Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (B) the conversion of any Applicable Offered Rate Loan other than on the last day of the Interest Period applicable thereto, or (C) the failure to borrow, convert, continue or prepay any Applicable Offered Rate Loan on the date specified in any Applicable Offered Rate Notice delivered pursuant hereto (such losses, costs, or expenses, “Funding Losses”).
(iii)    A certificate of Administrative Agent or a Lender delivered to Borrowers setting forth in reasonable detail any amount or amounts that Administrative Agent or such Lender is entitled to receive pursuant to this Section 3.6 shall be conclusive absent manifest error. Borrowers shall pay such amount to Administrative Agent or the Lender, as applicable, within thirty (30) days of the date of its receipt of such certificate. If a payment of an Applicable Offered Rate Loan on a day other than the last day of the applicable Interest Period would result in a Funding Loss, Administrative Agent may, in its sole discretion at the request of Borrowers, hold the amount of such payment as cash collateral in support of the Obligations until the last day of such Interest Period and apply such amounts to the payment of the Applicable Offered Rate Loan on such last day of such Interest Period, it being agreed that Administrative Agent has no obligation to so defer the application of payments to any Applicable Offered Rate Loan and that, in the event that Administrative Agent does not defer such application, Borrowers shall be obligated to pay any resulting Funding Losses.
(iv)    Borrowers may only exercise the Applicable Offered Rate Option for proposed Applicable Offered Rate Loans of at least $1,000,000.
(c)    Conversion; Prepayment. Borrowers may convert Applicable Offered Rate Loans to Applicable Floating Rate Loans or prepay Applicable Offered Rate Loans at any time; provided, that in the event that Applicable Offered Rate Loans are converted or prepaid on any date that is not the last

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day of the Interest Period applicable thereto for any reason, including early termination of the term of this Agreement or acceleration of all or any portion of the Obligations pursuant to the terms hereof, each Borrower shall indemnify, defend, and hold Administrative Agent and the Lenders and their Participants harmless against any and all Funding Losses in accordance with Section 3.6(b)(ii).
(d)    Special Provisions Applicable to Adjusted Term SOFR and CDOR Rate.
(i)    Adjusted Term SOFR or CDOR Rate may be adjusted by Administrative Agent with respect to any Lender on a prospective basis to take into account any additional or increased costs, in each case, due to changes in Applicable Law occurring subsequent to the commencement of the then applicable Interest Period, or pursuant to any Change in Law or change in the reserve requirements imposed by the Board of Governors or any other Governmental Authority, which additional or increased costs would increase the cost of funding or maintaining loans bearing interest at Adjusted Term SOFR or CDOR Rate. In any such event, the affected Lender shall give Borrowers and Administrative Agent notice of such a determination and adjustment and Administrative Agent promptly shall transmit the notice to each other Lender and, upon its receipt of the notice from the affected Lender, Borrowers may, by notice to such affected Lender (A) require such Lender to furnish to Borrowers a statement setting forth in reasonable detail the basis for adjusting Adjusted Term SOFR or CDOR Rate and the method for determining the amount of such adjustment, or (B) repay the SOFR Loans, CDOR Rate Loans or Base Rate Loans determined with reference to Adjusted Term SOFR or the CDOR Rate, in each case, of such Lender with respect to which such adjustment is made (together with any amounts due under Section 3.6(b)(ii)).
(ii)    Subject to the provisions set forth in Section 3.6(d)(iii) below, in the event that any change in market conditions or any Change in Law shall at any time after the date hereof, in the reasonable opinion of any Lender, make it unlawful or impractical for such Lender to fund or maintain SOFR Loans or CDOR Rate Loans (or Base Rate Loans determined with reference to Adjusted Term SOFR or CDOR Rate) or to continue such funding or maintaining, or to determine or charge interest rates at the Term SOFR Reference Rate, Adjusted Term SOFR, Term SOFR, SOFR or CDOR Rate, such Lender shall give notice of such changed circumstances to Administrative Agent and Borrowers and Administrative Agent promptly shall transmit the notice to each other Lender and (y)(i) in the case of any SOFR Loans or CDOR Rate Loans of such Lender that are outstanding, such SOFR Loans or CDOR Rate Loans of such Lender will be deemed to have been converted to Base Rate Loans in the applicable currency on the last day of the Interest Period of such SOFR Loans or CDOR Rate Loans, if such Lender may lawfully continue to maintain such SOFR Loans or CDOR Rate Loans, or immediately, if such Lender may not lawfully continue to maintain such SOFR Loans or CDOR Rate Loans, and thereafter interest upon the SOFR Loans or CDOR Rate Loans of such Lender thereafter shall accrue interest at the rate then applicable to Base Rate Loans (and if applicable, without reference to the Adjusted Term SOFR or CDOR Rate component thereof) and (ii) in the case of any such Base Rate Loans of such Lender that are outstanding and that are determined with reference to Adjusted Term SOFR or CDOR Rate, interest upon the Base Rate Loans or CDOR Rate Loans of such Lender after the date specified in such Lender’s notice shall accrue interest at the rate then applicable to Base Rate Loans without reference to the Adjusted Term SOFR or CDOR Rate component thereof and (z) Borrowers shall not be entitled to elect the Applicable Offered Rate Option and Base Rate Loans shall not be determined with reference to the Adjusted Term SOFR or CDOR Rate component thereof, in each case, until such Lender determines that it would no longer be unlawful or impractical to do so.
(iii)    Benchmark Replacement Setting.
(A)    Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event, Administrative Agent and UNFI may amend this Agreement to replace the then-current Benchmark with a

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Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. on the fifth (5th) Business Day after Administrative Agent has posted such proposed amendment to all affected Lenders and UNFI so long as Administrative Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Required Lenders. No replacement of a Benchmark with a Benchmark Replacement pursuant to this Section 3.6(d)(iii) will occur prior to the applicable Benchmark Transition Start Date.
(B)    Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.
(C)    Notices; Standards for Decisions and Determinations. Administrative Agent will promptly notify UNFI and the Lenders of (1) the implementation of any Benchmark Replacement and (2) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. Administrative Agent will notify UNFI of (x) the removal or reinstatement of any tenor of a Benchmark pursuant to Section 3.6(d)(iii)(D) and (y) the commencement of any Benchmark Unavailability Period. Any determination, decision or election that may be made by Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 3.6(d)(iii), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 3.6(d)(iii).
(D)    Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (1) if the then-current Benchmark is a term rate (including the Term SOFR Reference Rate and CDOR Rate) and either (I) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by Administrative Agent in its reasonable discretion or (II) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (2) if a tenor that was removed pursuant to clause (1) above either (I) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (II) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.
(E)    Benchmark Unavailability Period. Upon UNFI’s receipt of notice of the commencement of a Benchmark Unavailability Period, (1) UNFI may revoke any pending request for a borrowing of, conversion to or continuation of SOFR Loans or CDOR Rate Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, UNFI will be deemed to have converted any such request into a request for a borrowing of or conversion to Base Rate Loans and (2) any outstanding affected SOFR Loans or CDOR Rate Loans will be deemed to have been converted to Base Rate Loans at the end of the applicable Interest Period. During any Benchmark Unavailability Period

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or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of the Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the Base Rate.

3.7    No Requirement of Matched Funding. Anything to the contrary contained herein notwithstanding, neither Administrative Agent, nor any Lender, nor any of their Participants, is required actually to match fund any Obligation as to which interest accrues at Adjusted Term SOFR, the Term SOFR Reference Rate or CDOR Rate.
3.8    Increased Costs; Capital Adequacy.
3.8.1.    Increased Costs Generally. If any Change in Law shall:
(a)    impose, modify or deem applicable any reserve, liquidity, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender or any Issuing Bank;
(b)    subject any Recipient to Taxes (other than (i) Indemnified Taxes, (ii) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes, and (iii) Connection Income Taxes) with respect to any Loan, Letter of Credit, U.S. Revolver Commitment, Canadian Commitment or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or
(c)    impose on any Lender, any Issuing Bank or any interbank market any other condition, cost or expense affecting any Loan, Loan Document, Letter of Credit, participation in LC Obligations, or U.S. Revolver Commitment or Canadian Commitment;
and the result thereof shall be to increase the cost to such Lender of making or maintaining any Loan, U.S. Revolver Commitment or Canadian Commitment, or converting to or continuing any interest option for a Loan, or to increase the cost to such Lender or such Issuing Bank of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or such Issuing Bank hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or such Issuing Bank, the applicable Borrower or Borrowers will pay to such Lender or such Issuing Bank, as applicable, such additional amount or amounts as will compensate such Lender or such Issuing Bank, as applicable, for such additional costs incurred or reduction suffered.
3.8.2.    Capital Requirements. If any Lender or any Issuing Bank determines that any Change in Law affecting such Lender or such Issuing Bank or any Lending Office of such Lender or such Lender’s or such Issuing Bank’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s, such Issuing Bank’s or such holding company’s capital as a consequence of this Agreement, or such Lender’s or such Issuing Bank’s U.S. Revolver Commitments, Canadian Commitments, Loans, Letters of Credit or participations in LC Obligations, to a level below that which such Lender, such Issuing Bank or such holding company could have achieved but for such Change in Law (taking into consideration such Lender’s, such Issuing Bank’s and such holding company’s policies with respect to capital adequacy), then from time to time the applicable Borrower or Borrowers will pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate it or its holding company for any such reduction suffered.

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3.8.3.    Compensation. Failure or delay on the part of any Lender or any Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of its right to demand such compensation, but Borrowers shall not be required to compensate a Lender or an Issuing Bank for any increased costs incurred or reductions suffered more than nine months prior to the date that the Lender or the Issuing Bank notifies UNFI or the Canadian Borrower, as the case may be, of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such Issuing Bank’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof). Each Obligor’s obligations under this Section 3.8 shall survive the termination of the U.S. Revolver Commitments, the Canadian Commitments and the repayment, satisfaction, discharge or Full Payment of any Obligations.
3.9    Mitigation. If any Lender gives a notice under Section 3.5 or requests compensation under Section 3.7, or if any Borrower is required to pay additional amounts with respect to a Lender under Section 5.9, then such Lender shall use reasonable efforts to designate a different Lending Office or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the judgment of such Lender, such designation or assignment (a) would eliminate the need for such notice or reduce amounts payable or to be withheld in the future, as applicable; and (b) would not subject the Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to it or unlawful. Borrowers shall pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment. Each Obligor’s obligations under this Section 3.9 shall survive the termination of the U.S. Revolver Commitments, the Canadian Commitments and the repayment, satisfaction, discharge or Full Payment of any Obligations.
3.10    Funding Losses. If for any reason (other than default by a Lender) (a) any Borrowing of, or conversion to or continuation of, an Applicable Offered Rate Loan does not occur on the date specified therefor in a Notice of Borrowing or Notice of Conversion/Continuation (whether or not withdrawn), (b) any repayment or conversion of an Applicable Offered Rate Loan occurs on a day other than the end of its Interest Period, (c) the applicable Borrower or Borrowers fail to repay an Applicable Offered Rate Loan when required hereunder (or any notice of prepayment is rescinded or withdrawn), or (d) a Lender (other than a Defaulting Lender) is required to assign an Applicable Offered Rate Loan prior to the end of its Interest Period pursuant to Section 13.4, then the applicable Borrower or Borrowers shall pay to the Administrative Agent its customary administrative charge and to each Applicable Lender all resulting losses and expenses, including loss of anticipated profits and any loss or expense arising from liquidation or redeployment of funds or from fees payable to terminate deposits of matching funds. Lenders shall not be required to purchase U.S. Dollar or Canadian Dollar deposits in any interbank or offshore U.S. Dollar or Canadian Dollar market to fund any Applicable Offered Rate Loan, but this Section shall apply as if each Lender had purchased such deposits.
3.11    Maximum Interest. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by Applicable Law (“maximum rate”). If Administrative Agent or any Lender shall receive interest in an amount that exceeds the maximum rate, the excess interest shall be applied to the principal of the Obligations or, if it exceeds such unpaid principal, refunded to Borrowers. In determining whether the interest contracted for, charged or received by Administrative Agent or a Lender exceeds the maximum rate, such Person may, to the extent permitted by Applicable Law, (a) characterize any payment that is not principal as an expense, fee or premium rather than interest; (b) exclude voluntary prepayments and the effects thereof; and (c) amortize, prorate, allocate and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder. In addition to the foregoing, if any provision of this Agreement or of any of the other Loan Documents would obligate the Canadian Borrower or any other Obligor to make any payment of “interest” (as defined in Section 347

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(the “Criminal Code Section”) of the Criminal Code (Canada)) or other amount payable to any Canadian Lender in an amount or calculated at a rate that would exceed the effective annual rate of interest lawfully permitted under the Criminal Code Section on the “credit advanced” (as defined in the Criminal Code Section) or would otherwise be prohibited by law or would result in a receipt by such Canadian Lender of “interest” at a “criminal rate” (as such terms are defined in the Criminal Code Section) then, notwithstanding such provisions, such amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by law or so result in a receipt by such Canadian Lender of interest at a criminal rate, such adjustment to be effected, to the extent necessary, as follows: (i) first, by reducing the amount or rate of interest required to be paid to such Canadian Lender under this Agreement, and (ii) thereafter, by reducing any fees, commissions, premiums and other amounts required to be paid to such Canadian Lender which would constitute “interest” for purposes of the Criminal Code Section. Any amount or rate of interest referred to in this Agreement shall be determined in accordance with GAAP as an effective annual rate of interest over the term that the applicable Loan remains outstanding on the assumption that any charges, fees or expenses that fall within the meaning of “interest” under the Criminal Code Section shall, if they relate to a specific period of time, be pro-rated over that period of time and otherwise be pro-rated over the period from the Closing Date to the Termination Date and, in the event of a dispute, a certificate of a Fellow of the Canadian Institute of Actuaries appointed by Administrative Agent shall be conclusive, absent manifest error, for the purposes of such determination.
SECTION 4.    LOAN ADMINISTRATION
4.1    Manner of Borrowing and Funding Loans.
4.1.1.    Notice of Borrowing.
(a)    Whenever Borrowers desire funding of a Borrowing of Loans, UNFI shall give Administrative Agent a Notice of Borrowing. Such notice must be received by the Administrative Agent (i) no later than 1:00 p.m. on the Business Day of the requested funding date, in the case of Base Rate Loans, and (ii) no later than 1:00 p.m. at least two (2) Business Days (or, in the case of a SOFR Loan, two (2) U.S. Government Securities Business Days) prior to the requested funding date, in the case of Applicable Offered Rate Loans. Notices received after 1:00 p.m. shall be deemed received on the next Business Day (or, in the case of a SOFR Loan, the next U.S. Government Securities Business Day); provided that the Administrative Agent may, in its sole discretion, elect to accept as timely any requests that are received later than such time. Each Notice of Borrowing shall be irrevocable and shall specify (A) the amount and currency of the Borrowing, (B) the requested funding date (which must be a Business Day, or, in the case of a SOFR Loan, a U.S. Government Securities Business Day), (C) whether the Borrowing is to be made as Base Rate Loans or Applicable Offered Rate Loans, and (D) in the case of SOFR Loans or CDOR Rate Loans, the duration of the applicable Interest Period (which shall be deemed to be one month if not specified).
(b)    Unless payment is otherwise timely made by Borrowers, the becoming due of any Obligations (whether principal, interest, fees or other charges, including Extraordinary Expenses and LC Obligations, but excluding Cash Collateral and Secured Bank Product Obligations) shall be deemed to be a request for Base Rate Loans on the due date, in the amount of such Obligations. The proceeds of such Loans shall be disbursed as direct payment of the relevant Obligation. In addition, the Administrative Agent may, at its option, charge such

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Obligations against any operating, investment or other account of the Borrowers maintained with Administrative Agent or any of its Affiliates.
(c)    If any Borrower maintains any disbursement account with Administrative Agent or any Affiliate of Administrative Agent, then presentation for payment of any Payment Item when there are insufficient funds to cover it shall be deemed to be a request for a U.S. Base Rate Loan, in the case of the U.S. Borrowers, or a Canadian Base Rate Loan, in the case of the Canadian Borrower, on the date of such presentation, in the amount of the Payment Item. The proceeds of such Loan may be disbursed directly to the disbursement account.
(d)    All Borrowing requests which are not made on-line via Administrative Agent’s electronic platform or portal shall be subject to (and unless Administrative Agent elects otherwise in the exercise of its sole discretion, such Borrowings shall not be made until the completion of) Administrative Agent’s authentication process (with results satisfactory to Administrative Agent) prior to the funding of any such requested Loan.
4.1.2.    Fundings by Lenders. Each Applicable Lender shall timely honor its U.S. Revolver Commitment or Canadian Commitment, as the case may be, by funding its Pro Rata share of each Borrowing of Loans that is properly requested hereunder. Except for Borrowings to be made as Swingline Loans, the Administrative Agent shall endeavor to notify the Applicable Lenders of each Notice of Borrowing (or deemed request for a Borrowing) by 2:00 p.m. on the proposed funding date for Base Rate Loans or by 3:00 p.m. at least two (2) Business Days (or, in the case of a SOFR Loan, a U.S. Government Securities Business Day) before any proposed funding of Applicable Offered Rate Loans. Each Applicable Lender shall fund to the Administrative Agent such Lender’s Pro Rata share of the Borrowing to the account specified by the Administrative Agent in immediately available funds not later than 4:00 p.m. on the requested funding date, unless the Administrative Agent’s notice is received by the Applicable Lender after the times provided above, in which case, the Applicable Lender shall fund its Pro Rata share by 11:00 a.m. on the next Business Day (or, in the case of a SOFR Loan, the next U.S. Government Securities Business Day). Subject to its receipt of such amounts from the Applicable Lenders, the Administrative Agent shall disburse the proceeds of the Loans as directed by UNFI or the Canadian Borrower, as the case may be. Unless the Administrative Agent shall have received written notice from a Lender prior to 9:30 a.m. that it does not intend to fund its Pro Rata share of a Borrowing, the Administrative Agent may assume that such Lender has deposited or promptly will deposit its share with the Administrative Agent, and Administrative Agent may disburse a corresponding amount to the applicable Borrower. If a Lender’s share of any Borrowing or of any settlement pursuant to Section 4.1.3(b) is not received by the Administrative Agent, then the applicable Borrower or Borrowers agree to repay to the Administrative Agent on demand the amount of such share, together with interest thereon from the date disbursed until repaid, at the Defaulting Lender Rate. Subject to Section 3.8, a Lender or Issuing Bank may fulfill its obligations under Loan Documents through one or more Lending Offices, and this shall not affect any obligation of Obligors under the Loan Documents or with respect to any Obligations.
4.1.3.    Swingline Loans; Settlement.
(a)    Subject to the terms and conditions set forth herein, on any Business Day from and after the Closing until the Business Day prior to the Termination Date, (i) the U.S. Swingline Lender shall advance Swingline Loans to the Borrowers up to an aggregate outstanding amount equal to U.S. $250,000,000 (and notwithstanding the fact that such Swingline Loans, when aggregated with the Total Outstandings of such Person in its separate capacity as

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a U.S. Revolver Lender, may exceed the amount of the U.S. Revolver Commitment of the U.S. Swingline Lender); provided that, (x) after giving effect to any such Swingline Loan, the Total Outstandings at such time (including the requested Swingline Loan) would not exceed the Borrowing Base and (y) subject to the immediately preceding parenthetical, the Total Outstandings and other exposure with respect to the U.S. Revolver Commitments (including its Pro Rata purchase of participations in Swingline Loans made by the U.S. Swingline Lender) of any U.S. Revolver Lender shall not exceed its U.S. Revolver Commitment and (ii) the Canadian Swingline Lender shall advance Swingline Loans to the Borrowers up to an aggregate outstanding amount equal to U.S. $25,000,000 (and notwithstanding the fact that such Swingline Loans, when aggregated with the Total Canadian Outstandings of the Canadian Swingline Lender, may exceed the amount of the Canadian Commitment of such Person in its separate capacity as a Canadian Lender), unless, in either case, the funding is specifically required to be made by the Canadian Lenders hereunder; provided, that (x) after giving effect to any such Swingline Loan, the Total Outstandings at such time (including the requested Swingline Loan) would not exceed the Borrowing Base and (y) subject to the immediately preceding parenthetical, the Total Canadian Outstandings and other exposure with respect to the Canadian Commitments (including its Pro Rata purchase of participations in Swingline Loans made by the Canadian Swingline Lender) of any Canadian Lender shall not exceed its Canadian Commitment; provided, further, that notwithstanding the foregoing, (i) after giving effect to any Swingline Loan the aggregate outstanding amount of all Swingline Loans shall not exceed U.S. $250,000,000 at any time, (ii) no Borrower shall use the proceeds of any Swingline Loan to refinance any outstanding Swingline Loan and (iii) no Swingline Lender shall be under any obligation to make any Swingline Loan if it shall determine (which determination shall be conclusive and binding absent manifest error) that there is, or after making such Swingline Loan there may be, Fronting Exposure. All Swingline Loan requests which are not made on-line via Administrative Agent’s electronic platform or portal shall be subject to (and unless Administrative Agent elects otherwise in the exercise of its sole discretion, such Borrowings shall not be made until the completion of) Administrative Agent’s authentication process (with results satisfactory to Administrative Agent) prior to the funding of any such requested Loan.
(b)    Each Swingline Loan to the U.S. Borrowers shall constitute a Base Rate Loan and each Swingline Loan to the Canadian Borrower shall constitute a Canadian Base Rate Loan for all purposes, except that payments thereon shall be made to the U.S. Swingline Lender or Canadian Swingline Lender, as applicable, for its own account until Lenders have funded their participations therein as provided below. The obligation of Borrowers to repay Swingline Loans shall be evidenced by the records of the applicable Swingline Lender and need not be evidenced by any promissory note.
(c)    Settlement among the Applicable Lenders and the applicable Swingline Lender with respect to Swingline Loans and other Loans shall take place on a date determined from time to time by such Swingline Lender (but at least weekly), on a Pro Rata basis in accordance with the Settlement Report delivered by the applicable Swingline Lender to the Applicable Lenders. Between settlement dates, the applicable Swingline Lender may in its discretion, if it is the Administrative Agent, apply payments on Loans to Swingline Loans, regardless of

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any designation by any Borrower or any provision herein to the contrary. Each Lender hereby purchases, without recourse or warranty, an undivided Pro Rata participation in all Swingline Loans outstanding from time to time until settled. If a Swingline Loan cannot be settled among Lenders, whether due to an Obligor’s Insolvency Proceeding or for any other reason, each Lender shall pay the amount of its participation in the Loan to the applicable Swingline Lender, in immediately available funds, within one (1) Business Day after the applicable Swingline Lender’s request therefor. Lenders’ obligations to make settlements and to fund participations are absolute, irrevocable and unconditional, without offset, counterclaim or other defense, and whether or not the U.S. Revolver Commitments or Canadian Commitments, as the case may be, have terminated, an Overadvance exists or the conditions in Section 6 are satisfied.
(d)    Each Borrowing of Swingline Loans shall be made upon the applicable U.S. Borrower’s or Canadian Borrower’s irrevocable notice to the U.S. Swingline Lender or Canadian Swingline Lender, as applicable, in each case with a copy to the Administrative Agent, which may be given by telephone. Each such notice must be received by the Persons in the preceding sentence not later than 2:00 p.m. on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum of $100,000 (and any amount in excess thereof shall be an integral multiple of $25,000), and (ii) the requested borrowing date, which shall be a Business Day. Each such telephonic notice must be confirmed promptly by delivery to the U.S. Swingline Lender or Canadian Swingline Lender, as applicable, of a written Notice of Borrowing. Promptly after receipt by the U.S. Swingline Lender or Canadian Swingline Lender, as applicable, of any telephonic notice of Borrowing of Swingline Loans, the U.S. Swingline Lender or Canadian Swingline Lender, as applicable, may, provided, that so long as the Swing Line Lender has not received notice from the Administrative Agent at the request of the Required Lenders prior to 2:00 p.m. that any of the applicable conditions in this Section 4.1.3 or Section 6.3 have not been satisfied or waived in accordance with terms hereof, not later than 4:00 p.m. on the borrowing date specified in such notice, make the amount of its Swingline Loans available to the U.S. Borrowers or the Canadian Borrower, as applicable.
(e)    Any Swingline Lender may resign at any time upon notice to the Administrative Agent and the applicable Borrower or Borrowers. On and after the effective date of such resignation, such Swingline Lender shall have no obligation to make Swingline Loans, but shall continue to have all rights and other obligations of a Swingline Lender hereunder relating to any Swingline Loan issued by such Swingline Lender prior to such date. To the extent requested by UNFI, the applicable Swingline Lender shall use commercially reasonable efforts to promptly appoint a replacement Swingline Lender which, as long as no Default or Event of Default exists, shall be reasonably acceptable to the applicable Borrower or Borrowers.
4.1.4.    Notices. Borrowers may request, convert or continue Loans, select interest rates, and transfer funds based on telephonic or e-mailed instructions to the Administrative Agent. Borrowers shall confirm each such request by prompt delivery to the Administrative Agent of a Notice of Borrowing or Notice of Conversion/Continuation, if applicable, but if such notice differs materially from the action taken by the Administrative Agent or the Applicable Lenders pursuant to the telephonic or e-mailed instructions from Borrowers, the records of Administrative Agent and such Lenders shall govern. Neither

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Administrative Agent or and Lender shall have any liability for any loss suffered by a Borrower as a result of Administrative Agent or any Lender acting upon its understanding of telephonic or e-mailed instructions from a person believed in good faith by Administrative Agent or any Lender to be a person authorized to give such instructions on a Borrower’s behalf.
4.2    Defaulting Lender.
4.2.1.    Reallocation of Pro Rata Share; Amendments. For purposes of determining Lenders’ obligations or rights to fund, participate in or receive collections with respect to Loans and Letters of Credit (including existing Swingline Loans, Protective Advances and LC Obligations), Administrative Agent may exclude the U.S. Revolver Commitments, Canadian Commitments and Loans of a Defaulting Lender from the calculation of Pro Rata shares, it being understood, for the avoidance of doubt, that any such calculation relating to a Non-Defaulting Lender’s obligations to fund and participate in respect of Loans and Letters of Credit shall not cause (a) the U.S. Revolver Loans and participation in U.S. LC Obligations of any such Non-Defaulting Lender that is a U.S. Revolver Lender to exceed such Non-Defaulting Lender’s U.S. Revolver Commitment, or (b) the Canadian Loans and participation in Canadian LC Obligations of any such Non-Defaulting Lender that is a Canadian Lender to exceed such Non-Defaulting Lender’s Canadian Commitment. A Defaulting Lender shall have no right to vote on any amendment, waiver or other modification of a Loan Document, except as provided in Section 14.1.1(c).
4.2.2.    Payments; Fees. Administrative Agent may, in its discretion, receive and retain any amounts payable to a Defaulting Lender under the Loan Documents, and a Defaulting Lender shall be deemed to have assigned to Administrative Agent such amounts until all Obligations owing to Administrative Agent, non-Defaulting Lenders and other Secured Parties have been paid in full. Administrative Agent may apply such amounts to the Defaulting Lender’s defaulted obligations, use the funds to Cash Collateralize such Lender’s Fronting Exposure, or readvance the amounts to Borrowers hereunder. A Lender shall not be entitled to receive any fees accruing hereunder during the period in which it is a Defaulting Lender, and the unfunded portion of its U.S. Revolver Commitment and/or Canadian Commitment shall be disregarded for purposes of calculating the unused line fee under Section 3.2.1. To the extent any LC Obligations owing to a Defaulting Lender are reallocated to other Lenders, Letter of Credit Fees attributable to such LC Obligations under Section 3.2.2 shall be paid to such other Lenders. The Administrative Agent shall be paid all Letter of Credit Fees attributable to LC Obligations that are not so reallocated.
4.2.3.    Reallocation of Pro Rata Shares to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in LC Obligations and Swingline Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Pro Rata shares (calculated without regard to such Defaulting Lender’s U.S. Revolver Commitment and/or Canadian Commitment, as applicable) but only to the extent that (a) the conditions set forth in Section 6.2 are satisfied at the time of such reallocation (and, unless UNFI shall have otherwise notified the Administrative Agent at such time, the Borrowers shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (b) such reallocation does not cause (i) the U.S. Revolver Loans and participation in U.S. LC Obligations of any Non-Defaulting Lender that is a U.S. Revolver Lender to exceed such Non-Defaulting Lender’s U.S. Revolver Commitment, or (ii) the Canadian Loans and participation in Canadian LC Obligations of any Non-Defaulting Lender that is a Canadian Lender to exceed such Non-Defaulting Lender’s Canadian Commitment. Subject to Section 14.20, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

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4.2.4.    Cash Collateral, Repayment of Swingline Loans. If the reallocation described in Section 4.2.3 above cannot, or can only partially, be effected, the Borrowers shall, subject to Section 4.5, without prejudice to any right or remedy available to them hereunder or under Applicable Law, (a) first, prepay Swingline Loans in an amount equal to the Fronting Exposure of the Lenders holding Swingline Loans and (b) second, Cash Collateralize the Issuing Banks’ Fronting Exposure in accordance with the procedures set forth in Section 2.3.3.
4.2.5.    Status; Cure. The Administrative Agent may determine in its discretion that a Lender constitutes a Defaulting Lender and the effective date of such status shall be conclusive and binding on all parties, absent manifest error. Borrowers, the Administrative Agent and the applicable Issuing Bank may agree in writing that a Lender is no longer a Defaulting Lender, whereupon Pro Rata shares shall be reallocated without exclusion of the reinstated Lender’s U.S. Revolver Commitments, Canadian Commitments and Loans, and all outstanding Loans, LC Obligations and other exposures under the U.S. Revolver Commitments and Canadian Commitments shall be reallocated among the Applicable Lenders and settled by the Administrative Agent (with appropriate payments by the reinstated Lender, including payment of any breakage costs for reallocated SOFR Loans) in accordance with the readjusted Pro Rata shares. Unless expressly agreed by Borrowers, the Administrative Agent and the applicable Issuing Bank, no reallocation of Commitments and Loans to non-Defaulting Lenders and no reinstatement of a Defaulting Lender shall constitute a waiver or release of claims against such Lender. The failure of any Lender to fund a Loan, to make a payment in respect of LC Obligations or otherwise to perform its obligations hereunder shall not relieve any other Lender of its obligations, and no Lender shall be responsible for default by another Lender.
4.3    Number and Amount of Applicable Offered Rate Loans; Determination of Rate. Each Borrowing of Applicable Offered Rate Loans when made shall be in a minimum amount of U.S.$1,000,000 or CD$1,000,000, as applicable, plus any increment of U.S.$1,000,000 or CD$1,000,000 in excess thereof. No more than sixteen (16) Borrowings of Applicable Offered Rate Loans may be outstanding at any time, and all Applicable Offered Rate Loans having the same length and beginning date of their Interest Periods shall be aggregated together and considered one Borrowing for this purpose. Upon determining Adjusted Term SOFR or the CDOR Rate, as the case may be, for any Interest Period requested by U.S. Borrowers or the Canadian Borrower, as the case may be, the Administrative Agent shall promptly notify the applicable Borrower or Borrowers thereof by telephone or electronically and, if requested by such Borrower or Borrowers, shall confirm any telephonic notice in writing.
4.4    Borrower Agent. Each Borrower and Guarantor hereby designates UNFI as its representative and agent for all purposes under the Loan Documents, including requests for Loans and Letters of Credit, designation of interest rates, delivery or receipt of communications, preparation and delivery of Borrowing Base Certificates and financial reports, receipt and payment of Obligations, requests for waivers, amendments or other accommodations, actions under the Loan Documents (including in respect of compliance with covenants), and all other dealings with Administrative Agent, any Issuing Bank or any Lender. UNFI hereby accepts such appointment. Administrative Agent and Lenders shall be entitled to rely upon, and shall be fully protected in relying upon, any notice or communication (including any notice of borrowing) delivered by UNFI on behalf of any Borrower or Guarantor. Administrative Agent and Lenders may give any notice or communication with a Borrower or Guarantor hereunder to UNFI on behalf of such Borrower or Guarantor. Administrative Agent, Issuing Bank and Lender shall have the right, in its discretion, to deal exclusively with UNFI for any or all purposes under the Loan Documents. Each Borrower and Guarantor agrees that any notice, election, communication, representation, agreement or undertaking made on its behalf by UNFI shall be binding upon and enforceable against it.
4.5    One Obligation. The Loans, LC Obligations and other Obligations constitute one general obligation of Borrowers and are secured by the Administrative Agent’s Lien on all Collateral; provided,

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however, that Administrative Agent and each Lender shall be deemed to be a creditor of, and the holder of a separate claim against, each Borrower to the extent of any Obligations jointly or severally owed by such Borrower.
SECTION 5.    PAYMENTS
5.1    General Payment Provisions.
5.1.1.    Except with respect to principal of and interest on Loans denominated in Canadian Dollars, all payments of Obligations shall be made in U.S. Dollars, without offset, counterclaim or defense of any kind, free of (and without deduction for) any Taxes, except as required by Applicable Law, and in immediately available funds, not later than 2:00 p.m. on the due date. If any payment to be made by any Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be. Except as otherwise expressly provided herein, all payments by the Borrowers hereunder with respect to principal and interest on Loans denominated in Canadian Dollars shall be made to the Administrative Agent, for the account of the Applicable Lenders to which such payment is owed, in Canadian Dollars in immediately available funds, not later than 2:00 p.m. on the due date. Any payment after such time shall be deemed made on the next Business Day. Without limiting the generality of the foregoing, the Administrative Agent may require that any payments due under this Agreement be made in the United States. If, for any reason, any Borrower is prohibited by any law from making any required payment hereunder in Canadian Dollars, such Borrower shall make such payment in U.S. Dollars in the U.S. Dollar Equivalent of the Canadian Dollar payment amount. Any payment of an Applicable Offered Rate Loan prior to the end of its Interest Period shall be accompanied by all amounts due under Section 3.9. Any prepayment of Loans shall be applied first to Applicable Floating Rate Loans and then to Applicable Offered Rate Loans.
5.2    Repayment of Loans. Loans shall be due and payable in full on the Termination Date, unless payment is sooner as required hereunder. The Borrowers may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay any Loans in whole or in part without premium or penalty; provided, that (1) any prepayment of Applicable Offered Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $100,000 in excess thereof or, in each case, the entire principal amount thereof then outstanding and (2) any prepayment of Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, in each case, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and whether Applicable Offered Rate Loans or Base Rate Loans are to be prepaid; provided, that notwithstanding anything to the contrary contained in this Agreement but subject to Section 3.9, the Borrowers may rescind any notice of prepayment under this Section 5.2 if such prepayment would have resulted from a refinancing of this credit facility, which refinancing shall not be consummated or shall otherwise be delayed. Notwithstanding anything herein to the contrary, if an Overadvance exists, Borrowers shall, on the sooner of the Administrative Agent’s demand or the first Business Day after any Obligor has knowledge thereof, repay the outstanding applicable Loans in an amount sufficient to reduce the Total Outstandings to the Borrowing Base.
5.3    Rescindable Amounts. With respect to any payment that the Administrative Agent makes for the account of the Lenders or other Secured Parties hereunder as to which the Administrative Agent determines (which determination shall be conclusive absent manifest error) that any of the following applies (such payment referred to as the “Rescindable Amount”): (1) the Borrowers have not in fact made such payment; (2) the Administrative Agent has made a payment in excess of the amount so paid by the Borrowers (whether or not then owed); or (3) the Administrative Agent has for any reason otherwise erroneously made such payment; then each of the Lenders and other Secured Parties severally agrees to

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repay to the Administrative Agent forthwith on demand the Rescindable Amount so distributed to such Lender or other Secured Party, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. A notice of the Administrative Agent to any Lender or other Secured Party or any Borrower with respect to any amount owing under this Section 5.3 shall be conclusive, absent manifest error.
5.4    Payment of Other Obligations. Obligations other than Loans, including LC Obligations and Extraordinary Expenses, shall be paid by Borrowers (subject to Section 4.5) as provided in the Loan Documents or, if no payment date is specified, on demand made to the applicable Borrowers.
5.5    Marshaling; Payments Set Aside. None of Administrative Agent, Lenders or other Secured Parties shall be under any obligation to marshal any assets in favor of any Obligor or against any Obligations. If any payment by or on behalf of Borrowers is made to Administrative Agent, any Issuing Bank, any Lender, or any other Secured Party or Administrative Agent, any Issuing Bank, any Lender or other Secured Party exercises a right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by Administrative Agent, such Issuing Bank, such Lender or such other Secured Party in its discretion) to be repaid to a trustee, receiver, interim receiver, receiver manager or any other Person, then to the extent of such recovery, the Obligation originally intended to be satisfied, and all Liens, rights and remedies relating thereto, shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred.
5.6    Application and Allocation of Payments.
5.6.1.    Application. Payments made by Borrowers hereunder shall be applied (a) first, as specifically required hereby; (b) second, to Obligations then due and owing; (b) third, to other Obligations specified by Borrowers; and (c) fourth, as determined by the Administrative Agent in its discretion.
5.6.2.    Post-Default Allocation. Notwithstanding anything in any Loan Document to the contrary, during an Event of Default, monies to be applied to the Obligations, whether arising from payments by Obligors, realization on Collateral, setoff or otherwise, shall be allocated, subject to Section 4.5, as follows, subject to the Intercreditor Agreement:
(a)    first, to all fees, indemnification, costs and expenses, including Extraordinary Expenses, owing to Administrative Agent;
(b)    second, to all amounts owing to any Swingline Lender on Swingline Loans, Overadvances, Protective Advances, and Loans and participations that a Defaulting Lender has failed to settle or fund;
(c)    third, to all amounts owing to Issuing Bank;
(d)    fourth, to all Obligations (other than Secured Bank Product Obligations) constituting fees, indemnification, costs or expenses owing to Lenders;
(e)    fifth, to all Obligations (other than Secured Bank Product Obligations) constituting interest;

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(f)    sixth, to Cash Collateralize all LC Obligations;
(g)    seventh, to all Loans (other than Overadvances and Protective Advances), and to Qualified Secured Bank Product Obligations to the extent a Qualified Secured Bank Product Reserve has been established with respect thereto up to and including the amount most recently specified to the Administrative Agent pursuant to the terms hereof, if applicable; and
(h)    last, to all other Obligations.
Amounts shall be applied to payment of each category of Obligations only after Full Payment of amounts payable from time to time under all preceding categories. If amounts are insufficient to satisfy a category, they shall be paid ratably among outstanding Obligations in the category. Monies and proceeds obtained from an Obligor shall not be applied to its Excluded Swap Obligations, but appropriate adjustments shall be made with respect to amounts obtained from other Obligors to preserve the allocations in any applicable category. Amounts distributed with respect to any Secured Bank Product Obligations or Qualified Secured Bank Product Obligations shall be the lesser of (i) the maximum Secured Bank Product Obligations or Qualified Secured Bank Product Obligations, as the case may be, last reported to the Administrative Agent, if applicable, and (ii) the actual Secured Bank Product Obligations or Qualified Secured Bank Product Obligations, as the case may be, as calculated by the methodology reported to the Administrative Agent, if applicable, for determining the amount due. The Administrative Agent shall have no obligation to calculate the amount to be distributed with respect to any Secured Bank Product Obligations or Qualified Secured Bank Product Obligations, and may request a reasonably detailed calculation of such amount from the applicable Secured Bank Product Provider. If the provider fails to deliver the calculation within five (5) days following request, the Administrative Agent may assume the amount is zero. The allocations set forth in this Section are solely to determine the rights and priorities among Secured Parties, and may be changed by agreement of the affected Secured Parties, without the consent of any Obligor. This Section is not for the benefit of or enforceable by any Obligor, and each Borrower irrevocably waives the right to direct the application of any payments or Collateral proceeds subject to this Section.
5.7    Application of Payments. While a Trigger Event is in effect, the ledger balance in the main Dominion Account for the Obligors as of the end of a Business Day shall be applied to the Obligations at the beginning of the next Business Day. If, as a result of such application, a credit balance exists, the balance shall not accrue interest in favor of Borrowers and shall be made available to Borrowers as long as no Default or Event of Default exists. Each Borrower irrevocably waives the right to direct the application of any payments or Collateral proceeds while a Trigger Event is in effect, and agrees that Administrative Agent shall have the continuing, exclusive right to apply and reapply same against the Obligations, in such manner as Administrative Agent deems advisable.
5.8    Loan Account; Account Stated.
5.8.1.    Loan Account. The Administrative Agent shall maintain in accordance with its usual and customary practices an account or accounts (“Loan Account”) evidencing the Debt of Borrowers resulting from each Loan or issuance of a Letter of Credit from time to time. Any failure of Administrative Agent to record anything in the Loan Account, or any error in doing so, shall not limit or otherwise affect the obligation of Borrowers to pay any amount owing hereunder.
5.8.2.    Entries Binding. Entries made in the Loan Account shall constitute presumptive evidence of the information contained therein. If any information contained in the Loan Account is provided to or inspected by any Person, then such information shall be conclusive and binding on such Person for all

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purposes absent manifest error, except to the extent such Person notifies the Administrative Agent in writing within thirty (30) days after receipt or inspection that specific information is subject to dispute.
5.9    Taxes. For purposes of this Section 5.9 and Section 5.10, the term “Lender” includes any Issuing Bank and the term “applicable law” includes FATCA.
5.9.1.    Payments Free of Taxes; Obligation to Withhold; Tax Payment.
(a)    All payments of Obligations by Obligors shall be made without deduction or withholding for any Taxes, except as required by Applicable Law. If Applicable Law (as determined by an applicable Withholding Agent in its good faith discretion) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding in accordance with information and documentation provided pursuant to Section 5.10 and Applicable Law.
(b)    If a Withholding Agent is required by Applicable Law to withhold or deduct Taxes, including backup withholding and withholding taxes, from any payment, then (i) the applicable Withholding Agent, to the extent required by Applicable Law, shall timely pay the full amount that it determines is to be withheld or deducted to the relevant Governmental Authority, and (ii) to the extent the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Obligor shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this paragraph) the Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.
5.9.2.    Payment of Other Taxes. Without limiting the foregoing, Borrowers shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at the Administrative Agent’s option, timely reimburse Administrative Agent for payment of, any Other Taxes.
5.9.3.    Tax Indemnification.
(a)    The Borrowers shall indemnify and hold harmless, on a joint and several basis, each Recipient against any Indemnified Taxes (including any Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by a Recipient in respect of, or required to be withheld or deducted from a payment to a Recipient, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. Each Borrower shall indemnify and hold harmless the Administrative Agent against any amount that a Lender or Issuing Bank fails for any reason to pay indefeasibly to Administrative Agent as required pursuant to this Section. Each Borrower shall make payment within ten (10) days after demand for any amount or liability payable under this Section. A certificate as to the amount of such payment or liability delivered to Borrowers by a Lender or Issuing Bank (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of any Recipient, shall be conclusive absent manifest error.

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(b)    Each Lender and Issuing Bank shall indemnify and hold harmless, on a several basis, (i) the Administrative Agent against any Indemnified Taxes attributable to such Lender or Issuing Bank (but only to the extent Borrowers have not already paid or reimbursed Administrative Agent therefor and without limiting Borrowers’ obligation to do so), (ii) Administrative Agent and Obligors, as applicable, against any Taxes attributable to such Lender’s failure to maintain a Participant register as required hereunder, and (iii) Administrative Agent and Obligors, as applicable, against any Excluded Taxes attributable to such Lender or Issuing Bank, in each case, that are payable or paid by Administrative Agent or an Obligor in connection with any Obligations, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. Each Lender and Issuing Bank shall make payment within ten (10) days after demand for any amount or liability payable under this Section. A certificate as to the amount of such payment or liability delivered to any Lender or Issuing Bank by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this Section 5.9.3(b).
5.9.4.    Evidence of Payments. If Administrative Agent or an Obligor pays any Taxes pursuant to this Section, then upon request, Administrative Agent shall deliver to UNFI or UNFI shall deliver to Administrative Agent, as applicable, a copy of a receipt issued by the appropriate Governmental Authority evidencing the payment, a copy of any return required by Applicable Law to report the payment, or other evidence of payment reasonably satisfactory to Administrative Agent or UNFI, as applicable.
5.9.5.    Treatment of Certain Refunds. Unless required by Applicable Law, at no time shall Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender or Issuing Bank any refund of Taxes withheld or deducted from funds paid for the account of a Lender or Issuing Bank. If a Recipient determines in its discretion, exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section (including by the payment of additional amounts pursuant to this Section 5.9), it shall pay the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by Borrowers with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) incurred by such Recipient, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such Recipient, shall repay to such Recipient the amount paid over pursuant to this paragraph 5.9.5 (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such Recipient is required to repay such refund to such Governmental Authority. Notwithstanding anything herein to the contrary, no Recipient shall be required to pay any amount to an indemnifying party pursuant to this paragraph 5.9.5 if such payment would place the Recipient in a less favorable net after-Tax position than it would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. In no event shall Administrative Agent or any Recipient be required to make its tax returns (or any other information relating to its taxes that it deems confidential) available to any Obligor or other Person.
5.9.6.    Survival. Each party’s obligations under Sections 5.9 and 5.10 shall survive the resignation or replacement of Administrative Agent or any assignment of rights by or replacement of a

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Lender or Issuing Bank, the termination of the U.S. Revolver Commitments, the Canadian Commitments and the repayment, satisfaction, discharge or Full Payment of any Obligations.
5.10    Lender Tax Information.
5.10.1.    Status of Lenders. Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrowers and the Administrative Agent, at the time or times reasonably requested by the Borrowers or Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrowers or Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by Borrowers or the Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by Borrowers or Administrative Agent to enable them to determine whether such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the previous two sentences, such documentation (other than documentation described in Sections 5.10.2(a), (b) and (d)) shall not be required if a Lender reasonably believes delivery of the documentation would subject it to any material unreimbursed cost or expense or would materially prejudice its legal or commercial position.
5.10.2.    Documentation. Without limiting the foregoing,
(a)    Any Lender that is a U.S. Person shall deliver to Borrowers and the Administrative Agent on or prior to the date on which such Lender becomes a Lender hereunder (and from time to time thereafter upon reasonable request of Borrowers or Administrative Agent), executed copies of IRS Form W-9, certifying that such Lender is exempt from U.S. federal backup withholding Tax;
(b)    Any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrowers and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender hereunder (and from time to time thereafter upon reasonable request of Borrowers or such Administrative Agent), whichever of the following is applicable:
(i)    in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party, (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or W-8BEN-E, as applicable, establishing an exemption from or reduction of U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty, and (y) with respect to other payments under the Loan Documents, IRS Form W-8BEN or W-8BEN-E, as applicable, establishing an exemption from or reduction of U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(ii)    executed copies of IRS Form W-8ECI;
(iii)    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate in form satisfactory to the Administrative Agent to the effect that such Foreign Lender is not a “bank” within the meaning of

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Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of a Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (“U.S. Tax Compliance Certificate”), and (y) executed copies of IRS Form W-8BEN or W-8BEN-E, as applicable; or
(iv)    to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E, as applicable, a U.S. Tax Compliance Certificate in form satisfactory to the Administrative Agent, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided, that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate on behalf of each such direct and indirect partner;
(c)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrowers and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender hereunder (and from time to time thereafter upon the reasonable request of Borrowers or Administrative Agent), executed copies of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit Borrowers or Administrative Agent to determine the withholding or deduction required to be made; and
(d)    if payment of an Obligation to a Lender would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code), such Lender shall deliver to Borrowers and the Administrative Agent at the time(s) prescribed by law and otherwise as reasonably requested by Borrowers or Administrative Agent such documentation prescribed by Applicable Law (including Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Borrowers or Administrative Agent as may be necessary for them to comply with their obligations under FATCA and to determine that such Lender has complied with its obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (d), “FATCA” shall include any amendments made to FATCA after the Closing Date.
5.10.3.    Redelivery of Documentation. If any form or certification previously delivered by a Lender pursuant to this Section expires or becomes obsolete or inaccurate in any respect, such Lender shall promptly update the form or certification or notify Borrowers and the Administrative Agent in writing of its inability to do so.
5.11    Nature and Extent of Each Borrower’s Liability.
5.11.1.    Joint and Several Liability. Each Borrower agrees that it is jointly and severally liable for, and absolutely and unconditionally guarantees to Administrative Agent and Secured Parties the

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prompt payment and performance of, all Obligations, except its Excluded Swap Obligations, and all agreements under the Loan Documents. Each Borrower agrees that its guaranty obligations hereunder constitute a continuing guaranty of payment and not of collection, that such obligations shall not be discharged until Full Payment of the Obligations, and that such obligations are absolute and unconditional, irrespective of (a) the genuineness, validity, regularity, enforceability, subordination or any future modification of, or change in, any Obligations or Loan Document, or any other document, instrument or agreement to which any Obligor is or may become a party or be bound; (b) the absence of any action to enforce this Agreement (including this Section) or any other Loan Document, or any waiver, consent or indulgence of any kind by Administrative Agent or any Secured Party with respect thereto; (c) the existence, value or condition of, or failure to perfect a Lien or to preserve rights against, any security or guaranty for the Obligations or any action, or the absence of any action, by Administrative Agent or any Secured Party in respect thereof (including the release of any security or guaranty); (d) the insolvency of any Obligor; (e) any election by Administrative Agent or any Secured Party in an Insolvency Proceeding for the application of Section 1111(b)(2) of the Bankruptcy Code; (f) any borrowing or grant of a Lien by any other Borrower, as debtor-in-possession under Section 364 of the Bankruptcy Code or otherwise; (g) the disallowance of any claims of Administrative Agent or any Secured Party against any Obligor for the repayment of any Obligations under Section 502 of the Bankruptcy Code or otherwise; or (h) any other action or circumstances that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, except Full Payment of all Obligations.
5.11.2.    Waivers.
(a)    Each Borrower expressly waives all rights that it may have now or in the future under any statute, at common law, in equity or otherwise, to compel Administrative Agent or Secured Parties to marshal assets or to proceed against any Obligor, other Person or security for the payment or performance of any Obligations before, or as a condition to, proceeding against such Borrower. Each Borrower waives all defenses available to a surety, guarantor or accommodation co-obligor other than Full Payment of all Obligations and waives, to the maximum extent permitted by law, any right to revoke any guaranty of any Obligations as long as it is a Borrower. It is agreed among each Borrower, Administrative Agent and Secured Parties that the provisions of this Section 5.11 are of the essence of the transaction contemplated by the Loan Documents and that, but for such provisions, Administrative Agent and Secured Parties would decline to make Loans and issue Letters of Credit. Each Borrower acknowledges that its guaranty pursuant to this Section is necessary to the conduct and promotion of its business, and can be expected to benefit such business.
(b)    Upon the occurrence and during the continuance of an Event of Default, Administrative Agent and Secured Parties may, in their discretion, pursue such rights and remedies as they deem appropriate, including realization upon Collateral by judicial foreclosure or non-judicial sale or enforcement, without affecting any rights and remedies under this Section 5.11. If, in taking any action in connection with the exercise of any rights or remedies, Administrative Agent or any Secured Party shall forfeit any other rights or remedies, including the right to enter a deficiency judgment against any Borrower or other Person, whether because of any Applicable Laws pertaining to “election of remedies” or otherwise, each Borrower consents to such action and waives any claim based upon it, even if the action may result in loss of any rights of subrogation that any Borrower might otherwise have had. Any election of remedies that results in denial or impairment of the right of Administrative Agent or any

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Secured Party to seek a deficiency judgment against any Borrower shall not impair any Borrower’s obligation to pay the full amount of the Obligations. Each Borrower waives all rights and defenses arising out of an election of remedies, such as non-judicial foreclosure with respect to any security for the Obligations, even though that election of remedies destroys such Borrower’s rights of subrogation against any other Person. Administrative Agent may bid all or a portion of the Obligations at any foreclosure, trustee’s or other sale, including any private sale, and the amount of such bid need not be paid by Administrative Agent but shall be credited against the Obligations. The amount of the successful bid at any such sale, whether Administrative Agent or any other Person is the successful bidder, shall be conclusively deemed to be the fair market value of the Collateral, and the difference between such bid amount and the remaining balance of the Obligations shall be conclusively deemed to be the amount of the Obligations guaranteed under this Section 5.11, notwithstanding that any present or future law or court decision may have the effect of reducing the amount of any deficiency claim to which Administrative Agent or any Secured Party might otherwise be entitled but for such bidding at any such sale.
5.11.3.    Extent of Liability; Contribution.
(a)    Notwithstanding anything herein to the contrary, each Borrower’s liability under this Section 5.11 shall be limited to the greater of (i) all amounts for which such Borrower is primarily liable, as described below, and (ii) such Borrower’s Allocable Amount.
(b)    If any Borrower makes a payment under this Section 5.11 of any Obligations (other than amounts for which such Borrower is primarily liable) (a “Guarantor Payment”) that, taking into account all other Guarantor Payments previously or concurrently made by any other Borrower, exceeds the amount that such Borrower would otherwise have paid if each Borrower had paid the aggregate Obligations satisfied by such Guarantor Payments in the same proportion that such Borrower’s Allocable Amount bore to the total Allocable Amounts of all Borrowers, then such Borrower shall be entitled to receive contribution and indemnification payments from, and to be reimbursed by, each other Borrower for the amount of such excess, pro rata based upon their respective Allocable Amounts in effect immediately prior to such Guarantor Payment. The “Allocable Amount” for any Borrower shall be the maximum amount that could then be recovered from such Borrower under this Section 5.11 without rendering such payment voidable under Section 548 of the Bankruptcy Code or under any applicable state fraudulent transfer or conveyance act, or similar statute or common law.
(c)    Section 5.11.3(a) shall not limit the liability of any Borrower to pay or guarantee Loans made directly or indirectly to it (including Loans advanced hereunder to any other Person and then re-loaned or otherwise transferred to, or for the benefit of, such Borrower), LC Obligations relating to Letters of Credit issued to support its business, Secured Bank Product Obligations incurred to support its business, and all accrued interest, fees, expenses and other related Obligations with respect thereto, for which such Borrower shall be primarily liable for all purposes hereunder. Administrative Agent and Secured Parties shall have the right, at any time in their discretion, to condition Loans and

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Letters of Credit upon a separate calculation of borrowing availability for each Borrower and to restrict the disbursement and use of Loans and Letters of Credit to a Borrower based on that calculation.
(d)    Each Obligor that is a Qualified ECP when its guaranty of or grant of Lien as security for a Swap Obligation becomes effective hereby jointly and severally, absolutely, unconditionally and irrevocably undertakes to provide funds or other support to each Specified Obligor with respect to such Swap Obligation as may be needed by such Specified Obligor from time to time to honor all of its obligations under the Loan Documents in respect of such Swap Obligation (but, in each case, only up to the maximum amount of such liability that can be hereby incurred without rendering such Qualified ECP’s obligations and undertakings under this Section 5.11 voidable under any applicable fraudulent transfer or conveyance act). The obligations and undertakings of each Qualified ECP under this Section shall remain in full force and effect until Full Payment of all Obligations. Each Obligor intends this Section to constitute, and this Section shall be deemed to constitute, a guarantee of the obligations of, and a “keepwell, support or other agreement” for the benefit of, each Obligor for all purposes of the Commodity Exchange Act.
5.11.4.    Joint Enterprise. Each Borrower has requested that Administrative Agent and Secured Parties make this credit facility available to Borrowers on a combined basis in order to finance Borrowers’ business most efficiently and economically. Borrowers’ business is a mutual and collective enterprise, and the successful operation of each Borrower is dependent upon the successful performance of the integrated group. Borrowers believe that consolidation of their credit facility will enhance the borrowing power of each Borrower and ease administration of the facility, all to their mutual advantage. Borrowers acknowledge that Administrative Agent’s and Secured Parties’ willingness to extend credit and to administer the Collateral of Borrowers on a combined basis hereunder is done solely as an accommodation to Borrowers and at Borrowers’ request.
5.11.5.    Subordination. Each Borrower (including Canadian Borrower) hereby subordinates any claims, including any rights at law or in equity to payment, subrogation, reimbursement, exoneration, contribution, indemnification or setoff, that it may have at any time against any other Obligor, howsoever arising, to the Full Payment of all Obligations.
SECTION 6.    CONDITIONS PRECEDENT
6.1    [Reserved]
6.2    Conditions Precedent to All Credit Extensions on the Closing Date. The effectiveness of this Agreement and obligation of each Lender and, if applicable, each Issuing Bank, to fund the initial Borrowings and to issue the initial Letters of Credit, as applicable, on the Closing Date requested by the Borrowers are subject to satisfaction of the following conditions precedent or the waiver of such conditions precedent by the Required Lenders (provided that, for purposes of such waiver, the Lead Arrangers must also waive such conditions precedent) in accordance with the terms of this Agreement:
6.2.1.    Loan Documents.
(a)    The Administrative Agent shall have received this Agreement executed and delivered by a duly authorized officer of (i)

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Administrative Agent, (ii) each Borrower and (iii) each Lender (including each Issuing Bank).
(b)    Each Closing Date Security Document (i) shall have been duly executed and delivered by a duly authorized officer of each applicable Obligor and (ii) shall satisfy the Guarantee and Collateral Requirement.
(c)    Each other Closing Date Loan Document shall have been duly executed and delivered by a duly authorized officer of each applicable Obligor.
6.2.2.    Collateral.
(a)    The Obligors shall have delivered all Pledged Collateral required to be pledged and delivered pursuant to the Guarantee and Collateral Requirement to the Administrative Agent or, to the extent in accordance with the terms of the Intercreditor Agreement, the Term Loan Facility Agent.
(b)    The Administrative Agent shall have received evidence that all other actions, recordings and filings that the Administrative Agent may deem necessary to satisfy the Guarantee and Collateral Requirement shall have been taken, completed or otherwise provided for. Subject to the last paragraph of this Section, all documents and instruments required to grant and perfect the Administrative Agent’s security interests in the Collateral shall have been executed and delivered by the Obligors and, if applicable, be in proper form for filing.
6.2.3.    [Reserved].
6.2.4.    Financial Statements. The Administrative Agent shall have received copies of (i) the audited consolidated balance sheet and related consolidated statements of operations, comprehensive income, change in stockholders’ equity and cash flows for the Fiscal Years of UNFI ended August 3, 2019, August 2, 2020 and July 31, 2021 (which the Administrative Agent has acknowledged receipt of such audited financial statements) and (ii) the unaudited consolidated balance sheet and related consolidated statements of operations, comprehensive income, change in stockholders’ equity and cash flows for the Fiscal Quarters of UNFI ended October 30, 2021 and January 29, 2022 (which the Administrative Agent has acknowledged receipt of such unaudited financial statements).
6.2.5.    Patriot Act, Know Your Customer Regulations. The Administrative Agent shall have received (at least three (3) Business Days prior to the Closing Date) all documentation and other information about each Obligor (other than the Borrowers as to which such information was provided on or prior to the Closing Date) as has been reasonably requested in writing at least ten (10) Business Days prior to the Closing Date by the Administrative Agent or the Lead Arrangers that is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the Patriot Act and the Beneficial Ownership Certification.
6.2.6.    Representations and Warranties. The Representations and Warranties contained in this Agreement and the other Loan Documents shall be true and correct in all material respects as of the Closing Date (except for representations and warranties that are subject to materiality or material adverse effect qualifications, which representations and warranties shall be true and correct in all respects, and except for representations and warranties that expressly relate to an earlier date, which representations and warranties shall be true and correct in all material respects as of such earlier date).

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6.2.7.    Appraisals; Examinations. The Administrative Agent shall have received a field examination and appraisal, which shall include examinations of any books and records or any other financial or Collateral matters (including examinations with respect to Accounts, Credit Card Receivables and Pharmacy Receivables) and appraisals of Inventory and Prescription Files that, in each case, with respect to UNFI and its Subsidiaries as the Administrative Agent, in its Permitted Discretion, deems appropriate, the results of which shall be in form and substance reasonably acceptable to the Administrative Agent.
6.2.8.    Closing Date Refinancing. The Closing Date Refinancing shall have been consummated prior to, or shall be made or consummated substantially concurrently with, the initial Borrowing hereunder, including, without limitation, receipt by the Administrative Agent of a payoff letter with respect thereto and termination of all liens granted thereunder.
6.2.9.    No Material Adverse Effect. Since July 31, 2021, there has not been any change, occurrence or development that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
6.2.10.    Borrowing Base Certificate. UNFI shall have delivered to the Administrative Agent a Borrowing Base Certificate dated as of the Closing Date.
6.2.11.    Closing Date Solvency Certificate. The Administrative Agent shall have received a certificate from the chief financial officer, or other office with similar responsibilities of UNFI (or other officer of UNFI with similar responsibilities) in form and substance reasonably acceptable to the Administrative Agent (the “Closing Date Solvency Certificate”).
6.2.12.    Legal Opinions. The Administrative Agent shall have received customary favorable legal opinions from (a) Jones Day, (b) Osler, Hoskin & Harcourt LLP and (c) to the extent reasonably requested by the Administrative Agent, additional counsel in any jurisdiction in which an Obligor as of the Closing Date is organized to the extent not covered by the legal opinions in clause (a) or (b), in each case as counsel to the Obligors, and in each case dated as of the Closing Date and addressed to the Lenders and the Administrative Agent.
6.2.13.    Closing Date Certificates. The Administrative Agent shall have received (a) a certificate of a Senior Officer, responsible officer, secretary or assistant secretary of each Guarantor, dated the Closing Date, with customary certifications and attaching (i) a copy of the resolutions of the applicable governing body of each Guarantor (or a duly authorized committee thereof) authorizing the execution, delivery, and performance of the Loan Documents (and any agreements relating thereto) to which it is a party, (ii) the applicable Organic Documents of each Guarantor and, to the extent applicable in the jurisdiction of organization of such Guarantor, a certificate as to its good standing or compliance (or equivalent, as applicable) as of a recent date from an applicable Governmental Authority in such jurisdiction of organization and (iii) signature and incumbency certificates (or other comparable documents evidencing the same) of the authorized officers of each Obligor executing the Loan Documents to which it is a party and (b) a certificate of a Senior Officer of UNFI (or other officer of UNFI with similar responsibilities), dated as of the Closing Date, certifying that the conditions specified in Sections 6.2.3, 6.2.6, 6.2.7, 6.2.8, 6.2.19 and 6.2.20 have been satisfied.
6.2.14.    Fees and Expenses. All fees required to be paid on the Closing Date pursuant to the Fee Letters and all reasonable and documented out-of-pocket expenses required to be paid on the Closing Date, in each case to the extent invoiced at least one (1) Business Day prior to the Closing Date, shall have been paid, or shall be paid substantially concurrently with, the initial Borrowing hereunder (which amounts may be offset against the proceeds of the initial Borrowing).

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6.2.15.    Notices of Borrowings. The Administrative Agent shall have received a Notice of Borrowing with respect to the Loans to be made on the Closing Date meeting the requirements of Section 4.1.1 and, to the extent a Letter of Credit is issued on the Closing Date, the applicable Issuing Banks shall have received an LC Request with respect to the Letters of Credit to be issued on the Closing Date meeting the requirements of Section 2.3 and certifying that the Canadian LC Conditions or the U.S. LC Conditions, as applicable, have been satisfied.
6.2.16.    Insurance. The Administrative Agent shall have received evidence that all insurance required to be maintained pursuant to the Loan Documents and all endorsements in favor of the Administrative Agent required under the Loan Documents have been obtained and are in effect.
6.2.17.    Searches. The Administrative Agent shall have received results of searches or other evidence reasonably satisfactory to the Administrative Agent (in each case dated as of a date reasonably satisfactory to the Administrative Agent) indicating the absence of Liens on the assets of the Obligors, except for Permitted Liens and liens for which termination statements and releases, satisfactions and discharges of any mortgages, and releases or subordination agreements satisfactory to the Administrative Agent are being tendered concurrently with such extension of credit or other arrangements satisfactory to the Administrative Agent for the delivery of such termination statements and releases, satisfactions and discharges have been made.
6.2.18.    Availability. After giving effect to (i) the first funding under the Loans, (ii) any charges to the Loan Account made in connection with the establishment of the credit facility contemplated hereby and (iii) all Letters of Credit to be issued at, or immediately subsequent to, such establishment, Availability shall be not less than $1,000,000,000.
6.2.19.    No Default. No Default or Event of Default exists or would give rise from the funding of the Loans on the Closing Date.
6.2.20.    Solvency. The Obligors are, on a consolidated basis, Solvent.
The Administrative Agent shall promptly notify the Lenders of the occurrence of the Closing Date.
6.3    Conditions Precedent to All Credit Extensions after the Closing Date. Administrative Agent, Issuing Banks and Lenders shall not be required to fund any Loans, arrange for issuance of any Letters of Credit or grant any other extension of credit to or for the benefit of Borrowers, in each case to the extent requested to be made after the Closing Date, unless the following conditions are satisfied:
(a)    No Default or Event of Default shall exist at the time of, or result from, such funding, issuance or grant;
(b)    The representations and warranties of each Obligor in the Loan Documents shall be true and correct in all material respects on the date of, and upon giving effect to, such funding, issuance or grant (except for representations and warranties that are subject to materiality or material adverse effect qualifications, which representations and warranties shall be true and correct in all respects, and except for representations and warranties that expressly relate to an earlier date, which representations and warranties shall be true and correct in all material respects as of such earlier date);
(c)    With respect to a Borrowing, the Administrative Agent shall have received a Notice of Borrowing;

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(d)    With respect to the issuance of a Letter of Credit, the conditions specified in Section 2.3 or the Canadian LC Conditions, as the case may be, shall be satisfied;
(e)    Solely with respect to a request of Canadian Loans or the issuance of a Letter of Credit for the account or benefit of the Canadian Borrower, no request by the Canada Revenue Agency for payment pursuant to Section 224(1.1) or any successor section of the ITA or any comparable provision of any other taxing statute shall have been received by any Person in respect of the Borrowers; and
(f)    Solely with respect to a request of Loans in Canadian Dollars or the issuance of a Letter of Credit or Canadian Reimbursement Undertaking in Canadian Dollars for the account or benefit of the Canadian Borrower, there shall not have occurred any change in national or international financial, political or economic conditions or currency exchange rates or exchange controls that in the reasonable opinion of the Administrative Agent, the Required Lenders (in the case of any Loans to be denominated in Canadian Dollars) or the applicable Issuing Bank (in the case of any Canadian Letter of Credit or Canadian Reimbursement Undertaking) would make it impracticable for such credit extension to be denominated in Canadian Dollars.
Other than with respect to any funding of a Loan, issuance of a Letter of Credit or grant of an accommodation made on the Closing Date, each request (or deemed request) by Borrowers for funding of a Loan, issuance of a Letter of Credit or grant of an accommodation shall constitute a representation by Borrowers that the foregoing conditions are satisfied on the date of such request and on the date of such funding, issuance or grant.
SECTION 7.    [INTENTIONALLY OMITTED]
SECTION 8.    COLLATERAL ADMINISTRATION
8.1    Borrowing Base Certificates. By the 20th day of each Fiscal Quarter (or (a) during any Fiscal Quarter in which Availability is less than eighty-five percent (85%) of the Borrowing Base at any time, by the 20th day of each Fiscal Period in such Fiscal Quarter subsequent to such time, or (b) during any period during which (i) Availability is less than the greater of (x) 10% of the Borrowing Base and (y) U.S.$210,000,000 for five (5) consecutive Business Days (until such time as Availability equals or exceeds the greater of (x) 10% of the Borrowing Base and (y) U.S.$210,000,000 for thirty (30) consecutive days), or (ii) an Event of Default has occurred and is continuing, by the last Business Day of each week), Borrowers shall deliver to Administrative Agent (and Administrative Agent shall promptly deliver same to Lenders) a Borrowing Base Certificate prepared as of the close of business of the previous Fiscal Period or week, as the case may be, and at such other times as Administrative Agent may reasonably request in its Permitted Discretion. If any Obligor enters into a Permitted Receivables Financing, a disposition of the type described Section 10.2.6(j) if an updated Borrowing Base Certificate is required by the terms thereof, or a Permitted AR Factoring Transaction, the Borrowers shall deliver, prior to or substantially concurrently with the consummation of such transaction (or such longer period as is acceptable to the Administrative Agent), a written supplement to the most recently delivered Borrowing Base Certificate modifying such Borrowing Base Certificate to remove all accounts which are no longer Eligible Accounts, Eligible Credit Card Receivables or Eligible Pharmacy Receivables and evidencing that no Overadvance will exist as a result of such Permitted Receivables Financing, disposition under Section 10.2.6(j) or Permitted AR

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Factoring Transaction or confirming that no changes have been made to the most recently delivered Borrowing Base Certificate.
8.2    Administration of Accounts.
8.2.1.    Records and Schedules of Accounts. Each Borrower shall, and shall cause each other Obligor to, keep accurate and complete records of its Accounts, including all payments and collections thereon, and shall submit to Administrative Agent sales, collection, reconciliation and other reports in form reasonably satisfactory to Administrative Agent, on such periodic basis as Administrative Agent reasonably may request. Each Borrower shall also provide to Administrative Agent, on or before the twentieth (20th) day of each Fiscal Period, a detailed aged trial balance of all Accounts as of the end of the preceding Fiscal Period, specifying each Account’s Account Debtor name and address, amount, invoice date and due date, showing any discount, allowance, credit, authorized return or dispute, and including such proof of delivery, copies of invoices and invoice registers, copies of related documents, repayment histories, status reports and other information as Administrative Agent may reasonably request.
8.2.2.    Taxes. If an Account of any Obligor includes a charge for any unpaid Taxes, Administrative Agent is authorized, in its discretion, to pay the amount thereof to the proper taxing authority for the account of such Obligor and to charge Obligors therefor; provided, however, that neither Administrative Agent nor any Lender shall be liable for any Taxes that may be due from Obligors or with respect to any Collateral.
8.2.3.    Account Verification. Solely if a Default or Event of Default exists, Administrative Agent shall have the right at any time, in the name of Administrative Agent, any designee of Administrative Agent or any Obligor, to verify the validity, amount or any other matter relating to any Accounts of Obligors by mail, telephone or otherwise. Borrowers shall, and shall cause each other Obligor to, cooperate fully with Administrative Agent in an effort to facilitate and promptly conclude any such verification process.
8.2.4.    Maintenance of Dominion Account. Borrowers shall, and shall cause each other Obligor to, maintain Dominion Accounts pursuant to lockbox or other arrangements reasonably acceptable to Administrative Agent into which funds from any Obligor from Cash Receipts are deposited (except provided in Section 8.5). Borrowers shall, and shall cause each other Obligor to, obtain an agreement (in form and substance reasonably satisfactory to the Administrative Agent) from each lockbox servicer and Dominion Account bank, to the extent necessary to establish the Administrative Agent’s control over and Lien in the lockbox or Dominion Account, which may be exercised by the Administrative Agent at any time while a Trigger Event is in effect, requiring immediate deposit of all remittances received in the lockbox to a Dominion Account, and waiving offset rights of such servicer or bank, except for customary administrative charges. If a Dominion Account is not maintained with Wells Fargo, the Administrative Agent may, at any time while a Trigger Event is in effect, require immediate transfer of all funds in such account to a Dominion Account maintained with Wells Fargo. Administrative Agent and Lenders assume no responsibility to Obligors for any lockbox arrangement or Dominion Account, including any claim of accord and satisfaction or release with respect to any Payment Items accepted by any bank.
8.2.5.    Proceeds of Collateral. Borrowers shall, and shall cause each other Obligor to, request in writing and otherwise take all necessary steps to ensure that all payments on Accounts or otherwise relating to ABL Priority Collateral (including all payments from Credit Card Processors and Credit Card Issuers) are made directly to a Dominion Account (or a lockbox relating to a Dominion Account) or a Deposit Account that is subject to a Deposit Account Control Agreement. If any Borrower or Subsidiary receives cash or Payment Items with respect to any ABL Priority Collateral, it shall hold same in trust for the Administrative Agent and promptly (not later than the next Business Day) deposit same into a Dominion Account or a Deposit Account that is subject to a Deposit Account Control Agreement.

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8.3    Administration of Inventory.
8.3.1.    Records and Reports of Inventory. Each Borrower shall, and shall cause each other Obligor to, keep materially accurate and complete records of its Inventory, including costs and daily withdrawals and additions, and shall submit to Administrative Agent inventory and reconciliation reports in form reasonably satisfactory to Administrative Agent, on such periodic basis as Administrative Agent reasonably may request, but at least once during each Fiscal Period, not later than the twentieth (20th) day of such Fiscal Period. Each Borrower shall conduct a physical inventory at least once per calendar year (and on a more frequent basis if requested by Administrative Agent when an Event of Default exists) and periodic cycle counts consistent with historical practices, and shall provide to Administrative Agent a report based on each such inventory and count promptly upon completion thereof, together with such supporting information as Administrative Agent may request. Administrative Agent may participate in and observe each physical count.
8.3.2.    Returns of Inventory. No Borrower or Obligor shall return any Inventory to a supplier, vendor or other Person, whether for cash, credit or otherwise, unless (a) such return is in the Ordinary Course of Business; (b) no Default, Event of Default, or Overadvance exists or would result therefrom; and (c) while a Trigger Event is in effect, any payment received by an Obligor for a return is promptly remitted to the Administrative Agent for application to the Obligations.
8.3.3.    Acquisition, Sale and Maintenance. Each Borrower shall and shall cause each other Obligor to take all steps to assure that all Inventory is produced in accordance with Applicable Law, including the FLSA, except to the extent that such production of Inventory could not reasonably be expected to have a Material Adverse Effect. Borrowers shall, and shall cause each other Obligor to, use, store and maintain all Inventory with reasonable care and caution, in accordance with applicable standards of any insurance and in conformity with all Applicable Law, and shall make current rent payments (within applicable grace periods provided for in leases) at all locations where any ABL Priority Collateral is located except where failure to do any of the foregoing could not reasonably be expected to have a Material Adverse Effect.
8.4    [Intentionally Omitted.]
8.5    Cash Management; Administration of Deposit Accounts. All Deposit Accounts maintained by Obligors into which Cash Receipts are deposited, including all Dominion Accounts, are set forth on the Perfection Certificates. To the extent any Deposit Accounts into which Cash Receipts are deposited are not subject to a Deposit Account Control Agreement with the Administrative Agent on the Closing Date, within ninety (90) days of the Closing Date, each Borrower shall, and shall cause each other Obligor to, take all actions necessary to establish the Administrative Agent’s control of each such Deposit Account into which Cash Receipts are deposited (other than any (a) account exclusively used for payroll, payroll taxes or employee benefits, (b) account containing not more than U.S. $2,000,000 at any time, (c) a zero balance account, (d) account that solely hold the proceeds of the sale of Term Priority Collateral, or (e) account into which funds are solely deposited for the purpose of trust related activities). Each Borrower shall, and shall cause each other Obligor to, be the sole account holder of each Deposit Account into which Cash Receipts are deposited of such Obligor and shall not allow any other Person (other than the Administrative Agent) to have control over such Deposit Account or any Property deposited therein. Each Borrower shall, and shall cause each other Obligor to, promptly notify the Administrative Agent of any opening of a Deposit Account into which Cash Receipts are deposited and will amend the applicable Perfection Certificate to reflect same.
8.6    General Provisions.

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8.6.1.    Insurance of Collateral.
Each Borrower shall, and shall cause each other Obligor to, maintain insurance with respect to the ABL Priority Collateral, covering casualty, hazard, theft, malicious mischief, flood and other risks, as well as policies covering general liability coverage, business interruption and cyber coverage, in all cases, in amounts, with endorsements and with reputable and financially sound insurers. All proceeds with respect to ABL Priority Collateral under each policy shall be payable to the Administrative Agent, subject to the Intercreditor Agreement. From time to time upon request, Borrowers shall, and shall cause each other Obligor to, deliver to Administrative Agent the originals or certified copies of its insurance policies. Unless the Administrative Agent shall agree otherwise, each policy shall include reasonably satisfactory endorsements (i) showing the Administrative Agent as lender’s loss payee or additional insured, as applicable; (ii) requiring thirty (30) days’ prior written notice to the Administrative Agent in the event of cancellation of the policy for any reason whatsoever (other than non-payment and at least ten (10) days prior written notice to the Administrative Agent in the event of cancellation of the policy in event of non-payment); and (iii) specifying that the interest of Administrative Agent shall not be impaired or invalidated by any act or neglect of any Obligor or the owner of the Property, nor by the occupation of the premises for purposes more hazardous than are permitted by the policy. If any Obligor fails to provide and pay for any insurance, Administrative Agent may, at its option, but shall not be required to, procure the insurance and charge Borrowers therefor. At the request of the Administrative Agent, each Borrower agrees to deliver, and shall cause each other Obligor to deliver, to Administrative Agent, promptly as rendered, copies of all reports made to insurance companies. While no Event of Default exists, Obligors may settle, adjust or compromise any insurance claim, as long as the proceeds of any insurance with respect to Collateral are delivered to Administrative Agent. If an Event of Default exists and subject to the Intercreditor Agreement, only Administrative Agent shall be authorized to settle, adjust and compromise such claims.
8.6.2.    Protection of Collateral. All expenses of protecting, storing, warehousing, insuring, handling, maintaining and shipping any ABL Priority Collateral, all Taxes payable with respect to any Collateral (including any sale thereof), and all other payments required to be made by Administrative Agent to any Person to realize upon any ABL Priority Collateral, shall be borne and paid by Borrowers. Administrative Agent shall not be liable or responsible in any way for the safekeeping of any ABL Priority Collateral, for any loss or damage thereto (except for reasonable care in its custody while Collateral is in Administrative Agent’s actual possession), for any diminution in the value thereof, or for any act or default of any warehouseman, carrier, forwarding agency or other Person whatsoever, but the same shall be at Borrowers’ sole risk.
8.6.3.    Defense of Title to Collateral. Each Borrower shall at all times defend its title to Collateral and Administrative Agent’s Liens therein against all Persons, claims and demands whatsoever, except Permitted Liens.
SECTION 9.    REPRESENTATIONS AND WARRANTIES
9.1    General Representations and Warranties. To induce Administrative Agent and Lenders to enter into this Agreement and to make available the U.S. Revolver Commitments, Canadian Commitments, Loans and Letters of Credit, Borrowers represent and warrant on the Closing Date and on each other date on which the representations and warranties are made under the Loan Documents (including pursuant to Section 6.3):
9.1.1.    Organization and Qualification. Each Borrower and Subsidiary is duly organized and, except for such failures as could not reasonably be expected to have a Material Adverse Effect, in good standing under the laws of the jurisdiction of its organization. Each Borrower and Subsidiary is duly qualified, authorized to do business and in good standing as a foreign corporation, partnership or limited

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liability company, as applicable, in each jurisdiction where failure to be so qualified could reasonably be expected to have a Material Adverse Effect.
9.1.2.    Power and Authority. Each Obligor has all requisite corporate power and authority and is duly authorized to execute, deliver and perform its obligations under, and has executed and delivered each Loan Document to which it is a party. The execution, delivery and performance by each Obligor of the Loan Documents to which it is party have been duly authorized by all necessary corporate or limited liability, as applicable, action and do not (a) require any consent or approval of any holders of Equity Interests of any Obligor not obtained, (b) contravene the Organic Documents of any Obligor, or (c) violate or cause a default under any Applicable Law or Material Contract that could reasonably be expected to have a Material Adverse Effect.
9.1.3.    Enforceability. Each Loan Document is a legal, valid and binding obligation of each Obligor party thereto, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally and general principles of equity.
9.1.4.    Capital Structure. Schedule 9.1.4 shows, as of the Closing Date, for each Borrower and Subsidiary, its name, its jurisdiction of organization, its authorized and issued Equity Interests, the holders of its Equity Interests (other than with respect to UNFI), and all agreements with respect to such Equity Interests binding on such holders. Each Borrower has good title to its Equity Interests in its Subsidiaries, and all such Equity Interests are (to the extent such concepts are applicable) duly issued, fully paid and non-assessable.
9.1.5.    Title to Properties; Priority of Liens.
(a)    Each Borrower and Subsidiary has good and marketable title to (or valid leasehold interests in) all of its Real Estate, and good title to all of its material personal Property, except for failures to have such title or interest as could not reasonably be expected to have a Material Adverse Effect.
(b)    (i) When all appropriate filings or recordings are made in the appropriate offices as may be required under applicable Laws and (ii) upon the taking of possession or control by the Administrative Agent of such Collateral with respect to which a security interest may be perfected only by possession or control, the Liens created by such Security Documents will constitute so far as possible under relevant Law fully perfected Liens on (with the priority set forth in the Intercreditor Agreement), and security interests in, all right, title and interest of the Obligors in such Collateral to the extent perfection can be obtained by filing financing statements or upon the taking of possession or control.
9.1.6.    Accounts. Administrative Agent may rely, in determining which Accounts are Eligible Accounts, on all written statements and representations made by Borrowers with respect thereto. Borrowers warrant, with respect to each Account at the time it is shown as an Eligible Account in a Borrowing Base Certificate, that:
(a)    it is genuine and in all respects what it purports to be, and is not evidenced by a judgment;

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(b)    it arises out of a completed, bona fide sale and delivery of goods or rendition of services in the Ordinary Course of Business, and substantially in accordance with any purchase order, contract or other document relating thereto;
(c)    it is for a sum certain, maturing as stated in the invoice covering such sale or rendition of services, a copy of which has been furnished or is available to Administrative Agent on request;
(d)    it is not subject to any offset, Lien (other than Administrative Agent’s Lien), deduction, defense, dispute, counterclaim or other adverse condition except as arising in the Ordinary Course of Business; and it is absolutely owing by the Account Debtor, without contingency in any respect;
(e)    no purchase order, agreement, document or Applicable Law effectively prohibits (after giving effect to applicable provisions of the UCC and PPSA) assignment of the Account to Administrative Agent, and the applicable Borrower is the sole payee or remittance party shown on the invoice;
(f)    no extension, compromise, settlement, modification, credit, deduction or return has been authorized with respect to the portion of Account so shown as an Eligible Account, except discounts or allowances granted in the Ordinary Course of Business for prompt payment that are reflected in the reports submitted to Administrative Agent hereunder; and
(g)    to the Borrowers’ knowledge, (i) there are no facts or circumstances that are reasonably likely to materially impair the enforceability or collectability of the portion of such Account so shown as an Eligible Account; (ii) the Account Debtor had the capacity to contract when the Account arose, continues to meet the applicable Borrower’s customary credit standards, is Solvent, is not contemplating or subject to an Insolvency Proceeding, and has not failed, or suspended or ceased doing business; and (iii) there are no proceedings or actions threatened or pending against the applicable Account Debtor that could reasonably be expected to have a material adverse effect on such Account Debtor’s financial condition.
9.1.7.    Financial Statements. The consolidated balance sheets, and related statements of income, cash flow and shareholder’s equity, of UNFI and its Subsidiaries that have been and are delivered to Administrative Agent pursuant to Section 6.2.4(i) or Sections 10.1.2(a) or (b), are prepared in accordance with GAAP, and at the time of delivery fairly present the financial positions and results of operations of UNFI and its Subsidiaries at the dates and for the periods covered thereby indicated (in the case of interim statements, subject to year-end and audit adjustments and the absence of footnotes). All financial projections delivered from time to time by or on behalf of UNFI to the Administrative Agent and Lenders, in each case, have been prepared in good faith, based on assumptions believed by the management of UNFI to be reasonable in light of the circumstances at the time of preparation; it being understood that any such projections (i) are subject to significant uncertainties and contingencies, many of which are beyond the control of Borrowers and their Subsidiaries, that no assurance can be given that any particular projections will be realized, that actual results may differ and that such differences may be material and (ii) are not a guarantee of performance. Each Lender and the Administrative Agent hereby acknowledges and agrees that UNFI and its Subsidiaries may be required to restate historical financial statements as the result of the implementation of changes in GAAP or IFRS, or interpretations thereof, and that such restatements will not, in and of themselves, result in a Default of Event or Default under the Loan Documents. Since the

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later of (i) August 1, 2021 and (ii) the date of the most recently ended fiscal period of UNFI in respect of which financial statements have been filed with the SEC, there has been no change in the condition, financial or otherwise, of any Borrower or Subsidiary that could reasonably be expected to have a Material Adverse Effect. On the Closing Date, Borrowers and their Subsidiaries are Solvent.
9.1.8.    [Reserved].
9.1.9.    Taxes. Each Borrower and Subsidiary has (a) filed all federal, state, provincial, territorial and local tax returns and other reports relating to taxes that it is required by law to file, except for any tax returns and reports relating to taxes (i) for which the failure to file would not reasonably be expected to have a Material Adverse Effect, or (ii) the amount, applicability or validity of which is being Properly Contested, and (b) paid, or made provision for the payment of, all Taxes upon it, its income and its Properties that are due and payable, except to the extent being Properly Contested or the failure to pay would not reasonably be expected to have a Material Adverse Effect.
9.1.10.    Brokers. There are no brokerage commissions, finder’s fees or investment banking fees payable in connection with this Agreement or the arrangement of this Agreement and funding of the initial Borrowings hereunder on the Closing Date, other than pursuant to the Fee Letters.
9.1.11.    Intellectual Property. Each Borrower and Subsidiary owns or has the lawful right to use all Intellectual Property necessary for the conduct of its business, without conflict with any rights of others, except for such failure to own or have rights to use or conflicts with rights of others that could not reasonably be expected to have a Material Adverse Effect.
9.1.12.    Governmental Approvals. Each Borrower and Subsidiary has, is in compliance with, and is in good standing with respect to, all applicable Governmental Approvals necessary to conduct its business and to own, lease and operate its Properties, except where noncompliance or the failure to have or be in good standing could not reasonably be expected to have a Material Adverse Effect. All necessary import, export or other licenses, permits or certificates for the import or handling of any goods or other Collateral have been procured and are in effect, and Borrowers and Subsidiaries have complied with all foreign and domestic laws with respect to the shipment and importation of any goods or Collateral, except for any such non-procurement, ineffectiveness or noncompliance as could not reasonably be expected to have a Material Adverse Effect.
9.1.13.    Compliance with Laws. Each Borrower, Subsidiary and Unrestricted Subsidiary has duly complied, and its Properties and business operations are in compliance, in all respects with all Applicable Law (including the FLSA), except where noncompliance could not reasonably be expected to have a Material Adverse Effect.
9.1.14.    Compliance with Environmental Laws. Except as disclosed on Schedule 9.1.14, no Borrower’s or Subsidiary’s or Unrestricted Subsidiary’s past or present operations or Real Estate are subject to any pending (or, to the knowledge of any Borrower, Subsidiary or Unrestricted Subsidiary, threatened in writing) federal, state, provincial, territorial or local investigation to determine whether any remedial action is needed to address any environmental pollution, Hazardous Material or environmental clean-up that could reasonably be expected to be, determined adversely to any Borrower or Subsidiary and, if so determined, could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. No Borrower, Subsidiary or Unrestricted Subsidiary has received any Environmental Notice that could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. No Borrower, or Subsidiary or Unrestricted Subsidiary has any liability (contingent or otherwise) arising under Environmental Law or with respect to any Environmental Release, environmental pollution or Hazardous

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Material on any Real Estate now or previously owned, leased or operated by it, if the same could reasonably be expected to have a Material Adverse Effect.
9.1.15.    [Reserved]
9.1.16.    Litigation. Except as shown on Schedule 9.1.16, there are no proceedings pending or, to any Borrower’s knowledge, threatened in writing against any Borrower or Subsidiary, or any of their businesses, operations or Properties (including, without limitation, Intellectual Property Claims), that (a) relate to any Loan Documents or transactions contemplated thereby; or (b) could reasonably be expected to be determined adversely to such Borrower or Subsidiary, and if so determined, to have a Material Adverse Effect. No Borrower or Subsidiary is in default with respect to any order, injunction or judgment of any Governmental Authority that could reasonably be expected to have a Material Adverse Effect.
9.1.17.    No Defaults. No event or circumstance has occurred and is continuing that constitutes a Default or Event of Default.
9.1.18.    ERISA; Canadian Plans. Except as disclosed on Schedule 9.1.18:
(a)    No Obligor has, as of the Closing Date, any Canadian Plan. Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code, and other applicable federal and state laws except to the extent any such noncompliance could not reasonably be expected to have a Material Adverse Effect. Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or is entitled to rely upon an opinion or notification letter issued to the sponsor of an IRS approved master or prototype plan or volume submitter plan document or an application for such a letter is currently being processed by the IRS with respect thereto and, to the knowledge of Obligors, nothing has occurred which would prevent, or cause the loss of, such qualification, in each case except to the extent the failure to obtain such determination letter, make application therefor or retain such qualification could not reasonably be expected to have a Material Adverse Effect. Each Obligor and, to the knowledge of Obligors, each ERISA Affiliate has in all material respects met all applicable funding requirements under Section 412 of the Code, and no application for a waiver of the minimum funding standards or an extension of any amortization period has been made with respect to any Pension Plan, except to the extent such events or circumstances could not reasonably be expected to have a Material Adverse Effect.
(b)    There are no pending or, to the knowledge of Obligors, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan or any Canadian Plan that could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan or any prohibited investment transaction or violation of any duty of an administrator with respect to any Canadian Plan that, in each case, has resulted in or could reasonably be expected to have a Material Adverse Effect.
(c)    (i) No ERISA Event has occurred and, with respect to a Pension Plan, Borrower is not aware of any fact, event or circumstance that could reasonably be expected to constitute or result in an ERISA Event; (ii) no Pension Plan has any Unfunded Pension Liability; (iii) no Obligor, or to any Obligor’s

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knowledge, ERISA Affiliate has incurred, or reasonably expects to incur, any material liability under Section 4201 of ERISA with respect to a Multiemployer Plan; and (iv) no Obligor, or to any Obligor’s knowledge ERISA Affiliate, has engaged in a transaction that would reasonably be expected to subject an Obligor to liability under Section 4069 or 4212(c) of ERISA; and (v) as of the most recent valuation date for any Pension Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the Code) is at least 60%, and no Obligor knows of any fact or circumstance that could reasonably be expected to cause the funding target attainment percentage for any such plan to drop below 60% as of such date, except in the case of each of the foregoing clauses (i) through (v) to the extent such events or circumstances could not reasonably be expected to have a Material Adverse Effect.
(d)    Each Canadian Plan, other than a Canadian MEPP (and, to the knowledge of the Canadian Borrower and its Subsidiaries, each Canadian Plan that is a Canadian MEPP), is administered in compliance with Applicable Laws except for such noncompliance as could not reasonably be expected to have a Material Adverse Effect. Each Canadian Plan, other than a Canadian MEPP (and, to the knowledge of the Canadian Borrower and its Subsidiaries, each Canadian Plan that is a Canadian MEPP) that is intended to qualify for tax-preferred status is, to the extent applicable, duly registered under applicable pension standards laws and the Income Tax Act (Canada), or is otherwise administered in such a manner as to qualify for such tax-preferred status, and in all cases, to the knowledge of the Canadian Borrower and its Subsidiaries and Unrestricted Subsidiary, nothing has occurred which would prevent, or cause the loss of, such qualification, except in each case for such failures as could not reasonably be expected to result in a Material Adverse Effect. The Canadian Borrower and its Subsidiaries and Unrestricted Subsidiary have made all required contributions to each Canadian Plan except for such failures as could not reasonably be expected to have a Material Adverse Effect, and no application for, or adoption of, solvency funding relief pursuant to the Pension Benefits Act (Ontario) or applicable pension standards legislation of another Canadian jurisdiction has been made with respect to any Canadian Plan.
(e)    (i) No Canadian Pension Event has occurred and Borrower is not aware of any fact, event or circumstance that could reasonably be expected to constitute or result in a Canadian Pension Event; (ii) no Canadian Plan that is a registered pension plan, other than a Canadian MEPP, has any Unfunded Pension Liability; (iii) neither the Canadian Borrower nor any of its Subsidiaries has incurred any liability under the Pension Benefits Act (Ontario) or applicable pension standards legislation of another Canadian jurisdiction or under the Income Tax Act (Canada) (other than contributions or premiums due and not delinquent to such a plan or the Pension Benefits Guarantee Fund (Ontario)); and (iv) neither the Canadian Borrower nor any of its Subsidiaries or Unrestricted Subsidiaries has incurred any liability (and no event has occurred which, with the giving of notice under the Pension Benefits Act (Ontario) or applicable pension standards legislation of another Canadian jurisdiction or under the Income Tax Act (Canada), would result in such liability) with respect to a Canadian MEPP, except, in each case to the extent such events or circumstances could not reasonably be expected to have a Material Adverse Effect.

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(f)    With respect to any Foreign Plan, (i) all employer and employee contributions required by law or by the terms of the Foreign Plan have been made, or, if applicable, accrued, in accordance with normal accounting practices; (ii) the fair market value of the assets of each funded Foreign Plan, the liability of each insurer for any Foreign Plan funded through insurance, or the book reserve established for any Foreign Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations with respect to all current and former participants in such Foreign Plan according to the actuarial assumptions and valuations most recently used to account for such obligations in accordance with applicable generally accepted accounting principles; and (iii) it has been registered as required and has been maintained in good standing with applicable regulatory authorities, except in each case for such failures as could not reasonably be expected to have a Material Adverse Effect.
9.1.19.    [Reserved].
9.1.20.    Labor Relations. Except as described on Schedule 9.1.20 or, with respect to clause (b), as could not reasonably be expected to have a Material Adverse Effect (a) as of the Closing Date no Borrower or Subsidiary is party to or bound by any collective bargaining agreement and (b) there are no grievances, disputes or controversies with any union or other such organization of any Borrower’s or Subsidiary’s employees, or, to any Borrower’s knowledge, any asserted or threatened (in writing) strikes, work stoppages or demands for collective bargaining.
9.1.21.    [Reserved].
9.1.22.    Not a Regulated Entity. No Obligor or Subsidiary thereof is an “investment company” or a “person controlled by or acting on behalf of an investment company” within the meaning of the Investment Company Act of 1940.
9.1.23.    Margin Stock. No Borrower or Subsidiary or Unrestricted Subsidiary is engaged, principally or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. No Loan proceeds or Letters of Credit will be used by Borrowers to purchase or carry, or to reduce or refinance any Debt incurred to purchase or carry, any Margin Stock or for any related purpose governed by Regulations T, U or X of the Board of Governors, except in compliance with applicable requirements of such regulations. As of the Closing Date, no Borrower, Subsidiary or Unrestricted Subsidiaries own any Margin Stock which would require the Administrative Agent or the Lenders to comply with any of the requirements under Regulations T, U or X of the Board of Governors with respect thereto.
9.1.24.    PACA and PSA. Except as could not reasonably be expected to have a Material Adverse Effect, no PACA Claims or PSA Claims are pending or, to the Borrowers’ knowledge, threatened in writing, against any of the Borrowers or their Subsidiaries.
9.1.25.    [Reserved.]
9.1.26.    Perfection Certificate. UNFI, for itself and on behalf of each other Obligor, represents and warrants to the Lenders and the Administrative Agent that, in each case as of the date of delivery of the most recent Perfection Certificate to the Administrative Agent: (a) such Obligor’s exact legal name is that indicated on such Perfection Certificate delivered by such Obligor and on the signature page to such Perfection Certificate, (b) such Obligor is an organization of the type, and is organized in the jurisdiction, set forth in such Perfection Certificate, (c) such Perfection Certificate accurately sets forth such

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Obligor’s organizational identification number or accurately states that such Obligor has none, (d) such Perfection Certificate accurately sets forth such Obligor’s place of business or, if more than one, its chief executive office and (e) all other information set forth on such Perfection Certificate pertaining to such Obligor is accurate and complete in all material respects.
9.1.27.    OFAC; Sanctions; Anti-Corruption Laws; Anti-Money Laundering Laws. No Obligor or any of its Subsidiaries or Unrestricted Subsidiaries is in violation of any Sanctions in any material respect. No Obligor nor any of its Subsidiaries or Unrestricted Subsidiaries nor, to the knowledge of such Obligor, any director, officer, employee, agent or Affiliate (in each case, in such capacity) of such Obligor or such Subsidiary or Unrestricted Subsidiary (a) is a Sanctioned Person or a Sanctioned Entity, (b) has any material assets located in Sanctioned Entities, or (c) derives material revenues from investments in, or transactions with Sanctioned Persons or Sanctioned Entities. Each of the Obligors and its Subsidiaries and Unrestricted Subsidiaries has implemented and maintains in effect policies and procedures reasonably designed to ensure compliance with Sanctions, Anti-Corruption Laws and Anti-Money Laundering Laws. Each of the Obligors and its Subsidiaries and Unrestricted Subsidiaries, and to the knowledge of each such Obligor, each director, officer, employee, agent and Affiliate (in each case, in such capacity) of each such Obligor and each such Subsidiary and Unrestricted Subsidiary, is in compliance in all material respects with all Sanctions, Anti-Corruption Laws and Anti-Money Laundering Laws. No proceeds of any Loan made or Letter of Credit issued hereunder will be used to fund any operations in, finance any investments or activities in, or make any payments to, a Sanctioned Person or a Sanctioned Entity in violation of Sanctions, or otherwise used in any manner that would result in a violation of any Sanction, Anti-Corruption Law or Anti-Money Laundering Law by any Person (including any Lender, Secured Bank Product Provider, or other individual or entity participating in any transaction).
9.1.28.    Reserved.
9.1.29.    HIPAA Compliance.
(a)    To the extent that and for so long as any Obligor is a “covered entity” within the meaning of HIPAA, such Obligor (i) has undertaken or will promptly undertake all appropriate surveys, audits, inventories, reviews, analyses and/or assessments (including any necessary risk assessments) of all areas of its business and operations required by HIPAA; (ii) has developed or will promptly develop an appropriate plan and time line for becoming HIPAA Compliant (a “HIPAA Compliance Plan”); and (iii) has implemented or will implement those provisions of such HIPAA Compliance Plan necessary to ensure that such Obligor is or becomes HIPAA Compliant, in each case except for such failures as could not reasonably be expected to result in a Material Adverse Effect.
(b)    For purposes hereof, “HIPAA Compliant” shall mean that an Obligor (i) is or will be in compliance in all material respects with each of the applicable requirements of the so-called “Administrative Simplification” provisions of HIPAA on and as of each date that any part thereof, or any final rule or regulation thereunder, becomes effective in accordance with its or their terms, as the case may be (each such date, a “HIPAA Compliance Date”) and (ii) is not and would not reasonably be expected to become, as of any date following any such HIPAA Compliance Date, the subject of any civil or criminal penalty, process, claim, action or proceeding, or any administrative or other regulatory review, survey, process or proceeding (other than routine or mandated surveys or reviews conducted by any Governmental Authority, government health plan or

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other accreditation entity) that has had or would reasonably be expected to have a Material Adverse Effect.
(c)    Each Obligor has entered into a business associate agreement with any third party acting on behalf of the Obligor as a business associate as defined in 45 C.F.R. §160.103, where the failure to enter into such a business associate agreement has had or would reasonably be expected to have a Material Adverse Effect.
9.1.30.    Compliance with Health Care Laws. Without limiting the representations and warranties set forth in Section 9.1.29.:
(a)    Each Obligor is in compliance with all applicable Health Care Laws, including all Medicare and Medicaid program rules and regulations applicable to them, in each case except as could not reasonably be expected to result in a Material Adverse Effect. Without limiting the generality of the foregoing, no Obligor has received notice by a Governmental Authority of any violation of any provisions of the Medicare and Medicaid Anti-Fraud and Abuse or Anti-Kickback Amendments of the Social Security Act (presently codified in Section 1128(B)(b) of the Social Security Act) or the Medicare and Medicaid Patient and Program Protection Act of 1987, except for such notices as could not reasonably be expected to result in a Material Adverse Effect.
(b)    Each Obligor has maintained in all respects all records required to be maintained by the Food and Drug Administration, Drug Enforcement Agency and State Boards of Pharmacy, the Federal and State Medicare and Medicaid programs and as otherwise required by applicable Health Care Law and each Obligor has all necessary permits, licenses, franchises, certificates and other approvals or authorizations of Governmental Authority as are required under applicable Health Care Laws, in each case except as could not reasonably be expected to result in a Material Adverse Effect.
(c)    Each Obligor who is a Certified Medicare Provider or Certified Medicaid Provider has in a timely manner filed all requisite cost reports, claims and other reports required to be filed in connection with all Medicare and Medicaid programs due on or before the Closing Date, all of which are complete and correct in all respects, except for such failures to file or omissions or inaccuracies as could not reasonably be expected to result in a Material Adverse Effect. There are no known claims, actions or appeals pending before any Third Party Payor or Governmental Authority, including any Fiscal Intermediary, the Provider Reimbursement Review Board or the Administrator of the Centers for Medicare and Medicaid Services, with respect to any Medicare or Medicaid cost reports or claims filed by any Obligor on or before the date hereof. There currently exist no restrictions, deficiencies, required plans of correction actions or other such remedial measures with respect to federal and state Medicare and Medicaid certifications or licensure of any Obligor except as could not reasonably be expected to result in a Material Adverse Effect.
9.1.31.    Affected Financial Institutions. No Obligor or Subsidiary or Unrestricted Subsidiary is an Affected Financial Institution.

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9.2    Complete Disclosure. All written information concerning UNFI and its Subsidiaries and Unrestricted Subsidiaries and their respective businesses (other than projections, financial estimates, forecasts and budgets (collectively, “Projections”), other forward-looking information and information of a general economic or industry nature) that has been furnished by or on behalf of UNFI or any of its Subsidiaries and Unrestricted Subsidiaries to the Administrative Agent, any Lead Arranger or any Lender in connection with the transactions contemplated by this Agreement (as modified or supplemented by other information so furnished or made available), taken as a whole, contains no untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made and (b) all Projections that have been furnished by or on behalf of UNFI or any of its Subsidiaries or Unrestricted Subsidiaries to the Administrative Agent, any Lead Arranger or any Lender in connection with the transactions contemplated by this Agreement have been prepared in good faith based upon assumptions believed to be reasonable by such furnishing party at the time of delivery thereof; it being understood that such Projections (i) are subject to significant uncertainties and contingencies, many of which are beyond the control of the furnishing party, that no assurance can be given that any particular projections will be realized, that actual results may differ and that such differences may be material and (ii) are not a guarantee of performance.
SECTION 10.    COVENANTS AND CONTINUING AGREEMENTS
10.1    Affirmative Covenants. Commencing on the Closing Date and so long as any U.S. Revolver Commitments, Canadian Commitments or Obligations (other than contingent indemnification and expense reimbursement obligations as to which no claim has been made or Secured Bank Product Obligations) are outstanding, UNFI shall, and shall (except in the case of the covenants set forth in Section 10.1.1, Section 10.1.2 and Section 10.1.3) cause each Subsidiary to:
10.1.1.    Inspections; Appraisals.
(a)    Permit the Administrative Agent from time to time, subject (except when a Default or Event of Default exists) to reasonable notice and normal business hours, to visit and inspect the Properties of any Borrower or Subsidiary, inspect, audit and make extracts from any Borrower’s or Subsidiary’s books and records, and discuss with its officers, employees, agents, advisors and independent accountants such Borrower’s or Subsidiary’s business, financial condition, assets and results of operations. The Administrative Agent shall have no duty to any Obligor to make any inspection, nor to share any results of any inspection, appraisal or report with any Obligor. Borrowers acknowledge that all inspections, appraisals and reports are prepared by the Administrative Agent for its own purposes, and Borrowers shall not be entitled to rely upon them. Each Obligor that keeps records relating to Collateral in the Province of Québec shall at all times keep a duplicate copy thereof at a location outside the Province of Québec. Notwithstanding anything to the contrary in this Section 10.1.1(a) or elsewhere, none of the Borrowers or any Subsidiary will be required to disclose or permit the inspection or discussion of, any document, information or other matter (i) that constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by Law or any binding agreement or (iii) that is subject to attorney client or similar privilege or constitutes attorney work product.

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(b)    Reimburse the Administrative Agent for all reasonable out of pocket charges, costs and expenses incurred in connection with (i) examinations of any Obligor’s books and records or any other financial or Collateral matters as it, in its Permitted Discretion, deems appropriate (including examinations with respect to Accounts, Credit Card Receivables and Pharmacy Receivables), for one examination per Loan Year (or up to two examinations during any twelve month period that begins on the first date that Adjusted Availability is less than 15% of the Borrowing Base); and (ii) appraisals of Inventory and Prescription Files that it, in its Permitted Discretion, deems appropriate, for one appraisal per Loan Year (or up to two appraisals during any twelve month period that begins on the first date that Adjusted Availability is less than 15% of the Borrowing Base); provided, however, that (x) if an examination or appraisal is initiated during a Default or Event of Default, all charges, costs and expenses therefor shall be reimbursed by Borrowers without regard to such limits; (y) to the extent any examinations or appraisals are conducted in connection with a Permitted Acquisition pursuant to clause (iii) of the definition thereof, such examinations and appraisals shall not be included as examinations and appraisals subject to the reimbursement limitations set forth in clauses (i) and (ii) above and (z) the Administrative Agent may elect, in its Permitted Discretion, to conduct such appraisals once every other Loan Year (rather than every Loan Year) if the Total Outstandings during the 365-day period commencing with the date of the last such appraisal does not exceed $350,000,000 on any day during such period. Borrowers agree to pay (without duplication) the Administrative Agent’s then standard charges for examination activities, including the standard charges of its internal examination and appraisal groups, as well as the charges of any third party used for such purposes it being understood that this sentence shall not be construed to limit Administrative Agent’s right to use third parties for such purposes.
10.1.2.    Financial and Other Information. Keep customary records and books of account with respect to its business activities; and furnish to Administrative Agent (for distribution to each Lender):
(a)    within 120 days after the close of each Fiscal Year, the Form 10-K of UNFI as of the end of such Fiscal Year, as filed with the SEC, which shall contain the audited financial statements of UNFI and its Subsidiaries as of the end of such Fiscal Year, on a consolidated basis, having been prepared in accordance with GAAP and having been certified (without any “going concern” or like qualification, exception, emphasis of matter paragraph or explanatory paragraph (other than such a qualification, exception, emphasis of matter paragraph or explanatory paragraph with respect to, or resulting from, the regularly scheduled maturity of any Debt occurring within one year from the time such opinion is delivered) by a firm of independent certified public accountants of recognized standing selected by Borrowers and reasonably acceptable to Administrative Agent (it being understood that any of the top eight U.S. accounting firms are acceptable to Administrative Agent), and shall set forth in comparative form corresponding figures for the preceding Fiscal Year;
(b)    within forty-five (45) days after the end of each Fiscal Quarter, the Form 10-Q of UNFI as of the end of such Fiscal Quarter and the Fiscal Year to date, as filed with the SEC, which shall contain unaudited, interim financial statements of UNFI and its Subsidiaries as of the end of such Fiscal Quarter and for the portion of the Fiscal Year then elapsed, on a consolidated basis, and shall

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set forth in comparative form figures for the corresponding periods of the preceding Fiscal Year, certified by a senior financial or accounting officer of UNFI as having been prepared in accordance with GAAP and fairly presenting the financial position and results of operations for such Fiscal Quarter and the portion of the Fiscal Year then elapsed, subject to year-end and audit adjustments and the absence of footnotes;
(c)    (i) substantially concurrently with delivery of financial statements under clauses (a) and (b) above, a Compliance Certificate executed by a senior financial or accounting officer of UNFI, and (ii) if any Subsidiary has been designated as an Unrestricted Subsidiary, substantially concurrently with each delivery of financial statements under clause (a) or (b) above, financial statements (in substantially the same form as the financial statements delivered pursuant to clauses (a) and (b) above) prepared on the basis of consolidating the accounts of UNFI and its Subsidiaries and treating any Unrestricted Subsidiaries as if they were not consolidated with UNFI or accounted for on the basis of the equity method but rather accounted for as an investment and otherwise eliminating all accounts of Unrestricted Subsidiaries, together with an explanation of reconciliation adjustments in reasonable detail; provided that the financial statements pursuant to this clause (c)(ii) shall not be required to be delivered so long as the combined aggregate amount of total assets as of the last day of any Fiscal Quarter for which financial statements have been delivered pursuant to clause (a) or (b) above and the combined aggregate amount of gross revenues (net of payroll, taxes, benefits and other deductions permitted under GAAP) for the Fiscal Quarter most recently ended in each case of all Unrestricted Subsidiaries does not exceed 5.00% of the total assets of UNFI and its Subsidiaries (including Unrestricted Subsidiaries) and 5.00% of the combined aggregate amount of such gross revenues of UNFI and its Subsidiaries (including Unrestricted Subsidiaries), in each case excluding intercompany assets and revenues for the Fiscal Quarter most recently ended;
(d)    substantially concurrently with delivery of financial statements under clause (a) above, copies of all final management letters and other final material reports submitted to UNFI by its accountants in connection with such financial statements;
(e)    within thirty (30) days after the end of each Fiscal Quarter, an Availability Certificate executed by a senior financial or accounting officer of UNFI;
(f)    not later than the sixtieth (60th) day of each Fiscal Year, projections of UNFI’s consolidated balance sheet, results of operations, cash flow and Aggregate Availability for such Fiscal Year, Fiscal Quarter by Fiscal Quarter;
(g)    promptly after the sending or filing thereof, copies of any proxy statements, financial statements or reports that UNFI has made generally available to its shareholders; copies of any regular, periodic and special reports or registration statements or prospectuses that UNFI files with the SEC or any other Governmental Authority, or any securities exchange; and copies of any press releases or other statements made available by UNFI to the public concerning material changes to or developments in the business of UNFI;

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(h)    promptly following any reasonable request therefor, information and documentation reasonably requested by the Administrative Agent or (through the Administrative Agent) any Lender for purposes of compliance with applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act and the Beneficial Ownership Regulation;
(i)    within thirty (30) days (or such longer period as is acceptable to the Administrative Agent) after the end of each Fiscal Quarter, a report of the outstanding balance of all Investments under or made pursuant to Customer Support Transactions; and
(j)    such other reports and information (financial or otherwise) as Administrative Agent reasonably may request from time to time in connection with any Collateral or any Borrower’s or Subsidiary’s financial condition or business; provided, that such information is otherwise prepared by or available to the Borrowers or such Subsidiary in the ordinary course of business, is of a type customarily provided to lenders in similar credit facilities and is not of a nature described in the last sentence of Section 10.1.1(a).
Documents required to be delivered pursuant to Section 10.1.2(a), (b) or (g) (to the extent any such documents are included in materials otherwise filed with the SEC) or (i) shall be deemed to have been delivered on the date (i) on which UNFI posts such documents, or provides a link thereto on its website on the Internet at the website address listed on its signature page hereto; or (ii) on which such documents are posted on UNFI’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent has access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided, that UNFI shall deliver paper copies of such documents to the Administrative Agent upon its request to UNFI to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent. The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above.
10.1.3.    Notices. Notify the Administrative Agent in writing, promptly after a Borrower’s obtaining knowledge thereof, of any of the following in respect of an Obligor: (a) the written threat or commencement of any proceeding or investigation, whether or not covered by insurance, that reasonably could be expected to be determined adversely to UNFI or any Subsidiary and, if so determined, to have a Material Adverse Effect; (b) any pending or threatened labor dispute, strike or walkout, or the expiration of any material labor contract, that could reasonably be expected to result in a Material Adverse Effect; (c) any default (if such default could reasonably be expected to result in a termination of such Material Contract prior to the time that it otherwise would terminate in the absence of such default) by UNFI or a Subsidiary under, or termination (other than in accordance with its terms) of, a Material Contract; (d) the existence of any Default or Event of Default; (e) any adverse final judgment in an amount exceeding U.S. $75,000,000; (f) the assertion of any Intellectual Property Claim that reasonably could be expected to be determined adversely to UNFI or any Subsidiary and, if so determined, have a Material Adverse Effect; (g) any violation or asserted violation of any Applicable Law (including ERISA, the Supplemental Pension Plans Act (Québec), the Pension Benefits Act (Ontario), OSHA, FLSA, or any Environmental Laws), that could reasonably be expected to have a Material Adverse Effect; (h) any Environmental Release by an Obligor or on any Property owned, leased or occupied by an Obligor, or receipt of any Environmental Notice, if such occurrence could reasonably be expected to have a Material Adverse Effect; (i) the occurrence of any ERISA Event or similar event with respect to any Canadian Plan or Foreign Plan, that could reasonably be expected to result in a Material Adverse Effect; (j) the discharge of or any withdrawal or resignation by Borrowers’ independent accountants; (k) the receipt or delivery of any material written notices that any

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Borrower or any Subsidiary gives or receives under or in connection with (i) PACA or any PACA Claim being asserted, (ii) PSA or any PSA Claim being asserted, (iii) any claim of any Lien under the California Producer’s Lien Law or (iv) any claim under Section 81.1 or Section 81.2 of the Bankruptcy and Insolvency Act (Canada) being asserted, in each case where such claim could reasonably be expected to result in a Material Adverse Effect; (l) any change that causes any Borrower that had not previously so qualified to qualify as a “legal entity customer” for purposes of the Beneficial Ownership Regulation; or (m) any change in the information provided in a Beneficial Ownership Certification that would result in a change to the list of beneficial owners identified in parts (c) or (d) of such certification.
10.1.4.    [Reserved]
10.1.5.    Compliance with Laws. Each Obligor will, and will cause each of its Subsidiaries and Unrestricted Subsidiaries to: (a) comply, in all material respects, with all Sanctions, Anti-Corruption Laws and Anti-Money Laundering Laws. Each of the Obligors and its Subsidiaries shall implement and maintain in effect policies and procedures reasonably designed to ensure compliance by the Obligors and their Subsidiaries and Unrestricted Subsidiaries and their respective directors, officers, employees, agents and Affiliates (in their respective capacities as such) with Sanctions, Anti-Corruption Laws and Anti-Money Laundering Laws, and (b) unless failure to comply or maintain could not reasonably be expected to have a Material Adverse Effect, comply with all other Applicable Laws, including ERISA, the Supplemental Pension Plans Act (Québec), the Pension Benefits Act (Ontario), Environmental Laws, FLSA, PACA, PSA and laws regarding collection and payment of Taxes, and maintain all Governmental Approvals necessary to the ownership of its Properties or conduct of its business. Without limiting the generality of the foregoing, each Obligor shall (a) make, and shall cause each ERISA Affiliate to make, timely payment of all contributions required to be made to satisfy the minimum funding standards set forth in ERISA with respect to any Pension Plan and (b) its applicable Affiliates to make prompt payment of all contributions required to be made to satisfy the minimum funding standards set forth in the Pension Benefits Act (Ontario) or under applicable pension standards legislation of another Canadian jurisdiction with respect to any Canadian Plan, in each case except for such nonpayments as could not reasonably be expected to have a Material Adverse Effect. Without limiting the generality of the foregoing, if any Environmental Release occurs at or on any Properties of any Borrower or Subsidiary or Unrestricted Subsidiary, it shall act promptly and diligently to investigate and report to Administrative Agent and all appropriate Governmental Authorities the extent of, and to take appropriate action to remediate, such Environmental Release, whether or not directed to do so by any Governmental Authority unless a failure to do so could not reasonably be expected to have a Material Adverse Effect.
10.1.6.    Taxes. Pay and discharge all federal, provincial and state income Taxes and other Taxes due from the Obligors, their Subsidiaries and their Unrestricted Subsidiaries prior to the date on which they become delinquent or penalties attach, unless such Taxes are being Properly Contested or the failure to make such payment could not be reasonably expected to have a Material Adverse Effect.
10.1.7.    Insurance. In addition to the insurance otherwise expressly required hereunder with respect to Collateral, maintain insurance with financially sound and reputable insurers, with respect to the Properties and business of Borrowers and Subsidiaries of such type (including product liability, workers’ compensation and business interruption insurance), in such amounts, and with such coverage, (giving effect to self-insurance) and deductibles as are customary for companies similarly situated.
10.1.8.    Licenses. Keep each License of each Obligor in respect of any Collateral (including the manufacture, distribution or disposition of Inventory), or any other material Property of Borrowers and Subsidiaries in full force and effect and pay all Royalties when due, in each case except to the extent the failure to do so could not reasonably result in a Material Adverse Effect.

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10.1.9.    Covenant to Guarantee Obligations and Give Security. At the Borrowers’ expense, take all action necessary or reasonably requested by the Administrative Agent to ensure that the Guarantee and Collateral Requirement continues to be satisfied, including:
(a)    [reserved];
(b)    upon (x) formation or acquisition of any new direct or indirect wholly-owned Subsidiary of UNFI (other than any Excluded Obligor) or (y) any Excluded Obligor ceasing to be an Excluded Obligor (including as a result of an Unrestricted Subsidiary ceasing to be an Unrestricted Subsidiary), as applicable, promptly (i) notifying the Administrative Agent of such event and (ii) within forty five (45) days after such event (or such longer period as the Administrative Agent may agree in its reasonable discretion) (a) causing such Subsidiary to duly execute and deliver to the Administrative Agent all applicable Security Documents or joinder agreements thereto (in each case, in a form reasonably acceptable to the Administrative Agent and UNFI in their reasonable discretion without the further consent of any other party hereto so long as the form thereof is not inconsistent with the requirements in the Guarantee and Collateral Requirement), which, when taken together with the Security Documents delivered on the Closing Date pursuant to Section 6.2.1 and thereafter pursuant to Section 10.1.9(a), satisfy clause (c) of the Guarantee and Collateral Requirement, (b) causing such Subsidiary, or the parent company thereof, as applicable, to deliver all Pledged Collateral required to be pledged and delivered pursuant to the Guarantee and Collateral Requirement to the Administrative Agent or, in accordance with the terms of the Intercreditor Agreement, the Term Loan Facility Agent and (c) causing such Subsidiary, or the parent company thereof, as applicable, to provide evidence to the Administrative Agent that all other actions, recordings and filings that the Administrative Agent may deem necessary to satisfy the Guarantee and Collateral Requirement shall have been taken, completed or otherwise provided for in a manner reasonably satisfactory to the Administrative Agent and, to the extent reasonably requested by the Administrative Agent, to deliver customary secretary’s certificates (with customary attachments) with respect to such Subsidiary and customary legal opinions;
(c)    solely to the extent such Person will be a U.S. Borrower, (x) such Person shall be a wholly-owned Domestic Subsidiary and (y) other than with respect to any U.S. Borrower as of the Closing Date, the Administrative Agent and Lenders shall have received at least five (5) Business Days prior to the date on which such Person is proposed to become a U.S. Borrower, and shall be reasonably satisfied with, all documentation and other information about each such Person that is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the Patriot Act and the Beneficial Ownership Certification; and
(d)    solely to the extent such Person will be a Borrower, entering into a joinder to this Agreement in form and substance reasonably satisfactory to the Administrative Agent.
10.1.10.    Records and Accounts. Maintain written records pertaining to (i) perishable agricultural commodities and by-products and/or farm products (collectively, “Trust Assets”) in their possession to which a constructive trust under PACA or PSA or a Lien under the California Producer’s

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Lien Law is applicable, until such time as the Trust Assets are no longer (A) subject to the PACA/PSA trust or the California Producer’s Lien or (B) otherwise required to be maintained under Applicable Law, (ii) goods supplied to the Canadian Borrower for which the supplier could assert a claim under Section 81.1. of the Bankruptcy and Insolvency Act (Canada) and (iii) products supplied to the Canadian Borrower for which a farmer, fisherman or aquaculturist, as applicable, could assert a claim under Section 81.2 of the Bankruptcy and Insolvency Act (Canada).
10.1.11.    Post-Closing Deliverables. UNFI hereby agrees to deliver, or cause to be delivered, to the Administrative Agent the items described on Schedule 10.1.11 on or before the dates specified with respect to such items, or such later dates as may be agreed to by, or as may be waived by, the Administrative Agent in its reasonable discretion. All conditions precedent, covenants and representations and warranties contained in this Agreement and the other Loan Documents shall be deemed modified to the extent necessary to effect the foregoing (and to permit the taking of the actions described on Schedule 10.1.11 within the time periods required by this Section 10.1.11 rather than as elsewhere provided in the Loan Documents).
10.1.12.    Designation of Subsidiaries.
(a)    Subject to Section 10.1.12(b) below, UNFI may at any time after the Closing Date designate any Subsidiary as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Subsidiary, in each case in a written notice provided to the Administrative Agent.  The designation of any Subsidiary as an Unrestricted Subsidiary shall constitute an Investment by its direct parent(s) therein at the date of designation in an amount equal to the fair market value of such Person’s investment therein.  The designation of any Unrestricted Subsidiary as a Subsidiary shall constitute the incurrence at the time of designation of any Debt or Liens of such Subsidiary existing at such time.
(b)    UNFI may not (x) designate any Subsidiary as an Unrestricted Subsidiary, or (y) designate an Unrestricted Subsidiary as a Subsidiary, in each case unless:
(i)    no Event of Default pursuant to Section 11.1(a), (i) or (j) (in the case of Section 11.1(i) or (j), with respect to any Obligor) shall have occurred or be continuing; and
(ii)    in the case of clause (x) only, (A) the Subsidiary to be so designated (i) does not (directly, or indirectly through its Subsidiaries) own any Equity Interests or Debt of, or own or hold any Lien on any property of, any Borrower or any Subsidiary (unless such Subsidiary is also designated an Unrestricted Subsidiary) and does not own any Intellectual Property (other than any Intellectual Property that, in the reasonable business judgment of UNFI, is immaterial to, or no longer used in or necessary for, the conduct of the business of UNFI or any Restricted Subsidiary) and (ii) is not, or substantially concurrently with the designation hereunder will not be, a “restricted” Subsidiary or obligor under the Term Loan Facility, (B) neither the Borrowers nor any Subsidiary shall at any time be directly or indirectly liable for any Debt that provides that the holder thereof may (with the passage of time or notice or both) declare a default thereon or cause the payment thereof to be accelerated or payable prior to its stated maturity upon the occurrence

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of a default with respect to any Debt, Lien or other obligation of any Unrestricted Subsidiary (including any right to take enforcement action against such Unrestricted Subsidiary), (C) immediately after giving effect to such designation, the Total Outstandings would not exceed the Borrowing Base, (D) if more than 5.00% of the assets included in the most recent calculation of the Borrowing Base are held by the Subsidiaries so designated, UNFI shall have delivered to the Administrative Agent an updated Borrowing Base Certificate giving pro forma effect to such designation on or prior to the date of such designation, (E) immediately before and after giving effect to such designation, UNFI could have satisfied the Distributions Payment Conditions and (F) UNFI shall have delivered to the Administrative Agent a statement, certified by a principal financial or accounting officer of UNFI, that the conditions in this Section 10.1.12(b) have been complied with and setting forth, in reasonable detail, computations evidencing satisfaction of the requirement set forth in clause (E) above.
10.2    Negative Covenants. Commencing on the Closing Date and so long as any U.S. Revolver Commitments, Canadian Commitments or Obligations (other than contingent indemnification and expense reimbursement obligations as to which no claim has been made or Secured Bank Product Obligations) are outstanding, Borrowers shall not, and shall cause each Subsidiary not to:
10.2.1.    Permitted Debt. Create, incur, guarantee or assume any Debt, except:
(a)    the Obligations;
(b)    (i) Permitted Purchase Money Debt and (ii) Attributable Debt arising out of Permitted Sale Leasebacks in an aggregate principal amount not to exceed the greater of (x) $125,000,000 and (y) 15.00% of Consolidated EBITDA of UNFI and its Restricted Subsidiaries for the most recently ended Test Period calculated on a pro forma basis;
(c)    Debt outstanding on the Closing Date described on Schedule 10.2.1;
(d)    Debt with respect to Bank Products incurred in the Ordinary Course of Business;
(e)    Debt consisting of obligations of UNFI or any of its Restricted Subsidiaries under deferred compensation or other similar arrangements incurred by such Person in connection with Permitted Acquisitions or any other Investment expressly permitted hereunder;
(f)    Refinancing Debt as long as each Refinancing Condition is satisfied; provided, that in the case of Refinancing Debt with respect to Debt permitted or originally incurred under clause (b), (e), (h), (i), (j), (l), (m), (n), (p), (t), (u), (x) or (y) of this Section 10.2.1, the incurrence of such Refinancing Debt shall be deemed to be incurred in reliance on the relevant clause noted above and not under this clause (f);

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(g)    Debt that is an Investment not prohibited by Section 10.2.5;
(h)    Debt in respect of Hedging Agreements;
(i)    financed insurance premiums and take or pay obligations contained in supply agreements;
(j)    deferred compensation to current or former employees, officers or directors of a Borrower or Subsidiary incurred in the Ordinary Course of Business;
(k)    Debt under any Seller Note; provided, the terms of such Seller Note shall be reasonably satisfactory to the Administrative Agent;
(l)    Debt under the Term Loan Agreement in an aggregate principal amount not to exceed (x) $1,950,000,000 plus (y) the Maximum Incremental Facilities Amount; provided, that if such Debt is secured by the Collateral, (A) any Liens on ABL Priority Collateral shall be junior to the Liens on the ABL Priority Collateral securing the Obligations and (B) the representatives (or beneficiary or agent) in respect of such Debt shall have entered into the Intercreditor Agreement;
(m)    Incremental Equivalent Debt;
(n)    Debt in an aggregate principal amount not at any one time exceeding the greater of (x) U.S. $75,000,000 and (y) 9.00% of Consolidated EBITDA of UNFI and its Subsidiaries for the most recently ended Test Period calculated on a pro forma basis; provided, that if such Debt is secured by the Collateral, (A) any Liens on ABL Priority Collateral shall be junior to the Liens on the ABL Priority Collateral securing the Obligations and (B) the representatives (or beneficiary or agent) in respect of such Debt shall have entered into the Intercreditor Agreement;
(o)    [reserved];
(p)    Debt to current or former officers, directors, partners, managers, consultants and employees, their respective estates, spouses or former spouses to finance the purchase or redemption of Equity Interests of UNFI (or any direct or indirect parent thereof) permitted by Section 10.2.4 in an aggregate principal amount not to exceed $15,000,000 at any one time outstanding;
(q)    [reserved];
(r)    Debt incurred by any Borrower or any of the Subsidiaries in respect of letters of credit, bank guarantees, bankers’ acceptances, warehouse receipts or similar instruments issued or created in the ordinary course of business, including in respect of workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Debt with respect to reimbursement-type obligations regarding workers compensation claims;

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(s)    obligations in respect of performance, bid, appeal and surety bonds and performance and completion guarantees and similar obligations provided by UNFI or any Subsidiary or obligations in respect of letters of credit, bank guarantees or similar instruments related thereto, in each case in the ordinary course of business or consistent with past practice;
(t)    Debt supported by a Letter of Credit in a principal amount not to exceed the face amount of such Letter of Credit;
(u)    Debt incurred by a Subsidiary that is not an Obligor, and guarantees thereof by Subsidiaries that are not Obligors, in an aggregate principal amount not to exceed at any one time outstanding the greater of (x) $25,000,000 and (y) 3.00% of Consolidated EBITDA of UNFI and its Subsidiaries for the most recently ended most recently ended Test Period;
(v)    unsecured Contribution Debt;
(w)    [reserved];
(x)    Debt assumed in connection with a Permitted Acquisition or other Investment not prohibited hereunder and not created in contemplation thereof; provided (i) in the case of any such Debt that is secured by a Lien on the property of any Subsidiary of UNFI, the Consolidated Secured Net Leverage Ratio does not exceed 3.75 to 1.00 and (ii) in the case of any such Debt that is unsecured, the Consolidated Total Net Leverage Ratio does not exceed 3.75 to 1.00 (in each case, calculated on a pro forma basis, and giving effect to any other transactions consummated in connection therewith but assuming that any commitments thereunder are fully drawn as of the date of assumption);
(y)    Debt of any Obligor pursuant to Customer Support Transactions; provided, that, (i) the aggregate amount of outstanding CST Exposure immediately after giving effect to the incurrence of such Debt shall not exceed U.S.$325,000,000, and (ii) no Event of Default shall exist or have occurred and be continuing immediately after giving effect to the incurrence of such Debt; and
(z)    all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in clauses (a) through (y) above.
10.2.2.    Permitted Liens. Create or suffer to exist any Lien upon any of its Property, except the following (collectively, “Permitted Liens”):
(a)    Liens pursuant to any Loan Document;
(b)    Purchase Money Liens securing Permitted Purchase Money Debt or any Refinancing Debt with respect thereto;
(c)    Liens for Taxes that are not delinquent or that are being Properly Contested, or the nonpayment of which would not result in a breach of Section 10.1.6;

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(d)    statutory Liens (other than (i) Liens for Taxes or imposed under ERISA, and (ii) except for those liens in respect of contribution amounts not yet due or payable to the pension fund, Liens imposed under the Pension Benefits Act (Ontario) or under applicable pension standards legislation of another Canadian jurisdiction) arising in the Ordinary Course of Business, but only if payment of the obligations secured thereby is not delinquent for a period of more than thirty (30) days (or if more than thirty (30) days overdue, are unfiled (or if filed have been discharged or stayed) and no other action has been taken to enforce such Lien) or is being Properly Contested;
(e)    Liens incurred or pledges or deposits made in the Ordinary Course of Business to secure the performance of tenders, bids, leases, contracts (except those relating to Borrowed Money), statutory obligations and other similar obligations surety, stay, customs and appeal bonds, performance bonds and other obligations of a like nature (including those to secure health, safety and environmental obligations), or arising as a result of progress payments under government contracts, as long as any such Liens, if consensual, on ABL Priority Collateral are at all times junior to the Administrative Agent’s Liens on ABL Priority Collateral;
(f)    Liens arising in the Ordinary Course of Business that are subject to Lien Waivers;
(g)    Liens arising by virtue of a judgment or judicial order against any Borrower or Subsidiary, or any Property of a Borrower or Subsidiary, as long as such Liens do not constitute an Event of Default under Section 11.1(g);
(h)    easements, rights-of-way, restrictions, covenants or other agreements of record, and other similar charges or encumbrances on Real Estate, that do not secure any monetary obligation and do not materially interfere with the Ordinary Course of Business;
(i)    the reservations, limitations, provisos and conditions expressed in any original grants from Her Majesty The Queen in Right of Canada of real or immoveable property, which do not materially impair the use of the affected land for the purpose used or intended to be used by such Person;
(j)    title defects or irregularities that are of a minor nature and that in the aggregate do not materially impair the use of the affected property for the purpose for which it is used by such Person;
(k)    normal and customary rights of setoff upon deposits in favor of depository institutions, and Liens of a collecting bank on Payment Items in the course of collection;
(l)    carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the Ordinary Course of Business securing obligations that are not delinquent for more than thirty (30) days (or if more than thirty (30) days overdue, are unfiled (or if filed have been discharged or stayed) and no other action has been taken to enforce such Lien) or that are being Properly Contested;

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(m)    (i) pledges, deposits or Liens arising in the Ordinary Course of Business in connection with workers’ compensation, payroll taxes, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA and (ii) pledges and deposits arising in the Ordinary Course of Business securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to any Borrower or any Subsidiary;
(n)    Liens shown on Schedule 10.2.2;
(o)    Liens granted pursuant to the Term Loan Facility Documents and in respect of any Refinancing Debt in respect thereof (including, for the avoidance of doubt, if such Refinancing Debt is further refinanced with Refinancing Debt) (provided, that any such Liens on ABL Priority Collateral shall be junior to the Administrative Agent’s Liens on the ABL Priority Collateral securing the Obligations in accordance with the Intercreditor Agreement);
(p)    Liens in respect of Incremental Equivalent Debt and in respect of any Refinancing Debt in respect thereof (provided, that such Liens on ABL Priority Collateral shall be junior to the Administrative Agent’s Liens on the ABL Priority Collateral securing the Obligations in accordance with the Intercreditor Agreement);
(q)    Liens or rights of setoff against credit balances of any Borrower or any of the Subsidiaries with Credit Card Issuers or Credit Card Processors or amounts owing by such Credit Card Issuers or Credit Card Processors to any Borrower or any of the Subsidiaries in the ordinary course of business, but not Liens on or rights of setoff against any other property or assets of the Obligors, pursuant to the Credit Card Agreements to secure the obligations of the Obligors to such Credit Card Issuers or Credit Card Processors as a result of fees and chargebacks;
(r)    Liens that are contractual rights of set-off or rights of pledge (i) relating to the establishment of depository relations with banks or other deposit-taking financial institutions and not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of UNFI or any Restricted Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of UNFI or any Restricted Subsidiary or (iii) relating to purchase orders and other agreements entered into with customers of UNFI or any Restricted Subsidiary in the Ordinary Course of Business;
(s)    leases, licenses, subleases or sublicenses and Liens on the property covered thereby, in each case, granted to others in the ordinary course of business that do not (i) interfere in any material respect with the business of UNFI or any Subsidiary, taken as a whole, or (ii) secure any Debt;
(t)    Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

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(u)    Liens (i) on cash advances in favor of the seller of any property to be acquired in an Investment, to be applied against the purchase price for such Investment and (ii) consisting of an agreement to dispose of any property in an Asset Disposition, in each case, solely to the extent such Investment or Asset Disposition, as the case may be, would have been permitted on the date of the creation of such Lien;
(v)    Liens in favor of a Borrower or a Subsidiary securing Debt permitted under Section 10.2.1(h); provided, that any Lien in favor of a Subsidiary that is not an Obligor shall be a Lien ranking junior to the Lien on the Collateral securing the Obligations; and such Debt may not be secured by any assets that are not Collateral;
(w)    Liens existing on property at the time of its acquisition or existing on the property of any Person at the time such Person becomes a Subsidiary, in each case after the date hereof; provided, that (i) such Lien was not created in contemplation of such acquisition or such Person becoming a Subsidiary, (ii) such Lien does not extend to or cover any other assets or property (other than the proceeds or products thereof and other than after-acquired property subjected to a Lien securing Debt and other obligations incurred prior to such time and which Debt and other obligations are permitted hereunder that require, pursuant to their terms at such time, a pledge of after-acquired property, it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition), (iii) the Debt secured thereby is permitted under Section 10.2.2 and (iv) no such Lien may extend to or cover any ABL Priority Collateral unless such Lien is, in respect of such collateral, junior to the Lien securing the Obligations;
(x)    Liens, if any, arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by any Borrower or any Subsidiary in the ordinary course of business;
(y)    Liens, if any, arising from precautionary Uniform Commercial Code or PPSA financing statements;
(z)    Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;
(aa)    Liens on specific items of inventory or other goods and the proceeds thereof securing such Person’s obligations in respect of documentary letters of credit issued for the account of such Person to facilitate the purchase, shipment or storage of such inventory or goods;
(bb)    the modification, replacement, renewal or extension of any Lien permitted by this Section 10.2.2; provided, that (i) the Lien does not extend to any additional property other than (A) after-acquired property that is affixed or incorporated into the property covered by such Lien or financed by Debt permitted under Section 10.2.1, and (B) proceeds and products thereof; and (ii) the renewal, extension or refinancing of the obligations secured or benefited by such Liens is permitted by Section 10.2.2;

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(cc)    ground leases in respect of real property on which facilities owned or leased by any Borrower or any Subsidiary are located;
(dd)    Liens on property of a Subsidiary that is not an Obligor securing Debt or other obligations of such Subsidiary that is not an Obligor in an aggregate principal amount at any time outstanding not to exceed the greater of (x) $25,000,000 and (y) 3.00% of Consolidated EBITDA of UNFI and its Subsidiaries for the most recently ended Test Period calculated on a pro forma basis;
(ee)    Liens on any cash earnest money deposits made by any Borrower or any Subsidiary in connection with any letter of intent or purchase agreement permitted hereunder;
(ff)    Liens securing Debt permitted pursuant to Section 10.2.1(d);
(gg)    other Liens securing Debt or other obligations in an aggregate principal amount at any time outstanding not to exceed the greater of (x) $100,000,000 and (y) 15.00% of Consolidated EBITDA of UNFI and its Subsidiaries for the most recently ended Test Period calculated on a pro forma basis; provided, that (i) any Liens on ABL Priority Collateral shall be junior to the Liens on the ABL Priority Collateral securing the Obligations and (ii) the representatives (or beneficiary or agent) in respect of such Debt or obligations shall have entered into the Intercreditor Agreement;
(hh)    with respect to any Foreign Subsidiary, other Liens and privileges arising mandatorily by Law; and
(ii)    Liens on the Equity Interests of joint ventures securing financing arrangements for the benefit of the applicable joint ventures that are not otherwise prohibited under this Agreement.
10.2.3.    [Reserved].
10.2.4.    Distributions; Upstream Payments. Declare or make any Distributions, except:
(a)    Upstream Payments;
(b)    payments by any Borrower or Subsidiary in respect of withholding or similar Taxes payable by any future, present or former officer, director, manager or employee (or any spouse, former spouse, successor, executor, administrator, heir, legatee or distributee of any of the foregoing) and any repurchases of Equity Interests in consideration of such payments including deemed repurchases in connection with the exercise of stock options; provided, that the aggregate amount of all cash payments made pursuant to this clause (b) shall not exceed in any Fiscal Year the greater of (x) $25,000,000 and (y) 3.00% of Consolidated EBITDA of UNFI and its Subsidiaries for the most recently ended Test Period calculated on a pro forma basis;
(c)    (i) UNFI may purchase or redeem in whole or in part any of its Equity Interests for another class of Equity Interests or rights to acquire its

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Equity Interests or with proceeds from substantially concurrent equity contributions or issuances of new Equity Interests of UNFI, provided, that any terms and provisions material to the interests of the Lenders, when taken as a whole, contained in such other class of Equity Interests are at least as advantageous to the Lenders as those contained in the Equity Interests redeemed thereby and (ii) UNFI may declare and make dividend payments or other distributions payable solely in Qualified Equity Interests;
(d)    to the extent constituting Distributions, the Borrowers and the Subsidiaries may enter into and consummate transactions expressly permitted by any provision of Section 10.2.5, 10.2.6 or 10.2.9;
(e)    repurchases of Equity Interests in the ordinary course of business deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;
(f)    the Borrowers or any Subsidiary may pay any Distribution within sixty (60) days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of this Agreement (it being understood that a distribution pursuant to this Section 10.2.4(f) shall be deemed to have utilized capacity under such other provision of this Agreement);
(g)    any Borrower or any Subsidiary may (a) pay cash in lieu of fractional Equity Interests in connection with any dividend, split or combination thereof or any Permitted Acquisition and (b) honor any conversion request by a holder of convertible Debt and make cash payments in lieu of fractional shares in connection with any such conversion and may make payments on convertible Debt in accordance with its terms with respect to such fractional shares;
(h)    any Borrower or any Subsidiary may make additional Distributions in an amount not to exceed the Available Equity Amount; and
(i)    UNFI or any Subsidiary may, in good faith, pay for the repurchase, retirement or other acquisition or retirement for value of Equity Interests of it or any direct or indirect parent thereof held by any future, present or former employee, director, manager, officer or consultant (or any Affiliates, spouses, former spouses, other immediate family members, successors, executors, administrators, heirs, legatees or distributees of any of the foregoing) of UNFI or any of its Subsidiaries pursuant to any employee, management, director or manager equity plan, employee, management, director or manager stock option plan or any other employee, management, director or manager benefit plan or any agreement (including any stock subscription or shareholder agreement) with any employee, director, manager, officer or consultant of UNFI or any Subsidiary; provided that such payments in any Fiscal Year do not to exceed the greater of (x) $25,000,000 and (y) 3.00% of Consolidated EBITDA of UNFI and its Subsidiaries for the most recently ended Test Period calculated on a pro forma basis; provided, further, that any unused portion of the preceding basket for any calendar year may be carried forward to succeeding calendar years so long as the aggregate amount of all payments made pursuant to this Section 10.2.4(i) in any calendar year (after giving effect to such carry forward) shall not exceed the greater of (x) $50,000,000 and

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(y) 6.00% of Consolidated EBITDA of UNFI and its Subsidiaries for the most recently ended Test Period calculated on a pro forma basis.
Notwithstanding the foregoing, and so long as no Event of Default has occurred and is continuing immediately before or after giving effect to the proposed Distribution, UNFI may make Distributions to the extent (i)(A) daily average Adjusted Availability for the thirty (30) consecutive days immediately before making the proposed Distribution, calculated on a pro forma basis after giving effect to such Distribution as if such Distribution had been made at the beginning of such thirty (30)-day period, is at least 12.5% of the Borrowing Base, and (B) Borrowers have a Fixed Charge Coverage Ratio of at least 1.00:1.00 for the most recent Test Period for which financial statements have been provided pursuant to Section 10.1.2, calculated on a pro forma basis giving effect to such Distribution as if such Distribution had been made at the beginning of such Test Period; provided, that to the extent daily average Adjusted Availability for the thirty (30) consecutive days immediately before making the proposed Distribution, calculated on a pro forma basis giving effect to such Distribution as if such Distribution had been made at the beginning of such thirty (30)-day period, is at least 17.5% of the Borrowing Base, this clause (B) shall not be applicable (the conditions in this clause (i), the “Distributions Payment Conditions”) and (ii) UNFI shall have delivered to the Administrative Agent a statement, certified by a principal financial or accounting officer of UNFI, setting forth, in reasonable detail, computations evidencing satisfaction of the requirements set forth in clause (i) above;
provided that no Distributions in the form of any Relevant Intellectual Property made by any Obligor to any Person (other than an Obligor) shall be permitted under this Section 10.2.4 unless such investment is subject to a non-exclusive royalty-free license of such Relevant Intellectual Property in favor of the Administrative Agent for use in connection with the exercise of rights and remedies of the Secured Parties under the Loan Documents in respect of the Collateral, which license shall be substantially similar to the license described in Section 11.3 (or otherwise reasonably satisfactory to the Administrative Agent).
10.2.5.    Investments. Make any Investment other than a Permitted Investment.
10.2.6.    Disposition of Property. Make any Asset Disposition, except:
(a)    dispositions of obsolete, worn out or surplus property, whether now owned or hereafter acquired, in the ordinary course of business and dispositions of property no longer used or useful in the conduct of the business of the Borrowers and the Subsidiaries;
(b)    dispositions of inventory and immaterial assets in the ordinary course of business (including allowing any registrations or any applications for registration of any immaterial Intellectual Property to lapse or go abandoned in the ordinary course of business);
(c)    dispositions of property (other than ABL Priority Collateral) to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property that is promptly purchased or (ii) the proceeds of such disposition are promptly applied to the purchase price of such

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replacement property (which replacement property is actually promptly purchased);
(d)    dispositions of property to a Borrower or a Subsidiary; provided, that if the transferor of such property is an Obligor (i) the transferee thereof must be an Obligor or (ii) to the extent such transaction constitutes an Investment, such transaction is permitted under Section 10.2.5;
(e)    dispositions permitted by Section 10.2.4, Section 10.2.5 and Section 10.2.9 and Liens permitted by Section 10.2.2;
(f)    dispositions of Cash Equivalents in the Ordinary Course of Business or in connection with a transaction otherwise permitted under this Agreement;
(g)    leases, subleases, licenses or sublicenses, in each case in the ordinary course of business and which do not materially interfere with the business of the Borrowers and the Subsidiaries, taken as a whole;
(h)    transfers of property subject to Casualty Events;
(i)    dispositions of Investments in joint ventures, minority investments or non-wholly-owned Subsidiaries;
(j)    dispositions of accounts receivable in the ordinary course of business in connection with the collection or compromise thereof or pursuant to factoring arrangements, in each case, to the extent not constituting a receivables financing; provided that, if requested by the Administrative Agent in its Permitted Discretion, UNFI shall cause the purchaser of such accounts receivable to be subject to a customary intercreditor agreement reasonably satisfactory to the Administrative Agent, and to the extent not achieved, such dispositions shall not be permitted pursuant to this clause (j);
(k)    the unwinding of any Hedging Agreement pursuant to its terms;
(l)    Permitted Sale Leasebacks;
(m)    dispositions not otherwise permitted pursuant to this Section 10.2.6; provided, that (i) such disposition shall be for fair market value, (ii) UNFI shall deliver an updated Borrowing Base Certificate, on a pro forma basis for such disposition prior to or substantially concurrently with the consummation thereof (or such longer period as the Administrative Agent may agree in its reasonable discretion) evidencing that no Overadvance will exist as a result of such disposition if such disposition is of more than 5.00% of the assets included in the most recent calculation of the Borrowing Base, (iii) the Borrowers or any applicable Subsidiary shall receive not less than 75% of such consideration in the form of cash or Cash Equivalents (provided, however, that for the purposes of this clause (m)(iii), the following shall be deemed to be cash: (A) the assumption by the transferee of Debt or other liabilities contingent or otherwise of any Borrower or any of the Subsidiaries (other than subordinated debt) and the valid release of

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such Borrower or such Subsidiary, by all applicable creditors in writing, from all liability on such Debt or other liability in connection with such disposition, (B) securities, notes or other obligations received by any Borrower or any of the Subsidiaries from the transferee that are converted by any Borrower or any of the Subsidiaries into cash or Cash Equivalents within 180 days following the closing of such disposition, (C) Debt (other than subordinated debt) of any Subsidiary that is no longer an Obligor as a result of such disposition, to the extent that each Borrower and each Subsidiary are released from any guarantee of payment of such Debt in connection with such disposition and (D) the aggregate Designated Non-Cash Consideration received by the Borrowers and the Subsidiaries for all dispositions under this clause (m) having an aggregate fair market value (determined as of the closing of the applicable disposition for which such Designated Non-Cash Consideration is received) not to exceed the greater of (x) $100,000,000 and (y) 12.5% of Consolidated EBITDA of UNFI and its Subsidiaries for the most recently ended Test Period at any time outstanding (net of any Designated Non-Cash Consideration converted into cash and Cash Equivalents received in respect of any such Designated Non-Cash Consideration and calculated on a pro forma basis)) and (iv) immediately after giving effect to such disposition, the Total Outstandings would not exceed the Borrowing Base;
(n)    the Borrowers and the Subsidiaries may surrender or waive contractual rights and settle or waive contractual or litigation claims in the ordinary course of business;
(o)    dispositions of non-core or obsolete assets acquired in connection with a Permitted Acquisition;
(p)    any swap of assets in exchange for services or other assets in the ordinary course of business of comparable or greater fair market value of usefulness to the business of the Borrowers and the Subsidiaries as a whole, as determined in good faith by the Borrowers; provided that no such asset swaps may be made with ABL Priority Collateral;
(q)    any sale of Equity Interests in, or Debt or other securities of, a Subsidiary that is not an Obligor;
(r)    Specified Dispositions and dispositions consummated in connection with a Permitted Tax Restructuring; provided that (i) immediately after giving effect to such disposition, the Total Outstandings would not exceed the Borrowing Base, and (ii) UNFI shall deliver an updated Borrowing Base Certificate within ten (10) Business Days following the disposition (or such longer period as the Administrative Agent may agree in its reasonable discretion) if such disposition is to a Person that is not an Obligor and is of more than 5.00% of the assets included in the most recent calculation of the Borrowing Base;
(s)    dispositions by any Obligor constituting a Customer Support Transaction; provided, that, (i) the aggregate amount of outstanding CST Exposure after immediately giving effect to such disposition shall not exceed U.S.$325,000,000, (ii) the aggregate amount of outstanding Specified CST Exposure immediately after giving effect to such disposition shall not exceed U.S.$250,000,000, (iii) no Event of Default shall exist or have occurred and be

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continuing immediately after giving effect to such disposition, and (iv) to the extent that such disposition includes a Sale Leaseback of Real Estate, the consideration paid to such Obligor in connection therewith shall be paid contemporaneously with consummation of the transaction (other than consideration received in connection with customary earn-out arrangements in an amount (calculated as of the date of such disposition as the present value of expected future payments in respect thereof) not to exceed twenty-five percent (25%) of the aggregate consideration therefor), and shall be in an amount not less than the fair market value of the property disposed of;

(t)    Permitted AR Factoring Transactions;
(u)    dispositions of Accounts pursuant to a Permitted Receivable Financing; and
(v)    dispositions in connection with any Tax Credit Investment permitted under Section 10.2.5.
provided that no dispositions of any Relevant Intellectual Property made by any Obligor to any Person (other than an Obligor) shall be permitted under this Section 10.2.6 unless such disposition is subject to a non-exclusive royalty-free license of such Relevant Intellectual Property in favor of the Administrative Agent for use in connection with the exercise of rights and remedies of the Secured Parties under the Loan Documents in respect of the Collateral, which license shall be substantially similar to the license described in which license shall be substantially similar to the license described in Section 11.3 (or otherwise reasonably satisfactory to the Administrative Agent.
To the extent any Collateral is disposed of as expressly permitted by this Section 10.2.6 to any Person other than the Borrowers or any Guarantor, such Collateral shall be sold free and clear of the Liens created by the Loan Documents and, if requested by the Administrative Agent, upon the certification by UNFI that such disposition is permitted by this Agreement, the Administrative Agent shall be authorized to take and shall take any actions deemed appropriate in order to effect the foregoing.
10.2.7.    [Reserved]
10.2.8.    Restrictions on Payment of Certain Debt. Make any payment (whether voluntary or mandatory, or a prepayment, redemption, retirement, defeasance or acquisition) of any Junior Debt (it being understood that payments of regularly scheduled interest, AHYDO payments, customary payments of indemnitees and expense reimbursements and mandatory prepayments under any such Junior Debt shall not be prohibited by this clause) prior to its due date other than:
(a)    payments made with proceeds of Refinancing Debt with respect thereto;
(b)    payments in respect of any Seller Note, so long as such payments are made concurrently with the expiration of such Seller Note;

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(c)    the conversion thereof to Equity Interests (other than Disqualified Equity Interests) of UNFI;
(d)    payments made in an aggregate amount not to exceed the Available Equity Amount;
(e)    payments made within two (2) years of the maturity date of Junior Debt; provided that, no Event of Default shall exist or have occurred and be continuing immediately after giving effect to such payment; and
(f)    other payments; so long as (i) both (x) daily average Adjusted Availability for the thirty (30) consecutive days immediately before making the proposed payment, calculated on a pro forma basis after giving effect to such payment as if such payment had been made at the beginning of such thirty (30)-day period, is at least 10% of the Borrowing Base and (y) UNFI has a Fixed Charge Coverage Ratio of at least 1.00:1.00 for the most recently completed Test Period, calculated on a pro forma basis giving effect to such payment as if such payment had been made at the beginning of such Test Period; provided, that to the extent daily average Adjusted Availability for the thirty (30) consecutive days immediately before making the proposed payment, calculated on a pro forma basis after giving effect to such payment as if such payment had been made at the beginning of such thirty (30)-day period, is at least 15% of the Borrowing Base, this clause (y) shall not be applicable, and (ii) for payments of $100,000,000 or more, UNFI shall have delivered to the Administrative Agent a statement, certified by a principal financial or accounting officer of UNFI, setting forth, in reasonable detail, computations evidencing satisfaction of the requirements set forth in clause (i) above.
10.2.9.    Fundamental Changes. (a) Without providing thirty (30) days’ prior written notice to the Administrative Agent (or such lesser notice as is acceptable to the Administrative Agent), change any Obligor’s (i) name, (ii) tax, charter or other organizational identification number, or (iii) form or jurisdiction of organization; (b) liquidate, wind up its affairs or dissolve itself; or (c) merge, combine, amalgamate or consolidate with any Person, whether in a single transaction or in a series of related transactions, except (i) any (A) Domestic Subsidiary may merge, combine, or consolidate with a U.S. Obligor so long as a U.S. Obligor is the continuing or surviving Person, (B) any Canadian Subsidiary (other than the Canadian Borrower) may merge, combine, amalgamate or consolidate with the Canadian Borrower or a Canadian Guarantor so long as a Canadian Borrower or Canadian Guarantor is the continuing or surviving Person, and, in all cases of this clause (i), so long as immediately after giving effect thereto no Default or Event of Default exists or would arise as a result thereof, (ii) any Subsidiary that is not an Obligor may merge, combine, amalgamate or consolidate with a Subsidiary that is not an Obligor, (iii) any Foreign Subsidiary (other than the Canadian Borrower) may (A) amalgamate under the laws of Canada with the Canadian Borrower, or (B) merge, combine, amalgamate or consolidate with a Foreign Subsidiary (other than the Canadian Borrower) (provided that if such Foreign Subsidiary is an Obligor, the continuing or surviving entity shall also be an Obligor and immediately after giving effect thereto no Default or Event of Default exists or would arise as a result thereof), (iv) liquidations, winding-up of affairs or dissolutions of Immaterial Subsidiaries (and corresponding distributions of assets) shall be permitted, (v) liquidations, winding-up of affairs or dissolutions of other Subsidiaries (and corresponding distributions of assets) shall be permitted, so long as, if in respect of an Obligor, all of the assets thereof are distributed to an Obligor, or (vi) in connection with Permitted Acquisitions, Permitted Investments or an Asset Disposition expressly permitted by this Agreement.

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10.2.10.    [Reserved].
10.2.11.    Organic Documents. Amend, modify or otherwise change any of its Organic Documents as in effect on the Closing Date in a manner that is adverse to the interests of the Lenders in any material respect, except in connection with a transaction permitted under Section 10.2.9.
10.2.12.    Accounting Changes. Make any material change in accounting treatment or reporting practices, except as required or permitted by GAAP and in accordance with Section 1.2, or change its Fiscal Year; provided, that UNFI may, upon written notice to the Administrative Agent, (a) change its fiscal year to any other fiscal year, and (b) change or modify any Fiscal Quarter or other Fiscal Period, in each case, that is reasonably acceptable to the Administrative Agent, in which cases, the Borrowers and the Administrative Agent will, and are hereby authorized by the Lenders to, make any adjustments to this Agreement and to the covenants contained herein that are reasonably necessary in order to reflect such change.
10.2.13.    Restrictive Agreements. Become a party to any Restrictive Agreement, except a Restrictive Agreement (a) in effect on the Closing Date; (b) relating to secured Debt permitted hereunder, as long as the restrictions apply only to collateral for such Debt; or (c) constituting customary restrictions on assignment in leases, licenses and other contracts; provided, that the foregoing shall not apply to:
(i)    restrictions and conditions imposed by (A) law, (B) any Loan Document or (C) the Term Loan Facility;
(ii)    customary restrictions and conditions arising in connection with any disposition permitted by Section 10.2.5;
(iii)    any restrictions or conditions set forth in any agreement in effect at any time any Person becomes a Subsidiary (but not any modification or amendment expanding the scope of any such restriction or condition), provided, that such agreement was not entered into in contemplation of such Person becoming a Subsidiary and the restriction or condition set forth in such agreement does not apply to any Borrower or any Subsidiary;
(iv)    any restrictions or conditions in any Debt permitted pursuant to Section 10.2.1 to the extent such restrictions or conditions are no more restrictive than the restrictions and conditions in the Loan Documents or, in the case of subordinated debt, are market terms at the time of issuance or, in the case of Debt of any Subsidiary that is not an Obligor, are imposed solely on such Subsidiary and its Subsidiaries, provided, that any such restrictions or conditions permit compliance with the Guarantee and Collateral Requirement;
(v)    any restrictions on cash or other deposits imposed by agreements entered into in the ordinary course of business;
(vi)    customary provisions in shareholders agreements, joint venture agreements, organizational documents or similar binding agreements relating to any joint venture or non-wholly-owned Subsidiary and other similar agreements applicable to any joint venture and non-wholly-owned Subsidiaries permitted under Section 10.2.5 and

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applicable solely to such joint venture or non-wholly-owned Subsidiary and the Equity Interests issued thereby;
(vii)    customary restrictions in leases, subleases, licenses or asset sale agreements and other similar contracts otherwise permitted hereby so long as such restrictions relate only to the assets subject thereto;
(viii)    customary net worth provisions contained in real property leases entered into by Subsidiaries of UNFI, so long as UNFI has determined in good faith that such net worth provisions could not reasonably be expected to impair the ability of any Borrower and the other Subsidiaries of any Borrower to meet their ongoing obligation; and
(ix)    restrictions imposed by any agreement governing Debt entered into on or after the Closing Date and permitted under Section 10.2.1 that are, taken as a whole, in the good faith judgment of UNFI, no more restrictive with respect to the Borrowers or any Subsidiary than customary market terms for Debt of such type, so long as UNFI shall have determined in good faith that such restrictions will not adversely affect in any material respect its obligation or ability to make any payments required hereunder.
10.2.14.    Hedging Agreements. Enter into any Hedging Agreement, other than for the purpose of hedging risks and not for speculative purposes.
10.2.15.    Conduct of Business. Engage in any business other than a Permitted Business.
10.2.16.    Affiliate Transactions. Enter into or be party to any transaction with an Affiliate in excess of $10,000,000, except:
(a)    transactions expressly permitted by the Loan Documents;
(b)    payment of reasonable compensation to officers and employees for services actually rendered and reasonable severance arrangements in the Ordinary Course of Business;
(c)    Distributions permitted by Section 10.2.4;
(d)    sales or issuances of Equity Interests of UNFI to Affiliates of UNFI which are otherwise permitted or not restricted by the Loan Documents;
(e)    loans and advances permitted by Section 10.2.7;
(f)    payment of customary directors’ fees, reimbursement of expenses and indemnities in favor of directors, officers and employees in the Ordinary Course of Business;
(g)    transactions solely among Obligors or any Subsidiary or any entity that becomes a Subsidiary as a result of such transaction, subject to the other restrictions set forth in this Agreement;

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(h)    transactions with Affiliates that were consummated prior to the Closing Date, as shown on Schedule 10.2.16;
(i)    [reserved];
(j)    transactions with Affiliates, upon fair and reasonable terms no less favorable than would be obtained in a comparable arm’s-length transaction with a non-Affiliate; and
(k)    employment and severance arrangements between the Borrowers or any of their respective Subsidiaries and their respective officers and employees in the ordinary course of business and transactions pursuant to stock option plans and employee benefit plans and arrangements.
10.2.17.    Employee Benefit Plans. Become party to any Multiemployer Plan, Canadian Plan that is a registered pension plan or pension plan (within the meaning of the Pension Benefits Act (Ontario) or under applicable pension standards legislation of another Canadian jurisdiction) or Foreign Plan, other than (a) any in existence on the Closing Date, (b) by reason of a Permitted Acquisition or any other Permitted Investment or (c) that would not otherwise be reasonably expected to result in a Material Adverse Effect.
10.3    Financial Covenant. Commencing on the Closing Date and so long as any U.S. Revolver Commitments, Canadian Commitments or Obligations (other than contingent indemnification and expense reimbursement obligations as to which no claim has been made or Secured Bank Product Obligations) are outstanding, Borrowers shall:
10.3.1.    Fixed Charge Coverage Ratio. Maintain a Fixed Charge Coverage Ratio of at least 1.00 to 1.00 as of the end of any Test Period while a Trigger Event is in effect, commencing with the most recent Test Period prior to the Trigger Event.
10.4    Use of Proceeds. Each Obligor will not, and will not permit any of its Subsidiaries to, use the proceeds of any Loan made hereunder for any purpose other than as is permitted under Section 2.1.3; provided further that (x) no part of the proceeds of the Loans will be used to purchase or carry any such Margin Stock or to extend credit to others for the purpose of purchasing or carrying any such Margin Stock or for any purpose that violates the provisions of Regulation T, U or X of the Board of Governors, (y) no part of the proceeds of any Loan or Letter of Credit will be used, directly or indirectly, to make any payments to a Sanctioned Entity or a Sanctioned Person, to fund any investments, loans or contributions in, or otherwise make such proceeds available to, a Sanctioned Entity or a Sanctioned Person, to fund any operations, activities or business of a Sanctioned Entity or a Sanctioned Person, or in any other manner that would result in a violation of Sanctions by any Person, and (z) that no part of the proceeds of any Loan or Letter of Credit will be used, directly or indirectly, in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Sanctions, Anti-Corruption Laws or Anti-Money Laundering Laws.
SECTION 11.    EVENTS OF DEFAULT; REMEDIES ON DEFAULT
11.1    Events of Default. Each of the following shall be an “Event of Default” hereunder, if the same shall occur for any reason whatsoever, whether voluntary or involuntary, by operation of law or otherwise:

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(a)    A Borrower fails to pay (i) any amount of any principal of any Loan or (ii) within three (3) Business Days of the same becoming due, any interest or other amount payable hereunder or with respect to any Loan Document, in each case, when due, whether at stated maturity, on demand, upon acceleration or otherwise, and in the currency required hereunder;
(b)    Any representation, warranty or other written statement of an Obligor made or deemed made by or on behalf of any Obligor herein, in any other Loan Document, or in any certificate or document delivered in connection herewith or therewith is incorrect or misleading in any material respect when given, and remains so incorrect or misleading for thirty (30) days after a Senior Officer of an Obligor has knowledge or receipt by UNFI of written notice thereof by the Administrative Agent or the Required Lender, whichever is sooner;
(c)    A Borrower breaches or fail to perform any covenant contained in Section 8.1, 8.2.4, 8.2.5, 8.6.1, 10.1.1, 10.1.2, 10.1.5, 10.2, 10.3 or 10.4, and, solely in the case of a breach or failure to perform any covenant contained in Section 8.1, such breach or failure is not cured within three (3) Business Days;
(d)    An Obligor breaches or fails to perform any other covenant contained in any Loan Documents, and such breach or failure is not cured within thirty (30) days after a Senior Officer of an Obligor has knowledge thereof or receives notice thereof from Administrative Agent, whichever is sooner;
(e)    A Guarantor repudiates, revokes or attempts to revoke its Guaranty; an Obligor or third party denies or contests the validity or enforceability of any Loan Documents or Obligations, or the perfection or priority of any Lien granted to Administrative Agent; or any Loan Document ceases to be in full force or effect for any reason (other than a waiver or release by the Administrative Agent and the Applicable Lenders or as otherwise expressly permitted thereunder);
(f)    Any breach or default of an Obligor or any of its Subsidiaries occurs (i) under any Hedging Agreement to which it is a party or by which it is bound, if its liability upon termination would be in excess of the Threshold Amount, or (ii) under any document, instrument or agreement to which it is a party or by which it or any of its Properties is bound that relates to (A) the Term Loan Facility or (B) any other Debt (other than the Obligations or the Term Loan Facility) in excess of the Threshold Amount, if, in all cases in this clause (ii), the maturity of or any payment with respect to such Debt may, with our without notice, be accelerated or demanded due to such breach;
(g)    Any judgment or order for the payment of money is entered against an Obligor or any of its Subsidiaries in an amount that exceeds, individually or cumulatively with all unsatisfied judgments or orders against all Obligors and Subsidiaries, the Threshold Amount (net of insurance coverage therefor that has not been denied by the insurer), which judgment remains outstanding, unpaid and unstayed, for thirty (30) consecutive days;
(h)    [reserved];

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(i)    (i) an Obligor agrees to or commences any liquidation, dissolution or winding up of its affairs, except as permitted by this Agreement; or (ii) the Obligors and their Subsidiaries (other than an Immaterial Subsidiary), taken as a whole, are not Solvent;
(j)    An Insolvency Proceeding is commenced by an Obligor or any of its Subsidiaries (other than an Immaterial Subsidiary); an Obligor or any of its Subsidiaries (other than an Immaterial Subsidiary) makes an offer of settlement, extension or composition to its unsecured creditors generally; a trustee is appointed to take possession of any substantial Property of or to operate any of the business of an Obligor or any of its Subsidiaries (other than an Immaterial Subsidiary); or an Insolvency Proceeding is commenced against an Obligor or any of its Subsidiaries (other than an Immaterial Subsidiary) and: the Obligor or such Subsidiary consents to institution of the proceeding, the petition commencing the proceeding is not timely contested by the Obligor or such Subsidiary, the petition is not dismissed within sixty (60) days after filing, or an order for relief is entered in the proceeding;
(k)    (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan that has resulted or could reasonably be expected to result in liability of an Obligor under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in excess of an aggregate total amount which could reasonably be expected to result in a Material Adverse Effect; (ii) a Canadian Pension Event occurs with respect to a Canadian Plan that could reasonably be expected to subject the Canadian Borrower or any of its Subsidiaries to any tax, penalty or other liabilities under the Pension Benefits Act (Ontario) or applicable pension standards legislation of another Canadian jurisdiction or under the Income Tax Act (Canada) in excess of an aggregate total amount which could reasonably be expected to result in a Material Adverse Effect, or if the Canadian Borrower or any of its Subsidiaries is in default with respect to required payments to a Canadian Plan or any Lien arises (save for contribution amounts not yet due or payable to a Canadian Plan) in connection with any Canadian Plan which could reasonably be expected to result in a Material Adverse Effect; or (iii) any event similar to the foregoing occurs or exists with respect to a Foreign Plan which could reasonably be expected to result in a Material Adverse Effect;
(l)    A Change of Control occurs;
(m)    (i) Any Credit Card Issuer or Credit Card Processor shall send notice to any Obligor that it is ceasing to make or suspending payments to such Obligor of amounts due or to become due to such Obligor or shall cease or suspend such payments, or shall send notice to such Obligor that it is terminating its arrangements with such Obligor or such arrangements shall terminate as a result of any event of default under such arrangements, which continues for more than the applicable cure period, if any, with respect thereto, unless such Obligor shall have entered into arrangements with another Credit Card Issuer or Credit Card Processor, as the case may be, within sixty (60) days after the date of any such notice or (ii) any Credit Card Issuer or Credit Card Processor withholds payment of amounts otherwise payable to an Obligor to fund a reserve account or otherwise hold as collateral, or shall require an Obligor to pay funds into a reserve account or for such Credit Card Issuer or Credit Card Processor to otherwise hold as

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collateral, or any Obligor shall provide a letter of credit, guarantee, indemnity or similar instrument to or in favor of such Credit Card Issuer or Credit Card Processors such that in the aggregate all of such funds in the reserve account, other than amounts held as collateral and the amount of such letters of credit, guarantees, indemnities or similar instruments shall exceed an amount equal to or exceeding ten percent (10%) of the Credit Card Receivables processed by such Credit Card Issuer or Credit Card Processor in the immediately preceding Fiscal Year; or
(n)    the subordination provisions of the documents evidencing or governing any subordinated Debt, or provisions of any intercreditor agreement entered into by the Administrative Agent whether by joinder or otherwise (including, without limitation, the Intercreditor Agreement), any such provisions being referred to as the “Intercreditor Provisions”, shall, in whole or in part, terminate, cease to be effective or cease to be legally valid, binding and enforceable against any holder of the applicable Indebtedness; or (ii) any Borrower or any other Obligor shall, directly or indirectly, (A) make any payment on account of any subordinated Debt that has been contractually subordinated in right of payment to the payment of the Obligations, except to the extent that such payment is permitted by the terms of the Intercreditor Provisions applicable to such subordinated Debt or (B) disavow or contest in any manner (1) the effectiveness, validity or enforceability of any of the Intercreditor Provisions, (2) that the Intercreditor Provisions exist for the benefit of the Secured Parties, or (3) in the case of subordinated Debt, that all payments of principal of or premium and interest on the applicable subordinated Debt, or realized from the liquidation of any property of any Obligor, shall be subject to any of the Intercreditor Provisions.
11.2    Remedies upon Default. If an Event of Default described in Sections 11.1(i) or (j) occurs, then to the extent permitted by Applicable Law, all Obligations (other than Secured Bank Product Obligations) automatically shall become due and payable, all U.S. Revolver Commitments and Canadian Commitments shall terminate and the obligation of the Obligors to Cash Collateralize LC Obligations shall automatically become effective, in each case without any action by Administrative Agent or notice of any kind. In addition, if any other Event of Default exists, the Administrative Agent may in its discretion (and shall upon written direction of Required Lenders) do any one or more of the following from time to time:
(a)    declare any Obligations (other than Secured Bank Product Obligations) immediately due and payable, whereupon they shall be due and payable without diligence, presentment, demand, protest or notice of any kind, all of which are hereby waived by Borrowers to the fullest extent permitted by law;
(b)    terminate, reduce or condition any U.S. Revolver Commitment, Canadian Commitments or make any adjustment to the Borrowing Base;
(c)    require Obligors to Cash Collateralize LC Obligations, Secured Bank Product Obligations and other Obligations that are contingent or not yet due and payable; and
(d)    exercise any other rights or remedies afforded under any agreement, by law, at equity or otherwise, including the rights and remedies of a secured party under the UCC or PPSA, as applicable. Such rights and remedies include the rights to (i) take possession of any Collateral; (ii) require Borrowers to

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assemble Collateral, at Borrowers’ expense, and make it available to the Administrative Agent at a place designated by the Administrative Agent; (iii) enter any premises where Collateral is located and store Collateral on such premises until sold (and if the premises are owned or leased by a Borrower, Borrowers agree not to charge for such storage); and (iv) sell or otherwise dispose of any Collateral in its then condition, or after any further manufacturing or processing thereof, at public or private sale, with such notice as may be required by Applicable Law, in lots or in bulk, at such locations, all as the Administrative Agent, in its discretion, deems advisable. Each Borrower agrees that ten (10) days’ notice of any proposed sale or other disposition of Collateral by the Administrative Agent shall be reasonable, and that any sale conducted on the internet or to a licensor of Intellectual Property shall be commercially reasonable. The Administrative Agent shall have the right to conduct such sales on any Obligor’s premises, without charge, and any sales may be adjourned from time to time in accordance with Applicable Law. The Administrative Agent shall have the right to sell, lease or otherwise dispose of any Collateral for cash, credit or any combination thereof, and Administrative Agent may purchase any Collateral at public or, if permitted by law, private sale and, in lieu of actual payment of the purchase price, may credit bid and setoff the amount of such price against the Obligations.
11.3    License. Solely for the purpose of enabling Administrative Agent to exercise rights and remedies hereunder at such time as Administrative Agent shall be lawfully entitled to exercise such rights and remedies, each Obligor hereby grants Administrative Agent an irrevocable, worldwide, non-exclusive license or sub-license (as applicable) or other right to improve, sell, dispose of, modify, copy, perform, use, license or otherwise exploit (without payment of royalty or other compensation to any Person) any or all Intellectual Property of Obligors, computer hardware and software, trade secrets, brochures, customer lists, promotional and advertising materials, labels, packaging materials and other Property, in advertising for sale, marketing, selling, collecting, completing manufacture of, or otherwise exercising any rights or remedies with respect to, any Collateral. Each Obligor’s rights and interests under Intellectual Property shall inure to Administrative Agent’s benefit. The applicable Licensor shall have rights of quality control and inspection which are reasonably necessary under Applicable Law to maintain the validity and enforceability of the trademarks included in the Collateral.
11.4    Setoff. At any time during an Event of Default, Administrative Agent, Issuing Banks, Lenders, and any of their Affiliates are authorized, to the fullest extent permitted by Applicable Law, to setoff and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by Administrative Agent, such Issuing Bank, such Lender or such Affiliate to or for the credit or the account of an Obligor against any Obligations (subject to Section 4.5), irrespective of whether or not Administrative Agent, such Issuing Bank, such Lender or such Affiliate shall have made any demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured or are owed to a branch or office of Administrative Agent, such Issuing Bank, such Lender or such Affiliate different from the branch or office holding such deposit or obligated on such indebtedness. The rights of Administrative Agent, each Issuing Bank, each Lender and each such Affiliate under this Section are in addition to other rights and remedies (including other rights of setoff) that such Person may have. Each such Person shall notify UNFI (and if such Person isn’t the Administrative Agent, the Administrative Agent) promptly after any such setoff and application, provided that failure to give such notice shall not affect the validity of such setoff and application.
11.5    Remedies Cumulative; No Waiver.

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11.5.1.    Cumulative Rights. All agreements, warranties, guaranties, indemnities and other undertakings of Borrowers under the Loan Documents are cumulative and not in derogation of each other. The rights and remedies of Administrative Agent and Lenders are cumulative, may be exercised at any time and from time to time, concurrently or in any order, and are not exclusive of any other rights or remedies available by agreement, by law, at equity or otherwise. All such rights and remedies shall continue in full force and effect until Full Payment of all Obligations.
11.5.2.    Waivers. No waiver or course of dealing shall be established by (a) the failure or delay of Administrative Agent or any Lender to require strict performance by Borrowers with any terms of the Loan Documents, or to exercise any rights or remedies with respect to Collateral or otherwise; (b) the making of any Loan or issuance of any Letter of Credit during a Default, Event of Default or other failure to satisfy any conditions precedent; or (c) acceptance by Administrative Agent or any Lender of any payment or performance by an Obligor under any Loan Documents in a manner other than that specified therein. It is expressly acknowledged by Borrowers that any failure to satisfy a financial covenant on a measurement date shall not be cured or remedied by satisfaction of such covenant on a subsequent date.
SECTION 12.    AGENTS
12.1    Appointment, Authority and Duties of Agent.
12.1.1.    Appointment and Authority. Each Secured Party appoints and designates Wells Fargo as Administrative Agent under all Loan Documents. Administrative Agent may, and each Secured Party authorizes Administrative Agent to, enter into all Loan Documents to which Administrative Agent is intended to be a party and accept all applicable Security Documents, for the benefit of Secured Parties. Any action taken by Administrative Agent in accordance with the provisions of the Loan Documents, and the exercise by Administrative Agent of any rights or remedies set forth therein, together with all other powers reasonably incidental thereto, shall be authorized by and binding upon all Secured Parties. Without limiting the generality of the foregoing, Administrative Agent shall have the sole and exclusive authority to (i) act as the disbursing and collecting agent for the Lenders with respect to all payments and collections arising in connection with the Loan Documents; (ii) execute and deliver as Administrative Agent each Loan Document, including any intercreditor or subordination agreement, and accept delivery of each Loan Document; (iii) act as collateral agent for Secured Parties for purposes of perfecting and administering Liens under the Loan Documents, and for all other purposes stated therein; (iv) manage, supervise or otherwise deal with Collateral; and (v) take any Enforcement Action or otherwise exercise any rights or remedies with respect to any Collateral or under any Loan Documents, Applicable Law or otherwise. Administrative Agent alone shall be authorized to determine whether any Account or Inventory constitutes an Eligible Account or Eligible Inventory, whether to impose or release any reserve, or whether any conditions to funding or to issuance of a Letter of Credit for the account or benefit of any Borrower have been satisfied, which determinations and judgments, if exercised in good faith, shall exonerate Administrative Agent from liability to any Secured Party or other Person for any error in judgment.
12.1.2.    Duties. The title of “Administrative Agent” are used solely as a matter of market custom and the duties of Administrative Agent are administrative in nature only. No agent has any duties except those expressly set forth in the Loan Documents, and in no event does Administrative Agent have any agency, fiduciary or implied duty to or relationship with any Secured Party or other Person by reason of any Loan Document or related transaction. The conferral upon Administrative Agent of any right shall not imply a duty to exercise such right, unless instructed to do so by Lenders in accordance with this Agreement.
12.1.3.    Agent Professionals. Administrative Agent may perform its duties through agents and employees. Administrative Agent may consult with and employ Agent Professionals, and shall be

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entitled to act upon, and shall be fully protected in any action taken in good faith reliance upon, any advice given by an Agent Professional. Administrative Agent shall not be responsible for the negligence or misconduct of any agents, employees or Agent Professionals selected by it with reasonable care.
12.1.4.    Instructions of Required Lenders. The rights and remedies conferred upon Administrative Agent under the Loan Documents may be exercised without the necessity of joinder of any other party, unless required by Applicable Law. In determining compliance with a condition for any action hereunder, including satisfaction of any condition in Section 6, the Administrative Agent may presume that the condition is satisfactory to a Secured Party unless Administrative Agent has received notice to the contrary from such Secured Party before Administrative Agent takes the action. The Administrative Agent may request instructions from Required Lenders or other Secured Parties (or such other number of Lenders as may be required) with respect to any act (including the failure to act) in connection with any Loan Documents or Collateral, and may seek assurances to its satisfaction from Secured Parties of their indemnification obligations against Claims that could be incurred by Administrative Agent. Administrative Agent may refrain from any act until it has received such instructions or assurances, and shall not incur liability to any Person by reason of so refraining. Instructions of Required Lenders (or such other number of Lenders as may be required) shall be binding upon all Secured Parties, and no Secured Party shall have any right of action whatsoever against Administrative Agent as a result of Administrative Agent acting or refraining from acting pursuant to instructions of Required Lenders. Notwithstanding the foregoing, instructions by and consent of specific parties shall be required to the extent provided in Section 14.1.1. In no event shall Administrative Agent be required to take any action that it determines in its discretion is contrary to Applicable Law or any Loan Documents or could subject Administrative Agent Indemnitee to liability.
12.1.5.    Québec Collateral.
(a)    For greater certainty, and without limiting the powers of the Administrative Agent or any other Person acting as mandatary (agent) of the Administrative Agent, each of the Secured Parties hereby irrevocably appoints the Administrative Agent as the hypothecary representative for all present and future Secured Parties pursuant to Article 2692 of the Civil Code of Québec in order to hold all hypothecs granted by any Obligor on property pursuant to the laws of the Province of Québec. The execution by the Administrative Agent, acting as hypothecary representative, prior to the Closing Date, of any deed of hypothec is hereby ratified and confirmed.
(b)    The appointment of the Administrative Agent as hypothecary representative for the benefit of the Secured Parties, shall be deemed to have been ratified and confirmed by each Person accepting an assignment of, a participation in or an arrangement in respect of, all or any portion of any Secured Parties’ rights and obligations under this Agreement by the execution of an assignment, including an assignment or other agreement pursuant to which it becomes such assignee or participant, and by each successor Administrative Agent by the execution of an assignment or other agreement, or by the compliance with other formalities, as the case may be, pursuant to which it becomes a successor Administrative Agent under this Agreement. The Administrative Agent hereby confirms having accepted to act as hypothecary representative of all present and future Secured Parties for all purposes of Article 2692 of the Civil Code of Québec. Each successor Administrative Agent appointed in accordance with the terms of this Agreement shall automatically (and without any further act or formality)

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become the successor hypothecary representative under each deed of hypothec referred to above.

12.1.6.    The Administrative Agent acting as hypothecary representative shall have the same rights, powers, immunities, indemnities and exclusions from liability as are prescribed in favor of the Administrative Agent herein, which shall apply mutatis mutandis to the Administrative Agent acting as hypothecary representative.
12.1.7.    Promptly upon receiving any updates to the list of Disqualified Institutions from the Borrowers in accordance with the definition thereof, the Administrative Agent shall make such updates available to all Lenders. In addition, upon request of any Lender, the Administrative Agent shall make available to such Lender a full list of Disqualified Institutions. The limitations of liability set forth in the definition of Disqualified Institution shall apply to any actions taken pursuant to this Section 12.1.7, or the failure to take any such actions.
12.2    Agreements Regarding Collateral and Borrower Materials.
12.2.1.    Releases; Care of Collateral.
(a)    Each Secured Party hereby further authorizes the Administrative Agent, on behalf of and for the benefit of Secured Parties, to be the agent for and representative of the Secured Parties with respect to the Guaranty, the Collateral and the Security Documents; provided, that the Administrative Agent shall not owe any fiduciary duty, duty of loyalty, duty of care, duty of disclosure or any other obligation whatsoever to any holder of Secured Bank Product Obligations and/or Obligations under Hedging Agreements. Subject to Section 14.1, without further written consent or authorization from any Secured Party, the Administrative Agent may, and each Lender, on behalf of themselves and their respective Affiliates as holders of Secured Bank Product Obligations and/or Obligations under Hedging Agreements, irrevocably authorizes and directs the Administrative Agent to enter into the Security Documents and any intercreditor agreement as required herein for the benefit of the Lenders and the other Secured Parties, and to execute any documents or instruments necessary to (i) in connection with a sale or disposition of assets to a person other than an Obligor permitted by this Agreement, release any Lien encumbering any item of Collateral that is the subject of such sale or other disposition of assets or to which the Required Lenders (or such other Lenders as may be required to give such consent under Section 14.1) have otherwise consented, or if the property subject to such Lien is owned by an Obligor, upon release of such Obligor from its obligations under this Section 12.2, (ii) release any Lien encumbering any property of any Obligor that does not constitute (or ceases to constitute) Collateral as a result of a transaction permitted under the Loan Documents or otherwise, (iii) release any Obligor from the Guaranty pursuant to the terms of the Guaranty or with respect to which the Required Lenders (or such other Lenders as may be required to give such consent under Section 14.1) have otherwise consented or if such Person otherwise ceases to be a Subsidiary as a result of a transaction permitted under the Loan Documents (including the designation of a Subsidiary as an Unrestricted Subsidiary) or (iv) to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document in lieu of any release permitted pursuant to this Section 12.2;

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(b)    Notwithstanding anything to the contrary contained herein or any other Loan Document, when Full Payment of all Obligations has occurred, all U.S. Revolver Commitments and Canadian Commitments have terminated or expired and no Letter of Credit shall be outstanding (except to the extent cash collateralized, backstopped or as to which other arrangements reasonably satisfactory to the Administrative Agent and the applicable Issuing Bank shall have been made), all obligations under the Loan Documents and all security interests created by the Loan Documents and the guarantees made herein shall automatically terminate and, upon request and at the expense of UNFI but subject to paragraph (d) below, the Administrative Agent shall (without notice to, or vote or consent of, any holder of Secured Bank Product Obligations with respect to Bank Products consisting of Hedging Agreements) take such actions as shall be required to release its security interest in all Collateral, and to release all guarantee obligations provided for in any Loan Document, whether or not on the date of such release there may be outstanding Secured Bank Product Obligations and/or Obligations under Hedging Agreements. Any such release of guarantee obligations shall be deemed subject to the provision that such guarantee obligations shall be reinstated if after such release any portion of any payment in respect of the Obligations guaranteed thereby shall be rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of any Obligor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, any Obligor or any substantial part of its property, or otherwise, all as though such payment had not been made; provided, that no such release shall occur if such Lien continues to secure any Debt which refinances the Obligations hereunder;
(c)    Anything contained in any of the Loan Documents to the contrary notwithstanding, each Borrower, the Administrative Agent and each Secured Party hereby agree that (i) no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce any Guaranty, it being understood and agreed that all powers, rights and remedies hereunder and under any of the Loan Documents may be exercised solely by the Administrative Agent for the benefit of the Secured Parties in accordance with the terms hereof and thereof and all powers, rights and remedies under the Security Documents may be exercised solely by the Administrative Agent for the benefit of the Secured Parties in accordance with the terms thereof, and (ii) in the event of a foreclosure or similar enforcement action by the Administrative Agent on any of the Collateral pursuant to a public or private sale or other disposition (including, without limitation, pursuant to Section 363(k), Section 1129(b)(2)(a)(ii) or otherwise of the Bankruptcy Code), the Administrative Agent (or any Lender, except with respect to a “credit bid” pursuant to Section 363(k), Section 1129(b)(2)(a)(ii) or otherwise of the Bankruptcy Code) may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition and the Administrative Agent, as agent for and representative of Secured Parties (but not any Lender or Lenders in its or their respective individual capacities) shall be entitled, upon instructions from the Required Lenders, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such sale or disposition, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by the Administrative Agent at such sale or other disposition; and

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(d)    prior to releasing or subordinating any Liens on Collateral or releasing guarantee obligations under the Loan Documents, in each case as contemplated by this Section 12.2.1, upon request of the Administrative Agent, UNFI shall confirm in writing that the applicable conditions to release under this Agreement and the other applicable Loan Documents have been satisfied and the Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any such certification.
12.2.2.    Possession of Collateral. Administrative Agent and Secured Parties appoint each Lender as agent (for the benefit of Secured Parties) for the purpose of perfecting Liens in any Collateral held or controlled by such Lender, to the extent such Liens are perfected by possession or control. If any Lender obtains possession or control of any Collateral, it shall notify Administrative Agent thereof and, promptly upon Administrative Agent’s request, deliver such Collateral to the Administrative Agent or otherwise deal with it in accordance with Administrative Agent’s instructions.
12.2.3.    Reports. Administrative Agent shall promptly provide to Lenders, when complete, any field examination, audit or appraisal report prepared for Administrative Agent with respect to any Obligor or ABL Priority Collateral (“Report”). Reports and other Borrower Materials may be made available to Lenders by providing access to them on the Platform, but Administrative Agent shall not be responsible for system failures or access issues that may occur from time to time. Each Lender agrees (a) that Reports are not intended to be comprehensive audits or examinations, and that Administrative Agent or any other Person performing an audit or examination will inspect only specific information regarding the Obligations or ABL Priority Collateral and will rely significantly upon Borrowers’ books, records and representations; (b) that Administrative Agent makes no representation or warranty as to the accuracy or completeness of any Borrower Materials and shall not be liable for any information contained in or omitted from any Borrower Materials, including any Report; and (c) to keep all Borrower Materials confidential and strictly for such Lender’s internal use, not to distribute any Report or other Borrower Materials (or the contents thereof) to any Person (except to such Lender’s Participants, attorneys, accountants and to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Lender or its Affiliates), and to use all Borrower Materials solely for administration of the Obligations. Each Lender shall indemnify and hold harmless Administrative Agent and any other Person preparing a Report from any action such Lender may take as a result of or any conclusion it may draw from any Borrower Materials, as well as from any Claims arising as a direct or indirect result of Administrative Agent furnishing same to such Lender, via the Platform or otherwise.
12.3    Reliance By Administrative Agent. Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any certification, notice or other communication (including those by telephone, telex, telegram, telecopy or e-mail) believed by it to be genuine and correct and to have been signed, sent or made by the proper Person. Administrative Agent shall have a reasonable and practicable amount of time to act upon any instruction, notice or other communication under any Loan Document, and shall not be liable for any delay in acting.
12.4    Action Upon Default. Administrative Agent shall not be deemed to have knowledge of any Default or Event of Default, or of any failure to satisfy any conditions in Section 6, unless it has received written notice from a Borrower or Required Lenders specifying the occurrence and nature thereof. If any Lender acquires knowledge of a Default, Event of Default or failure of such conditions, it shall promptly notify Administrative Agent and the other Lenders thereof in writing. Each Secured Party agrees that, except as otherwise provided in any Loan Documents or with the written consent of Administrative Agent and Required Lenders, it will not take any Enforcement Action, accelerate Obligations (other than Secured Bank Product Obligations), or exercise any right that it might otherwise have under Applicable

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Law to credit bid at foreclosure sales, UCC and PPSA sales or other similar dispositions of Collateral or to assert any rights relating to any Collateral.
12.5    Ratable Sharing. If any Lender shall obtain any payment or reduction of any Obligation, whether through setoff or otherwise, in excess of its share of such Obligation, determined on a Pro Rata basis or in accordance with Section 5.6.2, as applicable, such Lender shall forthwith purchase from the Administrative Agent, the applicable Issuing Bank and the other Applicable Lenders such participations in the affected Obligation as are necessary to cause the purchasing Lender to share the excess payment or reduction on a Pro Rata basis or in accordance with Section 5.6.2, as applicable. If any of such payment or reduction is thereafter recovered from the purchasing Lender, the purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest. Notwithstanding the foregoing, if a Defaulting Lender obtains a payment or reduction of any Obligation, it shall immediately turn over the amount thereof to the Administrative Agent for application under Section 4.2.2 and it shall provide a written statement to the Administrative Agent describing the Obligation affected by such payment or reduction. No Lender shall setoff against any Dominion Account without the prior consent of the Administrative Agent.
12.6    Indemnification. EACH SECURED PARTY SHALL INDEMNIFY AND HOLD HARMLESS AGENT INDEMNITEES AND ISSUING BANK INDEMNITEES, TO THE EXTENT NOT REIMBURSED BY OBLIGORS, ON A PRO RATA BASIS, AGAINST ALL CLAIMS THAT MAY BE INCURRED BY OR ASSERTED AGAINST ANY SUCH INDEMNITEE, PROVIDED, THAT ANY CLAIM AGAINST AN AGENT INDEMNITEE RELATES TO OR ARISES FROM ITS ACTING AS OR FOR ANY AGENT (IN THE CAPACITY OF AN AGENT). In no event shall any Lender have any obligation to indemnify or hold harmless an Agent Indemnitee or Issuing Bank Indemnitee with respect to a Claim that is determined in a final, non-appealable judgment by a court of competent jurisdiction to result from the gross negligence or willful misconduct of such Indemnitee. In the Administrative Agent’s discretion, it may reserve for any Claims made against an Agent Indemnitee or Issuing Bank Indemnitee, and may satisfy any judgment, order or settlement relating thereto, from proceeds of Collateral prior to making any distribution of Collateral proceeds to Secured Parties. If Administrative Agent is sued by any receiver, interim receiver, receiver manager, bankruptcy trustee, debtor-in-possession or other Person for any alleged preference or fraudulent transfer, then any monies paid by Administrative Agent in settlement or satisfaction of such proceeding, together with all interest, costs and expenses (including attorneys’ fees) incurred in the defense of same, shall be promptly reimbursed to Administrative Agent by each Secured Party to the extent of its Pro Rata share.
12.7    Limitation on Responsibilities of Administrative Agent. Administrative Agent shall not be liable to any Secured Party for any action taken or omitted to be taken under the Loan Documents, except for losses directly and solely caused by Administrative Agent’s gross negligence or willful misconduct. Administrative Agent shall not assume any responsibility for any failure or delay in performance or any breach by any Obligor, Lender or other Secured Party of any obligations under the Loan Documents. Administrative Agent makes no express or implied representation, warranty or guarantee to Secured Parties with respect to any Obligations, Collateral, Liens, Loan Documents or Obligor. No Agent Indemnitee shall be responsible to Secured Parties for any recitals, statements, information, representations or warranties contained in any Loan Documents or Borrower Materials; the execution, validity, genuineness, effectiveness or enforceability of any Loan Documents; the genuineness, enforceability, collectibility, value, sufficiency, location or existence of any Collateral, or the validity, extent, perfection or priority of any Lien therein; the validity, enforceability or collectibility of any Obligations; or the assets, liabilities, financial condition, results of operations, business, creditworthiness or legal status of any Obligor or Account Debtor. No Agent Indemnitee shall have any obligation to any Secured Party to ascertain or inquire into the existence of any Default or Event of Default, the observance by any Obligor of any terms of the Loan Documents, or the satisfaction of any conditions precedent contained in any Loan Documents.

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12.8    Successor Agents and Co-Agents.
12.8.1.    Resignation; Successor Agents. Administrative Agent may resign at any time by giving at least thirty (30) days’ written notice thereof to the Applicable Lenders and Borrowers (the thirtieth (30th) day after such notice has so been provided, the “Resignation Effective Date”). Upon receipt of such notice, Required Lenders shall have the right to appoint a successor Administrative Agent which shall be (a) a Lender or an Affiliate of a Lender; or (b) a financial institution reasonably acceptable to Required Lenders and (provided no Default or Event of Default exists) Borrowers; provided, that in no event shall any such successor Administrative Agent be a Defaulting Lender or a Disqualified Institution. If no successor agent is appointed prior to the effective date of the resignation of Administrative Agent, then Administrative Agent may appoint a successor agent that is a financial institution reasonably acceptable to it, which shall be a Lender unless no Lender accepts the role or in the absence of such appointment, Required Lenders shall on such date assume all rights and duties of Administrative Agent hereunder; it being understood and agreed that, regardless of whether or not a successor Administrative Agent has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date. Upon acceptance by a successor Administrative Agent of its appointment hereunder, such successor Administrative Agent shall thereupon succeed to and become vested with all the powers and duties of the retiring Administrative Agent without further act, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder but shall continue to have all rights and protections under the Loan Documents with respect to actions taken or omitted to be taken by it while Administrative Agent, including the benefits of the indemnification set forth in Sections 12.6 and 14.2. Notwithstanding Administrative Agent’s resignation, the provisions of this Section 12 shall continue in effect for its benefit with respect to any actions taken or omitted to be taken by it while Administrative Agent. Any successor to Wells Fargo by merger, amalgamation or acquisition of stock or this loan shall continue to be Administrative Agent hereunder without further act on the part of any Secured Party or Obligor.
If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by Applicable Law, by notice in writing to UNFI and such Person remove such Person as Administrative Agent and, in consultation with UNFI, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.
12.8.2.    Co-Collateral Agent. If necessary or appropriate under Applicable Law, Administrative Agent may appoint a Person to serve as a co-collateral agent or separate collateral agent under any Loan Document. Each right and remedy intended to be available to Administrative Agent under such Loan Document shall also be vested in such agent. Secured Parties shall execute and deliver any instrument or agreement that the Administrative Agent may request to effect such appointment. If the Administrative Agent shall die, dissolve, become incapable of acting, resign or be removed, then all the rights and remedies of such agent, to the extent permitted by Applicable Law, shall vest in and be exercised by the Administrative Agent until appointment of a new agent.
12.9    Due Diligence and Non-Reliance. Each Lender acknowledges and agrees that it has, independently and without reliance upon Administrative Agent or any other Lenders, and based upon such documents, information and analyses as it has deemed appropriate, made its own credit analysis of each Obligor and its own decision to enter into this Agreement and to fund Loans and participate in LC Obligations hereunder. Each Secured Party has made such inquiries as it feels necessary concerning the Loan Documents, Collateral and Obligors. Each Secured Party acknowledges and agrees that the other Secured Parties have made no representations or warranties concerning any Obligor, any Collateral or the legality, validity, sufficiency or enforceability of any Loan Documents or Obligations. Each Secured Party

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will, independently and without reliance upon any other Secured Party, and based upon such financial statements, documents and information as it deems appropriate at the time, continue to make and rely upon its own credit decisions in making Loans and participating in LC Obligations, and in taking or refraining from any action under any Loan Documents. Except for notices, reports and other information expressly requested by a Lender, Administrative Agent shall have no duty or responsibility to provide any Secured Party with any notices, reports or certificates furnished to Administrative Agent by any Obligor or any credit or other information concerning the affairs, financial condition, business or Properties of any Obligor (or any of its Affiliates) which may come into possession of Administrative Agent or its Affiliates. Neither the Administrative Agent nor the Sustainability Structuring Agent: (a) makes any assurances whether the agreement meets any criteria or expectations of any Obligor or an Lender with regard to environmental or social impact and sustainability performance, or whether the facility including the characteristics of the relevant KPI metrics (including any environmental, social and sustainability criteria or any computation methodology) meet any industry standards for sustainability-linked credit facilities, or (b) has any responsibility for or liability in respect of reviewing, auditing or otherwise evaluating any calculation by any Obligor of the KPI metrics or any margin or fee adjustment (or any of the data or computations that are part of or related to any such calculation) set out in any pricing certificate (and the Administrative Agent may rely conclusively on any such certificate, without further inquiry, when implementing any pricing adjustment).
12.10    Remittance of Payments and Collections.
12.10.1.    Remittances Generally. All payments by any Lender to the Administrative Agent shall be made by the time and on the day set forth in this Agreement, in immediately available funds. If no time for payment is specified or if payment is due on demand by the Administrative Agent and request for payment is made by the Administrative Agent by 11:00 a.m. on a Business Day, payment shall be made by Lender not later than 2:00 p.m. on such day, and if request is made after 11:00 a.m., then payment shall be made by 11:00 a.m. on the next Business Day. Payment by Administrative Agent to any Secured Party shall be made by wire transfer, in the type of funds received by Administrative Agent. Any such payment shall be subject to Administrative Agent’s right of offset for any amounts due from such payee under the Loan Documents.
12.10.2.    Failure to Pay. If any Secured Party fails to pay any amount when due by it to the Administrative Agent pursuant to the terms hereof, such amount shall bear interest from the due date until paid in full at the greater of the Federal Funds Rate or the rate determined by Administrative Agent as customary for interbank compensation for two (2) Business Days and thereafter at the Default Rate for Base Rate Loans. In no event shall Borrowers be entitled to receive credit for any interest paid by a Secured Party to Administrative Agent, nor shall any Defaulting Lender be entitled to interest on any amounts held by Administrative Agent pursuant to Section 4.2.
12.10.3.    Recovery of Payments. If Administrative Agent pays any amount to a Secured Party in the expectation that a related payment will be received by Administrative Agent from an Obligor and such related payment is not received, then Administrative Agent may recover such amount from each Secured Party that received it. If Administrative Agent determines that an amount received by it must be returned or paid to an Obligor or other Person pursuant to Applicable Law or otherwise, then, notwithstanding any other term of any Loan Document, Administrative Agent shall not be required to distribute such amount to any Secured Party. If any amounts received and applied by Administrative Agent to any Obligations are later required to be returned by Administrative Agent pursuant to Applicable Law, each Lender shall pay to Administrative Agent, on demand, such Lender’s Pro Rata share of the amounts required to be returned.

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12.11    Individual Capacities. As a U.S. Revolver Lender, Wells Fargo shall have the same rights and remedies under the Loan Documents as any other U.S. Revolver Lender or Canadian Lender, as the case may be, and the terms “Lenders,” “U.S. Revolver Lenders,” “Canadian Lenders,” “Required Lenders” or any similar term shall include Wells Fargo in its capacity as a U.S. Revolver Lender. Administrative Agent, Lenders and their Affiliates may accept deposits from, lend money to, provide Bank Products to, act as financial or other advisor to, and generally engage in any kind of business with, Obligors and their Affiliates, as if they were not Administrative Agent or Lenders hereunder, without any duty to account therefor to any Secured Party. In their individual capacities, Administrative Agent, Lenders and their Affiliates may receive information regarding Obligors, their Affiliates and their Account Debtors (including information subject to confidentiality obligations), and shall have no obligation to provide such information to any Secured Party.
12.12    Agent Titles. Each Lender, other than Wells Fargo, that is designated (on the cover page of this Agreement or otherwise) by Wells Fargo as an “Administrative Agent,” “Arranger” or “Bookrunner” of any type shall not have any right, power, responsibility or duty under any Loan Documents other than those applicable to all Lenders, and shall in no event have any fiduciary duty to any Secured Party. Each Lender and other Secured Party hereby acknowledges that neither the Sustainability Structuring Agent, the documentation agent nor any other Lender (or its Affiliate) designated as any “Agent” or “Arranger” on the cover page hereof (other than the Administrative Agent) has any liability hereunder other than in its capacity as a Lender.
12.13    Bank Product Providers. Each Secured Bank Product Provider, by delivery of a notice to Administrative Agent of a Bank Product, agrees to be bound by the Loan Documents, including Sections 5.6, 14.3.3 and this Section 12. Each Secured Bank Product Provider shall indemnify and hold harmless Agent Indemnitees, to the extent not reimbursed by Obligors, against all Claims that may be incurred by or asserted against any Agent Indemnitee in connection with such provider’s Secured Bank Product Obligations.
12.14    Certain ERISA Matters. (a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrowers or any other Obligor, that at least one of the following is and will be true:
(i)    such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefits Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the U.S. Revolver Commitments, the Canadian Commitments or this Agreement,
(ii)    the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance

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of the Loans, the Letters of Credit, the U.S. Revolver Commitments, the Canadian Commitments and this Agreement,
(iii)    (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the U.S. Revolver Commitments, the Canadian Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the U.S. Revolver Commitments, the Canadian Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84- 14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the U.S. Revolver Commitments, the Canadian Commitments and this Agreement, or
(iv)    such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.
(b)    In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of UNFI or any other Obligor, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the U.S. Revolver Commitments, the Canadian Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).
12.15    Authorization to Enter into Loan Documents. By executing a signature page hereto or an Assignment and Acceptance, as applicable, each Lender authorizes the Administrative Agent to enter into each of the Closing Date Loan Documents (including, without limitation, the Intercreditor Agreement and each such agreement that constitutes a Security Document) and each Loan Document required to be entered into after the Closing Date, subject solely (i) in the case of the Intercreditor Agreement, to the Intercreditor Agreement complying with the requirements set forth in the definition thereof (which, as set forth more fully in such definition, requires the Administrative Agent to post the Intercreditor Agreement to Lenders under the circumstances set forth therein) and (ii) in the case of the Closing Date Security Documents, to the Closing Date Security Documents being consistent with the requirements set forth in the definition of Guarantee and Collateral Requirement as determined by the Administrative Agent acting reasonably; provided, that, in the case of clause (ii), the Administrative Agent may, but is not required to, post any Closing Date Security Document to the Lenders and if such Closing Date Security Document is

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not objected to by the Required Lenders within five (5) Business Days thereafter, the entry into such Closing Date Security Document by the Administrative Agent shall be deemed to fall within the scope of discretion provided to the Administrative Agent pursuant to this Section 12.15.
12.16    No Third Party Beneficiaries. This Section 12 is an agreement solely among Secured Parties and Administrative Agent, and shall survive Full Payment of the Obligations. This Section 12 does not confer any rights or benefits upon Borrowers or any other Person. As between Borrowers and Administrative Agent, any action that Administrative Agent may take under any Loan Documents or with respect to any Obligations shall be conclusively presumed to have been authorized and directed by Secured Parties.
SECTION 13.    BENEFIT OF AGREEMENT; ASSIGNMENTS
13.1    Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of Borrowers, Administrative Agent, Lenders, Secured Parties, and their respective successors and assigns, except that (a) no Borrower shall have the right to assign its rights or delegate its obligations under any Loan Documents; and (b) any assignment by a Lender must be made in compliance with Section 13.3. Administrative Agent may treat the Person which made any Loan as the owner thereof for all purposes until such Person makes an assignment in accordance with Section 13.3. Any authorization or consent of a Lender shall be conclusive and binding on any subsequent transferee or assignee of such Lender.
13.2    Participations.
13.2.1.    Permitted Participants; Effect. Subject to Section 13.3.3, any Lender may sell to a financial institution or other entity excluding Disqualified Institutions (“Participant”) a participating interest in the rights and obligations of such Lender under any Loan Documents. Despite any sale by a Lender of participating interests to a Participant, such Lender’s obligations under the Loan Documents shall remain unchanged, such Lender shall remain solely responsible to the other parties hereto for performance of such obligations, such Lender shall remain the holder of its Loans, U.S. Revolver Commitments and Canadian Commitments for all purposes, all amounts payable by Borrowers shall be determined as if such Lender had not sold such participating interests, and Borrowers and Administrative Agent shall continue to deal solely and directly with such Lender in connection with the Loan Documents. Each Lender shall be solely responsible for notifying its Participants of any matters under the Loan Documents, and Administrative Agent and the other Lenders shall not have any obligation or liability to any such Participant. The Borrowers agree that each Participant shall be entitled to the benefits of Sections 3.7 and 3.9 and 5.9 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 13.1 (it being understood that the documentation required under Section 5.10 shall be delivered to the Lender who sells the participation); provided that such Participant (A) agrees to be subject to the provisions of Sections 3.8 and 13.4 as if it were an assignee under Section 13.1 and (B) shall not be entitled to receive any greater payment under Section 3.7 or 5.9, with respect to any participation, than the Lender from whom it acquired the applicable participation would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 5.9 unless Borrowers agree otherwise in writing. A Participant that would be a Canadian Lender if it were a Lender, and that is a non-resident of Canada for purposes of Part XIII of the Income Tax Act (Canada) (or lends to the Canadian Borrower hereunder from a lending office outside Canada) shall not be entitled to the benefits of Section 5.9 unless the Canadian Borrower agrees otherwise in writing.
13.2.2.    Voting Rights. Each Lender shall retain the sole right to approve, without the consent of any Participant, any amendment, waiver or other modification of any Loan Documents other

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than that which forgives principal, interest or fees, reduces the stated interest rate or fees payable with respect to any Loan, U.S. Revolver Commitment or Canadian Commitment in which such Participant has an interest, postpones the Commitment Termination Date or any date fixed for any regularly scheduled payment of principal, interest or fees on such Loan, U.S. Revolver Commitment or Canadian Commitment, or releases any Borrower, Guarantor or substantially all Collateral.
13.2.3.    Participant Register. Each Lender that sells a participation shall, acting as a non-fiduciary agent of Borrowers (solely for tax purposes), maintain a register in which it enters the Participant’s name, address and interest in U.S. Revolver Commitments, Canadian Commitments, Loans (and stated interest) and LC Obligations. Entries in the register shall be conclusive, absent manifest error, and such Lender shall treat each Person recorded in the register as the owner of the participation for all purposes, notwithstanding any notice to the contrary. No Lender shall have an obligation to disclose any information in such register except to the extent necessary to establish that a Participant’s interest is in registered form under the Code.
13.2.4.    Benefit of Setoff. Borrowers agree that each Participant shall have a right of setoff in respect of its participating interest to the same extent as if such interest were owing directly to a Lender, and each Lender shall also retain the right of setoff with respect to any participating interests sold by it. By exercising any right of setoff, a Participant agrees to share with Lenders all amounts received through its setoff, in accordance with Section 12.5 as if such Participant were a Lender.
13.3    Assignments.
13.3.1.    Permitted Assignments. A Lender may assign to an Eligible Assignee any of its rights and obligations under the Loan Documents, as long as (a) each assignment is of a constant, and not a varying, percentage of the transferor Lender’s rights and obligations under the Loan Documents and, in the case of a partial assignment, is in a minimum principal amount of U.S.$10,000,000 (unless otherwise agreed by Administrative Agent in its discretion) and integral multiples of U.S.$5,000,000 in excess of that amount; (b) except in the case of an assignment in whole of a Lender’s rights and obligations, the aggregate amount of (i) the U.S. Revolver Commitments retained by the transferor Lender is at least U.S.$10,000,000 (unless otherwise agreed by Administrative Agent in its discretion) and (ii) the Canadian Commitments retained by the transferor Lender is equal to an amount such that the ratio of the U.S. Revolver Commitments retained by the transferor Lender to the Canadian Commitments retained by the transferor Lender is equal to the ratio that existed prior to such assignment; and (c) the parties to each such assignment shall execute and deliver to Administrative Agent, for its acceptance and recording, an Assignment and Acceptance. Nothing herein shall limit the right of a Lender to pledge or assign any rights under the Loan Documents to secure obligations of such Lender, including a pledge or assignment to a Federal Reserve Bank; provided, however, that no such pledge or assignment shall release such Lender from its obligations hereunder nor substitute the pledgee or assignee for such Lender as a party hereto; provided, further, however, unless otherwise consented to by UNFI in writing, no assignment shall be made to a Disqualified Institutions.
13.3.2.    Effect; Effective Date. Upon delivery to Administrative Agent of an assignment notice in the form of Exhibit D and a processing fee of U.S.$3,500 (unless otherwise agreed by Administrative Agent in its discretion), the assignment shall become effective as specified in the notice, if it complies with this Section 13.3. From such effective date, the Eligible Assignee shall for all purposes be a Lender under the Loan Documents, and shall have all rights and obligations of a Lender thereunder. Upon consummation of an assignment, the transferor Lender, Administrative Agent and Borrowers shall make appropriate arrangements for issuance of replacement and/or new Notes, as applicable. The transferee Lender shall comply with Section 5.10 and deliver, upon request, an administrative questionnaire satisfactory to Administrative Agent.

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13.3.3.    Certain Assignees. No assignment or participation may be made to a Borrower, Affiliate of a Borrower, Defaulting Lender or natural person. Any assignment by a Defaulting Lender shall be effective only upon payment by the Eligible Assignee or Defaulting Lender to the Administrative Agent of an aggregate amount sufficient, upon distribution (through direct payment, purchases of participations, or other compensating actions as Administrative Agent deems appropriate), to satisfy all funding and payment liabilities then owing by the Defaulting Lender hereunder. If an assignment by a Defaulting Lender shall become effective under Applicable Law for any reason without compliance with the foregoing sentence, then the assignee shall be deemed a Defaulting Lender for all purposes until such compliance occurs.
13.3.4.    Register. The Administrative Agent, acting as a non-fiduciary agent of Borrowers (solely for tax purposes), shall maintain at one of its offices in the United States (a) a copy (or electronic equivalent) of each Assignment and Acceptance delivered to it, and (b) a register for recordation of the names and addresses of the Lenders, and the U.S. Revolver Commitments and Canadian Commitments of, and principal amounts (and stated interest) of the Loans and LC Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). Entries in the register shall be conclusive, absent manifest error, and Borrowers, Administrative Agent, and Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes under the Loan Documents, notwithstanding any notice to the contrary. The Register shall be available for inspection by the Borrowers and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
13.4    Replacement of Certain Lenders. If (a) any Lender gives a notice under Section 3.5 or requests compensation under Section 3.7, or if any Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 5.9 and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 3.8, or (b) any Lender is a Defaulting Lender or a Non-Consenting Lender, then UNFI may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 13.3), all of its interests, rights (other than its existing rights to payments pursuant to Section 3.7 and Section 5.9) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided, that:
(i)    the Borrowers shall have paid to the Administrative Agent the processing fee (if any) specified in Section 13.3.2;
(ii)    such Lender shall have received payment of an amount equal to 100% of the outstanding principal of its Loans and participations in unpaid drawings under Letters of Credit, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.9) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts);
(iii)    in the case of any such assignment resulting from a claim for compensation under Section 3.7 or payments required to be made pursuant to Section 5.9, such assignment will result in a reduction in such compensation or payments thereafter;

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(iv)    such assignment does not conflict with Applicable Law; and
(v)    in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.
A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling UNFI to require such assignment and delegation cease to apply.
SECTION 14.    MISCELLANEOUS
14.1    Consents, Amendments and Waivers.
14.1.1.    Amendment. No modification of any Loan Document (other than the Fee Letters), including any extension or amendment of a Loan Document or any waiver of a Default or Event of Default, shall be effective unless in writing and signed by the Required Lenders and UNFI or the other applicable Obligors, and acknowledged by the Administrative Agent, other than in the case of an amendment contemplated by Section 3.6 or Section 10.2.12; and each Obligor party to such Loan Document; provided, however, that
(a)    (i) without the prior written consent of the Administrative Agent, no modification shall be effective with respect to any provision in a Loan Document that relates to any rights, duties or discretion of the Administrative Agent and (ii) without the prior written consent of the Lender of any Swingline Loan, no modification shall be effective with respect to any provision in a Loan Document that relates to any rights, duties or discretion of such Lender of any Swingline Loan;
(b)    without the prior written consent of the applicable Issuing Bank, no modification shall be effective with respect to any LC Obligations, Section 2.3 or any other provision in a Loan Document that relates to any rights, duties or discretion of such Issuing Bank;
(c)    without the prior written consent of each affected Lender, including a Defaulting Lender, no modification shall be effective that would (i) increase the U.S. Revolver Commitment or Canadian Commitment of such Lender; (ii) reduce the amount of, or waive or delay payment of, any principal, interest or fees payable to such Lender (except as provided in Section 4.2); provided, however, that for the purposes of this clause (ii), only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate”; (iii) extend the Termination Date; or (iv) amend this clause (c);
(d)    (i) without the prior written consent of all affected Lenders (except any Defaulting Lender), no modification shall be effective that would (A) except as expressly permitted herein or in any other Loan Document, subordinate the Liens securing the Obligations; (B) amend the definitions of (x) Pro Rata, (y) Required Lenders or (z) Supermajority Lenders; (C) other than as expressly contemplated by the Intercreditor Agreement, release all or substantially all of the Collateral; (D) except in connection with a merger, disposition or similar

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transaction expressly permitted hereby, release substantially all of the Obligors from liability for any Obligations; (E) amend Section 14.19; (F) amend provisions herein relating to the Pro Rata treatment of (x) payments or (y) reductions in the U.S. Revolver Commitments or Canadian Commitments; or (G) increase any advance rate; (ii) without the written consent of the Supermajority Lenders, no modification shall be effective that would amend the definitions of Borrowing Base (or any defined term used in such definition) if as a result thereof the credit available to the Borrowers would be increased, except that any increase to any advance rate used in or applicable to any such definition shall be subject to clause (d)(i)(G) of this Section 14.1.1; (it being understood that this clause (d) shall not (x) limit the adjustment by the Administrative Agent of the Availability Reserves in the Administrative Agent’s administration of the Loans as otherwise permitted by this Agreement or (y) prevent the Administrative Agent, in its administration of the Loans, from restoring any component of the Borrowing Base that had been lowered by the Administrative Agent back to the value of such component, as stated in this Agreement, or to an intermediate value); and (iii) without the prior written consent of all affected Lenders, alter Section 5.6.2 or Section 14.1;
(e)    without the prior written consent of a Secured Bank Product Provider, no modification shall be effective that affects its relative payment priority under Section 5.6.2; and
(f)    the Administrative Agent and the applicable Obligors may amend, restate, amend and restate or otherwise modify the Intercreditor Agreement as provided therein.
Notwithstanding anything herein or in any of the other Loan Documents to the contrary:
(a) if the Administrative Agent and UNFI have jointly identified any ambiguity, mistake, defect, inconsistency, obvious error or any error or omission of a technical nature or any necessary or desirable technical change, in each case, in any provision of any Loan Document, then the Administrative Agent and UNFI shall be permitted, without the consent of any other party hereto, to amend such provision solely to address such matter as reasonably determined by them acting jointly; provided, that (x) the Administrative Agent may, but is not required to, post any such amendment to the Lenders and if such amendment is not objected to by the Required Lenders within five (5) Business Days thereafter such amendment shall be deemed to fall within the scope of discretion provided to the Administrative Agent and UNFI under this paragraph and (y) any such amendment shall become binding on the parties hereto upon delivery to the Borrowers and Lenders of a copy thereof executed by the Administrative Agent and acknowledged by UNFI, and
(b) only the consent of UNFI, Administrative Agent and applicable Issuing Bank(s) shall be required to increase the LC Sublimit and any such Issuing Bank’s U.S. Letter of Credit Commitment or Canadian Letter of Credit Commitment, so long as, in all cases, (x) the resulting LC Sublimit is less than the U.S. Revolver Commitments or Canadian Commitments, as applicable, (y) the resulting LC Sublimit is no greater than the sum of each Issuing Bank’s U.S. Letter of Credit Commitment and Canadian Letter of Credit Commitment, and (z) the resulting U.S. Letter of Credit Commitment and Canadian Letter of Credit Commitment of each Issuing Bank is no more than such Person’s (or its Affiliate entity that is a Lender) U.S. Revolving Commitment or Canadian Commitment, as applicable;

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(c) only the consent of the Sustainability Structuring Agent, the Administrative Agent, the Borrowers and the Required Lenders shall be required to enter into any ESG Amendment, so long as such ESG Amendment is in accordance with the terms and conditions of Section 2.2;
(d) only the consent of the Administrative Agent, Borrowers and Lenders providing a FILO Tranche shall be required to amend this Agreement so long as the terms of such amendment would have been permitted to be implemented without the consent of the Lenders (other than the FILO Lenders) as part of the establishment of a FILO Tranche in accordance the provisions of Section 2.1.7(b); and
(e) (i) no amendment, waiver or consent shall, unless in writing and signed by the Issuing Bank in addition to the Lenders required above, affect the rights or duties of the Issuing Bank under this Agreement or any LC Document relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Swingline Lender in addition to the Lenders required above, affect the rights or duties of the Swingline Lender under this Agreement; (iii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; (iv) no amendment, waiver or consent shall, unless in writing and signed by the Sustainability Structuring Agent in addition to the Lenders required above, affect the rights or duties of the Sustainability Structuring Agent under this Agreement or any other Loan Document; and (v) the Fee Letters may be amended, or rights or privileges thereunder waived, in a writing executed only by the Administrative Agent and the parties thereto.
14.1.2.    Limitations. The agreement of Borrowers shall not be necessary to the effectiveness of any modification of a Loan Document that deals solely with the rights and duties of Lenders, Administrative Agent and/or Issuing Banks as among themselves. Only the consent of the parties to a Bank Product shall be required for any modification of such agreement, and no Bank Product provider (in such capacity) shall have any right to consent to modification of any Loan Document other than its Bank Product agreement. Any waiver or consent granted by Administrative Agent or Lenders hereunder shall be effective only if in writing and only for the matter specified.
14.1.3.    Payment for Consents. No Borrower will, directly or indirectly, pay any remuneration or other thing of value, whether by way of additional interest, fee or otherwise, to any Lender (in its capacity as a Lender hereunder) as consideration for agreement by such Lender with any modification of any Loan Documents, unless such remuneration or value is concurrently paid, on the same terms, on a Pro Rata basis to all Lenders providing their consent.
14.2    Indemnity. EACH BORROWER SHALL INDEMNIFY AND HOLD HARMLESS THE INDEMNITEES AGAINST ANY CLAIMS INCURRED BY OR ASSERTED AGAINST ANY INDEMNITEE, INCLUDING CLAIMS ASSERTED BY ANY OBLIGOR OR OTHER PERSON. In no event shall any party to a Loan Document have any obligation thereunder to indemnify or hold harmless an Indemnitee with respect to a Claim that is the result from (i) the gross negligence or willful misconduct of such Indemnitee, (ii) any material breach of the obligations of such Indemnitee or any of its Affiliates or related parties (as determined in a final non-appealable judgment in a court of competent jurisdiction) or (iii) any dispute among Indemnitees (or their respective Affiliates or related parties) that does not involve an act or omission by the Borrowers or any of the Subsidiaries (other than any claims against an Administrative Agent or a Lead Arranger in their capacity as such). For the avoidance of doubt, this Section 14.2 shall not apply to any Claim on account of Taxes governed by (or excluded from the application of) Sections 3.7 or 5.9. Each Indemnitee agrees (by accepting the benefits hereof), severally and not jointly, to refund and return any and all amounts paid by any Borrower or any of the Subsidiaries under this Section 14.2 to such Indemnitee to the extent such Indemnitee is not entitled to payment of such amounts in accordance with the terms hereof. Each Indemnitee shall, in consultation with UNFI, take all reasonable

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steps to mitigate any losses, Claims, damages, liabilities and expenses and shall give (subject to confidentiality or legal restrictions) such information and assistance to UNFI as it may reasonably request in connection with any proceedings.
14.3    Notices and Communications.
14.3.1.    Notice Address. Subject to Section 4.1.4, all notices and other communications by or to a party hereto shall be in writing and shall be given to any Borrower, at UNFI’s address shown on the signature pages hereof, and to any other Person at its address shown on the signature pages hereof (or, in the case of a Person who becomes a Lender after the Closing Date, at the address shown on its Assignment and Acceptance), or at such other address as a party may hereafter specify by notice in accordance with this Section 14.3. Each such notice or other communication shall be effective only (a) if given by facsimile transmission, when transmitted to the applicable facsimile number, if confirmation of receipt is received; (b) if given by mail, three (3) Business Days after deposit in the U.S. mail, with first-class postage pre-paid, addressed to the applicable address; (c) if given by personal delivery, when duly delivered to the notice address with receipt acknowledged or (d) if given by email, when sent absent receipt of a failure to deliver notice within thirty (30) minutes of such notice or communication being sent (it being understood that an “out of office” reply does not constitute a failure to deliver notice for this purpose). Notwithstanding the foregoing, no notice to Administrative Agent pursuant to Section 2.1.4, 2.3, 3.1.2, or 4.1.1 shall be effective until actually received by the individual to whose attention such notice is required to be sent. Any written notice or other communication that is not sent in conformity with the foregoing provisions shall nevertheless be effective on the date actually received by the noticed party. Any notice received by UNFI shall be deemed received by all Borrowers.
14.3.2.    Electronic Communications; Voice Mail. Electronic and telephonic communications (including e-mail, messaging, voice mail and websites) may be used. Secured Parties make no assurance as to the privacy or security of electronic or telephonic communications. Voice mail shall not be effective notices under the Loan Documents.
14.3.3.    Platform. Borrower Materials shall be delivered pursuant to procedures approved by Administrative Agent, including electronic delivery (if possible) upon request by Administrative Agent to an electronic system maintained by Administrative Agent (“Platform”). Borrowers shall notify Administrative Agent of each posting of Borrower Materials on the Platform and the materials shall be deemed received by Administrative Agent only upon its receipt of such notice. Borrower Materials and other information relating to this credit facility may be made available to Secured Parties on the Platform, and Obligors and Secured Parties acknowledge that “public” information is not segregated from material non-public information on the Platform. The Platform is provided “as is” and “as available.” Administrative Agent does not warrant the accuracy or completeness of any information on the Platform nor the adequacy or functioning of the Platform, and expressly disclaims liability for any errors or omissions in the Borrower Materials or any issues involving the Platform. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS, OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT WITH RESPECT TO BORROWER MATERIALS OR THE PLATFORM. Secured Parties acknowledge that Borrower Materials may include material non-public information of Obligors and should not be made available to any personnel who do not wish to receive such information or who may be engaged in investment or other market-related activities with respect to any Obligor’s securities. No Agent Indemnitee shall have any liability to Borrowers, Secured Parties or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) relating to use by any Person of the Platform, including any unintended recipient, nor for delivery of Borrower Materials and other information via the Platform, internet, e-mail or any other electronic platform or messaging system.

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14.3.4.    Non-Conforming Communications. Administrative Agent and Lenders may rely upon any communications purportedly given by or on behalf of any Borrower even if they were not made in a manner specified herein, were incomplete or were not confirmed, or if the terms thereof, as understood by the recipient, varied from a later confirmation. Each Borrower shall indemnify and hold harmless each Indemnitee from any liabilities, losses, costs and expenses arising from any electronic or telephonic communication purportedly given by or on behalf of a Borrower.
14.4    Performance of Borrowers’ Obligations. Following the occurrence and during the continuance of an Event of Default, Administrative Agent may, in its discretion at any time and from time to time, at Borrowers’ expense, pay any amount or do any act required of a Borrower under any Loan Documents or otherwise lawfully requested by Administrative Agent to (a) enforce any Loan Documents or collect any Obligations; (b) protect, insure, maintain or realize upon any Collateral; or (c) defend or maintain the validity or priority of Administrative Agent’s Liens in any Collateral, including any payment of a judgment, insurance premium, warehouse charge, finishing or processing charge, or landlord claim, or any discharge of a Lien. All reasonably documented, out-of-pocket payments, costs and expenses (including Extraordinary Expenses and reasonable attorney costs of one counsel for all Indemnitees and, if necessary, one firm of local counsel in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions) for all Indemnitees (and, in the case of an actual or perceived conflict of interest, where the Indemnitee affected by such conflict informs the Borrowers of such conflict and thereafter retains its own counsel, of another firm of counsel for such affected Indemnitee)) of Administrative Agent under this Section shall be reimbursed to Administrative Agent by Borrowers, on demand, with interest from the date incurred until paid in full, at the Default Rate applicable to Base Rate Loans. Any payment made or action taken by Administrative Agent under this Section shall be without prejudice to any right to assert an Event of Default or to exercise any other rights or remedies under the Loan Documents.
14.5    Credit Inquiries. Administrative Agent and Lenders may (but shall have no obligation to) respond to usual and customary credit inquiries from third parties concerning any Obligor or Subsidiary.
14.6    Severability. Wherever possible, each provision of the Loan Documents shall be interpreted in such manner as to be valid under Applicable Law. If any provision is found to be invalid under Applicable Law, it shall be ineffective only to the extent of such invalidity and the remaining provisions of the Loan Documents shall remain in full force and effect.
14.7    Cumulative Effect; Conflict of Terms. The provisions of the Loan Documents are cumulative. The parties acknowledge that the Loan Documents may use several limitations or measurements to regulate similar matters, and they agree that these are cumulative and that each must be performed as provided. Except as otherwise provided in another Loan Document (by specific reference to the applicable provision of this Agreement), if any provision contained herein is in direct conflict with any provision in another Loan Document, the provision herein shall govern and control.
14.8    Counterparts; Execution. Any Loan Document may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of a signature page of any Loan Document by telecopy or other electronic means shall be effective as delivery of a manually executed counterpart of such agreement. Any electronic signature, contract formation on an electronic platform and electronic record-keeping shall have the same legal validity and enforceability as a manually executed signature or use of a paper-based recordkeeping system to the fullest extent permitted by Applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any similar state law based on the Uniform Electronic Transactions Act. The Administrative Agent reserves the right, in its discretion, to accept, deny, or condition acceptance of any electronic signature on any Loan Document.  Upon request

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by Administrative Agent, any electronic signature or delivery shall be promptly followed by a manually executed or paper document.
14.9    Time is of the Essence. Except as otherwise expressly provided to the contrary herein or in another Loan Document, time is of the essence with respect to all Loan Documents and Obligations.
14.10    Relationship with Lenders. The obligations of each Lender hereunder are several, and no Lender shall be responsible for the obligations or U.S. Revolver Commitments or Canadian Commitments of any other Lender. Amounts payable hereunder to each Lender shall be a separate and independent debt. It shall not be necessary for Administrative Agent or any other Lender to be joined as an additional party in any proceeding for such purposes. Nothing in this Agreement and no action of Administrative Agent, Lenders or any other Secured Party pursuant to the Loan Documents or otherwise shall be deemed to constitute Administrative Agent and any Secured Party to be a partnership, association, joint venture or any other kind of entity, nor to constitute control of any Obligor.
14.11    No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated by any Loan Document, Borrowers acknowledge and agree that (a)(i) this credit facility and any related arranging or other services by Administrative Agent, Sustainability Structuring Agent, any Lender, any of their Affiliates or any arranger are arm’s-length commercial transactions between Borrowers and their Affiliates, on one hand, and Administrative Agent, Sustainability Structuring Agent, any Lender, any of their Affiliates or any arranger, on the other hand; (ii) Borrowers have consulted their own legal, accounting, regulatory and tax advisors to the extent they have deemed appropriate; and (iii) Borrowers are capable of evaluating, and understand and accept, the terms, risks and conditions of the transactions contemplated by the Loan Documents; (b) each of Administrative Agent, Sustainability Structuring Agent, Lenders, their Affiliates and any arranger is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for Borrowers, any of their Affiliates or any other Person, and has no obligation with respect to the transactions contemplated by the Loan Documents except as expressly set forth therein; and (c) Administrative Agent, Sustainability Structuring Agent, Lenders, their Affiliates and any arranger may be engaged in a broad range of transactions that involve interests that differ from those of Borrowers and their Affiliates, and have no obligation to disclose any of such interests to Borrowers or their Affiliates. To the fullest extent permitted by Applicable Law, each Borrower hereby waives and releases any claims that it may have against Administrative Agent, Sustainability Structuring Agent Lenders, their Affiliates and any arranger with respect to any breach of agency or fiduciary duty in connection with any transaction contemplated by a Loan Document.
14.12    Confidentiality. Each of Administrative Agent, Lenders and Issuing Banks shall maintain the confidentiality of all Information (as defined below), except that Information may be disclosed (a) to its Affiliates, and to its and their respective directors, officers, agents, employees, attorneys, accountants and advisors, and to their respective Affiliates involved in the Transaction on a “need to know” basis and who are made aware of the confidential nature of such information and have been advised of this obligation to keep information of this type confidential; provided, that Administrative Agent, Lender or Issuing Bank shall remain liable for the breach of the provisions of this paragraph by such directors, officers, agents, employees, attorneys, accountants and advisors, (b) on a confidential basis to any bona fide potential Lender, prospective participant or swap counterparty (in each case, other than a Disqualified Institution and other persons to whom UNFI has affirmatively declined to consent to the syndication or assignment thereto prior to the disclosure of such confidential Information to such Person) that agrees to keep such information confidential in accordance with (x) the provisions of this paragraph for the benefit of UNFI or (y) other customary confidentiality language in a “click-through” arrangement, (c) as required by the order of any court or administrative agency or in any pending legal, judicial or administrative proceeding, or otherwise as required by Applicable Law, regulation or compulsory legal process (in which case the Administrative

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Agent, Lender or Issuing Bank agrees to use commercially reasonable efforts to inform UNFI promptly thereof to the extent lawfully permitted to do so (except with respect to any audit or examination conducted by bank accountants or any self-regulatory authority or governmental or regulatory authority exercising examination or regulatory authority)), (d) to the extent requested by any bank regulatory authority having jurisdiction over Administrative Agent, Lender or Issuing Bank (including in any audit or examination conducted by bank accountants or any self-regulatory authority or governmental or regulatory authority exercising examination or regulatory authority), (e) to the extent such Information: (i) becomes publicly available other than as a result of a breach of this Agreement or other confidential obligation owed by Administrative Agent, Lender or Issuing Bank to the Borrowers or any of the Subsidiaries, Supervalu or any of their respective Affiliates or (ii) becomes available to the Administrative Agent, Lender or Issuing Bank on a non-confidential basis from a source other than UNFI or on its behalf that, to Administrative Agent, Lender or Issuing Bank’s knowledge (after due inquiry), is not in violation of any confidentiality obligation owed to any Borrower or any of the Subsidiaries, Supervalu or any of their respective Affiliates, (f) to the extent UNFI shall have consented to such disclosure in writing (which may include through electronic means), (g) financings for purposes of establishing any defense available under securities laws, including, without limitation, establishing a “due diligence” defense or to defend any claim related to this Agreement, (h) to the extent independently developed by Administrative Agent, Lender or Issuing Bank without reliance on confidential Information, or (i), solely with respect to the existence of this credit facility, to market data collectors, similar services providers to the lending industry, and service providers to the Administrative Agent and the Lenders in connection with the administration and management of this credit facility. As used herein, “Information” means all information received from an Obligor or Subsidiary relating to it or its business other than any such information that is available to Administrative Agent or any Lender on a nonconfidential basis. Any Person required to maintain the confidentiality of Information pursuant to this Section shall be deemed to have complied if it exercises a degree of care similar to that which it accords its own confidential information.
14.13    Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of each Borrower in respect of any such sum due from it to the Administrative Agent or any Lender hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent or such Lender, as the case may be, of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent or such Lender, as the case may be, may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent or any Lender from any Borrower in the Agreement Currency, such Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or such Lender, as the case may be, against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent or any Lender in such currency, the Administrative Agent or such Lender, as the case may be, agrees to return the amount of any excess to such Borrower (or to any other Person who may be entitled thereto under Applicable Law).
14.14    GOVERNING LAW. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, UNLESS OTHERWISE SPECIFIED, SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ANY CONFLICT OF LAW PRINCIPLES (BUT GIVING EFFECT TO FEDERAL LAWS RELATING TO NATIONAL BANKS).

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14.15    Consent to Forum. EACH BORROWER HEREBY CONSENTS TO THE EXCLUSIVE JURISDICTION OF ANY FEDERAL OR STATE COURT SITTING IN OR WITH JURISDICTION OVER NEW YORK, IN ANY PROCEEDING OR DISPUTE RELATING IN ANY WAY TO ANY LOAN DOCUMENTS, AND AGREES THAT ANY SUCH PROCEEDING SHALL BE BROUGHT BY IT SOLELY IN ANY SUCH COURT. EACH BORROWER IRREVOCABLY WAIVES ALL CLAIMS, OBJECTIONS AND DEFENSES THAT IT MAY HAVE REGARDING SUCH COURT’S PERSONAL OR SUBJECT MATTER JURISDICTION, VENUE OR INCONVENIENT FORUM. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 14.3.1. Nothing herein shall limit the right of Administrative Agent or any Lender to bring proceedings against any Obligor in any other court, nor limit the right of any party to serve process in any other manner permitted by Applicable Law. Nothing in this Agreement shall be deemed to preclude enforcement by Administrative Agent of any judgment or order obtained in any forum or jurisdiction.
14.16    Waivers by Borrowers. To the fullest extent permitted by Applicable Law, each Borrower waives (a) the right to trial by jury (which Administrative Agent and each Lender hereby also waives) in any proceeding or dispute of any kind relating in any way to any Loan Documents, Obligations or Collateral; (b) presentment, demand, protest, notice of presentment, default, non-payment, maturity, release, compromise, settlement, extension or renewal of any commercial paper, accounts, documents, instruments, chattel paper and guaranties at any time held by Administrative Agent on which a Borrower may in any way be liable, and hereby ratifies anything Administrative Agent may do in this regard; (c) notice prior to taking possession or control of any Collateral; (d) any bond or security that might be required by a court prior to allowing Administrative Agent to exercise any rights or remedies; (e) the benefit of all valuation, appraisement and exemption laws; (f) any claim against Administrative Agent, any Issuing Bank or any Lender, on any theory of liability, for special, indirect, consequential, exemplary or punitive damages (as opposed to direct or actual damages) in any way relating to any Enforcement Action, Obligations, Loan Documents or transactions relating thereto; and (g) notice of acceptance hereof. Each Borrower acknowledges that the foregoing waivers are a material inducement to Administrative Agent, Issuing Banks and Lenders entering into this Agreement and that they are relying upon the foregoing in their dealings with Borrowers. Each Borrower has reviewed the foregoing waivers with its legal counsel and has knowingly and voluntarily waived its jury trial and other rights following consultation with legal counsel. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court. Without limiting the generality of the foregoing, or of any other waiver or other provision set forth in this Agreement, each Obligor hereby absolutely, knowingly, unconditionally, and expressly waives any and all claim, defense or benefit arising directly or indirectly under any one or more of Sections 2787 to 2855 inclusive of the California Civil Code or any similar law of California.
14.17    Patriot Act Notice. Administrative Agent and Lenders hereby notify Borrowers that pursuant to the Patriot Act, Administrative Agent and Lenders are required to obtain, verify and record information that identifies each Borrower, including its legal name, address, tax ID number and other information that will allow Administrative Agent and Lenders to identify it in accordance with the Patriot Act. Administrative Agent and Lenders will also require information regarding each personal guarantor, if any, and may require information regarding Borrowers’ management and owners, such as legal name, address, social security number and date of birth. The Borrowers shall, promptly following a request by Administrative Agent or any Lender, provide all documentation and other information that Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act.
14.18    Waiver of Sovereign Immunity. To the extent the Canadian Borrower or any other Borrower that is a Canadian Subsidiary has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether from service or notice, attachment prior to judgment, attachment

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in aid of execution of a judgment, execution or otherwise), the Canadian Borrower (and any other Borrower that is a Canadian Subsidiary) hereby irrevocably waives, to the fullest extent permissible under Applicable Law, such immunity in respect of its obligations under the Loan Documents, and agrees not to assert any such right of immunity in any such proceeding, whether in the United States and Canada or elsewhere. Without limiting the generality of the foregoing, each such Canadian Obligor further agrees that the waivers set forth in this Section 14.18 shall have the fullest extent permitted under the Foreign Sovereign Immunities Act of 1976 of the United States and are intended to be irrevocable for purposes of such Act.
14.19    Pari Passu Treatment.
(a)    Notwithstanding anything to the contrary set forth herein, the Administrative Agent may and, upon the request of the Required Lenders, shall, upon notice to each Lender, effect the remaining provisions of this Section 14.19 by causing each payment or prepayment of principal and interest received after the occurrence and during the continuance of an Event of Default hereunder to be distributed pari passu among the Lenders, in accordance with the aggregate outstanding principal amount of the Obligations owing to each Lender divided by the Total Outstandings. Such notice shall also attach a schedule setting forth the Total Outstandings at such time including a breakdown of the Total U.S. Revolver Outstandings and the Total Canadian Outstandings. Nothing in this Section 14.19 shall constitute a guarantee by any Obligor of the obligations of any other Obligor.
(b)    Following the occurrence and during the continuance of any Event of Default or acceleration of the Loans pursuant to Section 11.2 and receipt of a notice from the Administrative Agent pursuant to clause (a) above, each Lender agrees that if it shall, through the exercise of a right of banker’s lien, setoff or counterclaim against any Borrower (pursuant to Section 11.4 or otherwise), including a secured claim under Section 506 of the Bankruptcy Code of the United States or other security or interest arising from or in lieu of, such secured claim, received by such Lender under the Bankruptcy Code, or any other insolvency, debtor relief or debt adjustment law or otherwise, obtain payment (voluntary or involuntary) in respect of the Loans, Letters of Credit, LC Obligations and other Obligations held by it as a result of which the unpaid principal portion of the Obligations held by it shall be proportionately less than the unpaid principal portion of the Obligations held by any other Lender, it shall be deemed to have simultaneously purchased from such other Lender a participation in the Obligations held by such other Lender, so that the aggregate unpaid principal amount of the Obligations and participations in Obligations held by each Lender shall be in the same proportion to the aggregate unpaid principal amount of the Obligations then outstanding as the principal amount of the Obligations held by it prior to such exercise of banker’s lien, setoff or counterclaim was to the principal amount of all Obligations outstanding prior to such exercise of banker’s lien, setoff or counterclaim; provided, however, that if any such purchase or purchases or adjustments shall be made pursuant to this Section 14.19 and the payment giving rise thereto shall thereafter be recovered, such purchase or purchases or adjustments shall be rescinded to the extent of such recovery and the purchase price or prices or adjustments restored without interest.
(c)    Following the occurrence and during the continuance of any Event of Default or acceleration of the Loans pursuant to Section 11.2, each Lender agrees that, upon notice from the Administrative Agent to such Lender,

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which notice shall be provided upon the request of the Required Lenders or may be provided by the Administrative Agent in its sole discretion, such Lender shall be deemed to have purchased from each other Lender a participation in the risk associated with the Obligations held by such other Lender, so that the aggregate principal amount of the Obligations held by each Lender shall be equivalent to such Lender’s Pro Rata share of the Obligations. Upon demand by the Administrative Agent, made at the request of the Required Lenders, each Lender that has purchased such participation (a “Purchasing Lender”) shall pay the amount of such participation to the Administrative Agent for the account of each Lender whose outstanding Loans and participations in LC Obligations exceed their Pro Rata share of the Obligations. Any such participation may, at the option of such Purchasing Lender, be paid in U.S. Dollars or Canadian Dollars, as the case may be (in an amount equal to the then applicable U.S. Dollar Equivalent amount of such participation) and such payment shall be converted by the Administrative Agent at the exchange rate into the currency of the Loan or LC Obligation in which such participation is being purchased. The Borrowers agree to indemnify each Purchasing Lender for any loss, cost or expense incurred by such Purchasing Lender as a result of any payment on account of such participation in a currency other than that funded by the Purchasing Lender.
(d)    Each Borrower expressly consents to the foregoing arrangements and agrees that any Person holding such a participation in the Obligations deemed to have been so purchased may exercise any and all rights of banker’s lien, setoff or counterclaim with respect to any and all moneys owing by such Borrower to such Person as fully as if such Person had made a Loan directly to such Borrower in the amount of such participation.
14.20    Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender that is an Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)    the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender that is an Affected Financial Institution;
(b)    the effects of any Bail-in Action on any such liability, including, if applicable:
(c)    a reduction in full or in part or cancellation of any such liability;
(d)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

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(e)    the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.
14.21    Intercreditor Agreement. Notwithstanding anything to the contrary in this Agreement or in any other Loan Document: (a) the Liens granted to the Administrative Agent in favor of the Secured Parties pursuant to the Loan Documents and the exercise of any right related to any Collateral shall be subject, in each case, to the terms of the Intercreditor Agreement and (b) in the event of any conflict between the express terms and provisions of this Agreement or any other Loan Document, on the one hand, and of the Intercreditor Agreement, on the other hand, the terms and provisions of such Intercreditor Agreement shall control.
14.22    NO ORAL AGREEMENT. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS BETWEEN THE PARTIES. THERE ARE NO UNWRITTEN AGREEMENTS BETWEEN THE PARTIES.
14.23    Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Hedge Agreements or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States), in the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.
14.24    Press Releases. Each Secured Party executing this Agreement agrees that neither it nor its Affiliates will in the future issue any press releases or other public disclosure using the name of the Administrative Agent or its Affiliates or referring to this Agreement or the other Loan Documents without at least two (2) Business Days’ prior notice to the Administrative Agent and without the prior written consent of the Administrative Agent unless (and only to the extent that) such Secured Party or Affiliate is required to do so under Applicable Law and then, in any event, such Secured Party or Affiliate will consult with the Administrative Agent before issuing such press release or other public disclosure. Each Obligor

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consents to the publication by the Administrative Agent, any Lender or their respective representatives of advertising material, including any “tombstone,” press release or comparable advertising, on its website or in other marketing materials of Administrative Agent, relating to the financing transactions contemplated by this Agreement using any Obligor’s name, product photographs, logo, trademark or other insignia. The Administrative Agent or such Lender shall provide a draft reasonably in advance of any advertising material, “tomb stone” or press release to UNFI for review and comment prior to the publication thereof. The Administrative Agent reserves the right to provide to industry trade organizations and loan syndication and pricing reporting services information necessary and customary for inclusion in league table measurements.
14.25    Erroneous Payments.
14.25.1.     Each Lender, each Issuing Bank, each other Secured Bank Product Provider and any other party hereto hereby severally agrees that if (i) Administrative Agent notifies (which such notice shall be conclusive absent manifest error) such Lender or Issuing Bank or any Secured Bank Product Provider (or the Lender which is an Affiliate of a Lender, Issuing Bank or Secured Bank Product Provider) or any other Person that has received funds from Administrative Agent or any of its Affiliates, either for its own account or on behalf of a Lender, Issuing Bank or Secured Bank Product Provider (each such recipient, a “Payment Recipient”) that Administrative Agent has determined in its sole discretion that any funds received by such Payment Recipient were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Payment Recipient) or (ii) any Payment Recipient receives any payment from Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, as applicable, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, as applicable, or (z) that such Payment Recipient otherwise becomes aware was transmitted or received in error or by mistake (in whole or in part) then, in each case, an error in payment shall be presumed to have been made (any such amounts specified in clauses (i) or (ii) of this Section 14.25, whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise; individually and collectively, an “Erroneous Payment”), then, in each case, such Payment Recipient is deemed to have knowledge of such error at the time of its receipt of such Erroneous Payment; provided that nothing in this Section shall require Administrative Agent to provide any of the notices specified in clauses (i) or (ii) above. Each Payment Recipient agrees that it shall not assert any right or claim to any Erroneous Payment, and hereby waives any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by Administrative Agent for the return of any Erroneous Payments, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine.
14.25.2.     Without limiting the immediately preceding clause (1), each Payment Recipient agrees that, in the case of clause (1)(ii) above, it shall promptly notify Administrative Agent in writing of such occurrence.
14.25.3.     In the case of either clause (1)(i) or (1)(ii) above, such Erroneous Payment shall at all times remain the property of the Administrative Agent and shall be segregated by the Payment Recipient and held in trust for the benefit of the Administrative Agent, and upon demand from Administrative Agent such Payment Recipient shall (or, shall cause any Person who received any portion of an Erroneous Payment on its behalf to), promptly, but in all events no later than one (1) Business Day thereafter, return to Administrative Agent the amount of any such Erroneous Payment (or portion

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thereof) as to which such a demand was made in same day funds and in the currency so received, together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to Administrative Agent at the greater of the Federal Funds Rate and a rate determined by Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect.
14.25.4.     In the event that an Erroneous Payment (or portion thereof) is not recovered by Administrative Agent for any reason, after demand therefor by Administrative Agent in accordance with immediately preceding clause (4), from any Lender that is a Payment Recipient or an Affiliate of a Payment Recipient (such unrecovered amount as to such Lender, an “Erroneous Payment Return Deficiency”), then at the sole discretion of Administrative Agent and upon Administrative Agent’s written notice to such Lender (i) such Lender shall be deemed to have made a cashless assignment of the full face amount of the portion of its Loans (but not its Commitments) with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Loans”) to Administrative Agent or, at the option of Administrative Agent, Administrative Agent’s applicable lending affiliate (such assignee, the “Agent Assignee”) in an amount that is equal to the Erroneous Payment Return Deficiency (or such lesser amount as Administrative Agent may specify) (such assignment of the Loans (but not Commitments) of the Erroneous Payment Impacted Loans, the “Erroneous Payment Deficiency Assignment”) plus any accrued and unpaid interest on such assigned amount, without further consent or approval of any party hereto and without any payment by Agent Assignee as the assignee of such Erroneous Payment Deficiency Assignment. Without limitation of its rights hereunder, following the effectiveness of the Erroneous Payment Deficiency Assignment, the Administrative Agent may make a cashless reassignment to the applicable assigning Lender of any Erroneous Payment Deficiency Assignment at any time by written notice to the applicable assigning Lender and upon such reassignment all of the Loans assigned pursuant to such Erroneous Payment Deficiency Assignment shall be reassigned to such Lender without any requirement for payment or other consideration. The parties hereto acknowledge and agree that (i) any assignment contemplated in this clause (4) shall be made without any requirement for any payment or other consideration paid by the applicable assignee or received by the assignor, (ii) the provisions of this clause (4) shall govern in the event of any conflict with the terms and conditions of Section 13 and (iii) the Administrative Agent may reflect such assignments in the Register without further consent or action by any other Person.
14.25.5.     Each party hereto hereby agrees that (x) in the event an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, Administrative Agent (1) shall be subrogated to all the rights of such Payment Recipient and (2) is authorized to set off, net and apply any and all amounts at any time owing to such Payment Recipient under any Loan Document, or otherwise payable or distributable by Administrative Agent to such Payment Recipient from any source, against any amount due to Administrative Agent under this Section 14.25 or under the indemnification provisions of this Agreement, (y) the receipt of an Erroneous Payment by a Payment Recipient shall not for the purpose of this Agreement be treated as a payment, prepayment, repayment, discharge or other satisfaction of any Obligations owed by the Borrowers or any other Obligor, except, in each case, to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by Administrative Agent from the Borrowers or any other Obligor for the purpose of making for a payment on the Obligations and (z) to the extent that an Erroneous Payment was in any way or at any time credited as payment or satisfaction of any of the Obligations, the Obligations or any part thereof that were so credited, and all rights of the Payment Recipient, as the case may be, shall be reinstated and continue in full force and effect as if such payment or satisfaction had never been received.
14.25.6.     Each party’s obligations under this Section 14.25 shall survive the resignation or replacement of Administrative Agent or any transfer of right or obligations by, or the replacement of, a Lender, the termination of the Commitments or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.

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14.25.7.     The provisions of this Section 14.25 to the contrary notwithstanding, (i) nothing in this Section 14.25 will constitute a waiver or release of any claim of any party hereunder arising from any Payment Recipient’s receipt of an Erroneous Payment and (ii) there will only be deemed to be a recovery of the Erroneous Payment to the extent that Administrative Agent has received payment from the Payment Recipient in immediately available funds the Erroneous Payment Return, whether directly from the Payment Recipient, as a result of the exercise by Administrative Agent of its rights of subrogation or set off as set forth above in clause (5) or as a result of the receipt by Agent Assignee of a payment of the outstanding principal balance of the Loans assigned to Agent Assignee pursuant to an Erroneous Payment Deficiency Assignment, but excluding any other amounts in respect thereof (it being agreed that any payments of interest, fees, expenses or other amounts (other than principal) received by Agent Assignee in respect of the Loans assigned to Agent Assignee pursuant to an Erroneous Payment Deficiency Assignment shall be the sole property of Agent Assignee and shall not constitute a recovery of the Erroneous Payment).
[Remainder of page intentionally left blank; signatures begin on following page]

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IN WITNESS WHEREOF, this Agreement has been executed and delivered as of the date set forth above.

BORROWERS:

UNITED NATURAL FOODS, INC.
By:	/s/ Devon J. Hart
Name:	Devon J. Hart
Title:	Vice President and Treasurer

Address:

United Natural Foods, Inc. 313 Iron Horse Way Providence, RI 02908 Attn: Legal Department Email: Legal.Notices@unfi.com

With a copy to: United Natural Foods, Inc. 700 N. Ancestor Place Boise, ID 83704 Attn: Devon Hart, Vice President & Treasurer Email: Devon.Hart@unfi.com

With a copy to (which shall not constitute notice): Jones Day 250 Vesey Street New York, NY 10281 Attention: Charles N. Bensinger Telephone: (212) 326-3797 E-mail: cnbensinger@jonesday.com
[Signature Page to Loan Agreement]

UNFI CANADA, INC.
By:	/s/ Devon J. Hart
Name:	Devon J. Hart
Title:	Vice President and Treasurer

Address:

United Natural Foods, Inc. 313 Iron Horse Way Providence, RI 02908 Attn: Legal Department Email: Legal.Notices@unfi.com

With a copy to: United Natural Foods, Inc. 700 N. Ancestor Place Boise, ID 83704 Attn: Devon Hart, Vice President & Treasurer Email: Devon.Hart@unfi.com

With a copy to (which shall not constitute notice): Jones Day 250 Vesey Street New York, NY 10281 Attention: Charles N. Bensinger Telephone: (212) 326-3797 E-mail: cnbensinger@jonesday.com
[Signature Page to Loan Agreement]

WELLS FARGO BANK, NATIONAL ASSOCIATION, as a U.S. Revolver Lender and an Issuing Bank
By:	/s/ Peter Schuebler
Name:	Peter Schuebler
Title:	Vice President

WELLS FARGO CAPITAL FINANCE CORPORATION CANADA, as a Canadian Lender and an Issuing Bank
By:	/s/ Carmela Massari
Name:	Carmela Massari
Title:	Senior Vice President Wells Fargo Capital Finance Corporation Canada
[Signature Page to Loan Agreement]

BANK OF AMERICA, N.A., as a U.S. Revolver Lender and an Issuing Bank

By:	/s/ Edgar Ezerins
Name:	Edgar Ezerins
Title:	SVP

BANK OF AMERICA, N.A., acting through its Canada Branch, as a Canadian Lender and an Issuing Bank

By:	/s/ Sylwia Durkiewicz
Name:	Silwia Durkiewicz
Title:	Vice President
[Signature Page to Loan Agreement]

U.S. BANK NATIONAL ASSOCIATION, as a U.S. Revolver Lender, a Canadian Lender and an Issuing Bank
By:	/s/ Lisa Freeman
Name:	Lisa Freeman
Title:	Senior Vice President
[Signature Page to Loan Agreement]

JPMORGAN CHASE BANK, N.A, as a U.S. Revolver Lender and an Issuing Bank

By:	/s/ Kelly Milton
Name:	Kelly Milton
Title:	Executive Director
[Signature Page to Loan Agreement]

JPMORGAN CHASE BANK, N.A, TORONTO BRANCH, as a Canadian Lender
By:	/s/ Jeffrey Coleman
Name:	Jeffrey Coleman
Title:	Executive Director
[Signature Page to Loan Agreement]

TRUIST BANK, as a U.S. Revolver Lender and a Canadian Lender

By:	/s/ JC Fanning
Name:	JC Fanning
Title:	Director
[Signature Page to Loan Agreement]

TD BANK, N.A., as a U.S. Revolver Lender, a Canadian Lender and an Issuing Bank

By:	/s/ Edmundo Kahn
Name:	Edmundo Kahn
Title:	Vice-President
[Signature Page to Loan Agreement]

CAPITAL ONE, NATIONAL ASSOCIATION, as a U.S. Revolver Lender and a Canadian Lender

By:	/s/ Anand Sekaran
Name:	Anand Sekaran
Title:	Duly Authorized Signatory
[Signature Page to Loan Agreement]

BANK OF MONTREAL, as a Canadian Lender

By:	/s/ Helen Alvarez-Hernandez
Name:	Helen Alvarez-Hemandez
Title:	Managing Director

BANK OF MONTREAL Corporate Finance Division Cross-Border Banking First Canadian Place - 100 King St W, 18th Fl Toronto, Ontario M5X 1A1 CANADA
[Signature Page to Loan Agreement]

BANK OF MONTREAL, as a U.S. Revolver Lender

By:	/s/ Steven Friedlander
Name:	Steven Friedlander
Title:	Managing Director
[Signature Page to Loan Agreement]

ROYAL BANK OF CANADA, as a U.S. Revolver Lender and a Canadian Lender

By:	/s/ Andrew Chaykoski
Name:	A. Chaykoski
Title:	Dir. Corporate Client Group
[Signature Page to Loan Agreement]

CITIZENS BANK, N.A., as a U.S. Revolver Lender and a Canadian Lender

By:	/s/ Michael Schwartz
Name:	Michael Schwartz
Title:	Vice President
[Signature Page to Loan Agreement]

PNC BANK, NATIONAL ASSOCIATION, as a U.S. Revolver Lender and a Canadian Lender

By:	/s/ Biana Musiyenko
Name:	Biana Musiyenko
Title:	Vice President
[Signature Page to Loan Agreement]

Farm Credit East, ACA , as a U.S. Revolver Lender

By:	/s/ Eric W. Pohlman
Name:	Eric W Pohlman
Title:	Vice President
[Signature Page to Loan Agreement]

COÖPERATIEVE RABOBANK U.A., NEW YORK BRANCH, as a U.S. Revolver Lender and a Canadian Lender

By:	/s/ Shane Koonce
Name:	Shane Koonce
Title:	Executive Director

By:	/s/ John Dansdill
Name:	John Dansdill
Title:	Vice President
[Signature Page to Loan Agreement]

CREDIT SUISSE AG, NEW YORK BRANCH, as a U.S. Revolver Lender and a Canadian Lender
By:	/s/ Doreen Barr
Name:	Doreen Barr
Title:	Authorized Signatory

By:	/s/ Michael Dieffenbacher
Name:	Michael Dieffenbacher
Title:	Authorized Signatory

[Signature Page to Loan Agreement]

BARCLAYS BANK PLC, as a U.S. Revolver Lender and a Canadian Lender

By:	/s/ Ritam Bhalla
Name:	Ritam Bhalla
Title:	Director

[Signature Page to Loan Agreement]